Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of December 17, 2024

among

Core Income Funding VIII LLC,

as Borrower,

the Lenders referred to herein,

Natixis, New York Branch,

as Facility Agent,

State Street Bank and Trust Company,

as Collateral Agent, Collateral Administrator and Custodian,

and

State Street Bank and Trust Company,

as Document Custodian

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SCHEDULES AND EXHIBITS

Schedule A	-	Approved Appraisal Firms
Schedule B	-	S&P Industry Classifications
Schedule C	-	Diversity Score Calculation
Schedule D	-	S&P Recovery Rate and Default Rate Tables
Schedule E	-	Lender Commitment Amounts

Exhibit A-1	-	Form of Loan Note for Class A-R Loans
Exhibit A-2	-	Form of Loan Note for Class A-D1 Loans, Class A-D2 Loans or Class A-T Loans
Exhibit B	-	Form of Notice of Funding
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Scope of Collateral Report
Exhibit E	-	Scope of Quarterly Payment Date Report
Exhibit F	-	Form of Retention Letter
Exhibit G	-	Form of NRSRO Certification
Exhibit H	-	Form of Related Contract Document Request
Exhibit I	-	Form of Document Checklist
Exhibit J	-	Form of [Prepayment][Commitment Reduction] Notice
Exhibit K		Structure Chart
Exhibit L		Transaction Summary
Exhibit M		Form of Transparency Report Certification

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of December 17, 2024, is entered into by and among Core Income Funding VIII LLC, a Delaware limited liability company, as Borrower, the Lenders party hereto from time to time, Natixis, New York Branch, as Facility Agent, Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian.

W I T N E S S E T H:

WHEREAS, the Borrower desires that (i) the Class A-R Lenders make Class A-R Loans on a revolving basis to the Borrower, (ii) the Class A-D1 Lenders make Class A-D1 Loans on a term basis to the Borrower and (iii) the Class A-D2 Lenders make Class A-D2 Loans on a term basis to the Borrower, in each case, on the terms and subject to the conditions set forth in this Agreement, and each Lender is willing to make Loans to the Borrower on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the proceeds of the Loans made by the Lenders to the Borrower shall be used by the Borrower to acquire and originate Collateral Loans and as otherwise specified in Section 5.16, all in accordance with the terms hereof.

NOW, THEREFORE, the Borrower, the Lenders, the Facility Agent, the Collateral Agent, the Collateral Administrator, the Custodian and the Document Custodian hereby agree as follows:

GRANTING CLAUSE

To secure the due and punctual payment and performance of all Obligations, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, in accordance with the terms thereof, the Borrower hereby Grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of the Borrower’s right, title and interest in and to the following, whether now owned or hereafter acquired (collectively, the “Pledged Collateral”):

(a) all Collateral Loans, all other loans and securities of the Borrower whether or not such loans and securities constitute Collateral Loans, all Related Contracts and Collections with respect thereto, all collateral security granted under any Related Contracts, and all interests in any of the foregoing, whether now or hereafter existing;

(b) (i) the Custodial Account and all Collateral which is delivered to the Collateral Agent pursuant to the terms hereof and all payments thereon or with respect thereto, (ii) each of the other Covered Accounts and (iii) Eligible Investments or other investments (whether or not such investments constitute Eligible Investments) acquired with funds on deposit in the Covered Accounts, and all income or Distributions from the investment of funds in the Covered Accounts;

(c) cash, Money, securities, reserves and other property now or at any time in the possession of the Borrower or which is delivered to or received by the Collateral Agent or its bailee, agent or custodian (including, without limitation, all Eligible Investments and other investments with respect to any Collateral or proceeds thereof);

(d) all liens, security interests, property or assets securing or otherwise relating to any Collateral Loan, Eligible Investment, other investment, Collateral or any Related Contract (collectively, the “Related Property”);

(e) the Interest Hedge Agreements;

(f) the Corporate Services Agreement;

(g) the Account Control Agreement;

(h) the Sale and Contribution Agreement;

(i) all other accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(j) all other tangible and intangible personal property whatsoever of the Borrower and all other agreements of the Borrower; and

(k) all products, proceeds, rents and profits of any of the foregoing, all substitutions therefor and all additions and accretions thereto (whether the same now exist or arise or are acquired), including, without limitation, proceeds of insurance policies insuring any or all of the foregoing, any indemnity or warranty payable by reason of loss or damage to or otherwise in respect of any of the foregoing or any guaranty.

Except as set forth in the Priority of Payments, the Loans are secured by the foregoing Grant equally and ratably without prejudice, priority or distinction between any Loan and any other Loans by reason of difference in time of borrowing or otherwise. The Grant is made to secure, in accordance with the priorities set forth in the Priority of Payments, the payment of all amounts due on the Loans in accordance with their terms, the payment by the Borrower of all other sums payable under this Agreement and the other Loan Documents and compliance with the provisions of this Agreement and the other Loan Documents, all as provided herein.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

“17g-5 Website” has the meaning set forth in Section 15.1(a).

“ABL Facility” means a lending facility pursuant to which the loans thereunder are (a) secured by (i) a perfected, first priority security interest in accounts receivable, inventory and cash of the related Obligor and (ii) a perfected, second priority security interest in equipment and other assets and property of the related Obligor, in each case where such collateral security consists of assets generated or acquired by the related Obligor in its business or (b) structured as a first out tranche of a facility secured as described in clause (a) of the definition hereof, so long as the outstanding principal balance and unfunded commitments of such facility does not exceed 20% of the sum of (x) the outstanding principal balance of the Collateral Loan, plus (y) the outstanding principal balance and unfunded commitments of such revolving facility, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is senior or pari passu with such Collateral Loan.

“Account Control Agreement” means the Account Control Agreement among the Borrower, as debtor, the Collateral Agent, as secured party, and State Street Bank and Trust Company, as Custodian and Securities Intermediary, dated on or about the date hereof.

“Additional Loans” has the meaning assigned to such term in Section 2.14(a).

“Adjusted Break-even Default Rate” means the rate equal to (a) (i) the Break-even Default Rate multiplied by (ii) (x) the Target Initial Par Amount divided by (y) without duplication, the Total Capitalization plus, the S&P Collateral Value of all Defaulted Loans plus any permanent reductions in the aggregate unpaid principal amount of the Highest Ranking Class plus (b) (i) (x) the Total Capitalization plus the S&P Collateral Value of all Defaulted Loans plus any permanent reductions in the aggregate unpaid principal amount of the Highest Ranking Class minus (y) the Target Initial Par Amount, divided by (ii) (x) without duplication, the Total Capitalization plus the S&P Collateral Value of all Defaulted Loans plus any permanent reductions in the aggregate unpaid principal amount of the Highest Ranking Class multiplied by (y) 1 minus the Weighted Average S&P Recovery Rate.

“Administrative Expenses” means, without duplication, fees, expenses (including indemnities and other amounts under Section 12.3) and other amounts due or accrued with respect to any Quarterly Payment Date and any other date fixed for payments of such amounts (including, with respect to any Quarterly Payment Date, any such amounts that were due and not paid on any prior Quarterly Payment Date) and payable in the following order by the Borrower to:

(a) first, the Collateral Agent in respect of the Collateral Agent Fee and any fees owed to the Custodian, the Collateral Administrator, the Securities Intermediary and the Document Custodian, and for the reimbursement of other reasonable and documented Administrative Expenses and disbursements incurred and payable hereunder to the Collateral Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and the Document Custodian under any Loan Documents, in accordance with the provisions of this Agreement;

(b) second, the Facility Agent in respect of the Facility Agent Fee and for the reimbursement of reasonable and documented expenses and disbursements incurred and payable hereunder by the Facility Agent or the Lenders in accordance with the provisions of this Agreement;

(c) third, on a pro rata basis, the following amounts (excluding indemnities) to the following parties:

(i) the Borrower and the Services Provider for the reimbursement of reasonable and documented expenses and disbursements incurred by the Borrower and the Services Provider in accordance with the provisions of this Agreement and the Corporate Services Agreement, including appraisal fees and other out-of-pocket expenses incurred in connection with the Collateral Loans and payable to third parties and including any amounts payable by the Borrower and the Services Provider in connection with any advances made to protect or preserve rights against an Obligor or to indemnify an agent or representative for lenders pursuant to any Related Contracts;

(ii) each Rating Agency for fees and reasonable and documented expenses in connection with any rating of the Loans or the Collateral Loans, including fees related to the obtaining of credit estimates by S&P and ongoing Rating Agency surveillance fees; and

(iii) any other Person in respect of any other fees or expenses expressly permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents (including, amounts owed by the Borrower, the Seller or the Retention Provider in respect of the satisfaction of the Securitisation Regulation) and amounts owed in connection with the preparation and delivery of the Transparency Reports (including to any Reporting Agent (if any) related thereto); and

(d) fourth, on a pro rata basis, indemnities payable to any Person permitted under this Agreement and the documents delivered pursuant to or in connection with this Agreement and the Loan Documents not otherwise paid;

provided that Administrative Expenses shall not include (i) any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date, (ii) any salaries of any employees of the Borrower (for the avoidance of doubt, the Borrower does not pay any salaries) (but Administrative Expenses may include any fees, reimbursements, indemnities, costs and expenses payable to the directors, managers and/or independent directors or independent managers of the Borrower) or the Services Provider, (iii) any Increased Costs or (iv) any Corporate Services Fees; provided further that amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement shall not be payable as Administrative Expenses but shall be payable only from the Closing Expense Account pursuant to Section 8.3(d) or as otherwise agreed by the parties hereto.

“Administrative Officer” means, (i) when used with respect to the Collateral Agent (or State Street Bank and Trust Company in each of its capacities under the Loan Documents), any vice president, assistant vice president, treasurer, assistant treasurer, secretary, assistant secretary, trust officer, associate or any other officer of the Collateral Agent who shall have direct responsibility for the administration of this Agreement or to whom any corporate trust matter is referred within the Corporate Trust Office, because of his or her knowledge of and familiarity with the particular subject and (ii) when used with respect to the Facility Agent, any officer within the office of the Facility Agent at the address listed on the signature pages hereto, including any vice president, assistant vice president, officer of the Facility Agent customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred at such location because of his or her knowledge of and familiarity with the particular subject.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Facility Agent and submitted to the Facility Agent (with a copy to the Borrower) duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Holder” means a Lender that is subject to regulation under each Securitisation Regulation from time to time or party to liquidity or credit support arrangements provided by a financial institution that is subject to such regulation.

“Affiliate” or “Affiliated” means, with respect to any Person, (a) any other Person who, directly or indirectly, including through one or more intermediaries, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, employee, managing member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that (a) for purposes of the definitions of “Collateral Loan” and of “Concentration Limitations”, “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership by a common Financial Sponsor or affiliate thereof or fund (or related funds), and (b) no fund or other special purpose vehicle shall be deemed to be controlled by or under common control with the Services Provider or the Borrower due solely to such entity being managed or advised by the Services Provider.

“Agents” means the Facility Agent, the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary and Document Custodian under the Loan Documents to which it is a party in such capacity, and “Agent” means any of them.

“Aggregate Maximum Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Maximum Principal Balances of all or of such portion of such Collateral Loans.

“Aggregate Participation Exposure” means, at any time, the Maximum Principal Balance of all Collateral Loans that are in the form of Participation Interests owned by the Borrower at such time.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the greater of (a) zero and (b) the higher of:

(i) the Prime Rate in effect on such day; and

(ii) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% per annum.

Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.

The Alternate Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (i) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clause (ii) above will be determined based on a year of 360 days and actual days elapsed.

“Anti-Corruption Laws” means all Laws, rules and regulations in any applicable jurisdiction from time to time, as amended, concerning or relating to bribery, corruption, or illegal, illicit, or improper payments, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and all other applicable anti-bribery and corruption laws.

“Anti-Money Laundering Laws” means all applicable financial record keeping and reporting requirements including those of the Currency and Foreign Transactions Reporting Act of 1970, the applicable anti-money laundering statutes of all jurisdictions in which the relevant party or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar Laws, rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Lending Office” means, with respect to any Lender, the office or offices, if any, designated as its “Lending Office” opposite its name in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Facility Agent.

“Applicable Margin” means:

(x) with respect to the Class A-R Loans and the Class A-T Loans, (i) if a CP Conduit is a Lender with respect to such Loans, 1.75% per annum and (ii) if any other Person is a Lender with respect to such Loans, 1.75% per annum;

(y) with respect to the Class A-D1 Loans, (i) if a CP Conduit is a Lender with respect to such Loans, 1.65% per annum and (ii) if any other Person is a Lender with respect to such Loans, 1.65% per annum; and

(z) with respect to the Class A-D2 Loans, (i) if a CP Conduit is a Lender with respect to such Loans, 1.93% per annum and (ii) if any other Person is a Lender with respect to such Loans, 1.93% per annum.

“Applicable Rate” means, (a) with respect to any Loan, if a CP Conduit is a Lender with respect to such Loan and is not a CP SOFR Lender, the sum of (i) the Cost of Funds Rate for such Loan plus (ii) the Applicable Margin and (b) with respect to any Loan, if a CP SOFR Lender or any other Person is a Lender with respect to such Loan, the sum of (i) Term SOFR applicable to the relevant Interest Period plus (ii) the Applicable Margin, subject to the provisions of Section 11.1 and/or 11.2, as applicable.

“Appraisal” means, with respect to any Collateral Loan, an appraisal of either (a) such Collateral Loan or (b) the assets securing such Collateral Loan, in each case, that is conducted by an Approved Appraisal Firm on the basis of the fair market value of such Collateral Loan or such assets (that is, the price that would be paid by a willing buyer to a willing seller of such Collateral Loan or such assets in a commercially reasonable sale on an arm’s-length basis). Any Appraisal required hereunder (i) may be in the form of an update or reaffirmation by an Approved Appraisal Firm of an Appraisal previously performed by an Approved Appraisal Firm and (ii) shall be provided within five Business Days following completion to the Collateral Agent for purposes of the Collateral Report.

“Appraised Value” means, with respect to any Collateral Loan, the Appraisal value (determined in Dollars, and which, if Appraisals for both of the following are available, clause (a) below) of either (a) such Collateral Loan or (b) the assets securing such Collateral Loan, net of estimated costs of their liquidation as determined by the applicable Approved Appraisal Firm, in each case as set forth in the related Appraisal or, if a range of values is set forth therein, the midpoint of such values; provided that the Appraised Value of any Collateral Loan shall in no case be greater than its principal balance. If the Borrower owns less than 100% of the total lenders’ interests secured by the assets securing any Collateral Loan or has sold Participation Interests in such Collateral Loan, then the Appraised Value with respect to such Collateral Loan will be reduced to reflect the proportionate interests of all other lenders or participants secured by such assets (taking into account the relative seniority of all such lenders and participants) that rank pari passu with or senior to (including with respect to liquidation) the Borrower’s interest under the Collateral Loan.

“Approved Appraisal Firm” means those entities whose names are set forth on Schedule A, as it may be amended from time to time; provided that (a) any such entity added to Schedule A after the Closing Date shall be an independent appraisal firm (i) recognized as being experienced in conducting valuations of loans of the type constituting Collateral Loans and (ii) that the Borrower or the Services Provider in accordance with the Servicing Standard, determines is qualified with respect to each Collateral Loan and (b) at no time may the Borrower, the Services Provider or any Affiliate thereof be an Approved Appraisal Firm.

“Approved Foreign Jurisdiction” means each of Canada, any Group I Country, any Group II Country or any Group III Country; provided that each such country has (a) a ceiling for foreign currency bonds that is at least “Aa2” by Moody’s and (b) a foreign currency issuer credit rating that is at least “AA” by S&P.

“Approved Indices” has the meaning assigned to such term in the definition of Eligible Loan Index.

“Approved Lender” means with respect to any Class A-R Loan, (i) any Class A-R Lender that is not a CP Conduit and is a financial institution (including a securities broker-dealer or Affiliate thereof) or other institutional lender with a short-term rating by S&P of at least A-1 (or an entity whose obligations hereunder are absolutely and unconditionally guaranteed by an entity that has a short-term rating by S&P of at least A-1 and meets then-current S&P guarantee criteria at such time) and (ii) any Class A-R Lender that is a CP Conduit (x) whose Commercial Paper Notes are rated at least A-1 by S&P and (y) that is provided liquidity support by an entity with a short-term rating by S&P of at least A-1; provided, in each case, that (1) any Class A-R Lender (including a CP Lender) that has fully funded the Lender Collateral Account in accordance with the provisions set forth in Sections 8.3(c) and 11.5(b)(i) shall be an Approved Lender notwithstanding that its (or any such parent guarantor’s or its Commercial Paper Notes’) ratings are below such levels, (2) all Initial Revolving Lenders shall be deemed to be Approved Lenders at all times notwithstanding their short-term ratings and (3) after the Class A-R Commitment Period, all Class A-R Lenders shall be Approved Lenders.

“Arranger” means Natixis Securities Americas LLC.

“Assignee” has the meaning set forth in Section 12.6(c)(i).

“Assignment and Assumption” means an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto (or other such form as approved by the Facility Agent), entered into by a Lender, an assignee, the Borrower (if applicable) and the Facility Agent (if applicable).

“Assumed Reinvestment Rate” means, at any time, Term SOFR (or, if an Alternate Base Rate is in effect, such Alternate Base Rate) minus 0.25% per annum; provided that the Assumed Reinvestment Rate shall not be less than 0.00%.

“Authorized Officer” means, with respect to:

(a) with respect to each of the Borrower, the Services Provider, the Retention Provider and the Seller, those of its respective officers, authorized representatives and agents whose signatures and incumbency shall have been certified to the Agents on the Closing Date pursuant to the documents delivered pursuant to Section 3.1 or thereafter from time to time in substantially similar form; and

(b) with respect to either Agent or any other bank or trust company acting as trustee of an express trust or as custodian, an Administrative Officer thereof.

Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Recovery and Resolution Directive” means Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Rate Loans” means Class A-R Loans accruing interest at an Applicable Rate based upon the Alternate Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code or (c) any entity whose underlying assets are treated as “plan assets” (for purposes of ERISA or Section 4975 of the Code) by reason of any such employee benefit plan’s or plan’s investment in the entity.

“BHC Act Affiliate” has the meaning specified in Section 12.24(b).

“Bond” means an obligation that (a) constitutes borrowed money and (b) is in the form of, or represented by, a bond, note, certificated debt security or other debt security (other than any of the foregoing that evidences a Senior Secured Loan, First Lien Last-Out Loan or Second Lien Loan).

“Borrower” means Core Income Funding VIII LLC, a Delaware limited liability company.

“Borrower Affiliated Holder” means any Lender that is (or has granted a participation (but only to the extent of such participation) to or for the benefit of) the Borrower, the Services Provider or an Affiliate of the foregoing (other than the Seller, the Retention Provider or their subsidiaries other than the Borrower); provided that, in determining whether any Agent shall be protected in relying on any request, demand authorization, direction, notice, consent, or waiver, only Loans that an Administrative Officer of such Agent has actual knowledge to be held or beneficially owned by a Borrower Affiliated Holder shall be taken into consideration.

“Borrower Order” means (i) a written order or request (which may be a standing order) dated and signed in the name of the Borrower by an Authorized Officer of the Borrower or by an Authorized Officer of the Services Provider on behalf of the Borrower, as the context may require or permit or (ii) an order or request provided in an email by an Authorized Officer of the Borrower or the Services Provider on behalf of the Borrower; in each case, except to the extent the Collateral Agent requests otherwise.

“Break-Even Default Rate” means, with respect to the Highest Ranking Class:

(i) prior to the S&P CDO Monitor Election Date, the rate equal to (a) C0 plus (b) the product of (x) C1 and (y) the Weighted Average Spread plus (c) the product of (x) C2 and (y) the Weighted Average S&P Recovery Rate (where C0, C1 and C2 shall be provided to the Borrower by S&P on or after the Closing Date); or

(ii) on and after the S&P CDO Monitor Election Date, the maximum percentage of defaults, at any time, that the Current Portfolio or the Proposed Portfolio, as applicable, can sustain, as determined by S&P through application of the applicable S&P CDO Monitor chosen by the Services Provider in accordance with this Agreement that is applicable to the portfolio of Collateral Loans, which, after giving effect to S&P’s assumptions on recoveries, defaults and timing and to the Priority of Payments, will result in sufficient funds remaining for the payment of such Class or Classes of Loans in full. After the S&P CDO Monitor Election Date, S&P will provide the Services Provider with the Break-even Default Rates for each S&P CDO Monitor input file based upon the Weighted Average Spread and the Weighted Average S&P Recovery Rate to be associated with such S&P CDO Monitor input file as selected by the Services Provider from Schedule D or any other Weighted Average Spread and Weighted Average S&P Recovery Rate selected by the Services Provider from time to time.

“Bridge Loan” means any loan or other obligation that (a) is unsecured and is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the Obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Business Day” means any day except a Saturday, Sunday or a day on which commercial banks in New York, New York or in the city in which the Corporate Trust Office of the Collateral Agent is located (initially being Boston, Massachusetts) or the offices of the Document Custodian (initially being Boston, Massachusetts) are authorized or required by law to close or, solely as it relates to Class A-D Borrowings, Tokyo, Japan; provided that if the location of the Corporate Trust Office of the Collateral Agent or the offices of the Document Custodian changes at any time, the Collateral Agent or the Document Custodian, as applicable, shall provide prompt written notice of such change to the Borrower, the Facility Agent and the Lenders.

“Calculation Date” means the date that is 10 Business Days prior to each Quarterly Payment Date, commencing in May 2025 and the last Calculation Date shall be the date that is 10 Business Days prior to the Stated Maturity; provided that, if any such date is not a Business Day, such Calculation Date shall be the next succeeding Business Day.

“Capped Amounts” means any amounts in excess of the Interest Rate Cap on any Class A-R Loan that would otherwise be payable hereunder if not for the Interest Rate Cap; provided that Capped Amounts payable pursuant to clause (I) of Section 9.1(a)(i) shall not be considered “due and payable” on any Quarterly Payment Date for purposes of this Agreement unless funds are available to pay such Capped Amounts on such Quarterly Payment Date in accordance with the Priority of Payments; it being understood and agreed that (a) the aggregate accrued and unpaid Capped Amounts shall be due and payable from available funds (including from the liquidation of the Collateral) on the date on which all Class A-R Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, and (b) with respect to any Class A-R Loans prepaid pursuant to Section 2.7(d), the aggregate accrued and unpaid Capped Amounts with respect to such Class A-R Loans shall be due and payable from available funds on the date of prepayment of such Class A-R Loans.

“Carrying Value” means the carrying value of an applicable item of Collateral on the books and records of the Services Provider (and/or its Affiliates, as applicable), in accordance with the Servicing Standard and Applicable Law.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“CCC Collateral Loan” means a Collateral Loan (other than a Defaulted Loan) with an S&P Rating of “CCC+” or lower.

“CCC Excess” means the amount equal to the excess of the Maximum Principal Balance of all CCC Collateral Loans over an amount equal to 25% of the Total Capitalization as of such date of determination; provided that, in determining which of the CCC Collateral Loans shall be included in the CCC Excess, the CCC Collateral Loans with the lowest Market Value (expressed as a percentage of the Maximum Principal Balance of each such Collateral Loan as of such date of determination) shall be deemed to constitute such CCC Excess.

“CCC Excess Adjustment Amount” means, as of any date of determination, an amount equal to the excess, if any, of (a) the Aggregate Maximum Principal Balance of all CCC Collateral Loans included in the CCC Excess, over (b) the sum of the Market Values of all CCC Collateral Loans included in the CCC Excess.

“CFTC” means the Commodity Futures Trading Commission.

“Class” means each class of Loans that may be made hereunder, which are the Class A-R Loans, the Class A-D1 Loans, the Class A-D2 Loans and the Class A-T Loans.

“Class A-D Borrowing” means a Borrowing of Class A-D1 Loans and Class A-D2 Loans, which, for the avoidance of doubt, in each case shall occur concurrently.

“Class A-D Commitment Period” means the Class A-D1 Commitment Period and the Class A-D2 Commitment Period, collectively.

“Class A-D Funding Date” means, each of (a) the Closing Date and (b) any applicable Business Day during the Class A-D Commitment Period; provided, that no more than two Class A-D Funding Dates may occur under this clause (b) after the Closing Date.

“Class A-D Lenders” means, collectively, the Class A-D1 Lenders and the Class A-D2 Lenders.

“Class A-D Loans” means, collectively, the Class A-D1 Loans and the Class A-D2 Loans.

“Class A-D1 Borrowing” has the meaning assigned to such term in Section 2.1.

“Class A-D1 Commitment” means, with respect to each Class A-D1 Lender, the commitment of such Class A-D1 Lender to make Class A-D1 Loans to the Borrower subject to the terms hereof (including Article II) in the amount set forth opposite such Class A-D1 Lender’s name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (pursuant to Section 2.14 or Section 12.5) from time to time in accordance with the terms of this Agreement.

“Class A-D1 Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which the Class A-D1 Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b) the last day of the Reinvestment Period.

“Class A-D1 Lender” means each Person that is listed as a “Class A-D1 Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Class A-D1 Loan, and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Class A-D1 Loans.

“Class A-D1 Loan” has the meaning assigned to such term in Section 2.1(c).

“Class A-D2 Borrowing” has the meaning assigned to such term in Section 2.1.

“Class A-D2 Commitment” means, with respect to each Class A-D2 Lender, the commitment of such Class A-D2 Lender to make Class A-D2 Loans to the Borrower subject to the terms hereof (including Article II) in the amount set forth opposite such Class A-D2 Lender’s name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (pursuant to Section 2.14 or Section 12.5) from time to time in accordance with the terms of this Agreement.

“Class A-D2 Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which the Class A-D2 Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b) the last day of the Reinvestment Period.

“Class A-D2 Lender” means each Person that is listed as a “Class A-D2 Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Class A-D2 Loan, and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Class A-D2 Loans.

“Class A-D2 Loan” has the meaning assigned to such term in Section 2.1(c).

“Class A-R Borrowing” has the meaning assigned to such term in Section 2.1.

“Class A-R Commitment” means, with respect to each Class A-R Lender, the commitment of such Class A-R Lender to make Class A-R Loans to the Borrower during the Class A-R Commitment Period in the amount set forth opposite such Class A-R Lender’s name on the signature pages hereto (or pursuant to an Assignment and Assumption), as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (pursuant to Section 2.14 or Section 12.5) from time to time in accordance with the terms of this Agreement.

“Class A-R Commitment Period” means the period commencing on the Closing Date and ending on the earliest of:

(a) the time at which the Class A-R Commitments are terminated or reduced to zero as provided in this Agreement (whether pursuant to Article II, Article VI or otherwise); and

(b) the last day of the Reinvestment Period;

provided that the Class A-R Commitment Period shall not end unless and until, if necessary, the Future Funding Reserve Loan has been made.

“Class A-R Commitment Reduction Amount” has the meaning assigned to such term in Section 2.7(a)(ii).

“Class A-R Conversion Date” means any Business Day after all three of the Class A-D Funding Dates have occurred, that is selected by a Class A-R Lender (with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and prior written notice to the Facility Agent) for conversion of the applicable Class A-R Loans into Class A-T Loans.

“Class A-R Lender” means each Person that is listed as a “Class A-R Lender” on the signature pages hereto, any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Class A-R Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Class A-R Loans.

“Class A-R Loan” has the meaning assigned to such term in Section 2.1(a).

“Class A-T Commitment” means, with respect to each Class A-T Lender, $0, as such amount may be terminated or reduced (including pursuant to Section 2.7) or increased (pursuant to Section 2.14 or Section 12.5) from time to time in accordance with the terms of this Agreement.

“Class A-T Lender” means any Person that shall have converted all or a portion of its Class A-R Loans into Class A-T Loans pursuant to Section 2.7(b) of this Agreement or any Person that shall have become a party hereto pursuant to an Assignment and Assumption in respect of the Class A-T Loans and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption in respect of the Class A-T Loans.

“Class A-T Loan” has the meaning assigned to such term in Section 2.7(b).

“Closing Date” means December 17, 2024.

“Closing Date Collateral Loan” means each Collateral Loan identified on Schedule A to the Sale and Contribution Agreement.

“Closing Date Participation” means any Collateral Loan held in the form of a Participation Interest acquired by the Borrower under the Sale and Contribution Agreement on the Closing Date.

“Closing Expense Account” means the account established pursuant to Section 8.3(d).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” or “Assets” means the Pledged Collateral and all other property and/or rights on or in which a Lien is or is intended to be granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, any of the Loan Documents or any other instruments provided for herein or therein or delivered or to be delivered hereunder or thereunder or in connection herewith or therewith.

“Collateral Administrator” means State Street Bank and Trust Company, in its capacity as collateral administrator under this Agreement, and any successor thereto.

“Collateral Agent” means State Street Bank and Trust Company, in its capacity as collateral agent under this Agreement, and its successors in such capacity.

“Collateral Agent Fee” means the fee payable to the Collateral Agent in arrears on each Quarterly Payment Date in an amount specified in the Collateral Agent Fee Letter.

“Collateral Agent Fee Letter” means the Fee Schedule dated on or about the date hereof, between the Borrower, the Collateral Agent, and the Collateral Administrator, as amended, restated, supplemented or otherwise modified from time to time, and covering services provided by the Collateral Agent, the Collateral Administrator, the Custodian, the Document Custodian, the Intermediary and the Information Agent.

“Collateral Loan” means a Senior Secured Loan, a First Lien Last-Out Loan or a Second Lien Loan (in each case whether originated by or assigned to the Borrower) or a Participation Interest in any Senior Secured Loan, First Lien Last-Out Loan or Second Lien Loan that as of the date of acquisition or origination by, or contribution to (or the Borrower’s binding commitment to acquire the same), the Borrower meets each of the following criteria:

(a) (i) provides the Borrower (or an agent on behalf of the applicable lenders with respect to such Collateral Loan) with a valid, perfected security interest in the collateral granted under the applicable Related Contracts at the level of priority indicated therein; constitutes the legal and enforceable obligation of the applicable Obligor (except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law); (ii) is owned by the Borrower free and clear of adverse claims (other than Permitted Liens); (iii) may, under the applicable Related Contracts and Applicable Law, be pledged and assigned by the Borrower to the Collateral Agent; (iv) with respect to which all steps required by Section 8.7 have been taken (or will be taken as soon as practicable) and in which the Collateral Agent holds (or will hold, once the necessary steps are taken) a first-priority perfected security interest for the benefit of the Secured Parties; and (v) at the time such Collateral Loan was acquired or originated, was not subject to set-off or defense (other than a discharge in the event of a subsequent bankruptcy) by the related Obligor and, together with the documentation relating thereto, does not contravene in any material respect any law, rule or regulation applicable to the Borrower or the Services Provider;

(b) is governed by the law of a state of the United States or the law of an Approved Foreign Jurisdiction;

(c) is an obligation of an Obligor Domiciled in the United States (or any state thereof) or an Approved Foreign Jurisdiction;

(d) is not an obligation (other than a Revolving Collateral Loan or a Delayed Funding Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(e) unless otherwise approved in writing by the Facility Agent, the acquisition price (exclusive of the portion thereof attributable to accrued interest) of such Collateral Loan paid by the Borrower therefor is not less than 85% of the Principal Balance thereof;

(f) is not a Bond (or any other type of debt security that is not a loan or a Participation Interest), a Defaulted Loan, a Credit Risk Loan, a Synthetic Security, a Bridge Loan, a Structured Finance Obligation, an Equity Security, a Real Estate Loan or a letter of credit;

(g) is not an Interest Only Loan, a Non-Recourse Obligation, a repurchase obligation, a Zero Coupon Loan, a finance lease or chattel paper;

(h) is not subject to forfeiture of principal based on a material non-credit related risk (such as the occurrence of a catastrophe), as reasonably determined by the Borrower, or the Services Provider in accordance with the Servicing Standard;

(i) is not the subject of an Offer or called for redemption (except for any repayment under a Revolving Collateral Loan of amounts that may be reborrowed thereunder pursuant to the applicable Related Contract);

(j) is denominated and payable in Dollars (and is not convertible into, or payable in, any other currency);

(k) does not constitute Margin Stock;

(l) provides for the full principal balance to be payable at or prior to the stated maturity thereof;

(m) does not subject the Borrower to withholding tax (except for withholding taxes on fees received with respect to Revolving Collateral Loans or Delayed Funding Loans and withholding taxes imposed under FATCA) unless the relevant Obligor is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the Borrower for, the full amount of such withholding tax;

(n) if such Collateral Loan is a Participation Interest, then such Participation Interest is acquired from (i) a Selling Institution Domiciled under the laws of the United States (or any state thereof) or any U.S. branch of a Selling Institution Domiciled outside the United States or (ii) with respect to Collateral Loans the Obligors of which are Domiciled in an Approved Foreign Jurisdiction, a Selling Institution Domiciled in an Approved Foreign Jurisdiction to the extent such Selling Institution satisfies the S&P Counterparty Criteria;

(o) provides for payment of interest at least semi-annually;

(p) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(q) does not have an “f,” “p,” “sf” or “t” subscript assigned by S&P;

(r) does not have an “sf” subscript assigned by Moody’s;

(s) is Registered;

(t) if it is a Cov-Lite Loan, (i) it is not a First Lien Last-Out Loan, (ii) it is not a Second Lien Loan and (iii) the Obligor with respect to such Cov-Lite Loan has a most recently calculated EBITDA (calculated in accordance with the Related Contracts) of at least U.S.$40,000,000;

(u) is not an obligation of an Obligor Affiliated with the Parent or the Services Provider;

(v) has an S&P Rating of at least “CCC-” or higher;

(w) does not have an attached warrant to purchase an Equity Security; provided that this clause (w) shall not exclude obligations originated with an attached warrant if the Borrower does not acquire such warrant or the right to exercise such warrant;

(x) is not an obligation that matures after the Stated Maturity;

(y) if it is a Deferrable Loan, it is a Permitted Deferrable Loan; and

(z) is not an obligation of a Prohibited Obligor.

“Corporate Services Agreement” means the Corporate Services Agreement dated as of the date hereof between the Borrower and the Services Provider, as amended from time to time in accordance with the terms hereof and thereof.

“Corporate Services Fees” means, collectively, the Senior Services Fees, the Subordinated Services Fees.

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination on and after the Closing Date, in the aggregate, the Collateral Loans owned (or in relation to a proposed acquisition of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated in each case in accordance with Section 1.3:

(a) the Minimum Average Spread Test;

(b) the Maximum Weighted Average Life Test;

(c) the Minimum S&P Recovery Rate Test;

(d) the Minimum Average Coupon Test; and

(e) the S&P CDO Monitor Test.

“Collateral Report” has the meaning set forth in Section 5.1(b).

“Collateral Report Determination Date” means the date that is 10 Business Days prior to the fifth calendar day of each month; provided that, (a) if any such date is not a Business Day, such Collateral Report Determination Date shall be the next succeeding Business Day and (b) for any month in which a Quarterly Payment Date falls, such Collateral Report Determination Date shall be the Calculation Date.

“Collection Account” means the account established pursuant to Section 8.2(a).

“Collections” means, with respect to any Collateral, all principal payments, interest payments, fees and other payments received by the Borrower with respect thereto and all other amounts paid with respect to such Collateral that are payable to the Borrower, including dividends of any type, distributions with respect thereto and any proceeds of collateral for, or any guaranty of, such Collateral or the relevant Obligor’s obligation to make payments with respect thereto.

“Commercial Paper Funding” means, with respect to any Loan funded by a CP Lender, at any time, the funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided by the issuance of Commercial Paper Notes.

“Commercial Paper Funding Period” means, with respect to any Loan funded by a CP Conduit, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Commercial Paper Funding.

“Commercial Paper Notes” means commercial paper notes or secured liquidity notes issued by a CP Conduit or a conduit providing funding to a CP Conduit from time to time.

“Commercial Paper Rate” means, with respect to any Commercial Paper Funding, a rate per annum equal to the sum of (a) the rate or, if more than one rate, the weighted average of the rates, determined if necessary by converting to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed) the discount rate (or rates) at which Commercial Paper Notes are sold by any placement agent or commercial paper dealer of such Commercial Paper Notes and/or a commercial paper conduit providing funding to a CP Conduit, plus (b) if not included in the calculations in clause (a), the commissions, fees and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such CP Conduit, other borrowings by such CP Conduit and any other costs (such as interest rate or currency swaps, the cost of funding odd lots or small dollar amounts) associated with the issuance of Commercial Paper Notes that are allocated, in whole or in part, by such CP Conduit or its Program Manager or funding agent to fund or maintain such portion of the applicable Loan (and which may be also allocated in part to the funding of other assets of such CP Conduit) and discount on Commercial Paper Notes issued to fund the discount on maturing Commercial Paper Notes, in all cases expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum (based on a year of 360 days and actual days elapsed).

“Commitment Fee” has the meaning set forth in Section 2.6(a).

“Commitment Shortfall” means the amount by which:

(a) the aggregate Unfunded Amount exceeds

(b) the sum of (i) the aggregate Total Class A-R Commitment minus the aggregate principal amount of the Class A-R Loans outstanding at such time (which amount under clause (i) shall not be less than zero), plus (ii) amounts on deposit in the Collection Account, including Eligible Investments credited thereto, representing Principal Proceeds, plus (iii) amounts on deposit in the Future Funding Reserve Account, including Eligible Investments credited thereto.

“Commitments” means, collectively, the Class A-R Commitments, the Class A-D1 Commitments, the Class A-D2 Commitments and the Class A-T Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended.

“Concentration Limitations” means limitations that are satisfied if, as of any date of determination, in the aggregate, the Maximum Principal Balance of the Collateral Loans owned (or, in relation to a proposed acquisition or origination of a Collateral Loan, proposed to be owned) by the Borrower comply with all of the requirements set forth below, calculated as a percentage of Total Capitalization (unless otherwise specified) and in each case in accordance with the procedures set forth in Section 1.3:

(a) not more than 12.5% may consist of Collateral Loans of Obligors that fall within the same S&P Industry Classification, provided that, (i) the largest S&P Industry Classification may represent up to 20.0% and (ii) the second largest S&P Industry Classification may represent up to 15.0%;

(b) not more than 5.0% may consist of obligations of any one Obligor (and Affiliates thereof); provided that (i) up to 4 Obligors (and their respective Affiliates) may each constitute up to 8.0% and (ii) not more than 2.5% may consist of Second Lien Loans issued by a single Obligor and its Affiliates;

(c) not more than 7.5% may consist of First Lien Last-Out Loan and Second Lien Loans, collectively;

(d) not more than 10.0% consist of Fixed Rate Obligations;

(e) not more than 80.0% may consist of Cov-Lite Loans;

(f) the Aggregate Participation Exposure (other than Closing Date Participation) is not more than 20.0%;

(g) not more than 5.0% may consist of DIP Loans;

(h) not more than 10.0% may consist of Current Pay Loans;

(i) not more than 15.0% may consist of Collateral Loans that permit the payment of interest to be made less frequently than quarterly;

(j) not more than 25.0% may consist of CCC Collateral Loans;

(k) (i) not more than 5.0% may consist of Permitted Deferrable Loans (Type 1); and (ii) not more than 25.0% may consist of Permitted Deferrable Loans (Type 2); provided, in the case of this clause (k)(ii), that (x) not more than 5.0% may consist of Permitted Deferrable Loans (Type 2) that have an S&P Rating lower than “B-” and (y) a Permitted Deferrable Loan (Type 2) that has an S&P Rating of at least “B-” and that is paying current cash interest in full in accordance with its Related Contract shall not be subject to the limitation set forth in this clause (k)(ii);

(l) not more than 25.0% consist of Discount Loans;

(m) not more than 15.0% may consist of Revolving Collateral Loans and the unfunded portion of Delayed Funding Loans, collectively;

(n) (i) not less than 85.0 % of the Principal Balance of Collateral Loans may consist of Cash or obligations of Obligors Domiciled in the United States and (ii) not more than the percentage listed below may consist of Collateral Loans whose Obligors are Domiciled in the country or countries set forth opposite each such percentage:

% Limit	Country or Countries
15.0%	all countries (in the aggregate) other than the United States;
10.0%	Canada
5.0%	all countries (in the aggregate) other than the United States, Canada and the United Kingdom;
2.5%	any individual Group I Country;
2.0%	all Group II Countries in the aggregate;
2.0%	all Group III Countries in the aggregate; and

(o) not more than 5.0% shall consist of Collateral Loans whose Obligors have a trailing twelve month EBITDA of less than $15,000,000 as measured at the time of such acquisition, origination or contribution based on the most recent financial information provided by the Obligor and relied upon for the Services Provider’s investment decision.

“Conduit Assignee” means any multi-seller commercial paper conduit or special purpose entity funded by a multi-seller commercial paper conduit which is, in either case, administered by a common manager or an Affiliate of a CP Conduit, or the collateral trustee of such entity.

“Conduit Rating Agency” means each nationally recognized investment rating agency that is then rating the Commercial Paper Notes of any CP Conduit.

“Conduit Support Provider” means, without duplication, (a) a provider of a Credit Facility or Liquidity Facility to or for the benefit of any CP Conduit, and any guarantor of such provider or (b) an entity that issues commercial paper or other debt obligations, the proceeds of which are used (directly or indirectly) to fund the obligations of any CP Conduit.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, memorandum and articles of association, certificate of formation, certificate of limited partnership and other agreement, or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Contingent Obligation” means, as to any Person, without duplication, (a) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (b) any obligation of such Person required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (b) shall be deemed to be (i) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (1) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (2) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to

Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or cash equivalents to secure all or any part of such Person’s guaranteed obligations and (2) in the case of any other guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Contribution” has the meaning set forth in Section 6.5.

“Contributor” has the meaning set forth in Section 6.5.

“Controlling Parties” means a Majority of the Lenders.

“Converted Class A-R Loans” has the meaning set forth in Section 2.7(b)(iii).

“Conversion Conditions” means conditions that are satisfied as of any applicable Class A-R Conversion Date if no Commitment Shortfall would result.

“Corporate Trust Office” means the corporate trust office of the Collateral Agent currently located at 1776 Heritage Drive, North Quincy, MA 02171, Attention: Structured Trust & Analytics or such other address as the Collateral Agent may designate from time to time by notice to the Borrower, the Facility Agent and the Lenders or the principal corporate trust office of any successor Collateral Agent.

“Cost of Funds Rate” means, with respect to any Class A-R Loan funded by a CP Lender that is not a CP SOFR Lender, the weighted average of the Commercial Paper Rate, the Liquidity Funding Rate and the Credit Funding Rate at any time and from time to time based upon the portion of the outstanding principal amount of such Class A-R Loan that is funded by Commercial Paper Funding, Liquidity Funding or Credit Funding for one or more Commercial Paper Funding Periods, Liquidity Funding Periods or Credit Funding Periods, respectively; provided that in no event shall the Cost of Funds Rate for any period exceed the Cost of Funds Rate Cap for such period. For purposes of this definition and its use in this Agreement, the Commercial Paper Rate established by a CP Lender shall be associated with the Commercial Paper Funding undertaken by such CP Lender.

“Cost of Funds Rate Cap” means, for any Interest Period, the sum of (a) Term SOFR applicable to such Interest Period plus (b) 0.40% per annum; provided that, if, pursuant to Section 11.1(a), the Facility Agent is unable to obtain a quotation for Term SOFR, the Cost of Funds Rate Cap shall equal, for each day in any Interest Period, (i) the Alternate Base Rate applicable to such day plus (ii) 0.40% per annum.

“Cov-Lite Loan” means a Collateral Loan, the Related Contracts for which (i) do not contain any financial covenants or (ii) require the Obligor to comply with an Incurrence Covenant, but do not require the Obligor to comply with a Maintenance Covenant.

“Coverage Tests” means each of the Senior Overcollateralization Ratio Test and the Senior Interest Coverage Ratio Test.

“Covered Accounts” means, collectively, the (a) Collection Account, (b) Custodial Account, (c) Future Funding Reserve Account, (d) Payment Account, (e) Lender Collateral Account, (f) Closing Expense Account and (g) Interest Reserve Account and any subaccounts of each of the foregoing.

“Covered Entity” has the meaning specified in Section 12.24(b).

“Covered Party” has the meaning specified in Section 12.24(a).

“CP Conduit” means any limited-purpose entity established to use the direct or indirect proceeds of the issuance of Commercial Paper Notes to finance financial assets.

“CP Lender” means a CP Conduit that is a Lender, and that is identified to the Borrower as a CP Conduit on its signature page to this Agreement, an Assignment and Assumption or otherwise.

“CP SOFR Lender” means a CP Conduit that has elected in a written notice to the Borrower and the Facility Agent to have its Loans accrue interest by reference to SOFR.

“Credit Facility” means, with respect to any Loan by any CP Lender, a credit asset purchase agreement or other similar facility that provides credit support for defaults in respect of the failure to make such Loan, and any guaranty of any such agreement or facility.

“Credit Funding” means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Credit Facility.

“Credit Funding Period” means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded by a Credit Funding.

“Credit Funding Rate” means, with respect to any Credit Funding on any day, the per annum rate of interest provided for in the relevant Credit Facility on such day.

“Credit Improved Loan” means any Collateral Loan that, in the Services Provider’s reasonable business judgment applying the Servicing Standard has significantly improved in credit quality from the condition of its credit at the time of origination or acquisition, which judgment may (but need not) be based on one or more of the following facts and will not be called into question as a result of subsequent events:

(a) the Obligor in respect of such Collateral Loan has shown improved financial results since the published financial reports first produced after it was originated or acquired by the Borrower;

(b) the Obligor in respect of such Collateral Loan since the date on which such Collateral Loan was originated or acquired by the Borrower has raised significant equity capital or has raised other capital that has improved the liquidity or credit standing of such Obligor; or

(c) with respect to which one or more of the following criteria applies: (i) such Collateral Loan has been upgraded or put on a watch list for possible upgrade by S&P since the date on which such Collateral Loan was originated or acquired by the Borrower; (ii) the proceeds from a sale of such Collateral Loan would be at least 101% of its purchase price; (iii) the price of such Collateral Loan has changed during the period from the date on which it was originated or acquired by the Borrower to the proposed sale date by a percentage either more positive, or less negative, as the case may be, than the percentage change in the average price of the applicable Eligible Loan Index plus 0.25% over the same period; or (iv) the price of such Collateral Loan changed during the period from the date on which it was originated or acquired by the Borrower to the date of determination by a percentage either more positive, or less negative, as the case may be, than the percentage change in a nationally recognized loan index selected by the Borrower or the Services Provider over the same period plus 0.50%.

“Credit Risk Loan” means a Collateral Loan that is not a Defaulted Loan but which has, in the Services Provider’s reasonable business judgment applying the Servicing Standard (which judgment will not be called into question as a result of subsequent events), a significant risk of declining in credit quality and, with lapse of time, becoming a Defaulted Loan, and is designated as a “Credit Risk Loan” by the Borrower or the Services Provider.

“Cure Notice” means a notice from the Borrower (or the Services Provider on behalf of the Borrower) to the Facility Agent which satisfies each of the following conditions:

(i) such notice is delivered to the Facility Agent not later than two (2) Business Days after the occurrence of an event specified in Section 6.1(h); and

(ii) such notice sets forth evidence reasonably satisfactory to the Facility Agent that the Parent has made a capital call on its investors in an aggregate amount sufficient, when combined with other available cash, liquid assets and other cures, to cure such event, and the proceeds of such capital call will be paid by the Parent, directly or indirectly, to the Borrower.

“Current Pay Loan” means a Collateral Loan that would otherwise be a Defaulted Loan as to which (i) all scheduled interest and principal payments due (other than those due as a result of any bankruptcy, insolvency, receivership or other analogous proceeding) were paid in Cash and the Borrower or the Services Provider reasonably expects, and delivers to S&P (if S&P is then rating any Loans) a certificate of an Authorized Officer certifying that it reasonably expects, that the remaining scheduled interest and principal payments due will be paid in cash, (ii) the S&P Rating of such Collateral Loan is at least “CCC” and is not on a watch list for possible downgrade; (iii) the Market Value (which is not determined pursuant to clause (d) or subclause (iii) in the proviso of clause (c) of the definition thereof) of such Collateral Loan is at least 80% of par; and (iv) if the Obligor of such Collateral Loan is the subject of a bankruptcy, insolvency, receivership or other analogous proceeding, the bankruptcy court or other authorized official has authorized the payment of interest and/or principal and other amounts due and payable on such Collateral Loan and no such payments that are due and payable are unpaid; provided that to the extent that more than 10.0% of Total Capitalization would otherwise constitute Current Pay Loans, one or more Collateral Loans (or portions thereof, as applicable) designated by the Borrower having a Maximum Principal Balance at least equal to such excess shall be deemed not to constitute Current Pay Loans and shall instead constitute Defaulted Loans.

“Current Portfolio” means, at any time, the portfolio of Collateral Loans and Eligible Investments representing Principal Proceeds, then held by the Borrower.

“Custodial Account” means a custodial account at the Custodian, established in the name of the Collateral Agent pursuant to Section 8.4(a).

“Custodian” has the meaning set forth in Section 8.4(a).

“Daily Report” has the meaning set forth in Section 8.10(a).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless waived in accordance with Section 12.5 or cured, become an Event of Default.

“Default Differential” means, with respect to the Highest Ranking Class (for which purpose Classes that are pari passu in right of payment, if any, shall be treated as a single Class), the rate calculated by subtracting the Scenario Default Rate for such Class at such time from (x) prior to the S&P CDO Monitor Election Date, the Adjusted Break-even Default Rate or (y) on and after the S&P CDO Monitor Election Date, the Break-even Default Rate for such Class at such time.

“Default Rate Dispersion” means as of any date of determination, the number obtained by (a) summing the products for each Collateral Loan (other than Defaulted Loans) of (i) the absolute value of (x) the S&P Rating Factor of such Collateral Loan minus (y) the S&P Weighted Average Rating Factor by (ii) the Principal Balance at such time of such Collateral Loan and (b) dividing such sum by the Aggregate Principal Balance on such date of all Collateral Loans (other than Defaulted Loans).

“Default Right” has the meaning specified in Section 12.24(b).

“Defaulted Loan” means any Collateral Loan as to which:

(a) a default as to the payment of principal and/or interest has occurred and is continuing with respect to such Collateral Loan (without regard to any grace period applicable thereto, or waiver thereof, after the passage of five Business Days in the case of interest or three Business Days in the case of principal if the Borrower or the Services Provider determines that such default is unrelated to credit-related causes (which determination shall be reported in the next Collateral Report required to be delivered pursuant to Section 5.1(b)), but in no case beyond the passage of any grace period applicable thereto);

(b) the Borrower or the Services Provider has received written notice or a Senior Authorized Officer of the Borrower or the Services Provider has actual knowledge that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan (in each case, after the passage of three Business Days if the Borrower or the Services Provider determines that such default is unrelated to credit-related causes (which determination shall be reported in the next Collateral Report required to be delivered pursuant to Section 5.1(b) but only to the extent the Borrower or the Services Provider has been notified or otherwise has knowledge of such default), but in no case beyond the passage of any grace period applicable thereto; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor);

(c) except in the case of a DIP Loan or Current Pay Loan, the Obligor in respect of such Collateral Loan has, or others have, instituted proceedings to have such Obligor adjudicated as bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed, or such Obligor has filed for protection under Chapter 11 of the Bankruptcy Code;

(d) except in the case of a DIP Loan, the Obligor with respect to such Collateral Loan has an S&P Rating of lower than “CCC-” or “D” or “SD” or had any such rating immediately before such rating was withdrawn by S&P;

(e) the Borrower or the Services Provider has received notice or a Senior Authorized Officer of the Borrower or the Services Provider has actual knowledge that another debt obligation of the same Obligor that is senior or pari passu in right of payment to such Collateral Loan has an S&P Rating of lower than “CCC-” or “D” or “SD” or had any such rating immediately before such rating was withdrawn by S&P, and such other debt obligation remains outstanding; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of the applicable Obligor;

(f) a default with respect to which the Borrower or the Services Provider has received written notice, or a Senior Authorized Officer of the Borrower or the Services Provider has actual knowledge, that a default has occurred under the Related Contracts and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of the Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Contracts;

(g) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) with respect to which the related Selling Institution has defaulted in any material respect in the performance of any of its payment obligations under the Participation Interest;

(h) such Collateral Loan is a Participation Interest (until it is elevated or converted to an assigned loan) in a loan that would, if such loan were a Collateral Loan, constitute a “Defaulted Loan” (other than under this clause (h)) or with respect to which the Selling Institution has an S&P Rating of lower than “CCC-” or “D” or “SD” or had such rating immediately before such rating was withdrawn by S&P;

(i) the Borrower or the Services Provider (in accordance with the Servicing Standard) has otherwise declared such Collateral Loan to be a “Defaulted Loan”;

(j) such Collateral Loan has been placed on non-accrual status by the Services Provider;

(k) such Collateral Loan is a Deferring Loan; or

(l) such Collateral Loan is deemed a Defaulted Loan pursuant to Section 5.18;

provided that Current Pay Loans (or portions thereof, as applicable) in excess of 10.0% of Total Capitalization shall be deemed to be Defaulted Loans as set forth in the proviso in the definition of “Current Pay Loan”.

“Defaulting Lender” means a Lender that has at any time (a) failed to fund all or any portion of its Loans when and as required hereunder (other than failures to fund (i) solely as a result of such Lender’s determination that the conditions to borrowing were not satisfied on the relevant Funding Date, but only for such time as such Lender is continuing to engage in good faith discussions regarding the determination or resolution of such dispute, and such Lender has notified the Borrower and the Facility Agent in writing of its intention not to fund and has specifically identified such condition precedent to funding that was not satisfied, or (ii) solely as a result of a failure to disburse due to an administrative error or omission by such Lender, and such failure is cured within three Business Days after such Lender receives written notice or has actual knowledge of such administrative error or omission), (b) has notified the Borrower and the Facility Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s determination that a condition precedent to borrowing cannot be satisfied, and specifically identifies such condition precedent, pursuant to the foregoing clause (a)(i)) or generally under other agreements under which it shall have committed to extend credit, (c) has failed, within three Business Days after written request by the Facility Agent or the Borrower, to confirm in writing to the Facility Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Facility Agent and the Borrower) or (d) (i) has become the subject of a proceeding (including if named as part of a proceeding of its direct or indirect parent) under any debtor relief law, (ii) had appointed for it a receiver, custodian, conservator, trustee, examiner, liquidator, provisional liquidator, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action. Any determination by the Facility Agent (in consultation with Borrower) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Facility Agent in a written notice of such determination, which shall be delivered by the Facility Agent to the Borrower and each other Lender promptly following such determination.

“Deferrable Loan” means a Collateral Loan (other than a Permitted Deferrable Loan) that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest (other than supplemental interest in the case of a Collateral Loan that continues to pay interest in cash on a current basis in accordance with the terms of such Collateral Loan as such terms existed prior to the applicable deferral or capitalization of interest).

“Deferring Loan” A Deferrable Loan that is currently deferring the payment of the cash interest due thereon and (i) with respect to Collateral Loans that have an S&P Rating of at least “BBB-,” has been so deferring the payment of cash interest due thereon for twelve consecutive months or has deferred payments of interest in an amount equal to two periodic payments, and (ii) with respect to Collateral Loans that have an S&P Rating of “BB+” or below, has been so deferring the payment of cash interest due thereon for six consecutive months or deferred payments of interest in an amount equal to one periodic interest payment, which deferred capitalized interest has not, as of the date of determination, been paid in Cash.

“Delayed Funding Loan” means a Collateral Loan pursuant to which one or more future advances will be required to be made to the Obligor thereunder but which does not permit any such advance that has been made to be reborrowed once repaid by the Obligor; provided that such loan shall only be considered to be a Delayed Funding Loan to the extent of the unfunded commitment and only for so long as any future funding obligations remain in effect.

“Designated Reporting Entity” has the meaning set forth in Section 8.10(e).

“DIP Loan” means any interest in a loan or financing facility with an S&P Rating or for which a Credit Estimate has been requested (a) which is an obligation of a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code) (a “Debtor”) organized under the laws of the United States or any State therein; (b) which is paying interest on a current basis; and (c) the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that (i) such DIP Loan is secured by liens on the Debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code; (ii) such DIP Loan is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code; (iii) such DIP Loan is secured by junior liens on the Debtor’s encumbered assets and such DIP Loan is fully secured based upon a current valuation or appraisal report; or (iv) if the DIP Loan or any portion thereof is unsecured, the repayment of such DIP Loan retains priority over all other administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code (provided, in the case of this clause (iv), that notice has been provided to S&P prior to the acquisition of such loan).

“Discount Loan” means any Collateral Loan that is acquired by the Borrower for a purchase price paid by the Borrower to the seller of such Collateral Loan of less than 85.0%.

“Distribution” means any payment of principal or interest or any dividend or premium payment made on, or any other distribution in respect of, a Collateral Loan or other security.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth on Schedule C hereto.

“Document Checklist” means, for any Collateral Loan, an electronic or hard copy list, substantially in the form attached hereto as Exhibit I delivered by the Borrower (or the Services Provider on behalf of the Borrower) to the Document Custodian (with a copy to the Collateral Agent) that identifies the Collateral Loan, the applicable Obligor and each of the Related Contracts that shall be delivered to the Document Custodian by the Borrower, and whether each such document is an original or a copy.

“Document Custodian” means State Street Bank and Trust Company, in its capacity as document custodian under this Agreement, and its successors in such capacity.

“Document Custodian Fee” means the fee payable to the Document Custodian in arrears on each Quarterly Payment Date in an amount specified in the Collateral Agent Fee Letter.

“Dollars” and “$” mean lawful money of the United States of America.

“Domicile” or “Domiciled” means, with respect to any Obligor with respect to a Collateral Loan, its country of organization or incorporation.

“Downgraded Lender” means a Class A-R Lender that fails to be an Approved Lender in accordance with the terms of such definition.

“Downgrade Notice” has the meaning set forth in Section 8.3(b).

“Due Date” means each date on which a Distribution is due on a Collateral Loan.

“Due Period” means, with respect to any Quarterly Payment Date, the period commencing on the last day of the immediately preceding Due Period (or, in the case of the initial Due Period, the period commencing on the Closing Date) and ending on (and including) the Calculation Date immediately preceding such Quarterly Payment Date (or, in the case of the Due Period that is applicable to the Quarterly Payment Date occurring on the Stated Maturity, ending on the day preceding such Quarterly Payment Date).

“EBITDA” means, with respect to any period and any Collateral Loan, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Related Contracts for each such Collateral Loan. In any case that “EBITDA,” “Adjusted EBITDA” or such comparable definition is not defined in such Related Contracts, an amount, for the related Obligor and any of its parents or subsidiaries that are obligated with respect to such Collateral Loan pursuant to its Related Contracts (determined on a consolidated basis without duplication in accordance with GAAP or International Financial Reporting Standards, as applicable) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization and, to the extent expressly approved by the Facility Agent on a Collateral Loan-by-Collateral Loan basis, any other non-cash charges and organization costs, extraordinary losses in accordance with GAAP or International Financial Reporting Standards, one-time, non-recurring non-cash charges and costs and expenses reducing earnings and other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period); provided, that, with respect to any Obligor for which four full fiscal quarters of economic data are not available, EBITDA shall be determined for such Obligor based on annualizing the economic data from the reporting periods actually available.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Criteria” means, as of the date of each acquisition or origination of a Collateral Loan and each Funding Date, each of the following:

(a) each Concentration Limitation is satisfied immediately after giving effect to such origination, acquisition or applicable Borrowing (or, if not satisfied immediately prior to such origination, acquisition or applicable Borrowing, compliance with such Concentration Limitation is maintained or improved after giving effect to such origination, acquisition or applicable Borrowing);

(b) each component of the Collateral Quality Test is satisfied immediately after giving effect to such origination or acquisition (or, if not satisfied immediately prior to such origination, acquisition or applicable Borrowing, compliance with the Collateral Quality Test is maintained or improved after giving effect to such origination, acquisition or applicable Borrowing);

(c) each Coverage Test is satisfied immediately after giving effect to such origination, acquisition or applicable Borrowing;

(d) the Senior Advance Rate Test is satisfied immediately after giving effect to such origination, acquisition or applicable Borrowing; and

(e) each of the criteria in the definition of “Collateral Loan” is satisfied with respect to such origination or acquisition of a debt obligation; provided that, for the avoidance of doubt, for purposes of determining whether the Eligibility Criteria have been satisfied, such criteria shall only be tested as of the date of such origination or acquisition of such debt obligation.

“Eligible Account Bank” means, with respect to any specified account, a financial institution:

(a) that is a fully segregated account with a financial institution which has a long-term debt rating of at least “A” and a short-term debt rating of at least “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating); provided that if such financial institution ceases to have a long-term debt rating of at least “A” and a short-term debt rating of at least “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating), it is replaced within 60 days by a financial institution with long-term debt rating of at least “A” and a short-term debt rating of at least “A-1” by S&P (or at least “A+” by S&P if such institution has no short-term rating); or

(b) as to which the Rating Condition is satisfied and the Borrower and the Facility Agent have consented to such financial institution constituting an “Eligible Account Bank” hereunder.

“Eligible Investment Required Ratings” means, in the case of each Eligible Investment, short-term credit rating of at least “A-1” from S&P and, in the case of any obligation or security with a maturity of greater than 60 days, a long-term credit rating of at least “AA-” by S&P.

“Eligible Investments” means any investment denominated in Dollars that, at the time it is delivered to the Collateral Agent (directly or through a financial intermediary or bailee), is one or more of the following obligations or securities:

(a) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, certificates of deposit of, bank deposit products of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depositary institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depositary institution or trust company (or, in the case of the principal depositary institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c) non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(d) money market funds which have, at all times, the highest Moody’s credit rating assignable at such time and credit ratings of “AAAm” by S&P;

(e) any other investment similar to those described in clauses (a) through (d) above which (i) has the Eligible Investment Required Ratings at the time of such investment and (ii) has been approved by the Facility Agent; provided that the Rating Condition has been satisfied with respect to any such investment;

and, in the case of (a) through (c) and (e) above, with a stated maturity (after giving effect to any applicable grace period) no later than the Business Day immediately preceding the Quarterly Payment Date next following the Interest Period in which the date of investment occurs (unless such Eligible Investments are issued by the Collateral Agent in its capacity as a banking institution, in which event such Eligible Investments may mature on such Quarterly Payment Date); provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (i) such obligation or security has an “L”, “p”, “prelim”, “sf” or “t” subscript assigned by S&P, (ii) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (iii) such obligation or security is subject to any withholding tax unless the issuer of the security is required to make “gross-up” payments or pay “additional amounts” in respect of, or otherwise compensate the holder of such security for, the full amount of such withholding tax for any reason (including in the event of a change of law), (iv) such obligation or security is secured by real property, (v) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (vi) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (vii) in the Borrower’s or the Services Provider’s judgment, such obligation or security is subject to material non-credit related risks. Eligible Investments may include, without limitation, those investments for which an Agent or an affiliate of an Agent provides services. Any investment, which otherwise qualifies as an Eligible Investment, may (1) be made by the Collateral Agent or any of its Affiliates and (2) be made in securities of any entity for which the Collateral Agent or any of its Affiliates receives compensation or serves as offeror, distributor, investment advisor or other Services Provider.

“Eligible Loan Index” means, with respect to each Collateral Loan, one of the following indices as selected by the Borrower or the Services Provider upon the origination or acquisition of such Collateral Loan: the CSFB Leveraged Loan Indices (formerly the DLJ Leveraged Loan Index Plus), the Deutsche Bank Leveraged Loan Index, the J.P. Morgan EMBI Global Index, the Goldman Sachs/Loan Pricing Corporation Liquid Leveraged Loan Index, the Bank of America Securities Leveraged Loan Index, the S&P/LSTA Leveraged Loan Indices or any other nationally recognized loan index subject to the consent of the Facility Agent (collectively, the “Approved Indices”); provided that the Borrower or the Services Provider may change the index applicable to a Collateral Loan to another of the Approved Indices at any time following the origination or acquisition thereof after giving notice to the Facility Agent and the Collateral Agent.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Security” means any equity security or any other security or loan that is not eligible for acquisition by the Borrower as a Collateral Loan and any security acquired by the Borrower as part of a “unit” with a Collateral Loan and which itself is not eligible for acquisition by the Borrower as a Collateral Loan.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the regulations promulgated and rulings issued thereunder.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code or, for the purposes of Section 412 of the Code and Section 302 of ERISA, Section 414(m) or (o) of the Code or Section 4001 of ERISA with the Borrower.

“Estimate Period” has the meaning set forth in Section 2.5(f).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 relating to a European framework for simple, transparent and standardised securitisation, including any implementing regulation, technical standards and official guidance related thereto, in each case, as amended, varied or substituted from time to time.

“EU/UK Retention Letter” means the letter agreement relating to the retention of net economic interest in substantially the form of Exhibit F hereto (relating to the Securitisation Regulations), from the Retention Provider and addressed to the Borrower, the Facility Agent and each Affected Holder, as amended, replaced, updated or otherwise modified from time to time.

“EU/UK Retention Requirement” means has the meaning set forth in the EU/UK Retention Letter in Exhibit F.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess Reserve Amount” means, on any date, the excess (if any) of:

(a) the amount standing to the credit of the Future Funding Reserve Account on such date over

(b) (i) the aggregate Unfunded Amount on such date minus (ii) if such date is prior to the end of the Class A-R Commitment Period, the excess (if any) of (1) the Total Class A-R Commitment on such date over (2) the aggregate principal amount of the Class A-R Loans outstanding on such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Liability” means any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Taxes” has the meaning set forth in Section 11.4(a).

“Exposure Amount” means, as of any date, with respect to any Revolving Collateral Loan or Delayed Funding Loan, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Revolving Collateral Loan or Delayed Funding Loan. For the avoidance of doubt, Exposure Amounts in respect of a Defaulted Loan shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Loan.

“Facility Agent” means Natixis, in its capacity as Facility Agent for the Lenders hereunder, and its successors in such capacity.

“Facility Agent Fee” means the fee payable to the Facility Agent in arrears on each Quarterly Payment Date, equal to $5,000 per Quarterly Payment Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the FRBNY on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upward, if necessary, to the next 1/100th of 1%) of the quotations for such day of such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fee Proceeds” means all amounts in the Collection Account representing upfront, commitment, amendment and waiver, late payment (including compensation for delayed settlement or trades), anniversary, annual, facility, prepayment, redemption or any other fees of any type received in respect of any Collateral Loan and any excess, with respect to participation interests in Collateral Loans which have been sold by the Borrower pursuant to Section 10.1(b), of the interest paid by the applicable Obligor in respect of the portion of such Collateral Loan that is the subject of such participation interest over the amount of interest required to be paid by the Borrower to the purchaser of such participation interest pursuant to the underlying participation agreement; provided that Fee Proceeds shall not include any reimbursement of expenses payable by the Borrower to third parties, including legal fees, that may be received by the Borrower from any Obligor or any fees received in connection with the reduction of the par of the related Collateral Loan. Fee Proceeds shall in all cases constitute Interest Proceeds.

“Financial Sponsor” means any Person whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Last-Out Loan” means a loan that, prior to an event of default under the applicable Related Contract, is entitled to receive payments pari passu with other senior secured loans of the same Obligor, but following an event of default under the applicable Related Contract, such Collateral Loan becomes fully subordinated to other senior secured loans of the same Obligor and is not entitled to any payments until such other senior secured loans are paid in full.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Obligation” means any Collateral Loan that bears a floating rate of interest.

“Floor Obligation” means, as of any date, a Floating Rate Obligation (a) the interest in respect of which is paid based on SOFR (or other applicable benchmark rate) and (b) that provides that such benchmark rate is (in effect) calculated as the greater of (i) a specified “floor” rate per annum and (ii) such benchmark rate for the applicable interest period for such Floating Rate Obligation.

“FRBNY” means the Federal Reserve Bank of New York.

“Funding” has the meaning assigned to such term in Section 2.1.

“Funding Date” means the date of a Funding, as permitted hereunder.

“Future Funding Reserve Account” means the account established pursuant to Section 8.3(b).

“Future Funding Reserve Loan” has the meaning set forth in Section 2.1.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Government Official” means any (a) officer, official or employee of any Governmental Authority, or of a public international organization, or any Person acting for or on behalf of any government, Governmental Authority, or public international organization, (b) political party or official thereof, (c) candidate for political office or (d) spouse, parent, relative, close personal associate, representative, or other person acting for or on behalf of any person described in (a)-(c).

“Governmental Authority” means any federal, state, local, foreign, provincial, municipal or supra-national government, quasi-governmental administrative authority, body, or any political subdivision thereof, any agency, authority, instrumentality, department, regulatory body, court, tribunal, central bank, administrative hearing body, arbitration panel, or other dispute-resolving panel or body, and any semi-governmental, legislative, or administrative or arbitral entity or authority, or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any stock exchange or self-regulatory organization established under statute). The term “Governmental Authority” includes any Person acting on behalf of any Governmental Authority.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other Moneys payable thereunder, to give and receive notices and other communications, to give consents, waivers or make other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Granting Clause” means the clause relating to the Grant.

“Group I Country” means Australia, The Netherlands, New Zealand and the United Kingdom.

“Group II Country” means Germany, Sweden and Switzerland.

“Group III Country” means Austria, Belgium, Denmark, Finland, France, Luxembourg and Norway.

“Highest Ranking Class” means the Class A-R Loans, the Class A-T Loans and the Class A-D2 Loans.

“Increased Commitment Date” means the date of the effectiveness of the Increased Commitments and/or Additional Loans pursuant to the terms of this Agreement.

“Increased Commitments” has the meaning assigned to such term in Section 2.14(a).

“Increased Costs” means any amounts due pursuant to Section 2.9 and/or Article XI.

“Incurrence Covenant” means a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) only upon the occurrence of certain actions of the borrower, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” of any Person means, without duplication, (a) as shown on such Person’s balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (c) all Contingent Obligations of such Person, and (d) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (a), (b) or (c) hereof.

“Indemnified Taxes” has the meaning set forth in Section 11.4(a).

“Indemnitee” has the meaning set forth in Section 12.3(b).

“Industry Diversity Measure” means as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Industry Classification, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans) issued by Obligors that belong to such S&P Industry Classification by (ii) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans).

“Information” has the meaning set forth in Section 15.1(a).

“Initial Funding Date” means the Closing Date.

“Initial Rating” means the ratings given to each Class of Loans by S&P as of the Closing Date.

“Initial Revolving Lender” means Versailles Assets LLC, any of its Affiliates and any CP Conduit managed or supported by Natixis (or any of its Affiliates).

“Interest Coverage Amount” means, at any time, without duplication, the sum of (a) the scheduled interest payments and scheduled fees due (in each case regardless of whether the applicable payment date has yet occurred) on the Collateral Loans (including, for any Permitted Deferrable Loan, only the required current cash pay interest expected to be received on the underlying loan and other Interest Proceeds actually received on such Permitted Deferrable Loan, and excluding Defaulted Loans to the extent set forth in the definition of “Interest Proceeds”) for the then-current Due Period; (b) amounts on deposit in the Collection Account, including Eligible Investments, representing Interest Proceeds; (c) scheduled interest on Eligible Investments held in the Collection Account, the Future Funding Reserve Account and the Closing Expense Account, in each case for the then-current Due Period, (d) all regularly scheduled amounts due and payable to the Borrower under Interest Hedge Agreements during the then-current Due Period; and (e) amounts on deposit in the Interest Reserve Account.

“Interest Hedge Agreement” means an interest rate protection agreement that may be entered into between the Borrower and an Interest Hedge Counterparty after the Closing Date, for the sole purpose of hedging interest rate risk between the portfolio of Collateral Loans and the Loans, as amended from time to time in accordance with the terms thereof, with respect to which the Rating Condition is satisfied.

“Interest Hedge Counterparty” means a counterparty meeting, at the time of entry by the Borrower into an Interest Hedge Agreement, the then-current S&P criteria for hedge counterparties (or, with respect to any counterparty not meeting such criteria at such time, any counterparty whose obligations in respect of such Interest Hedge Agreement are absolutely and unconditionally guaranteed by an Affiliate of such counterparty meeting the then-current S&P guarantee criteria at such time), together with any permitted assignee or successor (which meets the then-current S&P criteria for hedge counterparties) under such Interest Hedge Agreement with respect to which the Rating Condition is satisfied.

“Interest Only Loan” means any obligation or security that does not provide in the related Related Contracts for the payment or repayment of a stated principal amount in one or more installments on or prior to its stated maturity.

“Interest Period” means, with respect to each Funding, (a) the period from (and including) the date of such Funding to but excluding the following Quarterly Payment Date, and (b) each successive period from and including each Quarterly Payment Date to but excluding the following Quarterly Payment Date until the principal of such Funding is repaid; provided that, (x) in the case of any Interest Period applicable to a prepayment of the Loans pursuant to Section 2.7(c) or the Priority of Payments, such Interest Period shall end on the date of such prepayment only if paid in full and (y) in the case of the Interest Period applicable to the Quarterly Payment Date occurring on the Stated Maturity, such Interest Period shall end on (and include) such Quarterly Payment Date.

“Interest Proceeds” means, with respect to any Pledged Collateral (including Cash), (a) any payments with respect thereto that are attributable to interest or yield in accordance with the Related Contracts of such Pledged Collateral, (b) all Fee Proceeds (other than fees received in connection with the reduction of principal of a Collateral Loan), (c) all cash capital contributions made to the Borrower that, to the extent provided in Section 8.2(g), are to be treated as Interest Proceeds and (d) all funds on deposit in the Interest Reserve Account. Interest Proceeds shall also include any amounts paid to the Borrower pursuant to an Interest Hedge Agreement. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Interest Proceeds” hereunder. Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the Principal Balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds. Any amounts received in respect of any Equity Security will constitute Principal Proceeds (and not Interest Proceeds), until the full principal amount at the time such Collateral Loan became a Defaulted Loan has been recovered after which any amounts received in respect of such Equity Security shall constitute Interest Proceeds.

“Interest Rate Cap” means, with respect to each Interest Period, the sum of (a) Term SOFR applicable to such Interest Period plus (b) 1.75% per annum; provided that the Interest Rate Cap shall not apply to any amounts paid on any Loan pursuant to Section 2.5(c).

“Interest Reserve Account” means the account established pursuant to Section 8.3(e).

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Criteria Adjusted Balance” means, with respect to any Collateral Loan, the Principal Balance of such Collateral Loan; provided that the Investment Criteria Adjusted Balance of any Discount Loan shall be the purchase price, excluding accrued interest, expressed as a Dollar amount, for such Discount Loan (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof).

“IRS” means the U.S. Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, laws (including common law), treaties, rules, guidelines, directives, regulations, ordinances, orders, decrees, injunctions, codes, statutory guidance, regulatory code of practice, and administrative or judicial decisions, determinations, precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Class A-R Lender, each Class A-D1 Lender, each Class A-D2 Lender and each Class A-T Lender.

“Lender Collateral Account” means the account established pursuant to Section 8.3(c).

“Lender Collateral Subaccount” has the meaning set forth in Section 8.3(c)(ii).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidity Facility” means, with respect to any Loan by any CP Lender, a liquidity asset purchase agreement, swap transaction or other facility that provides liquidity for Commercial Paper Notes, and any guaranty of any such agreement or facility.

“Liquidity Funding” means, with respect to any Loan by any CP Lender, at any time, funding by a CP Lender of all or a portion of the outstanding principal amount of such Loan with funds provided under a Liquidity Facility.

“Liquidity Funding Period” means, with respect to any Loan by any CP Lender, a period of time during which all or a portion of the outstanding principal amount of such Loan is funded through a Liquidity Funding.

“Liquidity Funding Rate” means with respect to any Liquidity Funding under a Liquidity Facility on any day, the per annum rate of interest provided for in the relevant Liquidity Facility for such day.

“Loan Assets” has the meaning set forth in Section 8.1(d).

“Loan Assignment Agreement” has the meaning set forth in Section 8.1(d).

“Loan Documents” means this Agreement, the Account Control Agreement, the Sale and Contribution Agreement, the Corporate Services Agreement, the Loan Notes, the Collateral Agent Fee Letter, the Interest Hedge Agreements and the EU/UK Retention Letter.

“Loan Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of this Agreement, substantially in the applicable form set forth on Exhibit A-1 or A-2 hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Loans” means, collectively, the Class A-R Loans, the Class A-D1 Loans, the Class A-D2 Loans and the Class A-T Loans.

“Long Dated Loan” means as of any date of determination, any obligation with a stated maturity after the Stated Maturity including, for the avoidance of doubt, any obligation with a stated maturity after the Stated Maturity after giving effect to an amendment, consent, modification or waiver that extends the final maturity of such obligation.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants (including, without limitation, any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) during each reporting period, whether or not such borrower has taken any specified action.

“Majority” means, with respect to any Class or Classes or the Lenders of any Class or Classes, the Lender or Lenders holding, collectively, more than 50% of the sum of (i) the aggregate principal amount of such Class or Classes outstanding at such time plus (ii) the aggregate Undrawn Commitments in respect of such Class or Classes at such time; provided that, in determining whether a Majority of any Class or Classes has consented to or approved any action or inaction, (1) the vote of any Borrower Affiliated Holder shall not be taken into account and the outstanding principal amounts and aggregate unutilized commitments held by each Borrower Affiliated Holder shall be excluded (x) from the amounts set forth in clauses (a)(i) and (ii) and (b) of this definition and (y) for purposes of removal or replacement of the Services Provider or the waiver under the Corporate Services Agreement of any event constituting “cause” as a basis for termination of the Corporate Services Agreement, (2) with respect to the Loans, the vote of any Defaulting Lender shall not be taken into account to the extent provided in Section 11.5(b)(ii) and (3) for so long as any Initial Revolving Lender is a Lender of a Class of Loans hereunder, the “Majority” of such Class of Loans shall always be deemed to include such Initial Revolving Lender, it being understood that, accordingly, any vote or action to be taken by the Majority of such Class of Loans hereunder while any Initial Revolving Lender is a Lender of such Class of Loans shall require the corresponding vote or action, as the case may be, of such Initial Revolving Lender (in addition to, and not instead of, the vote or action otherwise required from the Lender or Lenders holding, collectively, more than 50% of the sum of (x) the aggregate principal amount of such Class of Loans outstanding at such time plus (y) the aggregate Undrawn Commitments in respect of such Class of Loans at such time). In addition, if a Lender’s Commitment is reduced (including a reduction in full that results in a termination of such Lender’s Commitment) as the result of a Bail-In Action, the vote of any such Lender shall be commensurately and proportionately reduced.

“Margin Stock” shall have the meaning provided such term in Regulation U.

“Market Value” means, as of any date of determination, with respect to any loans or other assets, the amount (determined by the Borrower or the Services Provider in accordance with the Servicing Standard) equal to the product of the principal amount thereof and the price determined in the following manner:

(a) the bid-side quote determined by any of (i) Loan Pricing Corporation, LoanX Inc., MarkIt Partners, Mergent, Inc., IDC or Lincoln International LLC (or an Affiliate thereof) or (ii) with notice to S&P, any other nationally recognized loan pricing service selected by the Borrower or the Services Provider with notice to the Lenders; provided that the Facility Agent may object to the selection of any loan pricing service selected pursuant to the immediately preceding clause (ii) within three Business Days after receipt of such notice;

(b) if such quote described in clause (a) is not available,

(i) the average of the bid-side quotes determined by three independent SEC-registered broker-dealers active in the trading of such asset;

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids; or

(iii) if only one such bid can be obtained, such bid;

provided that a bid provided pursuant to this clause (b) shall not be from any of the Borrower, the Services Provider or any Affiliate of any thereof; or

(c) if the Market Value of an asset cannot be determined in accordance with clause (a) or (b) above, then the Market Value shall be the Appraised Value; provided that (i) if the Appraised Value of such Collateral Loan has been obtained or updated within the immediately preceding four months, (ii) if the Appraised Value of a Collateral Loan is determined pursuant to clause (b) of the definition of “Appraised Value”, the Market Value of such Collateral Loan shall not exceed the aggregate principal amount thereof (or the portion thereof held by the Borrower) and (iii) if the Appraised Value has been requested but has not yet been received, for assets representing an aggregate of up to 5.0% of the Total Capitalization, the Market Value determined by the Services Provider (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it would determine the market value of an asset for purposes of other funds or accounts managed by it; provided that the Market Value of any such asset may not be determined in accordance with this subclause (iii) for more than 45 days; provided further that, for the avoidance of doubt, the Services Provider may, but shall not be required to, obtain an Appraised Value for any Collateral Loan;

(d) if such quote or bid described in clause (a), (b) or (c) is not available, then the Market Value of such Collateral Loan shall be the Market Value determined by the Services Provider (according to its own internal marking procedure) exercising reasonable commercial judgment in accordance with the Servicing Standard, consistent with the manner in which it determines the market value of an asset for purposes of other funds or accounts managed by it; provided that if the Services Provider is not a registered investment adviser under the Investment Advisers Act, the Market Value of any such asset may not be determined in accordance with this clause (d) for more than 45 days; or

(e) if the Market Value of an asset cannot be determined in accordance with clause (a), (b), (c) or (d) above, then the Market Value shall be deemed to be zero until such determination is made in accordance with clause (a), (b), (c) or (d) above.

“Material Adverse Effect” means any event that has a material adverse effect on (a) the assets, financial condition or operations of the Borrower or the Services Provider, (b) the ability of the Borrower, the Services Provider or the Retention Provider to perform its obligations under the Loan Documents or (c) the rights, interests, remedies or benefits (taken as a whole) available to the Lenders or the Agents under the Loan Documents, each as determined in good faith and on a commercially reasonable basis by the Facility Agent.

“Maturity Amendment” has the meaning set forth in Section 5.18.

“Maximum Principal Balance” means, as of any date of determination and with respect to all or any specified portion of the Collateral Loans, the sum of (a) the Principal Balance of such Collateral Loans as of such date and (b) in the case of any such Collateral Loans that are Revolving Collateral Loans or Delayed Funding Loans, the Exposure Amounts thereof.

“Maximum Weighted Average Life Test” means is a test satisfied on any Measurement Date if the Weighted Average Life of all Collateral Loans as of such date is less than or equal to (a) 7.5 years minus (b) the number of years (rounded to the nearest quarter) that have elapsed since the Closing Date (or, if any Take-Out CLO has occurred, since the date of the most recent Take-Out CLO).

“Measurement Date” means each Calculation Date, each day Collateral Loans are acquired, originated or sold, each Collateral Report Determination Date and each day pursuant to the request of the Facility Agent or S&P; provided that if any such date is not a Business Day, such Measurement Date shall be the next succeeding Business Day.

“Minimum Average Coupon Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Coupon equals or exceeds 5.00%.

“Minimum Average Spread Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Spread equals or exceeds the S&P Minimum Floating Spread.

“Minimum S&P Recovery Rate Test” means the test that will be satisfied on any date of determination if the Weighted Average S&P Recovery Rate for the Collateral Loans equals or exceeds the S&P CDO Monitor Recovery Rate.

“Money” shall have the meaning specified in Section 1-201(24) of the UCC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Natixis” means Natixis, New York Branch.

“Net Purchased Loan Balance” means as of any date of determination, an amount equal to (a) the Aggregate Principal Balance of all Transferred Loans (as defined in the Sale and Contribution Agreement) sold by the Seller or the Retention Provider, as seller, to the Borrower, as buyer, pursuant to the Sale and Contribution Agreement prior to such date, minus (b) the Aggregate Principal Balance of all Transferred Loans repurchased by the Seller or the Retention Provider, as applicable, prior to such date.

“Non-Recourse Obligation” means any obligation that falls into any one of the following types of specialized lending, except (with respect to clauses (b) through (e) below) any obligation that is assigned both a corporate family rating by Moody’s and a rating by S&P pursuant to clause (a)(i) of the definition of S&P Rating:

(a) Project Finance: a method of funding in which the lender looks primarily to the revenues generated by a single project, both as the source of repayment and as security for the exposure. Repayment depends primarily on the project’s cash flow and on the collateral value of the project’s assets, such as power plants, chemical processing plants, mines, transportation infrastructure, environment, and telecommunications infrastructure.

(b) Object Finance: a method of funding the acquisition of physical assets (e.g. ships, aircraft, satellites, railcars, and fleets) where the repayment of the exposure is dependent on the cash flows generated by the specific assets that have been financed and pledged or assigned to the lender. A primary source of these cash flows might be rental or lease contracts with one or several third parties.

(c) Commodities Finance: a structured short-term lending to finance reserves, inventories, or receivable of exchange-traded commodities (e.g. crude oil, metals, or crops), where the exposure will be repaid from the proceeds of the sale of the commodity and the borrower has no independent capacity to repay the exposure. This is the case when the borrower has no other activities and no other material assets on its balance sheet.

(d) Income-producing real estate: a method of providing funding to real estate (such as, office buildings to let, retail space, multifamily residential buildings, industrial or warehouse space, and hotels) where the prospects for repayment and recovery on the exposure depend primarily on the cash flows generated by the asset. The primary source of these cash flows would generally be lease or rental payments or the sale of the asset.

(e) High-volatility commercial real estate: a financing any of the land acquisition, development and construction phases for properties of those types in such jurisdictions, where the source of repayment at origination of the exposure is either the future uncertain sale of the property or cash flows whose source of repayment is substantially uncertain (e.g. the property has not yet been leased to the occupancy rate prevailing in that geographic market for that type of commercial real estate).

“Notice of Funding” has the meaning set forth in Section 2.2(a).

“NRSRO” has the meaning set forth in Section 15.1(a).

“NRSRO Certification” has the meaning set forth in Section 15.1(a).

“Obligations” means all obligations, liabilities and Indebtedness of every nature of the Borrower, from time to time owing to the Agents, the Interest Hedge Counterparties, the Lenders and the other Secured Parties and all other obligations, liabilities and Indebtedness of the Borrower under the Loan Documents, under or in connection with this Agreement and the other Loan Documents, including, without limitation, (a) the unpaid principal amount of, and interest on (including interest which, but for the commencement of an insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Borrower or with respect to any of its assets, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in any such case or proceeding), all Loans then outstanding, and (b) all fees, expenses, indemnity payments and other amounts owed to any Secured Party pursuant to this Agreement and the other Loan Documents, in each case, whether or not then due and payable.

“Obligor” means, with respect to a Collateral Loan, any Person who is obligated to repay such Collateral Loan (including, if applicable, a guarantor thereof), or any Person whose assets are principally relied upon by the Borrower at the time such Collateral Loan was originated or acquired by the Borrower as the source of repayment of such Collateral Loan.

“Obligor Diversity Measure” means as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each Obligor, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans) issued by such Obligor by (ii) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans).

“Offer” means with respect to any security, any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the applicable Related Contracts) or to convert or exchange such security into or for Cash, securities or any other type of consideration.

“Originator Requirement” means, at any time, the condition that the nominal amount of Collateral Loans acquired (or committed to be acquired) or originated by the Borrower for which:

(a) the Retention Provider either itself or through related entities (including the Seller), directly or indirectly, was involved or will be involved in negotiating the original agreements which created or will create such Collateral Loan; and/or

(b) the Retention Provider previously purchased (and, for not less than 15 Business Days, held) such Collateral Loan for its own account (or indirectly, through its 100% ownership of the Seller) prior to such Collateral Loans being sold by the Retention Provider or the Seller (as the case may be) to the Borrower and that each of such purchase and sale are made at the respective Market Value thereof at such time, is more than 50% of the nominal amount of all Collateral Loans acquired (or committed to be acquired) or originated by the Borrower.

“Other Connection Taxes” means, with respect to any Lender or the Facility Agent, Taxes imposed as a result of a present or former connection between such Lender or the Facility Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Facility Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loans or Loan Document).

“Other Taxes” has the meaning set forth in Section 11.4(b).

“Parent” means Blue Owl Credit Income Corp. (formerly known as Owl Rock Core Income Corp.), a Maryland corporation, or its successor in interest.

“Participant” has the meaning set forth in Section 12.6(b)(i).

“Participant Register” has the meaning set forth in Section 12.6(b)(iii).

“Participation Interest” means a participation interest in a loan that, at the time of acquisition, or the Borrower’s commitment to acquire the same, satisfies each of the following criteria: (a) such participation interest would constitute a Collateral Loan were it acquired directly, (b) the Selling Institution is a lender in respect of such loan, (c) the aggregate participation interest in such loan granted by such Selling Institution to any one or more participants does not exceed the principal amount or commitment with respect to which the Selling Institution is a lender under such loan, (d) such participation interest does not grant, in the aggregate, to the participant in such participation interest a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation interest, (e) the entire purchase price for such participation interest is paid in full (without the benefit of financing from the Selling Institution or its Affiliates) at the time of the Borrower’s acquisition thereof (or, in the case of a participation interest in a Revolving Collateral Loan or a Delayed Funding Loan, at the time of the funding of such Revolving Collateral Loan or Delayed Funding Loan, as applicable), (f) the participation interest provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the participation interest and (g) other than in the case of a Closing Date Participation, such participation interest is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“Partnership Audit Rules” means Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, and any subsequent amendment (and any Treasury regulations or other guidance promulgated, or that may be promulgated in the future) relating thereto.

“PATRIOT Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Account” means the payment account established pursuant to Section 8.3(a).

“Percentage Share” means, when used:

(a) with respect to a Class A-R Lender’s obligation to make Class A-R Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-R Lender’s Class A-R Commitment by (ii) the Total Class A-R Commitment; provided that, if the Total Class A-R Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-R Lender’s Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-R Loans;

(b) with respect to a Class A-D1 Lender’s obligation to make Class A-D1 Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-D1 Lender’s Class A-D1 Commitment by (ii) the Total Class A-D1 Commitment; provided that, if the Total Class A-D1 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-D1 Lender’s Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-D1 Loans;

(c) with respect to a Class A-D2 Lender’s obligation to make Class A-D2 Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-D2 Lender’s Class A-D2 Commitment by (ii) the Total Class A-D2 Commitment; provided that, if the Total Class A-D2 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-D2 Lender’s Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-D2 Loans;

(d) with respect to a Class A-T Lender’s obligation to make Class A-T Loans and receive payments of interest, fees, principal and other amounts with respect thereto, the percentage obtained by dividing (i) such Class A-T Lender’s Class A-T Commitment by (ii) the Total Class A-T Commitment; provided that, if the Total Class A-T Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Class A-T Lender’s Loans and the denominator shall be the aggregate unpaid principal amount of all Class A-T Loans; and

(e) with respect to any other matters, (i) for any Lender, the percentage obtained by dividing (A) the sum of such Lender’s Undrawn Commitments plus the aggregate outstanding principal amount of Loans held by such Lender at such time by (B) the sum of all Lenders’ Undrawn Commitments plus the aggregate outstanding principal amount of all Loans at such time.

“Permitted Deferrable Loan” means a Permitted Deferrable Loan (Type 1) and/or a Permitted Deferrable Loan (Type 2), as applicable.

“Permitted Deferrable Loan (Type 1)” means a Collateral Loan that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest (other than supplemental interest in the case of a Collateral Loan that continues to pay interest in cash on a current basis in accordance with the terms of such Collateral Loan as such terms existed prior to the applicable deferral or capitalization of interest) and that (under the terms of the Related Contract and the Obligor’s most recent election, if applicable) currently requires a current cash pay interest rate of (a) in the case of a Floating Rate Obligation, the applicable index rate plus between 1.00% per annum and 2.49% per annum or (b) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years.

“Permitted Deferrable Loan (Type 2)” means a Collateral Loan that by its terms permits the deferral or capitalization of payment of accrued, unpaid interest (other than supplemental interest in the case of a Collateral Loan that continues to pay interest in cash on a current basis in accordance with the terms of such Collateral Loan as such terms existed prior to the applicable deferral or capitalization of interest) and that (under the terms of the Related Contract and the Obligor’s most recent election, if applicable) currently requires a current cash pay interest rate of (a) in the case of a Floating Rate Obligation, the applicable index rate plus at least 2.50% per annum or (b) in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed/floating interest rate swap with a term equal to five years plus 1.50% per annum.

“Permitted Distribution” means any of the following:

(a) a distribution made pursuant to Sections 6.4 or 9.1; or

(b) a distribution to the Parent from the proceeds of the sale of Collateral Loans in connection with a Take-Out CLO, so long as (x) after giving effect to such distribution and to any related prepayment of Loans from the proceeds of such sale pursuant to Section 2.7(h), (i) no Event of Default or Default is in effect or would result from such distribution and any related prepayment of Loans and (ii) the Senior Advance Rate Test, each Collateral Quality Test, the Concentration Limitations, the requirements of Section 5.40 are satisfied and the Coverage Tests are satisfied, (y) the Facility Agent has confirmed in writing to the Borrower that it is reasonably satisfied that the requirements set forth in clause (x) hereof are satisfied, and (z) the Borrower gives at least two Business Days’ notice concerning such distribution to the Agents and S&P (which notice shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in sub-clause (x) above with respect to such distribution).

“Permitted Liens” means (a) Liens for state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if the Borrower shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens, (b) Liens granted to the Collateral Agent for the benefit of the Secured Parties pursuant to or by the Loan Documents, (c) the restrictions on transferability imposed by the Related Contracts (but only to the extent relating to customary procedural requirements and agent and Obligor consents (except where the Services Provider or any of its Affiliates is the agent) expected to be obtained in due course and provided that any Obligor consents will be obtained prior to the delivery of the related Collateral hereunder pursuant to Section 8.8), (d) the restrictions on transferability imposed by any shareholder agreements in respect of Equity Securities acquired in connection with the restructuring of a Collateral Loan or the exercise of remedies with respect thereto, (e) with respect to agented Collateral Loans, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such Obligor under the related Collateral Loan and (f) with respect to any interest in Related Property, materialman’s, warehouseman’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business if such sums shall not at the time be due and payable or if the appropriate person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the appropriate person, and no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced with respect to such Liens.

“Permitted Parent Distribution” means a distribution by the Borrower to the Parent from the proceeds of Borrowings hereunder or other funds in the Collection Account or any Equity Security, which distribution satisfies all of the following conditions: (x) such distribution occurs during the Reinvestment Period, (y) as evidenced by a compliance certificate delivered by the Borrower to the Facility Agent not later than 2:00 p.m. (New York City time) at least one Business Day prior to the day of such distribution, which certificate shall set forth the amount of such distribution and all relevant calculations with respect thereto, after giving effect to such distribution (i) no Event of Default or Default is in effect or would result from such distribution and any related prepayment of Loans and (ii) the Senior Advance Rate Test, each Collateral Quality Test, the Concentration Limitations, the requirements of Section 5.40 and the Coverage Tests are satisfied; provided that, solely for purposes of determining whether the Senior Overcollateralization Ratio Test and the Senior Advance Rate Test are satisfied for purposes of this clause (ii), the Principal Collateralization Amount in “Senior Overcollateralization Ratio” and in “Senior Advance Rate” shall be calculated using, (1) for (a) any Collateral Loan that is not a Defaulted Loan, Long Dated Loan or Current Pay Loan and has a current Market Value of less than 95% of its par amount and (b) Current Pay Loans up to 5.0% of Total Capitalization that have a current Market Value of less than 95% of their respective par amount (measured separately with respect to each Current Pay Loan), the lesser of the Market Value and the purchase price of such Collateral Loan and (2) for any Collateral Loan that is not included in clause (1) above (including, for the avoidance of doubt, Current Pay Loans in excess of 5.0% of Total Capitalization), the method of calculation set out in the definition of Principal Collateralization Amount, and (z) the Borrower gives at least two Business Days’ notice of such distribution to the Agents and S&P. For the avoidance of doubt, the foregoing conditions will not apply to any acquisitions of any new Collateral Loans by the Borrower from the Parent or any Affiliate of the Parent.

“Person” means an individual, a corporation, an exempted company, a partnership, an association, a trust, a limited liability company, member or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and either (a) is sponsored, maintained, or contributed to, or required to be contributed to, by the Borrower or a member of its ERISA Group or (b) has at any time within the preceding five plan years been sponsored, maintained, or contributed to, or required to be contributed to, by the Borrower or a member of its ERISA Group.

“Pledged Collateral” has the meaning specified in the Granting Clause hereof.

“Portfolio Exposure Amount” means the excess (if any) of the sum of (i) the aggregate Exposure Amount at such time plus (ii) Unsettled Amounts over (iii) the sum of (x) amounts on deposit in the Future Funding Reserve Account on such date and (y) amounts on deposit in the Collection Account on such date, including Eligible Investments, representing Principal Proceeds.

“Post-Default Rate” has the meaning assigned to such term in Section 2.5(c).

“Post-Transition S&P CCC Collateral Loan” means, a Collateral Loan that, at the time the Borrower committed to purchase such Collateral Loan, has an application to S&P for a credit estimate pending and that, upon the provision of such credit estimate (after the acquisition of such Collateral Loan by the Borrower), becomes an S&P CCC Collateral Loan.

“Posting Email Account” has the meaning set forth in Section 15.1(a).

“Prime Rate” means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, or the Facility Agent determines in good faith that the rate so reported no longer accurately reflects an accurate determination of the prevailing Prime Rate, then the Facility Agent may select a reasonably comparable index or source to use as the basis for the Prime Rate (with notice to the Collateral Agent). Notwithstanding the foregoing or any other provision of this Agreement, the rate calculated pursuant to this definition shall not be less than 0%.

“Principal Allocation Formula” means (as calculated by the Collateral Agent):

(a) prior to the end of the Reinvestment Period, with respect to a prepayment of the Loans as specifically set forth herein:

(i) first, to the Class A-R Loans in an amount equal to the excess, if any, of (1) the Portfolio Exposure Amount on such Quarterly Payment Date (or other applicable date of payment) over (2) the aggregate Undrawn Commitments in respect of the Class A-R Loans on such Quarterly Payment Date (or other applicable date of payment), and

(ii) second, to each of the Class A-R Loans, the Class A-D1 Loans, the Class A-D2 Loans and the Class A-T Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause (ii)); and

(b) on the last day of the Reinvestment Period and after the end of the Reinvestment Period, with respect to a prepayment of the Loans as specifically set forth herein, to each of the Class A-R Loans, the Class A-D1 Loans, the Class A-D2 Loans and the Class A-T Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this clause (b));

provided, in each case, that (x) if the Principal Allocation Formula would result in the allocation of a payment of principal to the Class A-R Loans in excess of the aggregate outstanding principal amount thereof, then the amount of such excess shall be deposited into the Future Funding Reserve Account and (y) any prepayments hereunder that are made to the Class A-R Lenders, the Class A-T Lenders and the Class A-D Lenders shall be made, first, on a pari passu basis with respect to the Class A-R Loans, the Class A-T Loans and the Class A-D Loans, and, then, as between the Class A-D Lenders, first, to the Class A-D1 Lenders, and, then, to the Class A-D2 Lenders.

“Principal Balance” means, as of any date of determination with respect to any Collateral Loan, the aggregate outstanding principal amount of such Collateral Loan as of such date, excluding (a) deferred or capitalized interest on any Collateral Loan and (b) any portion of such principal amount that has been assigned or participated by the Borrower pursuant to Section 10.1; provided, that for purposes the definitions of “S&P Weighted Average Rating Factor”, “Default Rate Dispersion”, “Obligor Diversity Measure”, “Industry Diversity Measure”, and “Regional Diversity Measure”, the definition of “Principal Balance” shall include, without duplication, in the case of any such Collateral Loans that are Revolving Collateral Loans or Delayed Funding Loans, the Exposure Amounts thereof. For the avoidance of doubt, the Principal Balance of any Equity Security shall be zero.

“Principal Collateralization Amount” means, at any time, the sum of (without duplication):

(a) the Aggregate Principal Balance of all Collateral Loans (excluding Defaulted Loans, Discount Loans, Long Dated Loans and Current Pay Loans (each as to which the applicable rule below shall apply)); plus

(b) (i) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds plus (ii) without duplication, the aggregate amount of funds on deposit in the Future Funding Reserve Account, constituting Principal Proceeds, including Eligible Investments; plus

(c) for all Discount Loans, the aggregate of the purchase prices, excluding accrued interest, expressed as a Dollar amount, for such Discount Loans (after adding the amount of any subsequent borrowings and/or subtracting the amount of any subsequent repayments thereof); plus

(d) for each Defaulted Loan that has been a Defaulted Loan for less than one year, the Recovery Value and, for each other Defaulted Loan, zero; plus

(e) for each Long Dated Loan, the product of (x) the Principal Balance of such Collateral Loan and (y) the S&P Recovery Rate of such Collateral Loan; plus

(f) (i) for Current Pay Loans up to 5.0% of Total Capitalization, the Aggregate Principal Balance of all such Current Pay Loans, plus (ii) for each Current Pay Loan in excess of 5.0%, 90% of such Current Pay Loan’s Market Value (which is not determined pursuant to clause (d) or subclause (iii) in the proviso of clause (c) of the definition thereof) (but no greater than the par value of such Current Pay Loan); minus

(g) the CCC Excess Adjustment Amount;

provided that (i) with respect to any Collateral Loan that satisfies more than one of the definitions of Defaulted Loan, Discount Loan, Long Dated Loan or Current Pay Loan such Collateral Loan shall, for the purposes of this definition, be treated as belonging to the category of Collateral Loans which results in the lowest Principal Collateralization Amount on any date of determination and (ii) the Principal Collateralization Amount of any Collateral Loan held in the form of a Closing Date Participation after the date that is 60 days after Closing Date will be the Recovery Value.

“Principal Proceeds” means (a) with respect to any Pledged Collateral (including Cash) any payments with respect thereto that are attributable to principal in accordance with the Related Contracts of such Pledged Collateral or that do not otherwise constitute Interest Proceeds (including unapplied proceeds of the Collateral Loans), (b) any cash capital contributions made to the Borrower and applied pursuant to Section 8.2(g) (except to the extent that such capital contributions are to be treated as Interest Proceeds in accordance with Section 8.2(g)) and Section 6.5, and (c) any amounts received in respect of any Equity Security, until the full principal amount with respect to the Collateral Loan that was exchanged for such Equity Security at the time such Collateral Loan became a Defaulted Loan or the full principal amount of such other asset has been recovered, after which any amounts received in respect of such Equity Security shall constitute Interest Proceeds. All sales of participation interests or assignments pursuant to Section 10.1 shall be for cash the proceeds of which shall be deemed to be Principal Proceeds for all purposes hereunder and all amounts deposited pursuant to Section 8.2(g) and designated as Principal Proceeds in accordance therewith shall be deemed to be Principal Proceeds for all purposes hereunder. No amounts that are required by the terms of any participation agreement to be paid by the Borrower to any Person to whom the Borrower has sold a participation interest shall constitute “Principal Proceeds” hereunder.

“Principal Sharing Percentage” means, with respect to any payment of principal of the Loans that is to be allocated according to the Principal Allocation Formula, a fraction, expressed as a percentage:

(a) the numerator of which is:

(i) in the case of the Class A-D1 Loans, the aggregate principal amount of the Class A-D1 Loans outstanding on such date;

(ii) in the case of the Class A-D2 Loans, the aggregate principal amount of the Class A-D2 Loans outstanding on such date; or

(iii) in the case of the Class A-R Loans, the lesser of (1) the sum of (A) the aggregate principal amount of the Class A-R Loans outstanding on such date and (B) the Portfolio Exposure Amount on such date and (2) the amount of the Total Class A-R Commitment on such date; provided that if the Total Class A-R Commitment has been reduced to zero, then the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Class A-R Loans outstanding on such date, and

(b) the denominator of which is the sum of:

(i) the aggregate principal amount of the Class A-D1 Loans outstanding on such date;

(ii) the aggregate principal amount of the Class A-D2 Loans outstanding on such date;

(iii) the aggregate principal amount of the Class A-T Loans outstanding on such date; and

(iv) the lesser of (1) the sum of (A) the aggregate principal amount of the Class A-R Loans outstanding on such date and (B) the Portfolio Exposure Amount on such date and (2) the amount of the Total Class A-R Commitment on such date; provided that if the Total Class A-R Commitment has been reduced to zero, the amount determined pursuant to this clause (ii) shall equal the aggregate principal amount of the Class A-R Loans outstanding on such date.

“Priority of Payments” has the meaning set forth in Section 9.1(a), provided that, at all times after the Controlling Parties have exercised their right to direct the liquidation of the Collateral under Article VI, “Priority of Payments” shall mean the priorities set forth in Section 6.4 hereof.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Program Manager” means the investment manager or administrator of a CP Lender, as applicable.

“Prohibited Obligor” means as determined by the Collateral Manager in its reasonable discretion at the time of the acquisition of the applicable Collateral Loan, a company whose primary business is, or whose primary source of revenue (50% or more) is directly derived from:

(a) activities that have been identified through in-house data provided by the Borrower or the use of third-party data as generating revenues from the manufacture, production, distribution, marketing or sale of controversial weapons or key components used solely in the production of any such weapon system, where “controversial weapons” shall mean any weapons or ammunition not compliant with the Ottawa Convention on anti-personnel landmines, which entered into force on 1 March 1999, the Oslo convention on cluster munitions, which entered into force on 1 August 2010, the convention on the Prohibition of the Development, Production and Stockpiling of Bacteriological and Toxin Weapons and on Their Destruction (BTWC), which entered into force in 1975, the Convention on the Prohibition of the Development, Production, Stockpiling and Use of Chemical Weapons and on their Destruction (CWC), which entered into force in 1997, the Treaty on the Non-Proliferation of Nuclear Weapons (NPT), rigorously controlled by the United Nations that entered into force on 5 March 1975 and the Council Regulation (EU) 2018/1542 of 15 October 2018 concerning restrictive measures against the proliferation and use of chemical weapons;

(b) the mining of thermal coal (which, for the avoidance of doubt, shall include coal used to generate electricity, but shall not include metallurgical coal or coking coal used to produce steel); or

(c) non-sustainable palm oil production or owns over 30,000 ha of palm oil plantations that do not have the Certified Sustainable Palm Oil (CSPO) or Roundtable on Sustainable Palm Oil label or equivalent certification;

provided that (x) any business that does business with or provides support services to a company described in clauses (a) through (c), including, without limitation, payment platforms, web hosting services, transport services and/or general retail shall not constitute a Prohibited Obligor, unless its sole business function is to provide support services to such company; and (y) any business that is only engaged in the production and/or sale of computer technology, communications equipment, software, medical supplies or similar items shall not constitute a Prohibited Obligor unless the sole use of such item is for one of the prohibited activities described in clauses (a) through (c). Notwithstanding anything to the contrary herein, the Collateral Manager (i) does not make any representations regarding, or warranties with respect to, any determination regarding whether any Obligor is a Prohibited Obligor and shall, in no case, have any liability with respect to any such determination and (ii) will use commercially reasonable efforts to take into account the UN Global Compact Principles.

“Prohibited Transaction” means (a) a transaction described in Section 406(a) of ERISA or Section 4975(c) of the Code, that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA or Section 4975(d) of the Code or (b) a transaction prohibited under Similar Law.

“Proposed Portfolio” means the portfolio of Collateral Loans and Eligible Investments resulting from the proposed purchase, sale, maturity or other disposition of a Collateral Loan or a proposed reinvestment in an additional Collateral Loan, as the case may be.

“QFC” has the meaning specified in Section 12.24(b).

“QFC Credit Support” has the meaning specified in Section 12.24.

“Quarterly Cap” means, with respect to any Quarterly Payment Date, an amount equal to (a) $250,000 per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) plus (b) 0.02% per annum (prorated for the related Interest Period on the basis of the actual number of days in the current calendar year and the actual number of days elapsed) multiplied by the sum of, without duplication, (i) the Aggregate Principal Balance of all Collateral Loans, (ii) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds, (iii) the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (iv) the Portfolio Exposure Amount, in each case, measured as of the Calculation Date immediately preceding such Quarterly Payment Date.

“Quarterly Payment Date” means the 20th of February, May, August and November in each year, commencing in May 2025 and the Stated Maturity; provided that, if any such date is not a Business Day, such Quarterly Payment Date shall be the next succeeding Business Day.

“Quarterly Payment Date Report” has the meaning set forth in Section 9.1(c).

“Rating Agency” means (a) with respect to the Loans, S&P (and/or, if, at any time any other nationally recognized investment rating agency provides a rating of any Loans solicited by the Borrower and approved by Natixis, such rating agency) or (b) with respect to the Collateral generally, Moody’s or S&P (or, if, at any time Moody’s or S&P ceases to provide rating services with respect to debt obligations, any other nationally recognized investment rating agency selected by the Borrower or the Services Provider and approved by Natixis).

In the event that at any time any of the rating agencies referred to above ceases to be a “Rating Agency” and a replacement rating agency is selected in accordance with the preceding sentence, then references to rating categories of such replaced rating agency in this Agreement shall be deemed instead to be references to the equivalent categories of such replacement rating agency as of the most recent date on which such replacement rating agency and such replaced rating agency’s published ratings for the type of obligation in respect of which such replacement rating agency is used.

“Rating Condition” means, with respect to any action taken or to be taken by or on behalf of the Borrower, a condition that is satisfied if S&P has confirmed in writing (which may take the form of a press release, electronic messages, facsimile, posting to its internet website, other written communication or other means then considered industry standard) that such action will not cause the then-current rating of the Class of Loans by S&P to be reduced or withdrawn; provided that the Rating Condition will be deemed to be satisfied (or inapplicable in the case of clause (b) below) with respect to any such action if (a) at the time of determination, none of the Loans are then rated by S&P; (b) the Agents and all of the Lenders provide their written approval as to such action and written notice thereof is given to S&P; (c) S&P has made a public statement to the effect that it will no longer review events or circumstances of the type requiring satisfaction of the Rating Condition in this Agreement for purposes of evaluating whether to confirm the then-current ratings (or Initial Rating) of the Loans rated by S&P; or (d) S&P has communicated to the Borrower, the Services Provider or any Agent (or their respective counsel) that it will not review such event or circumstances for purposes of evaluating whether to confirm the then-current ratings (or Initial Rating).

“Real Estate Loan” means any debt obligation that is (a) directly or indirectly secured by a mortgage, deed of trust or similar Lien on commercial real estate, residential real estate, office, retail or industrial property or undeveloped land, is underwritten as a mortgage loan and is not otherwise associated with an operating business or (b) a loan to a company engaged primarily in acquiring and developing undeveloped land (whether or not such loan is secured by real estate).

“Recovery Value” means, for any applicable asset, the lowest of:

(a) the Principal Balance thereof multiplied by the applicable S&P Recovery Rate thereof;

(b) the Market Value thereof; and

(c) the Carrying Value thereof.

Notwithstanding the foregoing, the Recovery Value of a Defaulted Loan that has been a Defaulted Loan for one year or more shall be zero.

“Regional Diversity Measure” means as of any date of determination, the number obtained by dividing (a) 1 by (b) the sum of the squares of the quotients, for each S&P Region Classification, obtained by dividing (i) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans) issued by Obligors that belong to such S&P Region Classification by (ii) the Aggregate Principal Balance at such time of all Collateral Loans (other than Defaulted Loans).

“Register” has the meaning set forth in Section 12.6(f).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) the date that is 36 months after the Closing Date, (b) the date of the acceleration of the maturity of the Loans or the termination of the Commitments pursuant to Section 6.2, (c) any date on which the Borrower or the Services Provider reasonably determines that it can no longer acquire or originate additional Collateral Loans appropriate for inclusion in the Collateral in accordance with the terms of this Agreement and Corporate Services Agreement (provided that, in the case of this clause (c), an Authorized Officer of the Services Provider shall provide a written certification as to such determination to the Agents, the Lenders and S&P at least five Business Days prior to such date), (d) any date on which the Controlling Parties provide written notice to the Borrower that an event constituting “cause” as defined in the Corporate Services Agreement has occurred, if as of the date of such notice, such “cause” event has not been waived by all the Lenders or cured and (e) the occurrence of the resignation or assignment (unless the Facility Agent has consented to such assignment) by the Services Provider of its rights and obligations under this Agreement and the Corporate Services Agreement.

“Reinvestment Target Par Balance”: As of any date of determination, the Target Initial Par Amount minus the amount of any reduction in the outstanding principal amount of the Loans through the Priority of Payments or prepayments pursuant to Section 2.7 (other than Section 2.7(d)(B)) plus the aggregate amount of Principal Proceeds received by the Borrower that result from the incurrence of any Additional Loans (after giving effect to such issuance of any Additional Loans).

“Related Contracts” means all credit agreements, indentures, note purchase agreements, notes, security agreements, leases, financing statements, guaranties, and other contracts, agreements, instruments and other papers evidencing, securing, guaranteeing or otherwise relating to any Collateral Loan or Eligible Investment or other investment with respect to any Collateral or proceeds thereof (including the applicable underlying instruments), together with all of the Borrower’s right, title and interest in and to all property or assets securing or otherwise relating to any Collateral Loan or other loan or security of the Borrower or Eligible Investment or other investment with respect to any Collateral or proceeds thereof or any Related Contract and a certified copy of each agreement under which the Borrower sells a participation interest in any Collateral Loan pursuant to Section 10.1 or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1, all of which shall be delivered to and held by the Document Custodian in electronic form except for originally executed underlying notes, if any, which shall be delivered and held in physical form.

“Related CP Issuer” means a multi-seller commercial paper conduit that issues commercial paper, the proceeds of which are loaned to or are otherwise the CP Lender’s source of funding for the CP Lender’s acquisition or maintenance of its funding obligations hereunder.

“Related Property” has the meaning specified in the Granting Clause hereof.

“Relevant Recipient” means (i) a Lender; (ii) a potential Lender; (iii) a rating agency; (iv) the portfolio manager, Services Provider, investment manager, or sponsor or originator under the Securitisation Regulation; (v) a competent authority (as defined under the Securitisation Regulation); (vi) a party expressly permitted access pursuant to the Loan Documents; or (vii) the Borrower.

“Relevant Recipient Certification” has the meaning set forth in Section 8.10(e).

“Replacement Lender” has the meaning set forth in Section 11.3(e).

“Reportable Information” has the meaning set forth in Section 8.10(e).

“Reporting Agent” means an entity, other than the Collateral Administrator, that may be appointed by the Borrower to prepare, deliver and/or make available the documents, reports and other information to the Relevant Recipients in fulfilment of the Borrower’s obligations, as the Designated Reporting Entity pursuant to the Securitisation Regulation.

“Reporting Date” has the meaning set forth in Section 8.10(e).

“Reporting Website” means https://www.mystatestreet.com (or such other website as may be notified by the Collateral Administrator to the Borrower, the Custodian and the Services Provider).

“Requested Amount” has the meaning assigned to such term in Section 2.2(a).

“Requested Conversion Portion” has the meaning set forth in Section 2.7(b)(i).

“Required S&P Credit Estimate Information” means S&P’s “Anatomy of a Credit Estimate: What It Means and How We Do It” dated January 14, 2021 and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Trading Period” means the period during which (a) (i) the S&P Rating of the Class A-D1 Loans is one or more sub-categories below the Initial Rating by S&P, (ii) the S&P Rating of the Class A-R Loans, the Class A-D2 Loans or the Class A-T Loans is two or more sub-categories below the Initial Rating by S&P or (iii) the S&P Rating of the Class A-R Loans, the Class A-D1 Loans, the Class A-D2 Loans or the Class A-T Loans then outstanding has been withdrawn and not reinstated and (b) after giving effect to any sale (and any related reinvestment) or purchase of the relevant Collateral Loan, (i) the aggregate principal balance of all Collateral Loans plus, without duplication, the aggregate Market Value of all Defaulted Loans will be less than the Reinvestment Target Par Balance (provided that the aggregate principal balance of any Defaulted Loans that the Borrower has owned for three (3) years or more since its default date shall be zero), (ii) any of the Coverage Tests are not satisfied or (iii) the Collateral Quality Test is not satisfied; provided, that such period will not be a Restricted Trading Period (so long as the S&P Rating of the Class A-R Loans, the Class A-D1 Loans, the Class A-D2 Loans or the Class A-T Loans have not been further downgraded, withdrawn or put on watch for potential downgrade) upon the direction of the Borrower with the consent of the Controlling Parties.

“Retained Expense Amount” means, with respect to any Quarterly Payment Date, the amount, if any, by which (a) the sum of the amount determined pursuant to the definition of “Quarterly Cap” for such Quarterly Payment Date and each of the three prior Quarterly Payment Dates exceeds (b) the sum of (i) the aggregate payments made under Section 9.1(a)(i)(A)(3) on such Quarterly Payment Date and each of the three prior Quarterly Payment Dates and (ii) Administrative Expenses paid pursuant to Section 8.2(d) during each of the Due Periods prior to each of the three prior Quarterly Payment Dates.

“Retention Provider” means Blue Owl Credit Income Corp. (formerly known as Owl Rock Core Income Corp.), a Maryland corporation.

“Revolving Collateral Loan” means a Collateral Loan that provides the Obligor thereunder with a revolving credit facility from which one or more borrowings may be made up to the stated principal amount of such revolving credit facility and which provides that borrowed amounts may be repaid and reborrowed from time to time; provided that such loan shall only be considered to be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Rule 17g-5” has the meaning set forth in Section 15.1(d).

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor or successors thereto.

“S&P CCC Collateral Loan” means a Collateral Loan (other than a Defaulted Loan) with an S&P Rating of “CCC+” or lower.

“S&P CDO Monitor” means the dynamic, analytical computer model developed by S&P used to calculate the default frequency in terms of the amount of debt assumed to default as a percentage of the original principal amount of the Collateral Loans consistent with a specified benchmark rating level based upon certain assumptions (including the Weighted Average S&P Recovery Rate) and S&P’s proprietary corporate default studies, as may be amended by S&P from time to time upon notice to the Borrower, the Facility Agent and the Collateral Administrator. Inputs for the S&P CDO Monitor will be chosen by the Services Provider (with notice to the Collateral Administrator) and associated with either (a) a recovery rate for the Highest Ranking Class from the S&P Recovery Rate Matrix, a “Weighted Average Life” from the Maximum Weighted Average Life Test and a “Weighted Average Spread” from the S&P Weighted Average Floating Spread Matrix or (b) a weighted average recovery rate for the Loans, a weighted average life and a weighted average floating spread selected by the Services Provider (with notice to the Collateral Administrator) and confirmed by S&P; provided that the Services Provider shall not be permitted to select a spread higher than the current Weighted Average Spread, a recovery rate higher than the current Weighted Average S&P Recovery Rate or a weighted average life shorter than the current Weighted Average Life.

“S&P CDO Monitor Election Date” means the date specified by the Services Provider, which may only occur once, at any time after the Closing Date upon at least five (5) Business Days’ prior written notice to S&P, the Facility Agent and the Collateral Agent, evidencing the Services Provider’s election to utilize the S&P CDO Monitor in determining compliance with the S&P CDO Monitor Test.

“S&P CDO Monitor Recovery Rate” means the weighted average recovery rate applicable as of any date of determination determined pursuant to clause (a) or (b) of the definition of S&P CDO Monitor.

“S&P CDO Monitor Test” means a test that shall be satisfied if on any Measurement Date and during the Reinvestment Period following receipt by the Borrower and the Collateral Administrator of the S&P CDO Monitor input files, if, after giving effect to the purchase of a Collateral Loan, the Default Differential of the Proposed Portfolio with respect to the Highest Ranking Class is positive. The S&P CDO Monitor Test shall be considered to be improved if the Default Differential of the Proposed Portfolio that is not positive is greater than the Default Differential of the Current Portfolio. At any time on or after the S&P CDO Monitor Election Date, if S&P fails to provide the Break-even Default Rates for each S&P CDO Monitor input file (in accordance with the definition of “Break-even Default Rate”), the Borrower (or the Services Provider on behalf of the Borrower) shall make reasonable efforts to obtain such Break-even Default Rates from S&P.

“S&P Collateral Value” means with respect to any asset, the lower of (i) the Principal Balance thereof multiplied by the applicable S&P Recovery Rate thereof as of the relevant Measurement Date and (ii) the Market Value thereof as of the relevant Measurement Date.

“S&P Counterparty Criteria” means, with respect to any Participation Interest (other than Closing Date Participation), a criterion that will be met if immediately after giving effect to such acquisition, the percentage of the Aggregate Principal Balance of the Collateral Loans that consists in the aggregate of Participation Interests with Selling Institutions with the relevant agent bank that have the same or a lower credit rating, does not exceed the “Aggregate Percentage Limit” (in the case of all Selling Institutions) or “Individual Percentage Limit” (in the case of a Selling Institution) set forth below for such credit rating:

S&P credit rating of Selling Institution (at or below)	Aggregate Percentage Limit	Individual Percentage Limit
AAA	20%	20%
AA+	10%	10%
AA	10%	10%
AA-	5%	5%
A+	5%	5%
A**	5%	5%
A*** and A- and below	0%	0%

**

Only for so long as the Selling Institution or agent, as applicable, has an S&P long-term issuer credit rating of at least A and a short-term issuer credit rating of at least A-1. If such Selling Institution or agent, as applicable, does not have an S&P short-term issuer credit rating or has an S&P short-term issuer credit rating of less than A-1, then the minimum S&P rating for purposes of the S&P Counterparty Criteria will be A+.

***	If the Selling Institution or agent, as applicable, does not have a short-term issuer credit rating by S&P of at least A-1.

“S&P Credit Estimate” means, with respect to any Collateral Loan, a credit estimate obtained from S&P in accordance with the Required S&P Credit Estimate Information and any other available information S&P reasonably requests in order to produce a credit estimate for a particular asset.

“S&P Industry Classification” means each industry identified on Schedule B.

“S&P Material Change” means, with respect to any Collateral Loan, the occurrence of any of the following events: (a) non-payment of interest or principal, (b) the rescheduling of any interest or principal, (c) any material covenant breach, (d) any restructuring of debt with respect to the Obligor of such Collateral Loan, (e) the addition of payment-in-kind terms, change in maturity date or any change in coupon rates and (f) the occurrence of the significant sale or acquisition of assets by the related Obligor.

“S&P Minimum Floating Spread” means the weighted average floating spread applicable as of any date of determination determined pursuant to clause (a) or (b) of the definition of S&P CDO Monitor.

“S&P Rating” means with respect to any Collateral Loan, as of any date of determination, the rating determined in accordance with the following methodology:

(a) with respect to a Collateral Loan that is not a DIP Loan, (i) if there is an issuer credit rating of the issuer of such Collateral Loan by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Collateral Loan pursuant to a form of pursuant to a form of guaranty meeting applicable then-current S&P guarantee criteria, then the S&P Rating will be such rating (regardless of whether there is a published rating by S&P on the Collateral Loans of such issuer held by the Borrower) or (ii) if there is no issuer credit rating of the issuer by S&P but (A) if there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Collateral Loan will equal such rating; (B) if there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Loan will be one subcategory below such rating; and (C) if there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Collateral Loan will be one subcategory above such rating; or

(b) with respect to any Collateral Loan that is a DIP Loan, the S&P Rating thereof will be the credit rating assigned to such issue by S&P, or if such DIP Loan was assigned a point-in-time rating by S&P that was withdrawn, such withdrawn rating may be used for 12 months after the assignment of such rating (provided that if any such Collateral Loan that is a DIP Loan is newly issued and the Services Provider expects an S&P credit rating within 90 days, the S&P Rating of such Collateral Loan shall be “CCC-” until such credit rating is obtained from S&P); or

(c) if the S&P Rating is not determined pursuant to clauses (a) or (b), then the S&P Rating may be the S&P equivalent of the public rating by Moody’s of such obligation or issuer except that the S&P Rating of such obligation will be (i) one subcategory below the S&P equivalent of such public rating if such public rating is “Baa3” or higher and (ii) two subcategories below the S&P equivalent of such public rating if such public rating is “Ba1” or lower; or

(d) if the S&P Rating is not determined pursuant to clauses (a), (b) or (c) or at the option of the Services Provider, the S&P Rating may be based on a credit estimate provided by S&P, and in connection therewith, the Borrower, the Services Provider on behalf of the Borrower or the issuer of such Collateral Loan shall, prior to or within 30 days after the acquisition of such Collateral Loan, apply (and concurrently submit all available Required S&P Credit Estimate Information in respect of such application) to S&P for a credit estimate which will be its S&P Rating; provided that, until the receipt from S&P of such estimate, such Collateral Loan will have an S&P Rating as determined by the Services Provider in its sole discretion if the Services Provider certifies to the Facility Agent that it believes that such S&P Rating determined by the Services Provider is commercially reasonable and will be at least equal to such rating; provided, further, that if such Required S&P Credit Estimate Information is not submitted within such 30-day period, then, pending receipt from S&P of such estimate, the Collateral Loan will have (i) the S&P Rating as determined by the Services Provider for a period of up to 90 days after acquisition of such Collateral Loan and (ii) an S&P Rating of “CCC-” following such 90 day period; unless, during such 90 day period, the Services Provider has requested the extension of such period and S&P, in its sole discretion, has granted such request; provided, further, that such confirmed or updated credit estimate will expire on the 12-month anniversary of such confirmation or update, unless confirmed or updated prior thereto; and

(e) if the S&P Rating is not determined pursuant to clauses (a), (b), (c) or (d), (i)(1) with respect to a DIP Loan, the S&P Rating of such Collateral Loan will be “CCC-” and (2) with respect to a Current Pay Loan, the S&P Rating will be “CCC”, and (ii) with respect to a Collateral Loan that is not a DIP Loan or a Current Pay Loan, the S&P Rating of such Collateral Loan will at the election of the Borrower (at the direction of the Services Provider) be “CCC-” provided that (A) all debt securities and other obligations of the Obligor are current and the Services Provider reasonably expects them to remain current, (B) such Obligor nor any of its Affiliates are not currently in reorganization or bankruptcy, (C) such Obligor has not defaulted on any of its debts during the immediately preceding two year period and (D) at any time that more than 10% of the Aggregate Principal Balance of all Collateral Loans with S&P Ratings determined pursuant to this clause (e), the Borrower will submit all available Required S&P Credit Estimate Information in respect of such Collateral Loans to S&P;

provided that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one subcategory above such assigned rating and (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one subcategory below such assigned rating.

“S&P Rating Factor” means, for each Collateral Loan, the number set forth to the right of the applicable S&P Rating of such Collateral Loan:

S&P Rating	S&P Rating Factor
AAA	13.51
AA+	26.75
AA	46.36
AA-	63.90
A+	99.50
A	146.35
A-	199.83
BBB+	271.01
BBB	361.17
BBB-	540.42
BB+	784.92
BB	1233.63
BB-	1565.44
B+	1982.00
B	2859.50
B-	3610.11
CCC+	4641.40
CCC	5293.00
CCC-	5751.10
CC	10,000.00

“S&P Recovery Rate” means with respect to a Collateral Loan, the recovery rate determined in the manner set forth in Schedule D hereto.

“S&P Recovery Rate Matrix” means the recovery rate applicable to such Collateral Loan determined by reference to the “Recovery Rate” as set forth in the table below.

Liability Rating	Recovery Rate (in increments of 0.10%)
	Not Less Than	Not Greater Than
“AA” (%)	40%	60%
“A-” (%)	45%	65%
“BBB-” (%)	50%	70%

“S&P Recovery Rating” means with respect to a Collateral Loan, the recovery rating determined by S&P in the manner set forth in Schedule D hereto.

“S&P Region Classification” means with respect to a Collateral Loan, the applicable classification set forth in the table titled “S&P Region Classification” set forth in Schedule D hereto.

“S&P Weighted Average Floating Spread Matrix” means a spread between 2.00% and 8.00% (in increments of .01%) without exceeding the current Weighted Average Spread (determined as if all Discount Loans instead constituted Collateral Loans that are not Discount Loans) as of such Measurement Date.

“S&P Weighted Average Rating Factor” means the quotient equal to ‘A divided by B’, where:

A = the sum of the products, for all Collateral Loans (excluding Defaulted Loans) of (i) the Principal Balance of the Collateral Loans and (ii) the S&P Rating Factor of the Collateral Loan; and

B = the Aggregate Principal Balance of all Collateral Loans (excluding Defaulted Loans).

“Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, between the Seller, as seller, and the Borrower, as purchaser, as amended, restated, supplemented or otherwise modified from time to time.

“Sale Proceeds” means all proceeds (excluding accrued interest, if any) received with respect to Collateral as a result of sales of such Collateral less any reasonable expenses incurred by the Borrower, the Services Provider or the Collateral Agent (other than amounts payable as Administrative Expenses) in connection with such sales.

“Sanctioned Country” means any country, region or territory that is the subject or target of comprehensive or country- or territory-wide Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk and Luhansk regions of Ukraine.

“Sanctioned Person” means a Person that is (a) listed on, owned (directly or indirectly) or controlled by, or acting for or on behalf of, any Person listed on any Sanctions List, (b) resident, operating, located in, incorporated or organized under the laws of, or owned (directly or indirectly) or controlled by, or acting on behalf of, a Person resident, operating, located in, incorporated or organized under the laws of, a Sanctioned Country, (c) a government of, or an agency or instrumentality of, a Sanctioned Country, (d) otherwise a target of or subject to any Sanctions, or (e) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in (a)-(d).

“Sanctions” means the economic, financial, or trade sanctions Laws, regulations, embargoes, or restrictive measures promulgated, administered, enacted or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” means the United States, the United Nations, the United Nations Security Council, the European Union, the member states of the European Union, the United Kingdom, and the respective Governmental Authorities of any of the foregoing tasked with promulgating, administering, enacting or enforcing Sanctions, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and His Majesty’s Treasury.

“Sanctions List” means the ‘Specially Designated Nationals and Blocked Persons’ list maintained by OFAC, the ‘Foreign Sanctions Evaders List’ maintained by OFAC, the ‘Sectoral Sanctions Identifications List’ maintained by OFAC or any similar list maintained by, or public announcement of Sanctions designation made by, any Sanctions Authority.

“Scenario Default Rate” means, with respect to the Highest Ranking Class (for which purpose Classes that are pari passu in right of payment, if any, shall be treated as a single Class):

(i) prior to the S&P CDO Monitor Election Date, the rate at such time equal to (i) 0.137223 plus (ii)(x) the S&P Weighted Average Rating Factor divided by (y) 8829.01 minus (iii)(x) the Default Rate Dispersion divided by (y) 20413.6 minus

(iv)(x) the Obligor Diversity Measure divided by (y) 9556.72 minus (v)(x) the Industry Diversity Measure divided by (y) 2256.55 minus (vi)(x) the Regional Diversity Measure divided by (y) 40.2751 plus (vii)(x) the Weighted Average Life divided by (y) 26.7396; or

(ii) on and after the S&P CDO Monitor Election Date, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with S&P’s Initial Rating of such Class, determined by application by the Services Provider and the Collateral Administrator of the S&P CDO Monitor at such time.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan, determined in accordance with the assumptions specified in Section 1.3.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any origination or assignment of or Participation Interest in a loan that: (a)(i) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the loan (other than with respect to trade claims, capitalized leases or similar obligations) but which is subordinated (with respect to liquidation preferences with respect to the primary pledged collateral securing such loan) to a Senior Secured Loan of the Obligor (and may also be subordinate to any obligation permitted to be senior to a Senior Secured Loan) and (ii) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Second Lien Loan the value of which is adequate (in the commercially reasonable judgment of the Borrower) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral or (b) is a First Lien Last-Out Loan.

“Secured Parties” means, collectively, the Agents, the Arranger, the Custodian, the Document Custodian and the Lenders.

“Securities Intermediary” means State Street Bank and Trust Company, in its capacity as securities intermediary under the Account Control Agreement.

“Securitisation Regulations” means the EU Securitisation Regulation and the UK Securitisation Regulation.

“Seller” means Blue Owl Credit Income Corp. (formerly known as Owl Rock Core Income Corp.), a Maryland corporation.

“Selling Institution” means an entity obligated to make payments to the Borrower under the terms of a Participation Interest.

“Senior Advance Rate” means, as of any Measurement Date (or other applicable date), the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the aggregate outstanding principal amount of all Loans as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date; by

(b) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Portfolio Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date.

“Senior Advance Rate Test” means a test satisfied on any Funding Date or other date of determination if the Senior Advance Rate at such time is less than or equal to 65.0%.

“Senior Authorized Officer” means, with respect to any Person, any officer of such Person that is a chief executive officer, chief operating officer, chief financial officer, investment committee voting member, partner, chief credit officer, credit committee member, executive vice president or president (or, in each case, any other officer with a position analogous to those identified above and in the case of any limited liability company, any manager) or any other officer responsible for the administration of the Collateral or the performance of such Person’s obligations under the Loan Documents.

“Senior Coverage Tests” means each of the Senior Overcollateralization Ratio Test and the Senior Interest Coverage Ratio Test.

“Senior Interest Coverage Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) (i) the Interest Coverage Amount less (ii) all amounts payable on the related Quarterly Payment Date pursuant to clauses (A), (B) and (C) of Section 9.1(a)(i) by

(b) the sum of (i) all interest due on the Loans on the related Quarterly Payment Date and (ii) the Commitment Fees due on the Class A-R Loans on the related Quarterly Payment Date.

“Senior Interest Coverage Ratio Test” means a test satisfied on any Measurement Date following the second Quarterly Payment Date if the Senior Interest Coverage Ratio is greater than or equal to 120.0% on such date.

“Senior Overcollateralization Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) obtained by dividing:

(a) the sum of (i) the Principal Collateralization Amount as of such date plus (ii) the Portfolio Exposure Amount (excluding any Unsettled Amounts to the extent already included in the amount in clause (i)) for all Collateral Loans as of such date; by

(b) the sum of (i) the aggregate outstanding principal amount of the Loans as of such date plus (ii) the Portfolio Exposure Amount for all Collateral Loans as of such date.

“Senior Overcollateralization Ratio Test” means a test satisfied on any Measurement Date if the Senior Overcollateralization Ratio equals or exceeds 143.85%.

“Senior Secured Loan” means any assignment of or Participation Interest in a Loan that: (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the Obligor of the Loan (subject to customary exceptions for Loans secured by a first-priority perfected security interest); (b) is secured by a valid first-priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under the Loan (subject to customary exceptions for permitted liens) and (c) the value of the collateral securing the Loan at the time of purchase together with other attributes of the Obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Services Provider) to repay the Loan in accordance with its terms and to repay all other Loans of equal or greater seniority secured by a first lien or security interest in the same collateral. For the avoidance of doubt, Senior Secured Loans will not include First Lien Last-Out Loans.

“Senior Services Fee” has the meaning assigned to such term in the Corporate Services Agreement.

“Services Provider” means Blue Owl Credit Income Corp., or any successor in such capacity in accordance with the Corporate Services Agreement.

“Servicing Standard” means, with respect to the Borrower and the Services Provider, in rendering its services hereunder and under the other Loan Documents, diligently using a degree of skill and attention no less than that which (i) would be exercised by a prudent institutional portfolio manager in connection with the servicing and administration of assets similar to the Collateral Loans under similar circumstances and (ii) the Services Provider exercises with respect to comparable assets that it manages for itself and for others having similar investment objectives and restrictions in accordance with its existing practices and procedures relating to assets of the nature and character of the Collateral Loans.

“Similar Law” means any federal, state, local or non-U.S. laws or regulations that are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“SOFR” means a rate equal to the secured overnight financing rate administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SOFR Loans” means Loans accruing interest at an Applicable Rate based upon Term SOFR.

“Stated Maturity” means December 17, 2035.

“Step-Down Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Down Loan.

“Step-Up Loan” means an obligation or security which by the terms of the applicable Related Contracts provides for an increase in the per annum interest rate on such obligation or security, or in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that, an obligation or security providing for payment of a constant rate of interest or in the spread over the applicable index or benchmark rate at all times after the date of acquisition by the Borrower shall not constitute a Step-Up Loan.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly by, referenced to, and/or representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that any ABL Facility and loans directly to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subordinated Services Fee” means has the meaning assigned to such term in the Corporate Services Agreement.

“Subordinated Loan” means a loan obligation of any corporation, partnership, trust or other business entity which is (whether by its terms or otherwise) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such loan and that is not a Senior Secured Loan, a First Lien Last-Out Loan or a Second Lien Loan.

“Subsidiary” means any corporation, limited partnership, limited liability company or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Supported QFC” has the meaning specified in Section 12.24.

“Synthetic Security” means a security or swap transaction, other than a Participation Interest, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Take-Out CLO” means a capital markets collateralized loan obligation transaction to be managed by the Services Provider and arranged (as sole or primary arranger) by the Arranger or an Affiliate thereof.

“Take-Out CLO Date” means the date on which the Take-Out CLO occurs.

“Target Initial Par Amount” means $769,500,000.

“Tax Account Reporting Rules” means FATCA and any other laws, intergovernmental agreements, administrative guidance or official interpretations, adopted or entered into on, before or after the date of this Agreement, by one or more governments providing for the collection of financial account information and the automatic exchange of such information between or among governments for purposes of improving tax compliance and any laws, intergovernmental agreements or other guidance adopted pursuant to the global standard for automatic exchange of financial account information issued by the Organization for Economic Co-operation and Development (as amended).

“Tax Account Reporting Rules Compliance” means compliance with Tax Account Reporting Rules as necessary to avoid (a) fines, penalties or other sanctions imposed on the Borrower or any of its directors or (b) the withholding or imposition of tax from or in respect of payments to or for the benefit of the Borrower.

“Taxes” has the meaning set forth in Section 11.4(a).

“Term SOFR” means, as of any date of determination, the Term SOFR Reference Rate for a three month tenor on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of each Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day, either (x) the Term SOFR Reference Rate for the three month tenor has not been published by the Term SOFR Administrator or (y) the Majority of the Class A-R Lenders of the

Class A-R Loans advise the Facility Agent that as a result of changes arising after the date of this Agreement, Term SOFR as determined by the Facility Agent will not adequately and fairly reflect the cost to such Class of Lenders of funding their SOFR Loan for such Interest Period, then Term SOFR will be the Alternate Base Rate; provided further that for first Interest Period beginning on the Closing Date, the rate shall be determined by interpolating linearly between the rate for the next shorter period of time for which rates are published by the Term SOFR Administrator and the rate for the next longer period of time for which rates are published by the Term SOFR Administrator. Notwithstanding the foregoing, on any date of determination, if Term SOFR is below 0%, Term SOFR shall be deemed to be 0% on such date of determination.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by the Initial Revolving Lender (in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means, without duplication, at any time, the sum of (a) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans), plus (b) the Recovery Value of the Defaulted Loans, plus (c) the aggregate amount of the Undrawn Commitments, plus (d) the amount of all cash and Eligible Investments in the Collection Account and in the Future Funding Reserve Account, in each case constituting Principal Proceeds minus (e) the Portfolio Exposure Amount.

“Total Class A-D1 Commitment” means, as of any date of determination, the aggregate amount of the Class A-D1 Commitments on such date, which is the amount set forth under the column “Commitment Amount” on Schedule E hereto (as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.14 or Section 12.5).

“Total Class A-D2 Commitment” means, as of any date of determination, the aggregate amount of the Class A-D2 Commitments on such date, which is the amount set forth under the column “Commitment Amount” on Schedule E hereto (as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.14 or Section 12.5).

“Total Class A-R Commitment” means, as of any date of determination, the aggregate amount of the Class A-R Commitments (drawn or undrawn) on such date, which is the amount set forth under the column “Commitment Amount” on Schedule E hereto (as such amount may be reduced from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.14 or Section 12.5).

“Total Class A-T Commitment” means, as of any date of determination, the aggregate amount of the Class A-T Commitments on such date, which is the amount set forth under the column “Commitment Amount” on Schedule E hereto (as such amount may be reduced or increased from time to time pursuant to Section 2.7 or increased from time to time pursuant to Section 2.14 or Section 12.5).

“Transferred Loan” has the meaning assigned to such term in Sale and Contribution Agreement.

“Transparency and Reporting Requirements” means the transparency requirements contained in Article 7 of the Securitisation Regulation (as amended from time to time).

“Transparency Reports” means any information in the form of the full standardized reporting templates required by the Transparency and Reporting Requirements (as amended from time to time).

“Treasury Regulations” means the tax regulations issued by the United States Internal Revenue Service.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Securitisation Regulation” means Regulation (EU) 2017/2402 as it forms part of domestic United Kingdom law by virtue of the operation of the European Union (Withdrawal) Act 2018, as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (SI 2019/660).

“Undrawn Commitment” means, with respect to any Lender at any time, an amount (which may not be less than zero) equal to (a) such Lender’s Commitment at such time minus (b) the aggregate outstanding principal amount of Loans held by such Lender at such time.

“Unfunded Amount” means, at any time, the sum of (a) the aggregate Exposure Amount at such time plus (b) the aggregate Unsettled Amount at such time.

“United States” means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

“Unsettled Amount” as of any date means all amounts due in respect of any Collateral Loans that the Borrower has entered into a binding commitment to originate or acquire but has not yet settled.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 12.24.

“Weighted Average Coupon” means, with respect to Fixed Rate Obligations (excluding Defaulted Loans), as of any date, the number obtained by:

(x) summing (i) the sum of the products obtained by multiplying the required cash-pay portion of the interest coupon of each such Fixed Rate Obligation (plus any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) as of such date by the Principal Balance of each such Collateral Loan as of such date and (ii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date, and

(y) dividing such sum by the sum of the Aggregate Principal Balance plus the Exposure Amount of all such Fixed Rate Obligations, and rounding the result up to the nearest 0.001%,

provided that, if the foregoing amount is less than 5.0%, then all or a portion of the Weighted Average Coupon Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

“Weighted Average Coupon Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Spread for such date over the S&P Minimum Floating Spread and (ii) the Aggregate Principal Balance plus the Exposure Amount of all Floating Rate Obligations (in each case excluding Defaulted Loans), and the denominator of which is the Aggregate Principal Balance plus Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Loans). In computing the Weighted Average Coupon Adjustment on any date, the Weighted Average Spread for such Measurement Date shall be computed as if the Weighted Average Spread Adjustment was equal to zero.

“Weighted Average Life” means, as of any Measurement Date, the number obtained by (a) for each Collateral Loan (other than a Defaulted Loan), multiplying the amount of each Scheduled Distribution of principal (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) to be paid after such Measurement Date by the number of years (rounded to the nearest hundredth) from such Measurement Date until such Scheduled Distribution of principal is due; (b) summing all of the products calculated pursuant to clause (a); and (c) dividing the sum calculated pursuant to clause (b) by the sum of all Scheduled Distributions (treating each Revolving Collateral Loan and Delayed Funding Loan as if the same were fully funded) of principal due on all the Collateral Loans (other than Defaulted Loans) as of such Measurement Date.

“Weighted Average S&P Recovery Rate” means, as of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by (a) multiplying the outstanding Maximum Principal Balance of each Collateral Loan by its corresponding recovery rate as determined separately for each Collateral Loan in accordance with Section 1 of Schedule D hereto, (b) dividing such sum by the Aggregate Maximum Principal Balance of all of the Collateral Loans, and (c) rounding to the nearest tenth of a percent.

“Weighted Average Spread” means, with respect to Floating Rate Obligations (in each case excluding Defaulted Loans), as of any date, the number obtained by:

(a) summing (i) in the case of each Floating Rate Obligation that bears interest at a spread over Term SOFR, the sum of the products obtained by multiplying the excess of the cash-pay portion of the interest rate payable on such Collateral Loan (plus for any Collateral Loan, any other fees (such as anniversary fees, commitment fees, etc.) that are contractually required to be paid) (such rate stated as a per annum rate) over Term SOFR as then in effect (which spread or excess may be expressed as a negative percentage) by the Principal Balance of each Collateral Loan as of such date, (ii) in the case of each Floating Rate Obligation that bears interest at a spread over an index other than Term SOFR, the sum of the products obtained by multiplying the excess of the sum of such spread and such index over Term SOFR as of the immediately preceding Term SOFR Determination Day (which spread or excess may be expressed as a negative percentage) and (iii) the sum of the products obtained by multiplying, with respect to each such Collateral Loan that is a Revolving Collateral Loan or a Delayed Funding Loan, the related commitment or undrawn fee as of such date by the Exposure Amount of each such Collateral Loan as of such date; and

(b) dividing such sum by the Aggregate Principal Balance plus the Exposure Amount of all such Collateral Loans, and rounding the result up to the nearest 0.001%; provided that, if the foregoing amount is less than the S&P Minimum Floating Spread, then all or a portion of the Weighted Average Spread Adjustment, if any, as of such date, to the extent not exceeding such shortfall, shall be added to such result.

For purposes of calculating the Weighted Average Spread, with respect to any Floor Obligation, the stated interest rate spread on such Collateral Loan over the applicable benchmark shall be deemed to be equal to the sum of (x) the stated interest rate spread over the applicable benchmark and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Loan over such benchmark as in effect for the current Interest Period (or portion thereof, in the case of the first Interest Period following the Closing Date).

“Weighted Average Spread Adjustment” means, as of any date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (i) the excess, if any, of the Weighted Average Coupon for such date over 5.0% and (ii) the Aggregate Principal Balance plus the Exposure Amount of all Fixed Rate Obligations (in each case excluding Defaulted Loans), and the denominator of which is the Aggregate Principal Balance plus the Exposure Amount of all Floating Rate Obligations as of such date (in each case excluding Defaulted Loans). In computing the Weighted Average Spread Adjustment on any Measurement Date, the Weighted Average Coupon for such date shall be computed as if the Weighted Average Coupon Adjustment was equal to zero.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Zero Coupon Loan” means a Collateral Loan that at the time of acquisition does not by its terms provide for periodic payments of interest in Cash.

Section 1.2 Accounting Terms and Determinations and UCC Terms.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time.

(b) Unless otherwise specified herein and unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.3 Assumptions and Calculations with respect to Collateral Loans.

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loans, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.3 shall be applied. The provisions of this Section 1.3 shall be applicable to any determination or calculation that is covered by this Section 1.3, whether or not reference is specifically made to this Section 1.3, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) Scheduled interest due on Collateral Loans on which payments are subject to withholding taxes will be the minimum net amount to be received after giving effect to the maximum permitted withholding and to any “gross-up” payments required to be made by the related Obligor pursuant to such loan’s Related Contracts.

(b) Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars.

(c) The determination of the percentage of Total Capitalization that would be represented by a specified type of Collateral Loans will be calculated by dividing the Aggregate Maximum Principal Balance of such specified type of Collateral Loans by Total Capitalization. For purposes of this Section 1.3(c), a “type” of Collateral Loan shall correspond to each clause of the definition of “Concentration Limitations” and clause (e) of the definition of “Eligibility Criteria”.

(d) Any portion of a Collateral Loan or other loan or security owned of record by the Borrower that has been assigned by the Borrower to a third party and released from the Lien of this Agreement in accordance with the terms hereof shall no longer constitute Collateral or a Collateral Loan hereunder.

(e) For purposes of calculating the Coverage Tests, except as otherwise specified in the Coverage Tests, such calculations will not include scheduled interest and principal payments on Defaulted Loans unless or until such payments are actually made.

(f) For each Due Period and as of any date of determination, the Scheduled Distribution on any Collateral Loans (other than Defaulted Loans, which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (i) the total amount of payments and collections to be received during such Due Period in respect of such Collateral Loans (including the proceeds of the sale of such Collateral Loans received and, in the case of sales which have not yet settled, to be received during such Due Period) and not reinvested in additional Collateral Loans or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2 that, if received as scheduled, will be available in the Collection Account at the end of such Due Period and (ii) any such amounts received in prior Due Periods that were not disbursed on a previous Quarterly Payment Date or retained in the Collection Account for subsequent reinvestment pursuant to Section 8.2.

(g) Each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Collection Account to earn interest at the Assumed Reinvestment Rate. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Account for application, in accordance with the terms hereof, to payments of principal of or interest on the Loans or other amounts payable pursuant to this Agreement.

(h) References in the Priority of Payments to calculations made on a “pro forma basis” or calculations requiring a determination that a Class of Loans constitutes the “Controlling Parties” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(i) For purposes of calculating all Concentration Limitations, in the numerator of any component of the Concentration Limitations, Defaulted Loans will be treated as having a Maximum Principal Balance equal to the Recovery Value.

(j) Except as otherwise provided herein, Defaulted Loans will not be included in the calculation of the Collateral Quality Test.

(k) For purposes of calculating the Weighted Average Spread or Weighted Average Coupon, (i) a Collateral Loan that is a Step-Down Loan will be treated as having the lowest per annum interest rate or spread over the applicable index or benchmark rate over the remaining maturity of such Collateral Loan and (ii) a Collateral Loan that is a Step-Up Loan will be treated as having the then current per annum interest rate or spread over the applicable index or benchmark rate.

(l) For purposes of calculating the Coverage Tests, the Collateral Quality Test and the Concentration Limitations, capitalized or deferred interest (and any other interest that is not paid in cash) on Collateral Loans will be excluded, other than any capitalized or deferred interest that is acquired using Principal Proceeds or the proceeds of any Funding.

(m) References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired or originated by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Funding Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan). Each Collateral Loan that is originated by the Borrower shall be deemed to have a “purchase price” of par.

(n) For purposes of calculating compliance with any tests under this Agreement (including without limitation the Coverage Tests, the Senior Advance Rate Test, Collateral Quality Test and the Concentration Limitations), the trade date the Borrower commits to acquire or dispose of the asset (and not the settlement date) with respect to any acquisition or disposition of a Collateral Loan or Eligible Investment shall be used to determine whether and when such acquisition or disposition has occurred; provided that if any Funding with respect to the acquisition of a Collateral Loan is anticipated to be drawn by the Borrower at a later date, such calculations on the trade date for such Collateral Loan will assume that the Funding has occurred as of such trade date.

(o) For the avoidance of doubt, a failure to satisfy the Eligibility Criteria upon the acquisition or origination of a debt obligation or a breach of Section 5.11 shall not occur solely as a result of any property of an Obligor being subject to a Lien imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith.

(p) For purposes of calculating the Principal Collateralization Amount and the Investment Criteria Adjusted Balance, Discount Loans shall be allocated so as to result in the lowest possible calculation of the Principal Collateralization Amount and the Investment Criteria Adjusted Balance.

(q) If a Collateral Loan included in the Collateral would be deemed a Current Pay Loan but for the applicable percentage limitation in the proviso to the definition of “Defaulted Loan,” then the Current Pay Loans with the lowest Market Value (assuming that such Market Value is expressed as a percentage of the Principal Balance of such Current Pay Loans as of the date of determination) shall be deemed Defaulted Loans. Each such Defaulted Loan will be treated as a Defaulted Loan for all purposes until such time as the Aggregate Principal Balance of Current Pay Loans would not exceed, on a pro forma basis including such Defaulted Loan, the applicable percentage of Total Capitalization.

(r) [Reserved].

(s) To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth therein, the Collateral Administrator shall be entitled to request direction from the Services Provider as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

Section 1.4 Cross-References; References to Agreements. “Herein”, “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. Unless otherwise specified, references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article or Section of, or Schedule or Exhibit to, this Agreement, and references in any Article, Section, Schedule or definition to any subsection or clause are references to such subsection or clause of such Article, Section, Schedule or definition. Unless otherwise specified, all references herein to any agreement or instrument shall be interpreted as references to such agreement or instrument as it may be amended, supplemented or restated from time to time in accordance with its terms and the terms of this Agreement and the other Loan Documents. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

Section 1.5 Reference to Secured Parties, Payments and Notices with respect to Lenders; References to S&P.

(a) In each case herein where any payment or distribution is to be made or notice is to be given to the “Secured Parties”, such payments and distributions in respect of the Lenders (including, for the avoidance of doubt, pursuant to the Priority of Payments) shall be made to the Facility Agent and such notices in respect of the Lenders shall be made to the Facility Agent.

(b) The Fundings of each Lender shall be made to an account of the Facility Agent, and the Facility Agent shall immediately apply such funds to the Covered Account specified by the Borrower.

(c) Any reference herein to notice or other delivery to be provided to S&P shall no longer be applicable if S&P is no longer rating any Loans (whether or not so specified herein).

ARTICLE II

THE LOANS

Section 2.1 The Commitments. On the terms and subject to the applicable conditions hereinafter set forth, including, without limitation, Article III:

(a) Each Class A-R Lender severally agrees to make loans to the Borrower (each, a “Class A-R Loan”) from time to time on any Business Day during the period from the Business Day after the Closing Date through the end of the Class A-R Commitment Period, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Class A-R Lender’s Class A-R Commitment and (ii) as to all Class A-R Lenders, the Total Class A-R Commitment at such time; provided that, (x) after giving effect to the making of such Class A-R Loans, the Senior Advance Rate Test is satisfied at such time and (y) the initial Class A-D Borrowing has occurred.

(b) Each Class A-D1 Lender severally agrees to make loans to the Borrower (each, a “Class A-D1 Loan”) from time to time on any Class A-D Funding Date during the period from the Closing Date through the end of the Class A-D1 Commitment Period, in each case in an aggregate principal amount at any one time outstanding (i) up to but not exceeding such Class A-D1 Lender’s Class A-D1 Commitment, (ii) up to but not exceeding, as to all Class A-D1 Lenders, the Total Class A-D1 Commitment at such time, (iii) equal to, on the Closing Date, $166,000,000 and (iv) equal to, on each Class A-D Funding Date after the Closing Date, $83,000,000; provided that, after giving effect to the making of such Class A-D1 Loans, the Senior Advance Rate Test is satisfied at such time.

(c) Each Class A-D2 Lender severally agrees to make loans to the Borrower (each, a “Class A-D2 Loan”) from time to time on any Class A-D Funding Date during the period from the Business Day after the Closing Date through the end of the Class A-D2 Commitment Period, in each case in an aggregate principal amount at any one time outstanding (i) up to but not exceeding such Class A-D2 Lender’s Class A-D2 Commitment, (ii) up to but not exceeding, as to all Class A-D2 Lenders, the Total Class A-D2 Commitment at such time, (iii) equal to, on the Closing Date, $34,000,000 and (iv) equal to, on each Class A-D Funding Date after the Closing Date, $17,000,000; provided that, after giving effect to the making of such Class A-D2 Loans, the Senior Advance Rate Test is satisfied at such time.

(d) Fundings of the Loans shall be permitted hereunder only in accordance with the following:

(i) On the Closing Date, the Borrower will have requested (at least one Business Day prior to the Closing Date) Borrowings of $166,000,000 of Class A-D1 Loans and $34,000,000 of Class A-D2 Loans, and the Class A-D Lenders will fund such Class A-D Loans on the Business Day that is no later than the day that is five Business Days after the Closing Date, in accordance with and subject to the terms and conditions of this Agreement. For the avoidance of doubt, the aggregate amount of such Borrowings will be $200,000,000.

(ii) As provided in Section 2.1(a) above, after the Closing Date, the Borrower may request Borrowings of Class A-R Loans in accordance therewith and subject to the terms and conditions of this Agreement.

(iii) On any Business Day after the Closing Date and during the Class A-D Commitment Period, the Borrower, in its sole direction, may request Borrowings of $83,000,000 of Class A-D1 Loans and $17,000,000 of Class A-D2 Loans, in accordance with and subject to the terms and conditions of this Agreement. The aggregate amount of such Borrowings (to the extent permitted hereunder) shall be made in an amount equal to exactly $100,000,000; provided that no more than two such Class A-D Borrowings shall occur during the term of this Agreement (not including, for the avoidance of doubt, the Class A-D Borrowings on the Closing Date).

(e) Each such borrowing of a Class A-R Loan on any applicable Funding Date is referred to herein as a “Class A-R Borrowing”; each such borrowing of a Class A-D1 Loan on any applicable Funding Date is referred to herein as a “Class A-D1 Borrowing” and each such borrowing of a Class A-D2 Loan on any applicable Funding Date is referred to herein as a “Class A-D2 Borrowing”. The Class A-R Borrowings, the Class A-D1 Borrowings and the Class A-D2 Borrowings are referred to herein collectively as “Borrowings” or “Fundings”.

(f) Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Class A-R Loans under this Section 2.1 and prepay Class A-R Loans in accordance with the terms of Section 2.7 and the Priority of Payments. The Class A-D1 Loans, the Class A-D2 Loans and the Class A-T Loans, once repaid, may not be reborrowed. Each Class of Loans may be prepaid in accordance with the terms of Section 2.7 and the Priority of Payments.

(g) Each Class A-R Lender severally agrees, on the last day of the Reinvestment Period (except if the Reinvestment Period terminates as a result of the termination of the Commitments pursuant to Section 6.2) to make a Class A-R Loan (and the Borrower hereby directs that such Class A-R Loan be made) in an amount equal to its Percentage Share of the Portfolio Exposure Amount as of the date such Loan is made (such Loan, the “Future Funding Reserve Loan”), but only to the extent that its Percentage Share does not exceed its Undrawn Commitment in respect of its Class A-R Loans. The Borrower shall deposit the proceeds of such Loans in the Future Funding Reserve Account such that the amounts on deposit in the Future Funding Reserve Account equal the Unfunded Amount.

Section 2.2 Funding of the Loans.

(a) If the Borrower desires to request a Funding under this Agreement it shall give the Agents a written notice in substantially the form set forth on Exhibit B hereto (each, a “Notice of Funding”), which Notice of Funding shall promptly be sent by the Facility Agent, (x) in the case of a Class A-R Borrowing, to each applicable Class A-R Lender for such Funding not later than 10:00 a.m. (New York City time) at least one Business Day prior to the day of the requested Funding and (y) in the case of a Class A-D Borrowing, to each applicable Class A-D Lender for such Funding not later than 10:00 a.m. (Tokyo time) at least six Business Days prior to the day of the requested Funding.

Each Notice of Funding shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Funding is being made, signed by an Authorized Officer of the Borrower and otherwise be appropriately completed (including an indication by the Borrower of the Class or Classes proposed to be funded). The proposed Funding Date specified in each Notice of Funding shall be:

(i) in the case of a Funding of Class A-R Loans, a Business Day falling during the Class A-R Commitment Period; and

(ii) in the case of a Funding of Class A-D Loans, a Class A-D Funding Date.

The amount of the Funding requested in each Notice of Funding (the “Requested Amount”) shall be equal to (1) in the case of a Funding of Class A-R Loans, at least $250,000 and integral multiples of $1,000 in excess thereof (or, if less, the aggregate Undrawn Commitments in respect of the Class A-R Loans hereunder), (2) in the case of a Funding of Class A-D1 Loans, (x) on the Closing Date, $166,000,000 and (y) on each Class A-D Funding Date after the Closing Date, $83,000,000 and (3) in the case of a Funding of Class A-D2 Loans, (x) on the Closing Date, $34,000,000 and (y) on each Class A-D Funding Date after the Closing Date, $17,000,000.

Each Notice of Funding shall be, in the Class of Class A-R Borrowings, revocable by the Borrower only if written notice of such revocation is given to the Class A-R Lenders and the Facility Agent (with a copy to the Collateral Agent) no later than 10:00 a.m. (New York City time) on the date that is at least one Business Day before the date of the related Funding. Notices of Funding shall otherwise be irrevocable with respect to Class A-R Borrowings and in all cases shall be irrevocable with respect to Class A-D Borrowings.

(b) Each Lender shall, not later than (x) in the case of Class A-R Loans, 1:00 p.m. (New York City time) and (y) in the case of Class A-D Loans, 1:00 p.m. (New York City time), on each applicable Funding Date in respect of the Loans to be funded by it hereunder, make its Percentage Share of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Covered Account specified by the Borrower or an account of the Facility Agent in the Notice of Funding.

(c) The failure of any Lender to fund any Loan on a Funding Date hereunder shall not relieve any other Lender of any obligation hereunder to fund any Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Lender shall have failed to fund its Percentage Share of a previously requested Loan on the applicable date of Funding and the Borrower provides a new Notice of Funding as a result of such failure to fund, then, in each such case, if necessary to make such Funding, the Borrower shall be permitted a single additional Funding without regard to the minimum funding limit set forth herein.

Section 2.3 Evidence of Indebtedness; Loan Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Loans funded by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Loans made hereunder shall constitute a “loan” and not a “security” for purposes of Section 8-102(15) of the UCC.

(b) The Facility Agent shall maintain, in accordance with its usual practices, accounts in which it will record (i) the amount and Class of each Loan funded hereunder to the Borrower, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any principal sum paid by the Borrower hereunder and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) of this Section 2.3 shall, absent manifest error, be prima facie evidence of the existence and amounts of the Loans therein recorded; provided that the failure of the Facility Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of a conflict between the entries maintained by a Lender and those maintained by the Facility Agent, the records of the Facility Agent shall control.

(d) Any Lender may request that its Loans of any Class to the Borrower be evidenced by a Loan Note of such Class. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Loan Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise appropriately completed. Thereafter, the Loans of such Class of such

Lender evidenced by such Loan Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.6) be represented by one or more Loan Notes of such Class payable to such Lender (or registered assigns pursuant to Section 12.6), except to the extent that such Lender (or registered assignee) subsequently returns any such Loan Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) of this Section 2.3. At the time of any payment or prepayment in full of the Loans evidenced by any Loan Note, such Loan Note shall be surrendered to the Facility Agent promptly (but no more than five Business Days) following such payment or prepayment in full. Any such Loan Note shall be cancelled and shall not be reissued, and no Loan Note shall be issued in lieu of any prepaid principal amount of any Loan Note. If requested by any Lender in writing, the Borrower shall obtain a CUSIP or other loan identification number requested by such Lender that is customary for the nature of the Loans made hereunder.

(e) With respect to any Class A-R Conversion Date (i) if the applicable Class A-R Lender holds a Loan Note evidencing its Class A-R Loans, such Lender shall provide prior written notice to the Facility Agent (with a copy to the Collateral Agent) and cooperate with the Facility Agent to either (A) deliver such Loan Note for cancellation to the extent that the Class A-R Commitment of such Class A-R Lender is terminated in full or (B) make a notation on Schedule 1 of such Loan Note to reduce the principal amount of the Class A-R Loan outstanding thereunder, in either case, in respect of any Converted Class A-R Loans, and simultaneously with any such delivery for cancellation or notation described in subclauses (A) and (B) above, the Facility Agent shall cooperate with the applicable Lender to execute and deliver a Loan Note evidencing the Class A-T Loans in respect of the Converted Class A-R Loan that is payable to such Lender, and (ii) if the applicable Class A-R Lender does not hold a Loan Note evidencing its Class A-R Loans, the Facility Agent shall make appropriate entries into the accounts to reflect the conversion of such Class A-R Loan (or portion thereof) into a Class A-T Loan.

Section 2.4 Maturity. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Stated Maturity.

Section 2.5 Interest Rates.

(a) The Loans shall be SOFR Loans, except as otherwise provided in this Agreement, including without limitation, in the definition of “Applicable Rate” and Sections 11.1 and 11.2.

(b) Each Loan shall bear interest on the unpaid principal amount thereof, for each day such Loans are outstanding during each Interest Period applicable thereto, at a rate per annum equal to the Applicable Rate with respect thereto. Such interest shall be payable for each Interest Period on the Quarterly Payment Date immediately following the end of such Interest Period and on the Stated Maturity.

(c) In the event that, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by Applicable Law, overdue interest in respect of all Loans, shall bear interest for each day at the annual rate of the sum of (i) the Applicable Rate for such Loans for such day plus (ii) two percent (the “Post-Default Rate” for such Loans).

(d) The Facility Agent shall determine each Applicable Rate applicable to each Class of Loans hereunder and the interest payable with respect to each Class of Loans for any Interest Period or portion thereof pursuant to this Section 2.5 and the related definitions; provided that the relevant CP Lender, its Program Manager or its funding agent, as applicable, shall determine and announce to the Facility Agent the Cost of Funds Rate for each Loan that is made by a CP Lender and to which the Cost of Funds Rate applies, such determination to be conclusive absent manifest error. The Facility Agent shall give prompt notice to the Borrower, the participating Lenders, the Collateral Agent and the Collateral Administrator of

each rate of interest (including the Applicable Rate) so determined, and its determination thereof shall be conclusive in the absence of manifest error. The Facility Agent shall, at the request of the Borrower, the Collateral Agent, the Collateral Administrator or any Lender, deliver to the Borrower, the Collateral Agent, the Collateral Administrator or such Lender, as the case may be, a statement showing the quotations and demonstrating the calculations used by the Facility Agent or the relevant CP Lender, its Program Manager or its funding agent, as applicable, in determining any interest rate pursuant to this Section 2.5.

(e) The Facility Agent agrees to use its best efforts to obtain quotations of Term SOFR as contemplated by this Agreement. If, as determined by the Facility Agent, no such quotation is capable of being obtained, the provisions of Section 11.1 shall apply.

(f) The Facility Agent shall provide notice to the Borrower, the Collateral Agent, the Collateral Administrator and the Lenders of any and all Term SOFR rate sets on the date that any such rate set is determined. Each CP Lender, its Program Manager or its funding agent, as applicable, shall notify the Facility Agent of the Cost of Funds Rate for each Loan that is made by such CP Lender and to which the Cost of Funds Rate applies on or prior to the related Calculation Date in connection with the provision of its invoice or otherwise upon written request. The Cost of Funds Rate for each CP Lender shall be calculated, for each day during the period between the date of such notice and the last day of each Interest Period (the “Estimate Period”), on the basis of such CP Lender’s good faith estimate of its funding costs for such Estimate Period, and the amount of interest payable to such CP Lender in respect of the following Interest Period shall be increased by the amount, if any, by which interest at the actual Cost of Funds Rate for such CP Lender for such Estimate Period exceeds the amount estimated or shall be decreased by the amount, if any, by which the amount of interest at the estimated Cost of Funds Rate for such Estimate Period exceeds the amount of interest accrued at the actual Cost of Funds Rate. However, on the Stated Maturity, any such increase or decrease that would be due pursuant to the preceding sentence shall instead be settled and paid on the Stated Maturity. Each CP Lender, its Program Manager or its funding agent, as applicable, shall supply a reconciliation of such amounts as provided in this Section 2.5(f) for each such period to the Facility Agent and, absent manifest error, such reconciliation shall be conclusive and binding on all parties hereto. The interest rate payable to a CP Lender shall reflect proportionately the different sources of funding used during each Interest Period by such CP Lender to finance its outstanding Loans.

Section 2.6 Commitment Fees.

(a) Commitment Fees Payable. The Borrower shall, subject to Section 11.5(b)(ii)(y), pay to the Class A-R Lenders pursuant to Section 6.4 or 9.1, as applicable, ratably in proportion to their respective Percentage Shares, a commitment fee (a “Commitment Fee”) commencing on the Closing Date and accruing for each day during each Interest Period at a per annum rate equal to (i) from the Closing Date to but excluding the date that is three months after the Closing Date, 0.25% of the undrawn amount of the Total Class A-R Commitment as of the end of such day and (ii) thereafter, 0.50% of the undrawn amount of the Total Class A-R Commitment as of the end of such day; provided further, that if the Commitment of any Class A-R Lender is reduced as the result of a Bail-In Action, the Commitment Fee payable to such Lender shall be calculated based on its Commitment as so reduced.

The Commitment Fees shall be payable quarterly in arrears on the Quarterly Payment Date immediately following each Interest Period for which such fees accrue as provided in the Priority of Payments and shall be calculated by the Facility Agent pursuant to Section 2.10.

(b) Fees Non-Refundable. All fees set forth in this Section 2.6 shall be deemed to have been earned on the date such payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Class A-R Lenders regardless of whether any Loans are actually made.

Section 2.7 Reduction of Commitments; Conversion; Prepayments; Redemptions.

(a) Reduction and Termination.

(i) The Total Class A-R Commitment (and the Class A-R Commitment of each Class A-R Lender) shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Class A-R Commitment Period. The Total Class A-D1 Commitment (and the Class A-D1 Commitment of each Class A-D1 Lender) shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Class A-D1 Commitment Period. The Total Class A-D2 Commitment (and the Class A-D2 Commitment of each Class A-D2 Lender) shall be automatically reduced to zero at 5:00 p.m. (New York City time) on the last day of the Class A-D2 Commitment Period.

(ii) The Borrower shall have the right at any time to reduce (including a reduction in full that results in a termination of the Class A-R Commitments) the Total Class A-R Commitment by an amount specified by the Borrower (such amount, the “Class A-R Commitment Reduction Amount”) upon not less than two Business Days’ prior written notice, no later than 2:00 p.m. (New York City time) on such date (in substantially the form attached hereto as Exhibit J) to the Lenders, S&P, the Collateral Agent and the Facility Agent of any reduction, which notice shall specify the effective date of such reduction, and on such effective date the Total Class A-R Commitment shall be reduced by the Class A-R Commitment Reduction Amount; provided that in the case of a reduction in full that results in a termination of the Class A-R Commitments, all amounts in respect of the Class A-R Loans due and payable under this Agreement and the other Loan Documents are satisfied in full, including without limitation all principal, interest, Commitment Fees and Administrative Expenses. Such notice of reduction (1) shall be effective only upon receipt, (2) shall permanently reduce (and, in the case of a reduction in full, shall terminate) the Class A-R Commitments of each Class A-R Lender on the date specified in such notice and (3) shall specify the Class A-R Commitment Reduction Amount; provided that no such reduction shall reduce the Total Class A-R Commitment below the aggregate principal amount of the Class A-R Loans at such time.

(iii) Each of the Total Class A-R Commitment (and the Commitment of each Class A-R Lender), the Total Class A-D1 Commitment (and the Commitment of each Class A-D1 Lender), the Total Class A-D2 Commitment (and the Commitment of each Class A-D2 Lender) and the Total Class A-T Commitment (and the Commitment of each Class A-T Lender), once terminated or reduced may not be reinstated.

(iv) The Borrower will not reduce the Total Class A-R Commitment if, after giving effect to such reduction or termination, such reduction would result in a Commitment Shortfall.

(b) Conversion of Class A-R Loans to Class A-T Loans. (i) On any Business Day after all three of the Class A-D Funding Dates have occurred, and during the Class A-R Commitment Period, any Class A-R Lender may make a written request to the Facility Agent on or before 2:00 p.m. (New York City time) five Business Days prior to the requested Class A-R Conversion Date (with notice to the Collateral Agent, the Borrower and the Services Provider) that any portion (such portion, the “Requested Conversion Portion”) of its Class A-R Loans outstanding be converted to term loans (the “Class A-T Loans”) equal to such Requested Conversion Portion; provided, that no such Class A-R Conversion Date may occur between a Calculation Date and the related Quarterly Payment Date.

(ii) To the extent that (x) the Borrower and the Services Provider have provided their prior written consent (such consents not to be unreasonably withheld, conditioned or delayed) to conversion of the Requested Conversion Portion into a Class A-T Loan and (y) the Conversion Conditions are satisfied, in each case as of such Class A-R Conversion Date, then, on the applicable Class A-R Conversion Date, (A) the outstanding principal amount of the applicable Class A-R Lender’s Class A-R Loans shall be reduced by the Requested Conversion Portion and shall be converted into a Class A-T Loan equal to such Requested Conversion Portion and (B) the Class A-R Commitments of such Class A-R Lender shall be permanently reduced by such Requested Conversion Portion. The Facility Agent shall provide notice to S&P of the conversion of the Requested Conversion Portion into a Class A-T Loan.

(iii) For all purposes hereunder, the Class A-R Loans converted on each Class A-R Conversion Date shall, as of such date, constitute and be referred to and treated for all purposes as a Class A-T Loans hereunder (each such converted Class A-R Loan referred to herein at times as a “Converted Class A-R Loan”). Any converting Class A-R Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any related Loan Note evidencing such Class A-R Lender’s Class A-R Loans (or portion thereof) being converted into a Class A-T Loan, as well as the issuance of any related Loan Note evidencing the Class A-T Loans pursuant to Section 2.3(e).

(c) Prepayments or Redemption on Quarterly Payment Dates. If applicable pursuant to the Priority of Payments, the Loans may be prepaid or redeemed, as applicable, in whole or in part on the applicable Quarterly Payment Date in accordance with Article IX. In the event of a prepayment of the Class A-R Loans during the Reinvestment Period pursuant to the Priority of Payments, the Borrower (or the Services Provider on behalf of the Borrower) may, at its option, instruct the Agents that such prepayment of Class A-R Loans shall result in a permanent reduction (or termination, as applicable) of the Class A-R Commitments; provided that if the Borrower (or the Services Provider on behalf of the Borrower) does not provide such instruction, any amounts so prepaid on the Class A-R Loans may be reborrowed. For the avoidance of doubt, after the Reinvestment Period, (i) any principal prepayments of the Loans shall be allocated between the Class A-R Loans, the Class A-D1 Loans, the Class A-D2 Loans and the Class A-T Loans based on the Principal Allocation Formula and (ii) any amounts so prepaid on the Loans may not be reborrowed.

(d) Other Prepayments or Redemptions. Subject to the requirements that after giving effect to the proposed prepayment or redemption (x) there will be sufficient funds in the Collection Account to make all payments described in clauses (A) through (C) of Section 9.1(a)(i) on the next Quarterly Payment Date and (y) there is no Commitment Shortfall, on any Business Day that is not a Quarterly Payment Date, the Borrower may (A) not later than 10:00 a.m. (New York City time) at least one Business Day prior to the day of the proposed prepayment provide written notice (in substantially the form attached hereto as Exhibit J and which shall contain a certificate of an Authorized Officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.7(d) with respect to such proposed prepayment) to the Agents and S&P, prepay all or any portion of the Loans then outstanding, without penalty or premium, by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest (including any accrued and unpaid interest amounts) and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amount due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided that any prepayments of Loans made pursuant to this clause (A) shall (x) result in the reduction and, as applicable, termination, of the Class A-R Commitments on a dollar-for-dollar basis and (y) be allocated between the Class A-R Loans, the Class A-D1 Loans, the Class A-D2 Loans and the Class A-T Loans based on, with respect to principal, the Principal Allocation Formula, and with respect to interest and any other payments on a pro rata basis; and

(B) on any Business Day during the Reinvestment Period, if each Coverage Test is in compliance after giving effect thereto, upon notice to the Agents not later than 10:00 a.m. (New York City time) at least one Business Day prior thereto, prepay all or any portion of the Class A-R Loans then outstanding by paying the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Proceeds) together with accrued interest and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Proceeds) and any amounts due pursuant to Section 2.9 (from amounts on deposit in the Collection Account constituting Principal Proceeds); provided that any prepayments of the Class A-R Loans made pursuant to this clause (B) shall not result in any reduction in the Class A-R Commitments at such time and such prepaid amounts under the Class A-R Loans may be re-borrowed in accordance with the terms of this Agreement; provided further, that any Commitment Fees to be paid to the Class A-R Lenders pursuant to this clause (B) shall paid on the next Quarterly Payment Date.

Each notice of such prepayment or redemption, as applicable, shall be effective upon receipt and shall be dated the date such notice is being given, signed by an Authorized Officer of the Borrower and otherwise appropriately completed. Each prepayment or redemption, as applicable, of any Loans by the Borrower pursuant to this Section 2.7(d) shall in each case be in a principal amount of at least $250,000 per Class or a whole multiple of $1,000 in excess thereof or, if less, the entire outstanding principal amount of such Loans of the applicable Class. If a notice of such prepayment or redemption, as applicable, is given by the Borrower, the Borrower shall make such prepayment or redemption, as applicable, and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment or redemption, as applicable, pursuant to this Section 2.7(d) shall be subject to Section 2.9. All prepayments or redemptions, as applicable, of Loans pursuant to this Section 2.7(d) shall not be subject to the Priority of Payments.

Notwithstanding anything to the contrary in this Section 2.7(d), if such prepayment and/or redemption is made in connection with the Take-Out CLO, the above-required notices shall be deemed given by the Borrower on the pricing date of the Take-Out CLO. On the Take-Out CLO Date, the Borrower shall prepay or redeem all of the Loans then outstanding, together with accrued interest (including any accrued and unpaid interest amounts and any Capped Amounts), Administrative Expenses, if applicable, and Commitment Fees, if applicable, thereon to the date of prepayment or redemption, any amounts due pursuant to Section 2.9, if applicable, and all other Obligations in full.

(e) Upon receipt of a notice of reduction, prepayment or redemption from the Borrower pursuant to Section 2.7(a)(ii) or 2.7(d), the Facility Agent shall promptly notify each Lender, of the contents thereof and of such Lender’s ratable share (if any) of such reduction, prepayment or redemption, as applicable, and such notice shall thereafter be revocable by written notice to the Facility Agent by the Borrower no later than 10:00 a.m. (New York City time) one Business Day before the date set forth by the Borrower in the applicable notice of reduction, prepayment or redemption as the reduction, prepayment or redemption date. Upon the expiration of such time period, the notice of reduction, prepayment or redemption shall be irrevocable; provided that any such notice may provide that repayment shall be subject to and contingent on the consummation of alternative financing.

(f) All reductions of the Commitments pursuant to this Agreement shall be permanent, and the Commitments, once reduced, shall not be reinstated, it being understood that a prepayment of a Class A-R Loans pursuant to clause (B) of Section 2.7(d) (or a prepayment that is otherwise agreed to by all of the Class A-R Lenders) will not result in a permanent reduction of the Class A-R Commitments.

(g) All reductions of the Class A-R Commitments shall be applied to the Class A-R Commitments of each Class A-R Lender, ratably in accordance with their relevant applicable Percentage Shares, and all prepayments of the Loans or redemptions of any Class of Loans shall be applied to the outstanding principal amount of the Loans of such Class of each applicable Lender.

(h) The Borrower may effect a prepayment of all or any portion of the Loans then outstanding pursuant to Section 2.7(d) from the proceeds of the sale of Collateral Loans in connection with a Take-Out CLO. The Borrower may effect a Permitted Distribution from the proceeds of the sale of Collateral Loans in connection with a Take-Out CLO if the Borrower has first effected a prepayment of a portion of the Loans then outstanding from such proceeds pursuant to Section 2.7(d) in an amount sufficient to satisfy the requirements of sub-clause (x) of clause (b) of the definition of Permitted Distribution.

Section 2.8 General Provisions as to Payments.

(a) The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, neither Agent shall be responsible for the failure of any Lender to make any Loan, and no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(b) Except as otherwise provided in Section 2.7(d), all payments by the Borrower pursuant to this Agreement or any of the Loan Documents in respect of principal of, or interest on or other amounts owing in respect of, the Loans shall be made in Dollars pursuant to the Priority of Payments. All amounts payable to the Lenders, the Facility Agent or the Collateral Agent under this Agreement or otherwise (including, but not limited to, fees) shall be paid to the Lenders (or paid to the Lender through the Facility Agent), the Facility Agent or the Collateral Agent for the account of the Person entitled thereto. All payments hereunder or under the other Loan Documents shall be made, without setoff or counterclaim, in funds immediately available, to each Lender (or paid to the Lender through the Facility Agent), the Facility Agent or the Collateral Agent at its address referred to in Section 12.1 or other account as designated to the Borrower in writing. All payments hereunder or under the other Loan Documents to the Lenders, the Facility Agent or the Collateral Agent shall be made not later than 1:00 p.m. (New York City time) on the date when due.

(c) The Collateral Agent shall promptly distribute to each Lender its ratable share, if any, of each payment received hereunder by the Collateral Agent for the account of the Lenders without setoff or counterclaim. Whenever any payment of principal of, or interest on, the Loans or any other amount hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, even if such Business Day falls in another calendar month. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.9 Funding Losses. If the Borrower (1) makes any payment of principal with respect to any Class A-R Loan on any day other than on a Quarterly Payment Date or the date of a Take-Out CLO, (2) fails to borrow any Class A-R Loans after notice thereof has been given to any Class A-R Lender in accordance with Section 2.2 and not revoked as permitted in this Agreement (other than as a result of a default by any Class A-R Lender) or (3) fails to prepay any Class A-R Loans after notice thereof has been given to any Class A-R Lender in accordance with Section 2.7 and not revoked as permitted in this Agreement, then, in each case, upon demand therefor from a Class A-R Lender, any resulting loss or expense reasonably and actually incurred by it (including, without limitation, (a) in the case of any payment of principal with respect to any Class A-R Loan on any day other than on a Quarterly Payment Date or the date of a Take-Out CLO, the amount, if any, by which (i) the reasonable and documented losses, costs and expenses (including those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Class A-R Lender to fund the Class A-R Loan being repaid or by reason of a CP Lender’s inability to retire the source of the Funding being prepaid simultaneously with the prepayment, but excluding in any event the loss of anticipated profits) sustained by such Class A-R Lender exceed (ii) the income, if any, received by such Class A-R Lender from such Class A-R Lender’s investment of the proceeds of such prepayment or (b) in the case of any failure to borrow, the amount, if any, by which (i) any losses (excluding loss of anticipated profits), costs or expenses incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Class A-R Lender to fund the Class A-R Loan to be made by such Class A-R Lender as part of the Funding requested in such Notice of Funding when such Class A-R Loan, as a result of such failure, is not made on such date exceed (ii) the income, if any, received by such Class A-R Lender from such Class A-R Lender’s investment of funds acquired by such Class A-R Lender to fund the Class A-R Loan to be made as part of such Funding), shall constitute Increased Costs payable by the Borrower on the next Quarterly Payment Date pursuant to the Priority of Payments.

Section 2.10 Computation of Interest and Fees. Except as otherwise expressly provided herein, interest and fees payable pursuant to this Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). All amounts payable hereunder shall be paid in Dollars.

Section 2.11 No Cancellation of Indebtedness. Notwithstanding anything to the contrary herein, no Loans may be cancelled, surrendered, abandoned or forgiven except for payment as provided herein.

Section 2.12 Loans Held by Borrower Affiliated Holders. Notwithstanding anything to the contrary herein, in determining whether Lenders of any Class or Classes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, any Loans or Commitments held by Borrower Affiliated Holders shall be disregarded and deemed not to be outstanding.

Section 2.13 [Reserved].

Section 2.14 Increased Commitments; Additional Loans.

(a) At any time during the Reinvestment Period, the Borrower (or the Services Provider on its behalf) may propose, to increase the Commitments of one or more existing Classes of Loans or add Commitments in respect of new Classes of Loans that are subordinate to any of the existing Classes of Loans (each such increase being “Increased Commitments” or to incur additional Loans of each such Class by the making of additional Loans, “Additional Loans”), by written notice to the Agents, any Rating Agency then rating any Class of Loans and the Lenders; provided that (i) unless the Facility Agent shall otherwise consent in writing, the Senior Advance Rate Test is satisfied, (ii) Borrower shall comply with the requirements of Section 3.3 (including satisfaction of the Eligibility Criteria), (iii) the net proceeds of any Additional Loans are used (w) to purchase additional Collateral Loans, (x) to pay fees and expenses of the Agents in connection therewith and/or (y) as Principal Proceeds for purposes permitted hereunder, (iv) the Rating Condition for each Class of the existing Loans are satisfied, (v) the Senior Overcollateralization Ratio Test is satisfied, or if not satisfied, maintained or improved after giving effect to such incurrence, (vi) each of the Facility Agent, the Retention Provider and each Lender so increasing its Commitment or the aggregate principal amount of its Loans has consented thereto (which may be in the form of an email) and (vii) the Retention Provider commits to acquire (either directly or indirectly via the Seller making such acquisition) such additional Loans as may be required to satisfy the EU/UK Retention Requirement following the additional incurrence of Loans.

(b) The terms and conditions (other than the Applicable Margin) of the Increased Commitment and Additional Loans of each Class issued pursuant to this Section 2.14 shall otherwise be identical to those of the initial Loans of that Class (except that the interest due on the Additional Loans will accrue from the issue date of such Additional Loans). Interest on the Additional Loans will be payable commencing on the first applicable Quarterly Payment Date following the issue date of such Additional Loans. The Additional Loans of a Class will rank pari passu in all respects with the initial Loans of such Class.

(c) Any Additional Loans and Increased Commitment issued pursuant to this Section 2.14 will be offered first to the existing Lenders in such amounts as are necessary to preserve their pro rata holdings of the Loans. To the extent that such existing Lenders do not respond affirmatively within five Business Days after the date of the offer for such Additional Loans and Increased Commitment, the Borrower may offer the Additional Loans and Increased Commitments that were previously offered to such existing Lenders to any other financial institution that is eligible at such time to be a Lender pursuant to the terms of this Agreement. For the avoidance of doubt, no consent will be required from any Lender that has not accepted the offer to increase its Commitment or the aggregate principal amount of its Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with an incurrence of Increased Commitments and Additional Loans pursuant to this Section 2.14, the Borrower and the Facility Agent may make any amendments to this Agreement and the other Loan Documents in order to effectuate such Increased Commitments and Additional Loans without the consent of any other parties. The Borrower shall provide notice of any such amendments to the Collateral Agent, the Custodian, the Collateral Administrator, the Document Custodian, the Lenders and any Rating Agency rating the Loans.

(d) Each additional Lender that is a Class A-R Lender shall be an Approved Lender and, upon the making or incurrence of Additional Loans or the extension of an Increased Commitment, shall be deemed to be a Lender of the relevant Class for all purposes hereunder.

ARTICLE III

CONDITIONS TO FUNDINGS

Section 3.1 Effectiveness of Commitments.

The effectiveness of the Commitments shall occur shall be satisfied when each of the following conditions is satisfied (or waived by the Facility Agent and each Lender with notice to S&P), each document to be dated the Closing Date (unless otherwise indicated) and delivered to the relevant Persons indicated below, and each document and other condition or evidence to be in form and substance reasonably satisfactory to the Facility Agent:

(a) The Agents shall have received counterparts of (i) this Agreement duly executed and delivered by all of the parties hereto and (ii) each of the other Loan Documents (other than the Collateral Agent Fee Letter) to be executed and delivered on the Closing Date duly executed and delivered by all of the parties thereto.

(b) The Agents shall have received (i) proper financing statements, duly filed on or before the Closing Date (and the Borrower hereby consents to such filing by the Collateral Agent or the Facility Agent) under the UCC in all jurisdictions that the Facility Agent reasonably deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and any other Loan Documents and (ii) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any other transferor.

(c) The Agents shall have received legal opinions (addressed to each of the Secured Parties and S&P) from (i) Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Borrower, the Retention Provider, the Seller and the Services Provider, including without limitation (A) true sale opinions relating to the Sale and Contribution Agreement, and (B) a non-consolidation opinion, (ii) Nixon Peabody LLP, counsel to the Collateral Agent, the Collateral Administrator, the Custodian and the Document Custodian, (iii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to the Borrower and (iv) Eversheds Sutherland (US) LLP, Maryland counsel to the Retention Provider, the Seller and the Services Provider, each covering such matters as the Facility Agent and its counsel shall reasonably request.

(d) The Facility Agent shall have received evidence reasonably satisfactory to it that (i) all of the Covered Accounts shall have been established and (ii) the Account Control Agreement shall have been executed and delivered by the respective parties thereto and shall be in full force and effect.

(e) The Facility Agent shall have received a letter from S&P addressed to the Borrower confirming that: (i) the Class A-D1 Loans have been assigned a rating of “AAA(sf)” and (ii) each of the Class A-R Loans, the Class A-D2 Loans and the Class A-T Loans have been assigned a rating of at least “AA(sf)”.

(f) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Closing Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in this Section 3.1 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing on the part of the Borrower; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(g) The Agents shall have received a certificate of an Authorized Officer of the Services Provider, the Retention Provider and the Seller:

(i) to the effect that, as of the Closing Date, all representations and warranties of the Services Provider, the Retention Provider and the Seller set forth in each of the Loan Documents are true and correct in all material respects; and

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions or other action of its managing member approving the Loan Documents to which it is a party and the transactions contemplated thereby; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

(h) The Agents shall have received a certificate of the Borrower certifying that the Borrower does not have outstanding Indebtedness prior to the Closing Date, and is not at such time party to, any interest rate hedging agreements or currency hedging agreements.

(i) The Facility Agent shall have received a secretary’s certificate from the Collateral Agent, which shall include the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party.

(j) The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans contemplated hereby except as have been given.

(k) All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Borrower, the Facility Agent, the Lenders and their respective counsel.

(l) The Agents shall have received such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; provided that sufficient notice of such request has been given to the Borrower (though nothing herein shall impose an obligation on any Agent to make any such request).

(m) The Facility Agent shall have received from the Retention Provider a satisfactorily completed European risk retention questionnaire provided by the Facility Agent.

(n) The Facility Agent and the Collateral Agent shall have received from the Borrower a satisfactorily completed Beneficial Ownership Certification.

(o) The Borrower shall have provided to the Facility Agent and the Collateral Agent a duly executed IRS Form W-9 (or other applicable tax form) and any documentation and other information reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(p) The Facility Agent shall have received from the Services Provider a schedule listing all Closing Date Collateral Loans pledged by the Borrower to the Collateral Agent as of the Closing Date.

(q) The Facility Agent shall have received the structure chart set out as Exhibit K hereto, the transaction summary set out as Exhibit L hereto, and any draft transaction documents, in each case in order to fulfill any applicable reporting obligations under Article 7 of the Securitisation Regulations.

Section 3.2 Borrowings and Issuance. The obligation of any Lender to make a Loan on the occasion of any Funding on the occasion of the Initial Funding Date is subject to the satisfaction of the following conditions:

(a) in the case of the initial Funding on the Initial Funding Date hereunder:

(i) the conditions precedent set forth in Section 3.1 hereof shall have been fully satisfied and the Borrower shall be in compliance with Section 5.34 hereof on or prior to the Initial Funding Date;

(ii) the Agents shall have received evidence satisfactory to the Facility Agent and the Lenders that (x) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent on the Initial Funding Date shall be effective in all relevant jurisdictions, (y) the Borrower (or the Services Provider on behalf of the Borrower) will deliver copies of all Related Contracts in its possession to the Document Custodian in accordance with Section 14.1(b) of the Credit Agreement and (z) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral;

(iii) the Agents shall have received a certificate of an Authorized Officer of the Services Provider (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Initial Funding Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Initial Funding Date and immediately prior to the delivery thereof on or prior to the Initial Funding Date, (A)(w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens and those which have been released on or prior to the Closing Date; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to this Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by this Agreement;

(iv) the Facility Agent shall have received evidence reasonably satisfactory to it that all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited and evidence of the payment by the Borrower of all fees and expenses due and payable in connection with the Closing Date and the Initial Funding Date;

(v) immediately after giving effect to such Funding, (A) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans) plus the aggregate amount of funds on deposit in the Future Funding Reserve Account, plus the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds is equal to or greater than $307,700,000, (B) the Diversity Score is greater than 15 and (C) the Borrower owns Collateral Loans with a total of at least 20 different Obligors; and

(vi) the Borrower shall have paid all reasonable and documented fees and out-of-pocket fees (including any agreed arrangement fee payable to the Arranger), costs and expenses of the Agents, the Lenders, their respective legal counsel, S&P and each other Person (other than the Arranger) as mutually agreed upon by the parties hereto, in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents.

(b) the Facility Agent shall have received (x) a Notice of Funding as required by Section 2.2 and the conditions set forth in clause (c) below are met in connection with such Funding (as evidenced by the Notice of Funding) and (y) a schedule or other document setting forth (i) the intended use for the proceeds of such Funding (including the Collateral Loans intended to be acquired using such proceeds) and (ii) with respect to each such Collateral Loan, (A) the settlement date thereof and (B) the information set forth in items 8a, 8b, 8c, 8d, 8h, 8i, 8j, 8k and 8l of Exhibit D;

(c) immediately after giving effect to such Funding (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Funding shall not be permitted):

(i) in the case of a Class A-R Borrowing, (a) the aggregate outstanding principal amount of the Class A-R Loans shall not exceed the Total Class A-R Commitment as in effect on such Funding Date and (b) the Senior Advance Rate Test is satisfied;

(ii) in the case of a Class A-D1 Borrowing, (a) the aggregate outstanding principal amount of the Class A-D1 Loans shall not exceed (x) the Total Class A-D1 Commitment as in effect on such Funding Date, (y) on the Closing Date, $166,000,000 (with respect to the Class A-D1 Borrowing on such date) and (z) on each Class A-D Funding Date after the Closing Date, $83,000,000 (with respect to the Class A-D1 Borrowing on such date) and (b) the Senior Advance Rate Test is satisfied; and

(iii) in the case of a Class A-D2 Borrowing, (a) the aggregate outstanding principal amount of the Class A-D2 Loans shall not exceed (x) the Total Class A-D2 Commitment as in effect on such Funding Date, (y) on the Closing Date, $34,000,000 (with respect to the Class A-D2 Borrowing on such date) and (z) on each Class A-D Funding Date after the Closing Date, $17,000,000 (with respect to the Class A-D2 Borrowing on such date) and (b) the Senior Advance Rate Test is satisfied;

(d) [reserved];

(e) no Commitment Shortfall shall exist after giving effect to such Funding;

(f) except in the case of Class A-R Loans obtained to fund Unfunded Amounts, immediately before and after such Funding, no Default shall have occurred and be continuing both before and after giving effect to the funding of such Loans;

(g) except in the case of Class A-R Loans obtained to fund Unfunded Amounts, the representations and warranties of the Borrower contained in this Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the funding of such Loans;

(h) except in the case of Class A-R Loans obtained to fund Unfunded Amounts, no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain the funding or repayment of the Loans or the consummation of the transactions among the Borrower, the Services Provider, the Lenders and the Agents contemplated by this Agreement;

(i) except in the case of Class A-R Loans obtained to fund Unfunded Amounts, each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Services Provider, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

(j) except in the case of Class A-R Loans obtained to fund Unfunded Amounts, immediately before and after giving effect to the requested Funding, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached to such Notice of Funding).

Section 3.3 Effectiveness of Increased Commitments; Additional Loans. The effectiveness of the Increased Commitments and the conditions to incurrence of Additional Loans shall be satisfied when each of the following conditions is satisfied (or waived by the Facility Agent and each Lender, with notice to any Rating Agency then rating any Class of Loans), each document and other condition or evidence to be in form and substance reasonably satisfactory to the Facility Agent:

(a) The Agents shall have received a certificate of an Authorized Officer of the Borrower:

(i) to the effect that, as of the Increased Commitment Date (A) subject to any conditions that are required to be satisfactory or acceptable to any Agent, all conditions set forth in Sections 2.14 and 3.3 have been fulfilled; (B) all representations and warranties of the Borrower set forth in this Agreement and each of the other Loan Documents are true and correct in all material respects; and (C) no Default has occurred and is continuing;

(ii) certifying as to and attaching (A) its Constituent Documents; (B) its resolutions approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated thereby, the Increased Commitments, the Additional Loans and any other matters related thereto; (C) the incumbency and specimen signature of each of its Authorized Officers authorized to execute the Loan Documents to which it is a party; and (D) a good standing certificate from its state or jurisdiction of incorporation or organization and any other state or jurisdiction in which it is qualified to do business in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect; and

(iii) certifying that, immediately before and after giving effect to such Increased Commitments, clauses (c) and (d) of the definition of “Eligibility Criteria” shall be satisfied.

(b) The Agents shall have received legal opinions (addressed to each of the Secured Parties and S&P) from New York counsel to the Borrower, Delaware counsel to the Borrower and any other applicable jurisdictions (as determined by the Facility Agent), dated the Increased Commitment Date, substantially in the form of the legal opinions delivered at the Closing Date, each with additions or deletions reflecting the Increased Commitments and Additional Loans.

(c) The Agents shall have received a certificate of an Authorized Officer of the Borrower, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, as of the Increased Commitment Date, (A) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens; (B) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (A) above; (C) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than Permitted Liens; (D) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (E) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except as permitted by this Agreement.

(d) The Agents shall have received a letter from S&P addressed to the Borrower (or other confirmation from S&P) confirming that S&P’s rating of each Class of Loans is not lower than any of the Initial Ratings and will not be lowered as a result of such increase of the Commitments and the making of the Additional Loans.

(e) The Agents shall have received from the Borrower either (A) a certificate thereof or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an opinion of counsel of the Borrower, as applicable, that no other authorization, approval or consent of any governmental body is required for the making of the Loans (as applicable) contemplated hereby, or (B) an opinion of counsel of the Borrower that no such authorization, approval or consent of any governmental body is required for the making of the Loans (as applicable) contemplated hereby except as have been given.

(f) The Agents and the Affected Holders shall have received either (i) a refreshed EU/UK Retention Letter or (ii) a certificate from the Retention Provider certifying that the representations, warranties and agreements set out in the EU/UK Retention Letter are true and correct as of the date of the certificate.

(g) The Borrower shall have paid all fees and expenses (including reasonable fees and expenses of respective counsel to the Agents and the Lenders) in connection with such increase of the Commitments.

(h) The Agents shall have received such other documents as they may reasonably require in connection with such increase of the Commitments; provided, that nothing in this clause shall imply or impose a duty on any Agent to require such other documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Facility Agent, the Bank, State Street Bank and Trust Company to execute and deliver this Agreement, each of the Lenders which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans and shall be deemed to be reaffirmed as of the date of each Funding and each Class A-R Conversion Date.

Section 4.1 Existence and Power. The Borrower is a limited liability company duly formed and validly existing and in good standing under the laws of the state of Delaware. Each of the Borrower’s chief place of business, its chief executive office and the office in which the Borrower maintains its books and records are located in the address set forth on the signature pages hereof. The Borrower has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct it, and has been duly qualified and is in good standing (as applicable) in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2 Power and Authority. The Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action to authorize the execution, delivery and the performance of such Loan Documents to which it is a party. The Borrower has duly executed and delivered each such Loan Document, and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3 No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party nor compliance by the Borrower with the terms and provisions thereof nor the consummation of the transactions among the Borrower, the Services Provider, the Lenders and the Agents contemplated by the Loan Documents (i) will contravene in any material respect any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict, in any material respect, with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its property or assets is bound or to which it is subject (except Permitted Liens), or (iii) will contravene the terms of any organizational documents of the Borrower, or any amendment thereof.

Section 4.4 Litigation. There is no action, suit or proceeding (i) pending against the Borrower or the Services Provider; or (ii) to the actual knowledge of a Senior Authorized Officer of the Borrower or the Services Provider, threatened against or adversely affecting, (x) the Borrower or the Services Provider or (y) the Loan Documents or any of the transactions contemplated by the Loan Documents, before any court, arbitrator or any governmental body, agency or official, in each case, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.5 Compliance with ERISA.

(a) Neither the Borrower nor any member of its ERISA Group sponsors, maintains or contributes to (or has an obligation to contribute to), or in the past five years has sponsored, maintained or contributed to (or had an obligation to contribute to), or has any liability or obligation with respect to, any Plan or any Multiemployer Plan.

(b) The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA or the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law. The Borrower has not taken, or omitted to take, any action which would result in any Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

Section 4.6 Taxes. The Borrower has filed or caused to be filed all Tax returns and reports required to be filed by it and has paid all material Taxes, assessments, fees, and other governmental charges levied or imposed on it or its property, income or assets (other than any de minimis amounts) except such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided.

Section 4.7 Full Disclosure.

(a) All written information (other than projections, other forward-looking information, information of a general economic or general industry nature and pro forma financial information) heretofore (as of its respective date) furnished by or on behalf of the Borrower to the Agents or any Lender for purposes of, or in connection with this Agreement or any transaction contemplated hereby is true and accurate in all material respects (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties), and, taken as a whole, contained as of the date of delivery thereof no untrue statement of a material fact (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) and did not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such information was furnished (to the best knowledge of the Borrower, in the case of information obtained by the Borrower from Obligors or other unaffiliated third parties) as of the date such information was furnished. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and pro forma financial information may differ from the projected and pro forma results set forth therein by a material amount.

(b) On the Closing Date, the information included in the Beneficial Ownership Certification provided by the Borrower is true and correct in all respects.

Section 4.8 Solvency. On the Closing Date and on the date of each Funding, and after giving effect to the transactions contemplated by the Loan Documents, the Borrower will be solvent.

Section 4.9 Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions of this Agreement and the other Loan Documents. No part of the proceeds of any Loans will be used by the Borrower to purchase or carry any Margin Stock. Neither the funding of any Loans nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Federal Reserve Board.

Section 4.10 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document to which the Borrower is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those recordings and filings in connection with the Liens granted to the Collateral Agent under the Loan Documents, except for any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption, that, if not obtained, would not, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.11 Investment Company Act. Neither the Borrower nor the pool of Collateral is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

Section 4.12 Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects as of the date of this Agreement and as of any date that Borrower is deemed to reaffirm the same under this Agreement (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

Section 4.13 Ownership of Assets. The Borrower owns all of its properties and assets, of any nature whatsoever, free and clear of all Liens, except Permitted Liens.

Section 4.14 No Default. No Default exists under or with respect to any Loan Document. The Borrower is not in default under or with respect to any material agreement, instrument or undertaking to which it is a party or by which it or any of its properties is bound in any respect, the existence of which default has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.15 Subsidiaries/Equity Interests. The Borrower (a) has no Subsidiaries and (b) owns no Equity Interest in any other entity except equity received in connection with the exercise of remedies against an Obligor or through a restructuring of the Obligor, subject to Section 10.1(a)(iv) (or, for the avoidance of doubt, any equity in a vehicle created to hold any such received equity).

Section 4.16 Representations Concerning Collateral.

(a) Upon each transfer of Collateral in the manner specified in Section 8.8 and after the other actions described in Section 8.8 have been taken by the appropriate parties, the Collateral Agent in accordance with Section 8.8, for the benefit of the Secured Parties, will have a perfected pledge of and security interest in such Collateral and all proceeds thereof (subject to § 9-315(c) of the UCC), which security interest shall be prior to all other interests in such Collateral, other than certain Permitted Liens that are prior to the security interest of the Secured Parties by operation of law and Liens in favor of the Custodian or Securities Intermediary granted pursuant to this Agreement and any other Loan Document. No filings other than those described or referred to in Section 8.8 or any other action other than those described in Section 8.8 will be necessary to perfect such security interest.

(b) Immediately before giving effect to each transfer of Collateral Loans, Eligible Investments and other Collateral by the Borrower to the Collateral Agent in accordance with Section 8.8, the Borrower will be the beneficial owner of such Collateral Loans, Eligible Investments and other Collateral, and the Borrower will have the right to receive all Collections on such Collateral Loans, Eligible Investments and other Collateral, in each case free and clear of all Liens, security interests and adverse claims other than Permitted Liens.

(c) All of the Obligors and Facility Agents, as applicable, in respect of the Collateral Loans, or Selling Institutions in respect of Participation Interests, have been instructed to make payments to the Collection Account.

Section 4.17 Ordinary Course. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

Section 4.18 Anti-Money Laundering Laws. The Borrower is in compliance, in all material respects, with all Anti-Money Laundering Laws. No claims, actions, litigations or suits against the Borrower concerning or relating to Anti-Money Laundering Laws are pending or, to the knowledge of the Borrower, threatened. No investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Money Laundering Laws are pending or, to the knowledge of the Borrower, threatened that would reasonably be expected to have a Material Adverse Effect.

Section 4.19 Anti-Corruption Laws.

(a) No part of the proceeds of the Loans shall be used, directly or indirectly: (1) to make, offer, pay, promise, use, authorize, or give any payment, bribe, rebate, promise, payoff, influence payment, kickback, or other transfer, either directly or indirectly, of any funds, money, assets, or anything of value (including gifts, meals, entertainment, charitable or political contributions, and similar items) to any Government Official or other Person for the purpose of (i) influencing any act or decision of such Government Official in their official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (iii) securing any improper advantage, (iv) assisting the Borrower in obtaining or retaining business, (v) inducing such Government Official to use their influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (2) for any other unlawful or improper purpose; or (3) in any manner that could cause any other Person to violate Anti-Corruption Laws.

(b) The Borrower and its directors, officers, and employees, and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf are and have been in compliance with Anti-Corruption Laws, and no claims, actions, litigations, suits, investigations, inquiries or other proceedings against the Borrower concerning or relating to Anti-Corruption Laws are pending or, to the knowledge of the Borrower, threatened in any capacity.

Section 4.20 Sanctions Laws.

(a) Neither the Borrower nor its directors, officers, or employees, nor to the knowledge of the Borrower, any of its other Affiliates, subsidiaries, or brokers or other agents or representatives of any loan party acting or benefiting in any capacity in connection with the Loans is, or is directly or indirectly owned or controlled by, a Sanctioned Person. Neither the Borrower nor its directors, officers, or employees, nor to the knowledge of the Borrower, any of its other Affiliates, subsidiaries, or brokers or other agents or representatives of any loan party acting or benefiting in any capacity in connection with the Loans has, directly or indirectly, conducted or is conducting any business dealings, transactions, or activities with or for the benefit of any Sanctioned Person or has engaged or is engaging in any conduct that could result in any Person or party to this Agreement becoming a Sanctioned Person.

(b) The Borrower and its directors, officers, and employees, and, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf are and have been in compliance with Sanctions. None of the Borrower, its directors, officers, employees, or, to the knowledge of the Borrower, each of the Borrower’s Affiliates, subsidiaries, brokers, and other agents or representatives acting on its behalf has received notice of or is otherwise aware of any claim, action, litigation, suit, investigation, inquiry, or other proceeding against the Borrower concerning or relating to Sanctions in any capacity.

(c) None of the proceeds from the Loans shall be used, lent, contributed, or otherwise made available to any Person (i) to fund, finance, or facilitate, directly or knowingly indirectly, any transaction or business with, investment in, or any activities dealing with, involving, or for the benefit of any Sanctioned Person or Sanctioned Country, or (ii) in any manner, in each case, that could result in a violation of Sanctions by any Person or party to this Agreement or that could reasonably be expected to result in any Person or party to this Agreement becoming a Sanctioned Person.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, so long as any Lender has any Commitment hereunder or any other Loan Document or any Obligations remain unpaid, and unless the Facility Agent (other than with respect to Sections 5.1, 5.21 through 5.26, 5.30, 5.39 and 5.40) shall otherwise consent in writing:

Section 5.1 Information. The Borrower (or an agent acting on its behalf) will deliver the following to the Facility Agent, S&P and the Lenders; provided that (x) the Borrower will procure the delivery by the Retention Provider of the information described in clause (e) and (y) the information described in clause (e) below will be required to be furnished solely to the Facility Agent for distribution to each Affected Holder:

(a) (i) within two Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Event of Default and (ii) within six Business Days after a Senior Authorized Officer of the Borrower obtains actual knowledge of any Default, in each case if such Default or Event of Default is then continuing, a certificate of such Senior Authorized Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(b) not later than the 10th Business Day after the Collateral Report Determination Date for each calendar month (or if such day is not a Business Day, the next succeeding Business Day), a report (determined on a trade date basis) concerning the Collateral Loans and Eligible Investments (the “Collateral Report”); the first Collateral Report shall be delivered in March 2025 and shall be determined with respect to the Collateral Report Determination Date occurring in March 2025; the Collateral Report for a calendar month shall contain the information with respect to the Collateral Loans and Eligible Investments described in Exhibit D, and shall be determined as of the Collateral Report Determination Date for such calendar month (and, for the avoidance of doubt, the Collateral Report may be combined with the Quarterly Payment Date Report for any calendar month in which a Quarterly Payment Date occurs);

(c) on each Quarterly Payment Date, a Quarterly Payment Date Report in accordance with Section 9.1(c);

(d)

(i) promptly following a request by any Affected Holder which is (x) received in connection with a material amendment of any Loan Document, either a (i) refreshed EU/UK Retention Letter in substantially the form of Exhibit F hereto from the Retention Provider or (ii) a certificate from the Retention Provider certifying that the representations, warranties and agreements set out in the EU/UK Retention Letter are true and correct as of the date of the certificate, or (y) for additional information which is either in the possession of the Retention Provider or the Seller or can be obtained at no material cost to the Retention Provider or the Seller, such additional information as such Affected Holder may reasonably request prior to the Stated Maturity in order for such Affected Holder to comply with any of its obligations under the Securitisation Regulations;

(ii) promptly upon an Authorized Officer of the Retention Provider becoming aware of the occurrence thereof, written notice of any breach of (i) the EU/UK Retention Requirement at any time; (ii) the covenants set out in the EU/UK Retention Letter at any time in any material way or (iii) any representation given by the Retention Provider in the EU/UK Retention Letter at any time in any material way;

(iii) on a monthly basis (concurrent with the delivery of each Collateral Report), a certificate (which may be in the form of an email to the Collateral Administrator and Facility Agent) from an Authorized Officer of the Retention Provider confirming continued compliance with the EU/UK Retention Requirement;

(iv) upon any written request therefor by or on behalf of the Borrower or any Affected Holder delivered as a result of a material change in (a) the performance of the Loans, (b) the risk characteristics of the transaction, or (c) the Collateral Loans and/or the Eligible Investments from time to time, a certificate from an Authorized Officer of the Retention Provider confirming continued compliance with the requirements set forth in the EU/UK Retention Letter as set forth in Exhibit F; and

(v) promptly following a request by any Affected Holder, such additional information regarding the Collateral Loans or the transactions contemplated in this Agreement and/or the other Loan Documents as such Affected Holder may reasonably request in order for such Lender to comply with or satisfy the Securitisation Regulations; and

(e) within five Business Days of the receipt thereof, written notice of the occurrence of an event that would permit the termination of the Corporate Services Agreement, or the replacement of the Services Provider under the Corporate Services Agreement, as applicable.

Section 5.2 Payment of Obligations. The Borrower will pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties or assets is bound and any material Tax liabilities, except where such liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP appropriate reserves for the accrual of any of the same.

Section 5.3 Good Standing. The Borrower will remain qualified to do business and in good standing (as applicable) in every jurisdiction in which the nature of its businesses so requires, except where the failure to be so qualified and in good standing (other than in the State of Delaware) would not reasonably be expected to have a Material Adverse Effect.

Section 5.4 Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws except where the necessity of compliance therewith is contested in good faith by appropriate proceedings. The Borrower will comply in all respects with all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

Section 5.5 Inspection of Property, Books and Records; Audits; Etc.

(a) The Borrower will keep proper books of record and accounts in which full, true and correct entries in all material respects in accordance with GAAP shall be made of all material financial matters and transactions in relation to its business and activities; and will permit representatives of the Facility Agent and the Collateral Agent (in each case at the Borrower’s expense, in the case of not more than one inspection during any fiscal year except during the continuance of an Event of Default) to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at reasonable times in a manner so as to not unduly disrupt the business of the Borrower, upon reasonable prior notice to the Borrower.

(b) If requested by the Facility Agent, the Borrower and the Services Provider agree that representatives of the Facility Agent (or an independent third-party auditing firm selected by the Facility Agent) shall (in each case at the Facility Agent’s expense, unless either (x) an independent third-party report has not been performed and provided to the Facility Agent for the current fiscal year of the Borrower or (y) an Event of Default shall have occurred and is continuing or any Coverage Test is not satisfied, in which case such audit and/or field examination shall be at the Borrower’s expense, as applicable) conduct an audit and/or field examination of the Borrower, the Services Provider and/or any other Affiliate of the Services Provider that provides services to the Services Provider pursuant to a services agreement, at reasonable times in a manner so as to not unduly disrupt the business of the Borrower or the Services Provider, for the purpose of examining the servicing and administration of the Collateral Loans, the results of which audit and/or field examination shall be promptly provided to the Facility Agent; provided that (i) unless an Event of Default shall have occurred and is continuing (in which case the following limit shall not apply), no more than one such audit or field examination shall be conducted during any fiscal year of the Borrower and (ii) any expenses incurred by the Borrower and/or the Services Provider, as applicable, hereunder shall be reasonable and documented.

(c) If requested by the Facility Agent, the Borrower and the Services Provider shall participate in a meeting with the Facility Agent once during each fiscal year of the Borrower, to be held at a location in New York City and at a time reasonably determined by the Borrower and the Services Provider.

Section 5.6 Existence. The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, its rights, and its privileges, obligations, licenses and franchises, except, other than with respect to its existence, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall do or cause to be done all things necessary to maintain its registration and good standing under the laws of the State of Delaware.

Section 5.7 Subsidiaries/Equity Interest. The Borrower shall not directly or indirectly own any Subsidiaries or any Equity Interest in any entity other than as otherwise permitted pursuant to Section 4.15.

Section 5.8 Investments.

(a) The Borrower shall not make any investment other than in Collateral Loans or Eligible Investments; provided that the Borrower may own Defaulted Loans, Equity Securities and other Collateral solely as expressly permitted by the terms of this Agreement. On and after the Closing Date through the end of the Reinvestment Period, the Borrower shall not acquire or originate any debt obligation unless, at the time of such acquisition or origination and after giving effect thereto, the Eligibility Criteria are satisfied with respect to the debt obligations so acquired or originated. The Borrower shall not acquire, originate or fund any debt obligations after the Reinvestment Period except for (i) the funding of Exposure Amounts of Revolving Collateral Loans and Delayed Funding Loans that were originated or acquired prior to the end of the Reinvestment Period and (ii) the origination or acquisition of a Collateral Loan where the commitment to make such acquisition or origination was made prior to the end of the Reinvestment Period, so long as such commitment provided for settlement in accordance with customary procedures in the relevant markets, but in any event for a settlement period no longer than three months following the date of such commitment. Prior to the Business Day immediately preceding the end of the Reinvestment Period, the Services Provider shall (i) deliver to the Facility Agent a schedule of Collateral Loans with respect to which the Borrower has committed to the origination, acquisition thereof or sale thereof, and for which the trade date, but not the settlement date, has occurred and (ii) certify to the Facility Agent that sufficient Principal Proceeds are available to effect the settlement of such Collateral Loans (including, for this purpose, Cash on deposit in the Collection Account that constitutes Principal Proceeds, any scheduled or unscheduled principal payments that will be received by the Borrower from Collateral Loans with respect to which the related obligor has already delivered an irrevocable notice of repayment or which are required by the terms of the applicable Collateral Loans, as well as any Principal Proceeds that will be received by the Borrower from any sale of Collateral Loans for which the trade date, but not the settlement date, has occurred).

(b) The Borrower shall not at any time obtain or maintain title to any real property or obtain or maintain a controlling interest in an entity that owns any real property (except for Equity Securities that are acquired as a result of the restructuring of a Collateral Loan so long as the Borrower directs the Collateral Agent to sell any such Equity Security pursuant to Section 10.1(a)(iv)).

(c) The Borrower shall not commit to acquire or originate any Collateral Loan if such acquisition or origination would be in contravention of the terms of this Agreement, the Sale and Contribution Agreement or the EU/UK Retention Letter, which shall include the satisfaction of the Originator Requirement.

Section 5.9 Restriction on Fundamental Changes.

(a) The Borrower shall not enter into any merger or consolidation or reorganization, except that the Borrower may merge into the issuer of the securities in connection with the Take-Out CLO on the closing date thereof, in accordance with the customary conditions, procedures and documentation for such a transaction. The Borrower shall not liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of in one transaction or series of transactions, all or any part of its business or property, whether now or hereafter acquired, except for transfers of its property expressly permitted by the Loan Documents.

(b) The Borrower shall not amend its Constituent Documents until the Stated Maturity without the Facility Agent’s prior written consent (such consent not to be unreasonably withheld) except (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of the Borrower’s limited liability company agreement and the Loan Documents.

Section 5.10 ERISA. Neither the Borrower nor any member of its ERISA Group shall establish, maintain or contribute to, or be required to contribute to, any Plan or Multiemployer Plan or become a guarantor with respect to any such plan. The Borrower shall ensure that no transfer of any interest in the Borrower will cause the assets of the Borrower to be treated as “plan assets” for purposes of Section 3(42) of ERISA or as the assets of any governmental, church, non-U.S. or other plan that is subject to Similar Law.

Section 5.11 Liens. The Borrower shall not at any time directly or indirectly create, incur, assume or permit to exist, on any of its property, any Lien for borrowed monies or any other Lien except for Permitted Liens.

Section 5.12 Business Activities. The Borrower shall not engage in any business activity other than (i) the making, acquisition, origination, selling and maintenance of Collateral Loans and the ownership of Equity Interests, (ii) receiving capital contributions (whether in the form of Cash or Collateral Loans) from its equityholders, (iii) making distributions to its equityholders pursuant to Section 5.29 and (iv) any other activities expressly permitted by this Agreement and the other Loan Documents, in each case in compliance with the terms of this Agreement and the other Loan Documents.

Section 5.13 Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without the Facility Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.14 Margin Stock. None of the proceeds of any Loans will be used by the Borrower, directly or indirectly, for the purpose of buying or carrying any Margin Stock.

Section 5.15 Indebtedness. The Borrower shall not incur or suffer to exist any Indebtedness other than the Obligations.

Section 5.16 Use of Proceeds. The Borrower shall use the proceeds of the Loans solely (a) for the acquisition and origination of Collateral Loans during the Reinvestment Period (and after the Reinvestment Period only for the acquisition and origination of Collateral Loans committed to during the Reinvestment Period, subject to Section 5.8), (b) to fund Exposure Amounts, (c) to pay fees and expenses incurred with the closing and execution of this Agreement and the other Loan Documents, (d) to make a Permitted Parent Distribution and/or (e) with respect to the Class A-D Loans, to repay any outstanding Class A-R Loans.

Section 5.17 Bankruptcy Remoteness; Separateness.

(a) Limited Purpose Entity.

(i) The Borrower at all times since its formation has been, and will continue to be, a limited liability company formed under the laws of the state of Delaware. The Borrower at all times since its formation has been, and will continue to be, duly qualified in its jurisdiction of formation and each other jurisdiction in which such qualification was or may be necessary for the conduct of its business, except where the failure to be so qualified in any jurisdiction would not reasonably be expected to have a Material Adverse Effect;

(ii) the Borrower at all times since its incorporation has complied, and will continue to comply, with the provisions of its Constituent Documents and the laws of the jurisdiction of its incorporation relating to private companies formed under the laws of State of Delaware;

(iii) all customary formalities regarding the existence of the Borrower have been observed at all times since its incorporation and will continue to be observed;

(iv) the Borrower has been adequately capitalized at all times since its incorporation and will continue to be adequately capitalized in light of the nature of its business; and

(v) the Borrower has not any time since its incorporation assumed or guaranteed, and will not assume or guarantee, the liabilities of any other Persons (other than (x) pursuant to the Loan Documents, (y) the obligations of any agent under any Related Contracts and (z) any reimbursement obligation or indemnity in favor of its officers or directors; provided that any such reimbursement obligation or indemnity shall be subject to the Priority of Payments).

(b) No Bankruptcy Filing. The Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws of any jurisdiction or the liquidation of all or a major portion of its assets or property, and it has no knowledge of any Person contemplating the filing of any such petition against it.

(c) Separate Existence.

(i) At all times since its formation, the Borrower has accurately maintained, and will continue to accurately maintain, in all material respects, its financial statements, accounting records and other corporate documents, as applicable, separate from those of the Services Provider and any other Person; provided, however, that if the Borrower prepares consolidated financial statements with any Affiliates, (y) any such consolidated financial statements shall contain a note indicating the Borrower’s separateness from any such Affiliates and indicate its assets are not available to pay the debts of such Affiliate or any other Person and (z) if the Borrower prepares its own separate balance sheet, such assets shall also be listed on the Borrower’s own separate balance sheet. The Borrower has not at any time since its formation commingled, and will not commingle, its assets with those of the Services Provider or any other Person. The Borrower has at all times since its formation accurately maintained, in all material respects, and will continue to accurately maintain in all material respects, its own bank accounts and separate books of account.

(ii) The Borrower has at all times since its formation paid, and will continue to pay, its own liabilities from its own separate assets.

(iii) The Borrower has at all times since its formation identified itself, and will continue to identify itself, in all dealings with the public, under its own name and as a separate and distinct entity, except as may be required for tax purposes. The Borrower has not at any time since its formation identified itself, and will not identify itself, as being a division or a part of any other entity.

(iv) The Borrower will comply at all times with the provisions of its Constituent Documents relating to separateness, bankruptcy remoteness and any similar provisions in effect on the Closing Date without regard to subsequent amendments thereto.

(v) The Borrower (in accordance with the provisions of its Constituent Documents) will have at least one director that is an independent director complying with any applicable rating agency criteria.

Section 5.18 Amendments, Modifications and Waiver to Collateral Loans and Maturity Amendment.

In the performance of its obligations hereunder, the Borrower may enter into any amendment, waiver of or supplement to any Related Contract; provided that the prior written consent of the Facility Agent to any such amendment, waiver or supplement shall be required if (i) an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement or (ii) such amendment, waiver or supplement, individually or together with all other such amendments, waivers and/or supplements, would, in the determination of the Services Provider in accordance with the Servicing Standard, result in a Material Adverse Effect.

The Borrower (or the Services Provider on the Borrower’s behalf) shall be authorized to consent to any amendment, waiver or other modification to any Collateral Loan, including any amendment, waiver or modification that would extend the stated maturity date thereof (a “Maturity Amendment”); provided that (i) neither the Borrower (nor the Services Provider on the Borrower’s behalf) may agree to any Maturity Amendment (except a loan acquired by the Borrower resulting from, or received in connection with, the workout or restructuring of a Collateral Loan related to the financial distress or actual or anticipated bankruptcy of the related Obligor) unless after giving effect to such Maturity Amendment, the stated maturity of the Collateral Loan that is the subject of such Maturity Amendment is not later than the Stated Maturity and (ii) the Borrower has notified S&P of such amendment, waiver or supplement that constitutes either constitutes a Maturity Amendment, reduces the rate of interest payable on a Collateral Loan by more than 0.50% per annum or postpones the scheduled amortization payments in respect of a Collateral Loan; provided, further, that (i) the aggregate outstanding principal balance of Long Dated Loans then held by the Borrower as a result of a Maturity Amendment or the exception for loans acquired as a result of such workout or restructuring will not exceed 10.0% of the Total Capitalization and (ii) any Long Dated Loans in excess of such 10.0% limitation will be treated, for all purposes under this Agreement, as an Equity Security. For the avoidance of doubt, after giving effect to such amendment or modification, the Collateral Loan that is the subject of such amendment or modification must satisfy the definition of Collateral Loan (other than clause (x) thereof).

Section 5.19 Hedging.

(a) The Borrower may, at any time and from time to time, enter into any Interest Hedge Agreements (subject in each case to satisfaction of the Rating Condition and the prior written consent of the Facility Agent). The Borrower will not amend or replace any Interest Hedge Agreement unless the Rating Condition shall have been satisfied in connection with such amendment or replacement and the Facility Agent has provided prior written consent to such amendment or replacement. The Borrower (or the Services Provider on behalf of the Borrower) shall promptly provide written notice of entry into, and the amendment or replacement of, any Interest Hedge Agreement to the Agents and the Lenders. Notwithstanding anything to the contrary contained herein, the Borrower (or the Services Provider on behalf of the Borrower) shall not enter into any Interest Hedge Agreement (A) unless it obtains written advice of counsel that (1) the written terms of the derivative directly relate to the Collateral Loans and (2) such derivative reduces the interest rate related to the Collateral Loans and the Loans and (B) that would cause the Borrower to be considered a “commodity pool” as defined in Section 1a(10) of the Commodity Exchange Act unless (i) the Services Provider is registered as a “commodity pool operator” as defined in Section 1(a)(11) of the Commodity Exchange Act and “commodity trading advisor” as defined in Section 1(a)(12) of the Commodity Exchange Act with the CFTC or (ii) with respect to the Borrower as the commodity pool, the Services Provider would be eligible for an exemption from registration as a commodity pool operator and commodity trading advisor and all conditions for obtaining the exemption have been satisfied.

(b) Each Interest Hedge Agreement shall contain appropriate limited recourse and non-petition provisions equivalent (mutatis mutandis) to those contained in Section 12.15. Each Interest Hedge Counterparty shall be required to satisfy, at the time that any Interest Hedge Agreement to which it is a party is entered into, the then-current S&P criteria for hedge counterparties with respect to any Interest Hedge Agreements. Payments with respect to any Interest Hedge Agreements shall be subject to the Priority of Payments specified in Section 9.1(a) and Section 6.4. Each Interest Hedge Agreement shall contain an acknowledgement by the Interest Hedge Counterparty that the obligations of the Borrower to the Interest Hedge Counterparty under the relevant Interest Hedge Agreement shall be payable in accordance with the Priority of Payments specified in Section 9.1(a) and Section 6.4 and the Borrower shall use its commercially reasonable efforts to provide that it may not be terminated due to the occurrence of an Event of Default until liquidation of the Collateral has commenced.

Section 5.20 Title Covenants. The Borrower covenants that at no time shall it:

(a) create, permit or suffer to be created any Lien or security interest in the Collateral other than Permitted Liens; or

(b) except as otherwise expressly permitted herein sell, transfer, assign, deliver or otherwise dispose of any Collateral or any interest therein.

The Borrower further covenants and agrees to defend the Collateral against the claims and demands of all other parties to the extent necessary to preserve the first-priority security interest (subject to Permitted Liens) of the Collateral Agent in the Collateral.

Section 5.21 Further Assurances.

(a) The Borrower shall at its sole expense file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Collateral Agent (acting at the direction of the Facility Agent) may reasonably request from time to time to register in the name of the Collateral Agent or its nominee, and to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of the Secured Parties in, the Collateral or any part thereof, or to give effect to the rights, powers and remedies of the Collateral Agent hereunder, including but not limited to execution and delivery of financing statements. The Borrower shall be obligated to perform its obligations under this Agreement notwithstanding the ability of the Collateral Agent to take such actions pursuant to the provisions of Section 5.23, including, without limitation, the filing of any UCC continuation statements.

(b) Each year on or before the anniversary date of the Closing Date, commencing in 2025, the Borrower shall furnish to the Collateral Agent an opinion of counsel stating that, in the opinion of such counsel, as of the date of such opinion, the lien and security interest created by this Agreement with respect to the Collateral remains a valid and perfected first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties and stating what action, if any, needs to be taken to retain the validity and perfection of such lien for the following one-year period.

Section 5.22 Costs of Transfer; Taxes; and Expenses.

(a) The Borrower shall pay or cause to be paid all transfer Taxes and other costs incurred in connection with all transfers of Collateral. For the avoidance of doubt, any amounts paid pursuant to this Section 5.22(a) shall not be duplicative of amounts paid pursuant to Section 11.4.

(b) Without duplication of any other provision of this Agreement, the Borrower agrees to pay the Collateral Agent the reasonable and documented out-of-pocket costs and expenses, including but not limited to reasonable and documented attorneys’ fees and other charges, incurred by the Collateral Agent in connection with making collections on any Collateral.

Section 5.23 Collateral Agent May Perform.

(a) If the Borrower fails to perform any agreement contained herein to be performed by it, the Collateral Agent may, upon the written instructions of the Facility Agent, itself file, record, make, execute and deliver all such notices, instruments, statements and other documents, and take such acts, as the Facility Agent may determine to be necessary or desirable from time to time to perfect, preserve or otherwise protect the security interest of the Collateral Agent, for the benefit of itself and the Secured Parties and otherwise perform, or cause performance of, any other such actions as the Facility Agent shall determine is necessary or desirable, and the reasonable and documented, including out-of-pocket, fees and expenses of the Collateral Agent (including without limitation, fees and expenses of its counsel, agents and experts) that the Lenders incurred in connection therewith shall be payable by the Borrower and shall be part of the Obligations, subject to and in accordance with the Priority of Payments.

(b) The powers conferred on the Collateral Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Section 5.24 Notice of Name Change. The Borrower shall give the Agents and S&P not less than 30 days’ notice of any change of its name and not less than 30 days’ notice of any change of its principal place of business and will take all steps necessary to preserve the first priority perfected security interest of the Collateral Agent in the Collateral. The Borrower shall not change its type of organization, jurisdiction of organization or other legal structure without the prior written consent of the Facility Agent.

Section 5.25 Renewal of Credit Estimates; Notices to S&P. For each Collateral Loan with an S&P Credit Estimate, the Borrower shall (x) submit such Required S&P Credit Estimate Information as is required to renew such credit estimate within the 12 month period following receipt of the most recent S&P Credit Estimate provided for such Collateral Loan and (y) following notice or knowledge thereof, use commercially reasonable efforts to notify S&P and provide available information with respect thereto within 30 days if an S&P Material Change has occurred with respect to such Collateral Loan.

Section 5.26 Filing Fees, etc. The Borrower agrees (a) to pay or to reimburse the Agents for any and all amounts in respect of all search, filing, recording and registration fees and other similar imposts which are payable in respect of the execution, delivery, performance and enforcement of this Agreement and the other Loan Documents and (b) to hold the Agents harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees. The obligations of the Borrower under this Section 5.26 shall survive the termination of the other provisions of this Agreement or the resignation or removal of the Agents. For the avoidance of doubt, any amounts paid pursuant to this Section 5.26 shall not be duplicative of amounts paid pursuant to Section 11.4 or Section 12.3.

Section 5.27 Delivery of Proceeds. In the event that the Borrower receives any payments in respect of or other proceeds of Collateral Loans or other Collateral or any capital contribution, the Borrower shall pay such payments or other proceeds to the Collateral Agent promptly and, in no event, later than two Business Days after the Borrower’s receipt thereof.

Section 5.28 Performance of Obligations. The Borrower shall timely and fully comply with and perform in all material respects its obligations under the Related Contracts in accordance with the terms thereof, except to the extent that failure to do so could not reasonably be expected to impair the value or collectability of such Collateral Loans or other Collateral.

Section 5.29 Limitation on Dividends. The Borrower shall not declare or make any direct or indirect distribution, dividend or other payment to any person on account of any Equity Interests in the Borrower or any other similar interests or securities of the Borrower, except for Permitted Distributions or Permitted Parent Distributions.

Section 5.30 Annual Rating Review. On or before the anniversary date of the Closing Date in each calendar year, commencing in 2025, the Borrower shall pay for the ongoing monitoring of the rating of the Loans by S&P. The Borrower shall promptly notify the Agents, the Services Provider and the Lenders in writing if at any time the rating of the Loans has been, or is known will be, changed or withdrawn, or the rating outlook on the Loans has been, or is known will be, changed.

Section 5.31 Amendments to Loan Documents. The Borrower shall not amend any Loan Document except pursuant to the terms thereof and Section 12.5 of this Agreement.

Section 5.32 Transactions With Affiliates. Except as may be otherwise required or permitted by the Sale and Contribution Agreement, the Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates unless (i) the terms and conditions of any such transaction are no less favorable to the Borrower than the terms it would obtain in a comparable, timely transaction with a non-Affiliate, (ii) such transaction is effected in accordance with all Applicable Law, (iii) such transaction is conducted in an arm’s length transaction in the ordinary course of business and (iv)(1) in the case of the purchase of any Collateral Loan by the Borrower, the purchase price is not more than the fair market value as reasonably determined by the Services Provider in accordance with its Servicing Standard and (2) in the case of the sale of any Collateral Loan by the Borrower, the sale price is not less than (x) the Market Value with respect to such Collateral Loan (provided that Market Value shall not be determined pursuant to clause (d) or (e) of the definition thereof) and (y) in the case of a Post-Transition S&P CCC Collateral Loan, the purchase price that the Borrower paid to acquire such Collateral Loan. The Borrower shall ensure that all purchases of Collateral Loans from any Affiliate of the Borrower will be pursuant to and in accordance with the Sale and Contribution Agreement. This Section 5.32 shall not require the Seller or any Affiliate of the Borrower to purchase from the Borrower or sell or otherwise transfer to the Borrower any property or assets except as provided by the Sale and Contribution Agreement.

Section 5.33 Tax Matters as to the Borrower.

(a) The Borrower shall (and each Lender hereby agrees to) treat the Loans as debt for U.S. federal income tax purposes and will take no contrary position unless otherwise required by an applicable taxing authority.

(b) The Borrower shall at all times ensure that it is treated, for U.S. federal income tax purposes, either as (i) an entity disregarded as separate from a sole owner, or (ii) a partnership (other than a publicly traded partnership taxable as a corporation).

(c) The Borrower will deliver or cause to be delivered an IRS Form W-9 of the Borrower (if the Borrower is treated as a partnership for U.S. federal income tax purposes) or an IRS Form W-9 or the applicable Form W-8, in each case, from its sole owner (if the Borrower is treated as an entity disregarded as separate from its sole owner for U.S. federal income tax purposes), or successor applicable form to each issuer, counterparty, paying agent, as necessary to permit the Borrower to receive payments without U.S. withholding tax.

(d) Each of the parties hereto shall provide to the Borrower, upon reasonable request, all reasonably available information relating only to such party itself that is in the possession of such party, in its respective capacity hereunder, that is specifically requested by the Borrower and that is necessary or advisable in order for the Borrower to achieve Tax Account Reporting Rules Compliance.

(e) In connection with an audit conducted by the U.S. Internal Revenue Service under the Partnership Audit Rules, the Borrower agrees to use commercially reasonable efforts (taking into account the ability of the Borrower to effectively contest the audit and the overall Taxes imposed on Borrower or its direct or indirect owners), which may include following procedures under Section 6225 of the Code to reduce any “imputed underpayment” (as defined in Section 6225(b) of the Code) or applying the alternative method provided by Section 6226 of the Code, to reduce liabilities of the Borrower for Taxes (except to the extent any such Taxes are subject to reimbursement by the Borrower’s direct or indirect owners).

(f) Subject to satisfaction of the Eligibility Criteria, no more than 50% of the debt obligations or interests therein (in each case as determined for U.S. federal income tax purposes) held by the Borrower may at any time consist of real estate mortgages (or interests therein) as determined for purposes of Section 7701(i) of the Code, unless the Borrower receives an opinion of nationally recognized tax counsel experienced in such matters to the effect that the ownership of such debt obligations will not cause the Borrower to be treated as a taxable mortgage pool for U.S. federal income tax purposes.

Section 5.34 Originator Requirement. The Borrower shall ensure that the Originator Requirement is satisfied in connection with the acquisition of any Collateral Loan to the extent required pursuant to the Eligibility Criteria in accordance with the terms of this Agreement and the EU/UK Retention Letter. The Borrower may not acquire any Collateral Loan or, during the Reinvestment Period, dispose of any Collateral Loan, unless either (a) the Originator Requirement is satisfied immediately after giving effect to such acquisition or disposal, as applicable, (b) in connection with an acquisition following which the Originator Requirement would not be met, such Collateral Loan is acquired from the Retention Provider or (c) in connection with a disposition following which the Originator Requirement would not be met, the level of noncompliance with the Originator requirement is maintained or improved following such disposition.

Section 5.35 Initial Funding Date. On or before the Closing Date, the Borrower shall cause all conditions set forth in Section 3.2 to be fulfilled.

Section 5.36 Sanctions; Anti-Corruption Laws. The Borrower will maintain in effect or be subject to policies and procedures designed to promote compliance by the Borrower and its directors, officers, employees, and agents with Sanctions and Anti-Corruption Laws. The Borrower shall not, and shall not permit or authorize its Affiliates, subsidiaries, brokers, agents or representatives, officers, directors or employees to, use any part of the proceeds of the Loans, directly or indirectly, for any conduct that would cause the representations and warranties in Sections 4.19 and 4.20 to be untrue as if made on the date any such conduct occurs.

Section 5.37 [Reserved].

Section 5.38 EU/UK Retention Letter. To the extent the same is within its control, the Borrower shall (i) procure the Retention Provider not to amend, supplement, modify, repudiate or waive any provision, of any EU/UK Retention Letter without the prior written consent of the Facility Agent and each Affected Holder and (ii) procure that the Retention Provider have not changed and will not change the manner in which it satisfies the EU/UK Retention Requirement (as defined in the EU/UK Retention Letter), except to the extent permitted under the Securitisation Regulations and with the prior written consent of the Facility Agent and each Affected Holder.

Section 5.39 Beneficial Ownership Certification. The Borrower agrees to notify the Facility Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Section 5.40 Pool Concentrations. During the Reinvestment Period, the Borrower shall use commercially reasonable efforts to ensure that the pool of Collateral contains Collateral Loans of no less than 20 different Obligors.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 6.1:

(a) a default in the payment, when due and payable, of any interest, fees, costs, expenses, indemnities or other amounts (other than principal) due on any Loan or any related obligations in respect of the Loans pursuant to this Agreement and the continuation of such default for five Business Days after the date such amounts become due and payable if such date is provided in this Agreement or the applicable Loan Document (or, if no such date is provided or such amount is not fixed, five Business Days after notice shall have been given to the Borrower by the Controlling Parties, the intended recipient of such amounts or the Facility Agent, specifying such amount that has become due and payable); provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent or Collateral Administrator, such failure continues for five Business Days after the Collateral Agent or Collateral Administrator receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(b) a default in the payment of any principal due on any Loans when such principal becomes due and payable; provided that in the case of a failure to pay due to an administrative error or omission by the Collateral Agent or Collateral Administrator, such failure continues for five Business Days after the Collateral Agent or Collateral Administrator receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(c) the failure on any Quarterly Payment Date to disburse amounts available in the Payment Account or Collection Account in accordance with the Priority of Payments and continuation of such failure for a period of five Business Days or, in the case of a failure to disburse due to an administrative error or omission by the Facility Agent, the Collateral Administrator or the Collateral Agent, such failure continues for seven Business Days after the Facility Agent, the Collateral Administrator or the Collateral Agent, as applicable, receives written notice or has actual knowledge of such administrative error or omission and has provided notice of such failure to the Borrower;

(d) the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act and such status continues for 75 consecutive calendar days;

(e) (x) a default in the performance, or breach, of any covenant, warranty or other agreement of the Borrower or the Services Provider under this Agreement or any other Loan Document and such default would reasonably be expected to have a Material Adverse Effect, or (y) the failure of any representation or warranty of the Borrower or the Services Provider made in this Agreement, any other Loan Document or in any related certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith to be correct when made and such failure would reasonably be expected to have a Material Adverse Effect (other than a covenant, representation, warranty or other agreement or a portion thereof a default in the performance or breach or failure of which is otherwise specifically dealt with in this Section 6.1, it being understood, without limiting the generality of the foregoing, that any failure to meet (including in connection with the acquisition or origination of any Collateral Loan) any Concentration Limitation, Eligibility Criteria, Collateral Quality Test or Coverage Test (except as provided in clause (h) below) is not an Event of Default), and such default, breach or failure either (A) is not susceptible of cure or (B) if susceptible of cure, continues for a period of 30 days following the date on which (x) notice has been delivered to the Borrower or (y) a Senior Authorized Officer of the Borrower obtains actual knowledge of such default;

(f) the entry of a decree or order by a court of competent jurisdiction (i) adjudging the Borrower as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other Applicable Law, or (iii) appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its respective properties, or (iv) ordering the winding up or liquidation of the affairs of the Borrower, respectively, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days;

(g) the institution by the Borrower of proceedings for the Borrower to be adjudicated as bankrupt or insolvent, or the consent by the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Borrower of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar Applicable Law, or the consent by the Borrower to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action;

(h) the failure of the percentage equivalent of a fraction, (i) the numerator of which is equal to (1) the Aggregate Principal Balance of Collateral Loans (other than Defaulted Loans) plus (2) the aggregate Market Value of all Defaulted Loans on such date plus (3) the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds plus (4) without duplication, the aggregate amount of funds on deposit in the Future Funding Reserve Account, including Eligible Investments and (ii) the denominator of which is equal to the aggregate outstanding principal amount of the Loans, to equal or exceed 115.00%, as of any Measurement Date and remains so for two Business Days after such Measurement Date (or if a Cure Notice is delivered, five Business Days after delivery of such Cure Notice);

(i) any Lien on any Collateral created pursuant to the Loan Documents shall, at any time after delivery of the respective Loan Documents, cease to be fully valid and perfected as a first priority Lien subject only to Permitted Liens (other than directly due to the action of the Lenders or the Agents); or

(j) any of the Loan Documents (other than the Interest Hedge Agreements (other than provisions that by the terms thereof survive the termination thereof)) ceases to be in full force and effect.

Upon the occurrence of an Event of Default, the Borrower shall promptly notify the Agents, the Services Provider, the Lenders and S&P in writing (which notice shall refer to this Agreement and state that such notice is a notice of Default).

Section 6.2 Remedies. If an Event of Default shall have occurred and be continuing, the Controlling Parties or the Facility Agent, as applicable, may exercise (or direct the Collateral Agent in the exercise of) the rights, privileges and remedies set forth in this Section 6.2.

(a) Upon the occurrence and during the continuance of any Event of Default, each of the following actions shall require the prior written approval by the Facility Agent, whether or not approved by the Borrower’s board of directors or other persons performing similar functions: (i) issuance of any commitment to make, and the acquisition or origination (other than pursuant to commitments then in effect) of, any Collateral Loan or other loan or security constituting any Collateral or any interest therein, (ii) any amendment, modification, or waiver of, or any consent to departure from, any term or provision of any Collateral Loan or other loan or security constituting any Collateral, (iii) any release of any collateral for, or guarantor of or other credit support provider for, any Collateral Loan or other loan or security constituting any Collateral, except upon payment in full of such Collateral Loan or other loan or security, or any subordination or limitation of recourse with respect thereto, (iv) any sale, purchase, assignment or participation in respect of any Collateral Loan or other loan or security constituting any Collateral (other than pursuant to commitments then in effect or in the case of a sale or assignment upon payment in full of such Collateral Loan or other loan or security) and (v) acting at the direction of the Controlling Parties, any determination to exercise, or not to exercise, remedies in respect of a Collateral Loan or other loan or security constituting any Collateral following a default or event of default thereunder.

(b) Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Loan Documents, including Section 6.3, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Facility Agent or the Controlling Parties, by notice to the Borrower, may do any one or more of the following:

(i) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate (provided that, unless an Event of Default described in Section 6.1(d), (f) or (g) has occurred and is continuing, the Commitments shall not be terminated unless the Portfolio Exposure Amount is equal to zero); and

(ii) declare the principal of and the accrued interest on the Loans and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.9) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower;

provided that, upon the occurrence of any Event of Default described in clause (f) or (g) of Section 6.1, the Commitments shall automatically terminate and the Loans and all such other amounts shall automatically become due and payable, without any further action by any party.

(c) Upon the occurrence and during the continuance of an Event of Default, the Facility Agent or the Collateral Agent (acting at the direction of the Facility Agent or the Facility Agent) will have the right to take any other remedies set forth in Section 6.3(b) below or other remedies permitted by law.

Section 6.3 Additional Collateral Provisions.

(a) Release of Security Interest. If and only if all Obligations have been paid in full and all Commitments have been terminated, the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VI in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

(b) Additional Rights and Remedies. The Collateral Agent (for itself and on behalf of the other Secured Parties), acting at the written direction of the Facility Agent, shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees shall, at the written direction of the Facility Agent, to the extent permitted by Applicable Law (including the UCC) and notwithstanding anything in the Loan Documents to the contrary, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Contracts and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) if the Loans have been accelerated in accordance with this Agreement, sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Contracts, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) demand that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Contracts; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) subject to Section 12.16, make copies of or, if necessary, remove from the Borrower’s and its agents’ place of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. The Collateral Agent shall provide written notice of any liquidation of the Collateral to S&P.

The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement unless and until (and to the extent) so directed at the express written direction of the Facility Agent; provided that the Collateral Agent shall not be required to take any such action at the Facility Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto).

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the reasonable request of the Collateral Agent (acting at the written direction of the Facility Agent) or the Facility Agent, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of this Section 6.3(b) the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as permitted by Applicable Law, without notice to the Borrower.

All documented sums paid or advanced by the Collateral Agent in connection with the foregoing and all documented out-of-pocket costs and expenses (including documented and reasonable fees and expenses of attorneys, experts and agents) incurred in connection therewith, together with interest thereon at the Post-Default Rate for the Loans from the date of demand of repayment by the Collateral Agent until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations.

Without the prior written consent of the Facility Agent, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Notwithstanding any other provision of this Article VI, in connection with the sale of the Collateral following an acceleration of the Obligations (unless arising from an event constituting “Cause” as defined in the Corporate Services Agreement), the Services Provider (or any of its Affiliates) or its designees shall have the right (which right, for avoidance of doubt, shall be irrevocably forfeited if not exercised within the specified timeframe) to purchase all of the Collateral Loans in the Collateral within five Business Days of its receipt of notice of such acceleration by paying to the Collateral Agent in immediately available funds, an amount equal to all outstanding Obligations and, without duplication, all unpaid Administrative Expenses. If the Services Provider elects to exercise such purchase option, then the purchase of the Collateral Loans will be equally allocated.

Notwithstanding the foregoing purchase rights, if the Collateral Agent or the Facility Agent propose to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Services Provider (or any of its Affiliates) and the Lenders shall have the right to offer bids to acquire all or any portion of the Collateral sold at such sale.

(c) Remedies Cumulative. Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

(d) Related Contracts.

(i) The Borrower hereby agrees that, to the extent not expressly prohibited by the terms of the Related Contracts, after the occurrence and during the continuance of an Event of Default, it shall (A) upon the written request of the Facility Agent promptly forward to such Agent all information and notices which it receives under or in connection with the Related Contracts relating to the Collateral, subject to applicable confidentiality requirements, and (B) upon the written request of the Facility Agent or the Collateral Agent (at the direction of the Facility Agent), act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Contracts relating to the Collateral only in accordance with the direction of such Agent; provided that if the Borrower receives conflicting requests pursuant to this subclause (B), it shall follow whichever request is evidenced to be derived from the direction of the Facility Agent.

(ii) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Contracts relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

(e) Borrower Remains Liable.

(i) Notwithstanding anything herein to the contrary, (A) the Borrower shall remain liable under the contracts and agreements included in and relating to the Collateral (including the Related Contracts) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (B) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from (and shall not impose upon such Secured Party) any of its duties or obligations under any such contracts or agreements included in the Collateral.

(ii) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Loan Documents, and the transactions contemplated hereby and thereby, including under any Related Contract or any other agreement or document that relates to Collateral (or to the exercise of any rights or remedies available to any Agent or any other Secured Party hereunder or thereunder) and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption.

(f) Protection of Collateral. The Borrower, or the Services Provider on behalf of and at the expense of the Borrower, shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi) pay or cause to be paid any and all material Taxes levied or assessed upon all or any part of the Collateral, except to the extent such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

The Borrower hereby authorizes the Collateral Agent as its agent and attorney in fact to prepare and file any UCC-1 financing statement, continuation statement and all other instruments, and take all other actions, required pursuant to this Section 6.3. Such authorization shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 6.3. The Borrower further authorizes the Facility Agent’s United States counsel to file any UCC-1 or UCC-3 financing statements that may be required by the Agents in connection with this Agreement and the transactions contemplated hereby.

Section 6.4 Application of Proceeds. Unless and until the Controlling Parties have exercised their right to direct the liquidation of the Collateral pursuant to this Article VI, all proceeds received in respect of the Collateral will be applied in accordance with the Priority of Payments specified in Section 9.1(a). All proceeds received after the Controlling Parties have exercised their right to direct the liquidation of the Collateral will be applied to the Obligations in the following order of priority on each date or dates fixed by the Collateral Agent (at the direction of the Facility Agent on behalf of the Controlling Parties):

(a) first, to the payment of taxes, registered office, registration and governmental fees owing by the Borrower, if any, and to the payment to the Collateral Agent for all due and unpaid Collateral Agent Fees and all other Administrative Expenses owing to the Collateral Agent, all amounts owing and payable hereunder and under the other Loan Documents to the Custodian, the Document Custodian, the Collateral Administrator and the Securities Intermediary (including, in each case, without limitation, indemnity payments); and second, to the payment to the Facility Agent for all due and unpaid Facility Agent Fees and all other Administrative Expenses owing to the Facility Agent (including, without limitation, indemnity payments);

(b) to the payment of Administrative Expenses (other than those paid under clause (a) above), in the order of priority set forth in the definition of “Administrative Expenses”;

(c) to the payment of all other amounts due to the Agents hereunder;

(d) to the payment of all amounts due to the Interest Hedge Counterparties under all Interest Hedge Agreements (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(e) to the payment to the Services Provider of all due and unpaid Senior Services Fees in an amount not to exceed the accrued Senior Services Fees for one Due Period;

(f) first, to the payment to the Class A-R Lenders, the Class A-T Lenders and the Class A-D Lenders on a pari passu basis (allocated with respect to principal according to the Principal Allocation Formula) of all amounts due which constitute principal, interest (including Capped Amounts, but excluding the additional two percent of interest payable at the Post-Default Rate) and, solely to the Class A-R Lenders in respect of the Class A-R Loans, Commitment Fees; and second, to the payment to the Class A-R Lenders, the Class A-T Lenders and the Class A-D Lenders on a pari passu basis of all interest payable at the Post-Default Rate and all amounts due which constitute Increased Costs and all other amounts on and in respect of all Loans; provided, that after giving effect to any such payments, such amount paid to the Class A-D Lenders shall be paid (1) first, to the Class A-D1 Lenders and (2) then, to the Class A-D2 Lenders;

(g) [reserved];

(h) [reserved];

(i) to the payment of all amounts due to any Interest Hedge Counterparty under all Interest Hedge Agreements to the extent not paid under clause (d) above;

(j) to the payment to the Services Provider of all due and unpaid Subordinated Services Fees;

(k) to the payment to each Contributor of a Contribution, pro rata based on the aggregate amounts of Contributions owing to each such Contributor until all such amounts have been paid in full; and

(l) to the Borrower or for payment as directed by the Borrower, including to make a distribution to the Parent.

If on any date that payments are made pursuant to this Section 6.4 the amount available to be paid pursuant to any of the foregoing clauses (a) through (l) is insufficient to make the full amount of the disbursements required pursuant to any such clause, such payments will be applied in the order and according to the priority set forth in clauses (a) through (l) above and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

Section 6.5 Addition of Capital Contributions. Any equityholders or its designee (a “Contributor”) may, but shall have no obligation to, at any time or from time to time, make a capital contribution in Cash or Eligible Investments (a “Contribution”) or an assignment and contribution of a Collateral Loan (valued at such Collateral Loan’s Principal Collateralization Amount) to the Borrower for the purpose of (a) curing any Event of Default (but no such contribution shall cure any Event of Default without the consent of the Facility Agent), (b) enabling the acquisition or sale of any Collateral Loan during the Reinvestment Period, (c) satisfying any Eligibility Criteria, Coverage Test, Senior Advance Rate Test or Collateral Quality Test, (d) paying fees and expenses incurred in connection with the structuring, consummation and closing of the transaction contemplated by this Agreement or (e) prepaying the debt. Unless otherwise directed by the Borrower by prior or contemporaneous written notice to the Services Provider, the Facility Agent and the Collateral Agent, all Cash contributed to the Borrower shall be designated and treated by the Borrower either as Principal Proceeds or Interest Proceeds (which designation shall be irrevocable).

ARTICLE VII

THE AGENTS

Section 7.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Lenders) shall have the authority to deal directly with the Borrower under this Agreement and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from an Agent in accordance with its rights and authority hereunder.

Section 7.2 Agents and Affiliates. The Agents shall each have the same rights and powers under this Agreement as the Lenders and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent hereunder, and the term “Lender” and “Lenders” may include Natixis, State Street Bank and Trust Company and/or any Affiliate of Natixis or State Street Bank and Trust Company in its individual capacity. The provisions in this Article VII with respect to the Agents shall apply only to the Agents acting in their capacities as such hereunder and not as Lenders.

Section 7.3 Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. No Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of any Agent shall be read into this Agreement or any other Loan Document or shall otherwise exist against any Agent. The provisions of this Article VII are solely for the benefit of the Agents and the Lenders (other than Sections 7.1 and 7.8, which are also for the benefit of the Borrower). In performing its functions and duties solely under this Agreement, each Agent shall act solely as the agent of the Lenders (except pursuant to Section 12.6(f)) and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust with or for the Lenders. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

Section 7.4 Delegation of Duties; Consultation with Experts. Each Agent may execute any of its duties under this Agreement by or through its subsidiaries, affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Each Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5 Limitation of Liability of Agents.

(a) No Agent nor any of its respective affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (x) with the consent or at the request of the Controlling Parties, or (y) in the absence of its own gross negligence or willful misconduct. No Agent nor any of their respective affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or any other document furnished in connection herewith or therewith in accordance with a request of the Controlling Parties (or the Facility Agent) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Under no circumstances shall the Agents be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) even if such Agent has been advised of the likelihood of such damages and regardless of the form of action.

(b) The following additional provisions apply with respect to the Collateral Agent:

(i) the Collateral Agent shall not be deemed to have notice or knowledge of the occurrence and continuance of an Event of Default until an Administrative Officer of the Collateral Agent shall have received written notice (which notice shall refer to this Agreement and state that such notice is a notice of Default or Event of Default) thereof from the Borrower, the Services Provider, the Facility Agent, a Lender or any other Person;

(ii) no provision of this Agreement or the other Loan Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that the reasonable and documented costs of performing its ordinary services under this Agreement shall not be deemed a “financial liability” for purposes hereof;

(iii) if, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Facility Agent (and the Facility Agent shall request written instructions from the Controlling Parties) as to the course of action desired. If the Collateral Agent does not receive such instructions within five Business Days after its request therefor, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions;

(iv) the Collateral Agent shall be under no liability for interest on any funds received by it hereunder except to the extent of income or other gain on Eligible Investments which are deposits in or certificates of deposit of State Street Bank and Trust Company or any Affiliate in its commercial capacity and income or other gain actually received (and not subsequently reinvested, withdrawn or distributed) by the Collateral Agent in Eligible Investments;

(v) the Collateral Agent shall not be liable or responsible for delays or failures in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by circumstances beyond its control (such acts include but are not limited to acts of God, strikes, lockouts, riots, acts of war and interruptions, losses or malfunctions of utilities, computer (hardware or software) or communications services); it being understood that the Collateral Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances; and

(c) without prejudice to the Collateral Agent’s duties under Article VI or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any Obligor any amount payable by such Obligor on the Collateral Loans or any other Collateral under any circumstances, including if payment is refused after due demand.

(d) No Agent shall have any duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement or the other Loan Documents against any such Person. No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but shall not be limited to acts of god, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

(e) In no event shall the Collateral Agent be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Borrower to timely provide investment instruction to the Collateral Agent in connection with the investment of funds in or from any account set forth herein. Except as otherwise provided in Section 8.2(c) or Section 8.3, in the absence of a Borrower Order or, after an Event of Default, a direction from the Facility Agent, all funds in any account held under this Agreement shall be held uninvested. Nothing in this Agreement shall be deemed to release the Collateral Agent in its individual capacity from any liability it may have as an obligor under any Eligible Investment.

(f) The Collateral Agent, and in the event that the Collateral Agent is also acting in the capacity of Custodian, Collateral Administrator, paying agent or securities intermediary hereunder or under the other Loan Documents, then in such other capacities, as well, shall be entitled to compensation from the Borrower in an amount separately agreed upon by the Borrower (or the Services Provider on its behalf) and the Collateral Agent. The Collateral Agent and its Affiliates also shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

(g) Without limiting the generality of any terms of this Section 7.5, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Lenders, the Facility Agent, the Services Provider or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement or the other Loan Documents, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(h) The Collateral Agent shall not be under any obligation to (i) confirm or verify whether the conditions to the delivery of Collateral have been satisfied or to determine whether (A) a loan is a Collateral Loan or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder, (B) an investment is an Eligible Investment or meets the criteria in the definition thereof or is otherwise eligible for purchase hereunder or (ii) evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower in connection with the grant by the Borrower to the Collateral Agent of any item constituting the Collateral or otherwise, or in that regard to examine any underlying documents, in order to determine compliance with the applicable requirements of and restrictions on transfer of a Collateral Loan or Eligible Investment.

(i) In order to comply with Applicable Law, including the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent. Accordingly, each of the parties agrees to provide to the Collateral Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent to comply with Applicable Law. The Collateral Agent may from time to time establish any additional accounts deemed necessary or desirable for convenience in administering the Collateral so long as each such account is at all times subject to a valid and perfected first priority lien in favor of the Collateral Agent, for the benefit of the Secured Parties.

(j) The Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or any other Loan Document at the request or direction of the Controlling Parties or the Facility Agent, unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses (including the reasonable fees and expenses of its attorneys and counsel), and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any Loan Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability unless it is provided an indemnity reasonably acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any other Loan Document unless and until directed by the Controlling Parties (or the Facility Agent on their behalf).

(k) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, reckless disregard or grossly negligent performance or omission of its duties. The Collateral Agent may consult with legal counsel (including, without limitation, counsel for the Borrower or the Facility Agent or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Collateral Agent shall not be liable for the actions of omissions of the Facility Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of the Facility Agent with the terms or requirements of this Agreement, any Loan Document or any related document, or their duties thereunder. The Collateral Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive hereunder.

(l) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(m) Except as expressly provided herein or in any other Loan Document, nothing herein shall be construed to impose an obligation on the part of the Collateral Agent to recalculate, evaluate or verify any report, certificate or information received by it from the Borrower, Services Provider, Lender or Facility Agent or to otherwise monitor the activities of the Borrower or Services Provider.

(n) In the event that the Collateral Agent is also acting in the capacity of Custodian, Collateral Agent, paying agent or securities intermediary hereunder or under the other Loan Documents, the rights, protections, immunities and indemnities afforded the Collateral Agent pursuant to this Article VII shall also be afforded to the Collateral Agent, individually acting in such other capacities.

(o) The Collateral Agent shall not be charged with knowledge or notice of any matter unless actually known to an Administrative Officer of the Collateral Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by the Collateral Agent at its address in accordance with Section 12.1.

Section 7.6 Indemnification. Each Lender shall, ratably in accordance with its Percentage Share, indemnify the Agents, their respective affiliates, directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any reasonable and documented cost, expense (including fees of counsel, experts and agents and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct as determined by a final non-appealable decision by a court of competent jurisdiction) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder or thereunder.

Section 7.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement or in connection therewith. The Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates other than in connection with their acting as Agents under this Agreement and the other Loan Documents.

Section 7.8 Successor Agent. An Agent or the Custodian may give notice of its intent to resign at any time by giving at least 30 days’ prior written notice thereof to the Lenders, the Borrower, the Services Provider and S&P; provided that any such resignation by an Agent or the Custodian shall not be effective until a successor agent shall have been appointed and approved in accordance with this Section 7.8. Upon receipt of any such notice, the Facility Agent shall have the right to appoint a successor Agent or successor Custodian, as applicable, with the consent of the Borrower. If no successor Agent or successor Custodian, as applicable, shall have been so appointed by the Facility Agent, shall have been approved by the Borrower, and shall have accepted such appointment, within 30 days after the notice of resignation or removal thereof, then the retiring Agent or Custodian, as applicable, may (i) petition a court of competent jurisdiction to appoint a successor Agent or Custodian, as applicable, or (ii) appoint a successor Agent or Custodian, as applicable, in each case, which such successor Agent or Custodian, as applicable, shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as such Agent or Custodian, as applicable, hereunder by a successor Agent or Custodian, as applicable, such successor Agent or Custodian, as applicable, shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent or Custodian, as applicable, and the retiring Agent or Custodian, as applicable, shall be discharged from its duties and obligations hereunder, and the successor Agent or Custodian, as applicable, shall provide written notice of such appointment to the Lenders, the Services Provider and S&P. In addition, upon the affirmative vote of the Facility Agent exercising good faith that an Agent or the Custodian has acted with gross negligence or committed an act of willful misconduct or failed to act as required due to gross negligence or willful misconduct in its capacity as agent for the Lenders or hereunder, the Facility Agent may remove such Agent or Custodian, as applicable, upon 30 days’ prior written notice; provided that (i) a Lender hereunder agrees to serve as Agent or Custodian, as applicable, and (ii) the Borrower has consented to such Lender serving as Agent or Custodian, as applicable (which consent shall not be unreasonably withheld or delayed) until a successor Agent or Custodian, as applicable, shall be appointed pursuant to the terms of this Section 7.8. For the avoidance of doubt, any retiring Agent or the retiring Custodian shall continue to receive the fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement, the other Loan Documents or any applicable fee letter until a successor Agent or Custodian, as applicable, has been appointed and has agreed to act as an Agent or Custodian, as applicable, hereunder. After any retiring Agent’s or Custodian’s resignation hereunder as Agent or Custodian, as applicable, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent or the Custodian, as applicable. With respect to any Person (i) into which an Agent or the Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which an Agent or the Custodian shall be a party, or (iii) with respect to the Collateral Agent, the Collateral Administrator or the Custodian that may succeed to the corporate trust business and assets of such entity substantially as a whole, shall be the successor to such Agent or the Custodian, as applicable, in all of its capacities under this Agreement and under all other Loan Documents without further act of any of the parties to this Agreement.

Section 7.9 Execution of Account Control Agreement. Concurrently herewith, the Facility Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, obligations, representations, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other related agreements in such capacity.

ARTICLE VIII

ACCOUNTS AND COLLATERAL

Section 8.1 Collection of Money.

(a) Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement (other than amounts specifically required herein to be paid to the Facility Agent), including, but not limited to, all payments or any other amounts due on the Collateral Loans and Eligible Investments, in accordance with the terms and conditions of such Collateral Loans and Eligible Investments. The Collateral Agent shall segregate and hold all such Money and property received by it for the benefit of the Lenders and shall apply it as provided in this Agreement.

(b) All payments on the Collateral Loans and other Collateral shall be made directly to the Custodian on behalf of the Collateral Agent (at a bank in the United States), will be held in the Collection Account, and will be divided into Interest Proceeds (including Fee Proceeds) and Principal Proceeds (based upon and in reliance upon information received from the payors or the Services Provider). Such amounts shall be applied in accordance with the Priority of Payments and the terms of this Agreement.

(c) The Borrower will provide the Collateral Agent and the Custodian with a certified copy of each agreement under which the Borrower sells a participation interest in any Collateral Loan pursuant to Section 10.1(b) or sells all or any part of a Collateral Loan by assignment pursuant to Section 10.1. Upon receipt of written certification by the Borrower (which may take the form of standing instructions with respect to a specified portion of all payments received on designated Collateral Loans) to the effect that specified amounts received by the Collateral Agent from an Obligor do not constitute Collections subject to this Agreement but are required by the terms of such a participation or assignment agreement to be paid by the Borrower to the purchaser of a participation interest sold by the Borrower or assignee of the Borrower, as the case may be, the Collateral Agent will disburse such amounts, as directed in such certificate.

(d) The parties to the transactions contemplated by this Agreement intend that each of the Covered Accounts shall be securities accounts of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties. The Custodian shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity. Without limiting the generality of the foregoing, if the Collateral Agent notifies the Custodian that the Collateral Agent shall exercise exclusive control over the Covered Accounts, the Custodian shall cease complying with entitlement orders or other directions relating to the Covered Accounts (or any financial assets or other funds or property credited to or held, deposited, or carried in the Covered Accounts) originated by the Borrower or any other Person or entity other than the Collateral Agent. For the avoidance of doubt, the Collateral Agent shall not seek to exercise exclusive control over the Covered Accounts at any time prior to the occurrence and continuance of an Event of Default. The immediately preceding sentence is an agreement as between the Collateral Agent and the Borrower alone and does not constitute an agreement of the Custodian.

The Custodian shall agree, and State Street Bank and Trust Company as Custodian hereby agrees, with the Collateral Agent that (i) each of the Covered Accounts shall be securities accounts of the Collateral Agent, (ii) all property credited to the Covered Accounts shall be treated as a “financial asset” for purposes of the UCC, (iii) the Custodian shall treat the Collateral Agent as entitled to exercise the rights that comprise each financial asset credited to the Covered Accounts subject to the rights of the Borrower specified herein, (iv) the Custodian shall not agree with any person or entity other than the Collateral Agent to comply with entitlement orders originated by any person or entity other than the Collateral Agent, (v) the Covered Accounts and all property credited to the Covered Accounts shall not be subject to any lien, security interest, right of set-off, or encumbrance in favor of the Custodian or any person or entity claiming through the Custodian (other than the Collateral Agent) except for the right to debit for any item returned by reason of non-sufficient funds, (vi) the State of New York shall be the securities intermediary’s jurisdiction of the Custodian for purposes of the UCC, and (vii) any agreement between the Custodian and the Collateral Agent with respect to the Covered Accounts shall be governed by the laws of the State of New York. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in bank loans or participations (collectively, “Loan Assets”) may be acquired and delivered by the Borrower to the Securities Intermediary or Custodian from time to time which are not evidenced by, or accompanied by delivery of, a security (as that term is defined in UCC Section 8-102) or an instrument (as that term is defined in Section 9-102(a)(47) of the UCC), and may be evidenced solely by delivery to the Securities Intermediary or Custodian of a facsimile copy of an assignment agreement (“Loan Assignment Agreement”) in favor of the Borrower as assignee, (b) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower, and (c) any duty on the part of the Securities Intermediary or Custodian with respect to such Loan Asset (including in respect of any duty it might otherwise have to maintain a sufficient quantity of such Loan Asset for purposes of UCC Section 8-504) shall be limited to the exercise of reasonable care by the Securities Intermediary or Custodian in the physical custody of any such Loan Assignment Agreement that may be delivered to it; provided that the Custodian shall maintain such Loan Assets as required by this Agreement; provided, further, the Securities Intermediary and the Custodian shall be deemed to have exercised reasonable care with respect to the custody, safekeeping and physical preservation of the Loan Assets in its possession, under Section 9-207 of the UCC or otherwise, to the extent of any action taken at the direction of the Facility Agent with respect to the Loan Assets. It is acknowledged and agreed that neither the Securities Intermediary nor the Custodian nor the Collateral Agent is under a duty to examine underlying credit agreements or loan documents to determine the validity or sufficiency of any Loan Assignment Agreement (and shall have no responsibility for the genuineness or completeness thereof), or for the Borrower’s title to any related Loan Asset.

Section 8.2 Collection Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account in the name “Core Income Funding VIII LLC Collection Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Collection Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal, into which the Collateral Agent shall from time to time deposit (i) any amount received under any Interest Hedge Agreement, (ii) all proceeds received from the disposition of any Collateral (unless, during the Reinvestment Period, simultaneously reinvested in Collateral Loans, subject to Article X, or in Eligible Investments or to prepay the Loans in accordance with Section 2.7) and (iii) all Interest Proceeds (including all Fee Proceeds) and all Principal Proceeds. All Moneys deposited from time to time in the Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied for the purposes herein provided. The Collection Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Collection Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Collection Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Collection Account to an Eligible Account Bank (with the consent of the Facility Agent) and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Collection Account shall be in accordance with the provisions of Sections 6.4, 8.2 and 9.1 or to effect a Permitted Distribution or a Permitted Parent Distribution in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Collateral Agent is hereby authorized to establish one or more subaccounts of the Collection Account, one of which shall be designated the “Interest Collection Account” and the other the “Principal Collection Account” and which together will comprise the “Collection Account” for all purposes of this Agreement and the Account Control Agreement.

(b) All Distributions and any net proceeds from the sale or disposition of Pledged Collateral or any Interest Hedge Agreement or other collateral received by the Collateral Agent shall, subject to the parenthetical in Section 8.2(a)(ii), be immediately deposited into the Collection Account. Subject to Sections 8.2(d) and 8.2(e), all such property, together with any investments in which funds included in such property are or will be invested or reinvested during the term of this Agreement, and any income or other gain realized from such investments, shall be held by the Collateral Agent in the Collection Account as part of the Collateral subject to disbursement and withdrawal as provided in this Section 8.2. (i) So long as no Event of Default has occurred and is continuing, by Borrower Order (which may be in the form of standing instructions), the Borrower shall and (ii) after the occurrence and during the continuation of an Event of Default, the Facility Agent shall direct the Collateral Agent to, and, upon receipt of such Borrower Order or direction, as applicable, the Collateral Agent shall, invest all funds received into the Collection Account during a Due Period, and amounts received in prior Due Periods and retained in the Collection Account, as so directed in Eligible Investments having stated maturities no later than the second Business Day immediately preceding the next Quarterly Payment Date (provided that Eligible Investments issued by the Collateral Agent or an Affiliate thereof in its capacity as a banking institution may mature on such Quarterly Payment Date). The Borrower and the Facility Agent each agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement and the EU/UK Retention Letter. So long as no Event of Default has occurred and is continuing, the Collateral Agent, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Borrower and the Borrower shall, within six months of receipt of such notice from the Collateral Agent, sell such Distribution or other proceeds for Cash (at a price equal to fair market value as reasonably determined by the Services Provider in accordance with the Servicing Standard) to any Person (including an Affiliate of the Borrower) and deposit the proceeds thereof in the Collection Account for investment pursuant to this Section 8.2; provided that the Borrower need not sell such Distributions or other proceeds if it delivers a certificate of an Authorized Officer to the Facility Agent certifying that such Distributions or other proceeds constitute Collateral Loans or Eligible Investments or securities subject to transfer restrictions that do not permit such sale.

(c) So long as no Event of Default has occurred and is continuing, if the Borrower shall not have given any investment directions pursuant to Section 8.2(b), the Collateral Agent shall seek instructions from the Borrower within one Business Day after transfer of such funds to the Collection Account. If the Collateral Agent does not thereupon receive written instructions from the Borrower within five Business Days after transfer of such funds to the Collection Account, the Collateral Agent shall again seek instructions from the Borrower. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after such second request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in Eligible Investments; provided that such account satisfies the Eligible Investment Required Ratings. The Borrower agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement and the EU/UK Retention Letter. After the occurrence and during the continuation of an Event of Default, if the Facility Agent shall not have given investment directions to the Collateral Agent pursuant to Section 8.2(b) for three consecutive days, the Collateral Agent shall seek instructions from the Facility Agent. The Facility Agent agrees that it shall not give any instruction to invest such funds other than as permitted by this Agreement and the EU/UK Retention Letter. If the Collateral Agent does not receive written instructions from the Facility Agent within five Business Days after such request, it shall invest and reinvest the funds held in the Collection Account, as fully practicable, in Eligible Investments; provided that such account satisfies the Eligible Investment Required Ratings. All interest and other income from such investments shall be deposited in the Collection Account, any gain realized from such investments shall be credited to the Collection Account, and any loss resulting from such investments shall be charged to the Collection Account.

(d) During the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall, (i) withdraw funds on deposit in the Collection Account representing Principal Proceeds and reinvest such funds in Collateral Loans as permitted under and in accordance with the requirements of Article X and such Borrower Order, (ii) apply Principal Proceeds to make a prepayment of the Loans in accordance with Section 2.7 so long as on the date of such prepayment no Commitment Shortfall results therefrom and (iii) transfer Principal Proceeds to the Future Funding Reserve Account so long as on the date of such transfer and after giving effect thereto the amount standing to the credit of the Future Funding Reserve Account shall not exceed the aggregate Unfunded Amount.

After the Reinvestment Period, the Borrower may by Borrower Order direct the Collateral Agent to, and upon receipt of such Borrower Order the Collateral Agent shall apply Principal Proceeds received by the Borrower (before or after the end of the Reinvestment Period) towards (A) the acquisition or origination of Collateral Loans, (B) the payment or funding of Unfunded Amounts or (C) the funding of the Future Funding Reserve Account on any Business Day (in an amount not exceeding the Unfunded Amount), in each case pursuant to commitments entered into by the Borrower prior to the end of the Reinvestment Period.

By Borrower Order, the Borrower may at any time direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, pay from time to time on dates other than Quarterly Payment Dates from Interest Proceeds on deposit in the Collection Account, Administrative Expenses in the order of priority set forth in the definition thereof; provided that the aggregate amount of Administrative Expenses paid in any Due Period (excluding Administrative Expenses paid on Quarterly Payment Dates pursuant to the Priority of Payments) shall not exceed the Retained Expense Amount determined on the immediately prior Quarterly Payment Date plus, without duplication, the Quarterly Cap applicable on the next Quarterly Payment Date.

(e) The Collateral Agent shall transfer to the Payment Account for application pursuant to Section 9.1(a), on or about the Business Day (but in no event more than two Business Days) prior to each Quarterly Payment Date, any amounts then held in the Collection Account other than proceeds received after the end of the Due Period with respect to such Quarterly Payment Date.

(f) The Collateral Agent agrees to give the Borrower and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Collection Account or any funds on deposit therein, or otherwise to the credit of the Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(g) At any time and from time to time the Borrower, or the Services Provider on the Borrower’s behalf, may deposit (including for purposes of satisfying the Senior Overcollateralization Ratio Test) into the Collection Account funds or Contributions not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) all such funds are to be treated as Principal Proceeds or Interest Proceeds as designated by the Borrower and (ii) upon the deposit of such funds into the Collection Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable.

(h) The Collateral Agent may from time to time establish with the Securities Intermediary in the name of the Borrower, subject to the lien of the Collateral Agent for the benefit of the Secured Parties, any additional subaccounts deemed necessary by the Collateral Agent or the Services Provider (on behalf of the Borrower) for convenience of administering the Covered Accounts and the Collateral.

Section 8.3 Payment Account; Future Funding Reserve Account; Lender Collateral Account; Closing Expense Account; Interest Reserve Account.

(a) Payment Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account in the name “Core Income Funding VIII LLC Payment Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Payment Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and the Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held by the Collateral Agent for the benefit of the Secured Parties. Except as provided in Sections 6.4 and 9.1, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay the interest on the Loans and the principal of the Loans in accordance with their terms and the provisions of this Agreement and, upon Borrower Order or in accordance with the Quarterly Payment Date Report, to pay fees, Facility Agent Fees, Collateral Agent Fees, Administrative Expenses, Commitment Fees, Document Custodian Fees, Increased Costs and other amounts specified therein, each in accordance with (and subject to the limitations contained in) the Priority of Payments. For the avoidance of doubt, each Quarterly Payment Date Report shall constitute instructions to the Collateral Agent to withdraw on the related Quarterly Payment Date from the Payment Account and pay or transfer the amounts set forth in such report in the manner specified, and in accordance with the Priority of Payments. The Collateral Agent agrees to give the Borrower and the Lenders immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Payment Account or any funds on deposit therein, or otherwise to the credit of the Payment Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with an Eligible Account Bank, and the amounts therein shall remain uninvested. In the event that the account bank at which the Payment Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Payment Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Payment Account to an Eligible Account Bank (with the consent of the Facility Agent) and cause the successor account bank to enter into a control agreement.

(b) Future Funding Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account in the name “Core Income Funding VIII LLC Future Funding Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Future Funding Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be held for the benefit of the Secured Parties and amounts shall be deposited from time to time in such account in accordance with Articles VIII and IX. On any date during the Reinvestment Period, if an Initial Revolving Lender does not satisfy the requirements in either clause (i) or (ii), as applicable, of the “Approved Lender” definition (notwithstanding clause (2) of the proviso thereof), then (a) such Initial Revolving Lender shall provide notice of such occurrence to the Borrower, the Agents, the Services Provider and S&P (a “Downgrade Notice”), (b) within 20 Business Days after receipt of a Downgrade Notice, the Borrower will ensure that the amounts on deposit in the Future Funding Reserve Account shall be equal to or greater than the Exposure Amount and (c) such amounts required under clause (b) shall remain on deposit in the Future Funding Reserve Account until such Initial Revolving Lender provides notice to the Borrower, the Agents, the Services Provider and S&P that such Initial Revolving Lender satisfies the requirements in either clause (i) or (ii), as applicable, of the “Approved Lender” definition; provided that, for the avoidance of doubt, the Borrower may use the Loans from a Funding to fund the amounts required under clause (b), subject to satisfaction of the conditions set forth in Section 3.2. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Future Funding Reserve Account as so directed solely in overnight funds that are Eligible Investments. If the Collateral Agent does not receive written instructions from the Borrower, it shall invest and reinvest the funds held in the Future Funding Reserve Account, as fully practicable, in Eligible Investments; provided that such account satisfies the Eligible Investment Required Ratings. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Future Funding Reserve Account shall be at the direction of the Services Provider (i) to fund or pay Unfunded Amounts, (ii) at the election of the Borrower during the Reinvestment Period, to be applied as Principal Proceeds for use as is provided in this Agreement (including, without limitation, as provided in Section 9.1(a)(ii)) and (iii) during the Reinvestment Period, to the extent of any Excess Reserve Amount, to be applied as Principal Proceeds in accordance with Section 9.1(a)(ii). Notwithstanding the foregoing, the amount of all funds on deposit in the Future Funding Reserve Account on any date that exceeds the aggregate Unfunded Amount on such date shall, at the direction of the Services Provider, be transferred to the Collection Account on such date and applied as Principal Proceeds. For the avoidance of doubt, any amounts transferred from the Future Funding Reserve Account for application as Principal Proceeds as provided above shall be further invested in Collateral Loans (to the extent expressly permitted by the other provisions in this Agreement) or applied as Principal Proceeds in accordance with Section 9.1(a)(ii), in each case as expressly provided in this Agreement. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Future Funding Reserve Account or any funds on deposit therein, or otherwise to the credit of the Future Funding Reserve Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Future Funding Reserve Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Future Funding Reserve Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Future Funding Reserve Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Future Funding Reserve Account to an Eligible Account Bank (with the consent of the Facility Agent) and cause the successor account bank to enter into a control agreement. Any interest earned on Eligible Investments held in the Future Funding Reserve Account shall be applied as Interest Proceeds.

(c) Lender Collateral Account.

(i) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account in the name “Core Income Funding VIII LLC Lender Collateral Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Lender Collateral Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement and maintained by the Securities Intermediary in accordance with the Account Control Agreement for the benefit of the Secured Parties. The Collateral Agent shall have exclusive control over such account (and each subaccount thereof) and the sole right of withdrawal. The Lender Collateral Account may contain any number of subaccounts for the purposes described in this Section 8.3(c). The only permitted deposits to or withdrawals from the Lender Collateral Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Lender Collateral Account (or any subaccount thereof).

(ii) If any Class A-R Lender shall at any time be required to deposit any amount in the Lender Collateral Account in accordance with Section 11.5(b)(i), then (x) the Collateral Agent shall create a segregated subaccount of the Lender Collateral Account with respect to such Class A-R Lender (the “Lender Collateral Subaccount” of such Class A-R Lender) and (y) the Collateral Agent shall deposit all funds received from such Class A-R Lender into such Lender Collateral Subaccount. The only permitted withdrawal from or application of funds credited to a Lender Collateral Subaccount shall be as specified in this Section 8.3(c).

(iii) With respect to any Class A-R Lender, the deposit of any funds in the applicable Lender Collateral Subaccount by such Class A-R Lender shall not constitute a Funding by the Borrower and shall not constitute a utilization of the Commitment of such Class A-R Lender, and the funds so deposited shall not constitute principal outstanding under the Class A-R Loans. However, from and after the establishment of a Lender Collateral Subaccount, the obligation of such Class A-R Lender to make Class A-R Loans as part of any Funding under this Agreement shall be satisfied by the Collateral Agent (at the instruction of the Facility Agent) withdrawing funds from such Lender Collateral Subaccount in the amount of such Class A-R Lender’s Percentage Share of such Funding. All payments of principal from the Borrower with respect to Class A-R Loans made by such Class A-R Lender (whether or not originally funded from such Lender Collateral Subaccount) shall be made by depositing the related funds into such Lender Collateral Subaccount and all other payments from the Borrower (including without limitation all interest and Commitment Fees) shall be made to such Class A-R Lender in accordance with the order specified in the Priority of Payments. The Collateral Agent shall have full power and authority to withdraw funds from each such Lender Collateral Subaccount at the time of, and in connection with, the making of any such Funding and to deposit funds into each such Lender Collateral Subaccount, all in accordance with the terms of and for the purposes set forth in this Agreement.

(iv) Notwithstanding anything to the contrary herein, if on any Quarterly Payment Date (or on any other Business Day upon one Business Day’s prior written request from such Class A-R Lender) the sum of the amount of funds on deposit in the Lender Collateral Subaccount exceeds such Lender’s Undrawn Commitment at such time (whether due to a reduction in the aggregate amount of the Commitments or otherwise), then the Collateral Agent (at the instruction of the Facility Agent) shall remit to such Class A-R Lender a portion of the funds then held in the related Lender Collateral Subaccount in an aggregate amount equal to such excess. Upon the termination of the Commitments (including following the occurrence of an Event of Default), the Collateral Agent shall promptly (and no later than one Business Day after such termination) remit to such Class A-R Lender all of the funds then held in its related Lender Collateral Subaccount and shall terminate such account.

(v) Except as otherwise provided in this Agreement, for so long as any amounts are on deposit in any Lender Collateral Subaccount, the Collateral Agent shall invest and reinvest such funds in Eligible Investments; provided that (A) such account satisfies the Eligible Investment Required Ratings and (B) if such account does not satisfy the Eligible Investment Required Ratings, such amounts shall remain uninvested. Interest received on such Eligible Investments shall be retained in such Lender Collateral Subaccount and invested and reinvested as aforesaid. Any gain realized from such investments shall be credited to such Lender Collateral Subaccount and any loss resulting from such investments shall be charged to such Lender Collateral Subaccount. Neither the Borrower nor the Collateral Agent shall in any way be held liable by reason of any insufficiency of such Lender Collateral Subaccount resulting from any loss relating to any such investment.

(vi) The Lender Collateral Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Lender Collateral Account is maintained ceases to be an Eligible Account Bank, or the Eligible Account Bank with respect to the Lender Collateral Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Lender Collateral Account to an Eligible Account Bank (with the consent of the Facility Agent) and cause the successor account bank to enter into a control agreement.

(d) Closing Expense Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account in the name “Core Income Funding VIII LLC Closing Expense Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Closing Expense Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The Collateral Agent shall have exclusive control over such account, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Closing Expense Account shall be held by the Collateral Agent for the benefit of the Secured Parties. On or prior to the Initial Funding Date, the Borrower shall deposit $0 into the Closing Expense Account. On any Business Day during the period that the Closing Expense Account is open, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Borrower, to pay fees and expenses of the Borrower incurred in connection with the structuring, consummation, closing and post-closing of the transaction contemplated by this Agreement. Upon the delivery on any date that is at least 60 days after the Initial Funding Date of a Borrower Order instructing the Collateral Agent to close the Closing Expense Account, all funds in the Closing Expense Account will be deposited in the Collection Account as either Interest Proceeds or Principal Proceeds (or combination thereof), as directed by the Services Provider, and the Closing Expense Account will be closed. By Borrower Order (which may be in the form of standing instructions), the Borrower may, so long as no Event of Default has occurred and is continuing, direct the Collateral Agent to, and, upon receipt of such Borrower Order, the Collateral Agent shall, invest all funds received into the Closing Expense Account during a Due Period as so directed by the Borrower in Eligible Investments. If the Collateral Agent does not receive written instructions from the Borrower within five Business Days after any request, it shall invest and reinvest the funds held in the Closing Expense Account, as fully practicable, in Eligible Investments; provided that such account satisfies the Eligible Investment Required Ratings. Any income earned on amounts deposited in the Closing Expense Account will be deposited in the Collection Account as Interest Proceeds as it is received. The Collateral Agent agrees to give the Borrower immediate notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Closing Expense Account or any funds on deposit therein, or otherwise to the credit of the Closing Expense Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Closing Expense Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Closing Expense Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Closing Expense Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Closing Expense Account to an Eligible Account Bank (with the consent of the Facility Agent) and cause the successor account bank to enter into a control agreement. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.3(d).

(e) Interest Reserve Account. The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated account in the name “Core Income Funding VIII LLC Interest Reserve Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Interest Reserve Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. The only permitted deposits to or withdrawals from the Interest Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Interest Reserve Account other than in accordance with this Agreement and the Priority of Payments. On or prior to the Initial Funding Date, the Borrower shall deposit $0 into the Interest Reserve Account. Amounts on deposit in the Interest Reserve Account will be invested in Eligible Investments selected by the Services Provider, and earnings from all such investments will be deposited in the Collection Account as Interest Proceeds. If the Services Provider does not select an Eligible Investment, amounts on deposit in the Interest Reserve Account will be invested, as fully practicable, in Eligible Investments; provided that such account satisfies the Eligible Investment Required Ratings. On each Quarterly Payment Date while the Interest Reserve Account is open, funds in the Interest Reserve Account as of the related Calculation Date will be applied as Interest Proceeds on such Quarterly Payment Date in accordance with the Priority of Payments, but solely to the extent that other Interest Proceeds are not available to satisfy all amounts described in Section 9.1(a)(i)(A) through (M). At any time after the Closing Date, the Borrower (or the Services Provider on behalf of the Borrower) may direct that the Interest Reserve Account be closed, and any proceeds therein shall be transferred to the Collection Account and applied as, in the sole discretion of the Services Provider, as Interest Proceeds. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Interest Reserve Account shall be in accordance with the provisions of this Section 8.3(e). The Interest Reserve Account shall remain at all times with an Eligible Account Bank. In the event that the account bank at which the Interest Reserve Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Interest Reserve Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Interest Reserve Account to an Eligible Account Bank (with the consent of the Facility Agent) and cause the successor account bank to enter into a control agreement.

Section 8.4 Custodial Account.

(a) The Collateral Agent shall, on or prior to the Closing Date, establish a single, segregated non-interest bearing account in the name “Core Income Funding VIII LLC Custodial Account, subject to the lien of the Collateral Agent for the benefit of the Secured Parties”, which shall be designated as the “Custodial Account” and which shall be governed solely by the terms of this Agreement and the Account Control Agreement. Such account shall be maintained by the Securities Intermediary pursuant to the terms of the Account Control Agreement and over which the Collateral Agent shall have exclusive control, subject to the Borrower’s right to give instructions specified herein, and the sole right of withdrawal. Any and all assets or securities at any time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Custodian on behalf of and for the benefit of the Collateral Agent for the benefit of the Secured Parties. Except in connection with a liquidation pursuant to Article VI, the only permitted withdrawal from the Custodial Account or in, or otherwise to the credit of, the Custodial Account shall be as directed, upon Borrower Order, in accordance with the provisions of Sections 8.6 and 8.7. The Collateral Agent agrees to give the Borrower and the Lenders prompt notice if an Administrative Officer of the Collateral Agent obtains actual knowledge of or receives written notice that the Custodial Account or any assets or securities on deposit therein, or otherwise to the credit of the Custodial Account, has become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Custodial Account shall remain at all times with an Eligible Account Bank and shall remain uninvested. In the event that the account bank at which the Custodial Account is maintained ceases to be an Eligible Account Bank, or the account bank with respect to the Custodial Account gives notice that it is terminating the Account Control Agreement, then Borrower shall, within 60 days of such occurrence, move the Custodial Account to an Eligible Account Bank (with the consent of the Facility Agent) and cause the successor account bank to enter into a control agreement.

The Collateral Agent is hereby directed to appoint State Street Bank and Trust Company as custodian (the “Custodian”) to act as a custodian and as securities intermediary for purposes of this Agreement and the other Loan Documents. Any successor custodian shall be a state or national bank or trust company which (i) is not an Affiliate of the Borrower, (ii) has a combined capital and surplus of at least U.S.$200,000,000, (iii) has a rating of at least “BBB+” by S&P and (iv) is a securities intermediary. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Custodian.

(b) Except as otherwise provided in Sections 8.6 and 8.7, all right, title and interest of the Borrower in and to the Custodial Account, all related property, and all proceeds thereof shall be subject to the security interest of the Collateral Agent hereunder.

(c) With respect to securities (including without limitation debt and equity securities, bonds, money market funds and mutual funds) issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires the Custodian to disclose to the issuers of such securities, upon their request, the name, address and securities position of its customers who are (a) the “beneficial owners” (as defined in the Act) of such issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to such securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as the Custodian. Under the Act, a customer is either the “beneficial owner” or a “respondent bank”. The “customer” for purposes hereof shall mean the Borrower and each Lender, each of which shall be deemed to be the “beneficial owner” (as defined in the Act) of such securities to be held by the Custodian hereunder, and each of the Borrower and the Lenders hereby waives any objection to the disclosure of its name, address and securities position to any such issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Borrower and each Lender. Each of the Borrower and the Lenders may, by written notice to the Custodian, opt out of the waiver referred to in the foregoing sentence and elect not to consent to the disclosure referred to in the foregoing sentence. With respect to such securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

(d) Subject to Section 5.8 and Section 10.2, at any time and from time to time the Borrower, or the Services Provider on the Borrower’s behalf, may deposit (including for purposes of satisfying the Senior Overcollateralization Ratio Test) into the Custodial Account, Collateral Loans and/or Eligible Investments or Contributions not previously subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement; provided that (i) all such funds are to be treated as Collateral Loans and/or Eligible Investments, as applicable, for all purposes of this Agreement, and (ii) upon the deposit of such funds into the Custodial Account, such funds shall automatically be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement. Any such deposit shall be irrevocable. The Borrower shall notify the Agents in writing of any such deposit prior to or contemporaneously therewith.

Section 8.5 Negative Balance.

Notwithstanding anything herein to the contrary, as a condition to any purchase of any additional Collateral Loan, if the balance in the Collection Account constituting Principal Proceeds after giving effect to (i) all expected debits and credits in connection with such purchase and all other sales and purchases (as applicable) previously or simultaneously committed to, and (ii) without duplication of amounts in the preceding clause (i), anticipated receipts of Principal Proceeds, is a negative amount, the absolute value of such amount may not, for a period longer than 30 days (or, if the negative amount was due to an administrative error or omission by the Collateral Manager or the Collateral Agent and such failure continues for five Business Days after an Authorized Officer of the Collateral Manager or the Collateral Agent receives written notice or has actual knowledge of such administrative error or omission, 30 days after the lapse of the aforementioned five Business Day period), be greater than 5.0% of the Aggregate Principal Balance of the Collateral Loans as of the Measurement Date immediately preceding the trade date for such purchase.

Section 8.6 Acquisition of Collateral Loans and Eligible Investments. Each time that the Borrower acquires any Collateral Loan, Eligible Investment or other Collateral, the Borrower shall, if such Collateral Loan or Eligible Investment or other Collateral has not already been transferred to the Custodial Account, transfer or cause the transfer of such Collateral Loan or Eligible Investment and other Collateral to the Custodian to be held for the benefit of the Collateral Agent in accordance with the terms of this Agreement. The security interest of the Collateral Agent in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Loans and Eligible Investments and other Collateral so acquired, including all rights of the Borrower in and to any Related Contracts and Collections with respect to such Collateral Loans and Eligible Investments and other Collateral.

Section 8.7 Release of Security Interest in Sold Collateral Loans and Eligible Investments; Release of Security Interests Upon Termination.

(a) Upon any sale or other disposition of a Collateral Loan or Eligible Investment or other Collateral (or portion thereof) in accordance with the terms of this Agreement, the security interest of the Collateral Agent in such Collateral Loan or Eligible Investment or other Collateral (or the portion thereof which has been sold or otherwise disposed of), and in all Collections and rights under Related Contracts with respect to such Collateral Loan or Eligible Investment or other Collateral (but not in the proceeds of such sale or other disposition) shall, immediately upon the sale or other disposition of such Collateral Loan or Eligible Investment or other Collateral (or such portion), and without any further action on the part of the Collateral Agent, be released, except for the proceeds of such sale or other disposition and except to the extent of the interest, if any, in such Collateral Loan or Eligible Investment or other Collateral which is then retained by the Borrower or which thereafter reverts to the Borrower for any reason.

(b) Upon the payment in full of the Obligations and termination of all Commitments hereunder, the Collateral shall be released from the liens created hereby and under the other Loan Documents, and this Agreement and all obligations of the Agents and each Lender hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower. At the request and sole expense of the Borrower following any such termination, the Facility Agent and/or the Collateral Agent, as applicable, shall promptly deliver to the Borrower (or its designee) any Collateral held by such Agent hereunder, and execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination. Any such release or termination shall be subject to the provision that the Obligations shall be reinstated if after such release or termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

Section 8.8 Method of Collateral Transfer. Notwithstanding any other provision of this Agreement, each item of Collateral shall be delivered to the Custodian by:

(a) with respect to such of the Collateral as constitutes an instrument, tangible chattel paper, a negotiable document (other than Related Contracts), or money, causing the Custodian to take possession of such instrument indorsed to the Custodian or in blank, or such money, negotiable document, or tangible chattel paper, in the State of New York separate and apart from all other property held by the Custodian;

(b) with respect to such of the Collateral as constitutes a certificated security in bearer form, causing the Custodian to take possession of the related security certificate in the State of New York;

(c) with respect to such of the Collateral as constitutes a certificated security in registered form, causing the Custodian to take possession of the related security certificate in the State of New York or the Commonwealth of Massachusetts, indorsed to the Custodian or in blank by an effective indorsement, or registered in the name of the Custodian, upon original issue or registration of transfer by the issuer of such certificated security;

(d) with respect to such of the Collateral as constitutes an uncertificated security, causing the issuer of such uncertificated security to register the Custodian or its nominee for the account of the Custodian as the registered owner of such uncertificated security;

(e) with respect to such of the Collateral as constitutes a security entitlement, causing the Securities Intermediary to indicate by book entry that the financial asset relating to such security entitlement has been credited to the Custodial Account;

(f) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be established and maintained in the name of the Collateral Agent or the Custodian, as applicable, by a bank the jurisdiction of which for purposes of the UCC is the State of New York;

(g) with respect to such of the Collateral as constitutes cash, causing such cash to be credited to a Covered Account that is a deposit account; and

(h) taking such additional or alternative procedures as may hereafter become appropriate to grant a first priority, perfected security interest in such items of the Collateral to the Collateral Agent, consistent with Applicable Law or regulations.

If any item of Collateral is a financial asset issued by an issuer that is not the United States of America, an agency or instrumentality thereof, or some other United States person or entity, and if such item cannot be delivered as set forth above, such item may be delivered by the Collateral Agent holding such item in an account created and maintained in the name of the Collateral Agent with a banking or securities institution or a clearing agency or system located outside the United States such that the Collateral Agent holds a first priority, perfected security interest in such item of Collateral.

The Borrower agrees to record and file after the Closing Date all appropriate UCC-1 financing statements, continuation statements, and other amendments, meeting the requirements of Applicable Law in such manner and in such jurisdictions as are necessary to perfect and protect the interests of the Secured Parties in the Collateral under the applicable UCC against all creditors of and purchasers from the Borrower. The Borrower promptly shall deliver file-stamped copies of such UCC-1 financing statements, continuation statements, and amendments to the Agents.

In connection with each transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall make appropriate notations on its records indicating that such item of the Collateral is held for the benefit of the Secured Parties pursuant to and as provided in this Agreement and the other Loan Documents. Effective upon the transfer of an item of Collateral to the Collateral Agent and/or the Custodian, the Collateral Agent or the Custodian, as applicable, shall be deemed to acknowledge that it holds such item of Collateral as Collateral Agent or as Custodian, as applicable, under this Agreement and the other Loan Documents for the benefit and security of the Secured Parties.

Notwithstanding any other provision of this Agreement, the Collateral Agent shall not hold any item of Collateral through an agent except as expressly permitted by this Section 8.7.

Section 8.9 Continuing Liability of the Borrower. Notwithstanding anything herein to the contrary, the Borrower shall remain liable under each Related Contract, interest and obligation included in the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder (including any undertaking to maintain insurance), all in accordance with and pursuant to the terms and provisions thereof, and shall do nothing to impair the security interest of the Collateral Agent in any Collateral. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such Related Contract, interest or obligation by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating to any such Related Contract, interest or obligation pursuant hereto, nor shall the Collateral Agent or any Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Borrower thereunder or pursuant thereto, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Related Contract, interest or obligation, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amount thereunder to which it may be entitled at any time.

Section 8.10 Reports.

(a) The Collateral Administrator shall deliver or make available to the Borrower by 2:00 p.m. (New York time) on each Business Day, commencing seven Business Days after the Closing Date, a report describing all Money (including but not limited to a breakdown of all such amounts into Interest Proceeds and Principal Proceeds) and other property received by it pursuant to the terms of this Agreement and the other Loan Documents on the preceding Business Day (the “Daily Report”). If any Money or property shall be received by the Collateral Agent on a day that is not a Business Day, the Collateral Administrator shall deliver the Daily Report with respect thereto to the Borrower on the next Business Day.

(b) The Collateral Administrator shall compile and provide, subject to the Collateral Administrator’s receipt from the Services Provider, the Borrower or the Facility Agent, as applicable, any information with respect to the Collateral Loans and Eligible Investments to the extent not maintained or in the possession of the Collateral Administrator, the Collateral Report and the Quarterly Payment Date Report in accordance with Exhibit D and Exhibit E hereof, respectively, in each case, in accordance with the terms and subject to the provisions of this Agreement, and prepare drafts of such Collateral Report and Quarterly Payment Date Report and provide such drafts to the Services Provider for review and approval; provided that each such draft is to be provided no later than three days prior to the date the Collateral Report or the Quarterly Payment Date Report, as applicable, is due, in each case so long as the Collateral Administrator has received in a timely manner any underlying information necessary for such draft. The Services Provider, the Facility Agent and the Borrower shall cooperate with the Collateral Administrator in connection with the preparation by the Collateral Administrator of Collateral Reports and Quarterly Payment Date Reports. Without limiting the generality of the foregoing, the Services Provider shall advise in a timely manner the Collateral Administrator of the results of any determinations required or permitted to be made by it or the Borrower (or Services Provider on its behalf) and supply the Collateral Administrator with such other information (to the extent not also maintained or readily available to the Collateral Administrator) as is maintained by the Services Provider that the Collateral Administrator may from time to time request with respect to the Collateral and reasonably needed to complete the Collateral Reports and the Quarterly Payment Date Reports or required to permit the Collateral Administrator to perform its obligations hereunder and any other information that may be reasonably required hereunder with respect to any item of Collateral. The Services Provider shall review and verify the contents of the aforesaid reports, instructions, statements and certificates, and upon verification shall make such reports available to S&P. Upon receipt of approval from the Services Provider, the Collateral Administrator shall transmit the same to the Borrower and shall make such reports available to the Facility Agent and each Lender.

(c) The Collateral Administrator may conclusively rely on and without any investigation, any information provided by the Services Provider, Borrower, Facility Agent and any Obligor and its Affiliates with respect to the Collateral Loans, along with any related agents with respect to such Collateral Loans, in preparation of the Collateral Report and Quarterly Payment Date Report. The duties of the Collateral Administrator hereunder are limited to the duties expressly set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Collateral Administrator shall not be deemed to assume any obligations or liabilities of the Borrower or Services Provider under any of the Loan Documents and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Borrower or the Services Provider under the Loan Documents.

(d) The Collateral Administrator will make the Daily Report, Collateral Report and Quarterly Payment Date Report available via its internet website. The Collateral Administrator’s internet website shall initially be located at https://www.mystatestreet.com. The Collateral Administrator may change the way such statements are distributed. As a condition to access to the Collateral Administrator’s internet website, the Collateral Administrator may require registration and the acceptance of a disclaimer. The Collateral Administrator shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided in the Collateral Report and the Quarterly Payment Date Report which the Collateral Administrator disseminates in accordance with this Agreement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion.

(e)

(i) The Borrower has agreed to be designated, pursuant to Article 7(2) of each Securitisation Regulation, as the designated reporting entity required to fulfil the Transparency and Reporting Requirements (the “Designated Reporting Entity”), and agrees to make available to the Relevant Recipients the documents, reports and information necessary to fulfil any applicable reporting obligations under the Transparency and Reporting Requirements, including the Transparency Reports. Commencing no later than the date that is 90 days following the Closing Date and on a quarterly basis thereafter commencing with the Quarterly Payment Date in May 2025 (no later than one month following each such Quarterly Payment Date (each, a “Reporting Date”)), the Borrower agrees to make available to each Affected Holder, information in the form of Transparency Reports and from time to time and without delay, to each Affected Holder any information on any “significant events” required to be disclosed under Article 7(1)(g) of the EU Securitisation Regulation (as amended from time to time); provided that, notwithstanding the foregoing, the Borrower shall be obligated to do so only if such information is (i) not subject to any national law governing the protection of confidentiality of information or any other confidentiality obligations or duties of confidentiality, unless such confidential information is anonymised or aggregated and (ii) is in the Services Provider or the Borrower’s possession, or if not in the Services Provider or the Borrower’s possession, the Services Provider or the Borrower can obtain such information using commercially reasonable efforts (without incurring material expense). The Facility Agent and the Lenders agree that the Borrower may engage third parties to assist with complying with its obligations under this paragraph, including, without limitation, agreements with FinDox Inc. and TMF Group. For the avoidance of doubt, any such expenses of the Borrower of obtaining such documents, reports or information and any fees and expenses incurred by the Borrower in connection with such third parties referred to in the previous sentence shall be deemed to be Administrative Expenses.

(ii) The Borrower (or the Services Provider on behalf of the Borrower) shall provide the Collateral Administrator with any documentation to be posted on the Reporting Website pursuant to this Agreement (by email and in pdf format) and the relevant instructions as soon as reasonably practicable, and in any event shall provide the Collateral Administrator with such documentation at least one Business Day prior to the date on which the Borrower requires such documentation to be made available on the Reporting Website. Such documentation to be provided by, or on behalf of the Borrower, may include Transparency Reports, event-based disclosure, copies of the Loan Documents or other information or documents determined by the Borrower (or the Services Provider on its behalf) to be necessary for purposes of the Borrower serving as the Designated Reporting Entity as described above (any such information, the “Reportable Information”). The Reporting Website shall, unless otherwise instructed by the Borrower (or the Services Provider on its behalf), be accessible to any person who certifies to the Borrower and the Collateral Administrator that it is a Relevant Recipient, in each case in the form of the certification attached hereto as Exhibit M (the “Relevant Recipient Certification”), which Relevant Recipient Certification may at the election of the Collateral Administrator be provided electronically. The Collateral Administrator shall be entitled to rely conclusively upon any instructions it receives from, and any determinations made by, the Borrower or the Services Provider, in respect of the provision or accessibility of the Reportable Information or the acceptance of a Relevant Recipient Certification in respect thereof and the Collateral Administrator shall have no obligation, responsibility or liability whatsoever for actions taken (or forbearance from action undertaken) pursuant to and in accordance with such instructions or determinations. The Collateral Administrator shall not assume or have any responsibility or liability for monitoring or ascertaining whether any person to whom it makes any Reportable Information available on the Reporting Website falls within the category of persons permitted or required to receive such information under the Transparency and Reporting Requirements or Securitisation Regulation. The Collateral Administrator shall be entitled to conclusively rely upon any Relevant Recipient Certification provided to it, and the Collateral Administrator shall be entitled to conclusively assume that each such person is a person to whom the Reportable Information should be made available on the Reporting Website and shall not be liable to anyone whatsoever for so relying, assuming or doing. To the extent any Reportable Information is made available to any Person on the Reporting Website, such Reportable Information shall for all purposes be deemed to have been made available by the Borrower and the Borrower confirms that it will be solely responsible (in consultation with the Services Provider) for handling and responding to any queries raised by potential Lenders or equityholders or competent authority (as defined under the Securitisation Regulation) having access to the documentation on the Reporting Website and agrees that the Collateral Administrator shall have no responsibility for dealing with any such queries. Notwithstanding the above, the parties agree that the Borrower shall only be obliged to fill in the Transparency Reports in relation to information that either (a) is in the Borrower’s possession, or (b) if not in the Borrower’s possession, the Borrower can obtain such information using commercially reasonable efforts (without incurring material expense).

(iii) For the avoidance of doubt, the Collateral Administrator will not assume any responsibility for, or obligation under, the Securitisation Regulation and will not assume any responsibility for the Borrower’s or any other Person’s obligations under the Securitisation Regulation. In providing such services, the Collateral Administrator (x) assumes no responsibility to Relevant Recipients or any other Person, whether under or with respect to the Securitisation Regulation, or with respect to any such party’s use or onward disclosure of any documents posted on the Reporting Website or any information contained in such documents, or otherwise, and (y)

shall not be responsible for monitoring or verifying the Borrower’s or any other party’s compliance with the Transparency and Reporting Requirements or the Securitisation Regulation. Any Reportable Information posted to the Reporting Website may include disclaimers excluding liability of the Collateral Administrator for the information provided therein. The Collateral Administrator shall not be liable, and have no responsibility, for the non-publication or late publication of any Reportable Information or any errors in the Reportable Information to the extent such failure, delay or error results from incomplete or incorrect Reportable Information or delay in Reportable Information being provided to the Collateral Administrator from, or on behalf of, the Borrower or such information not being provided in the format agreed with the Collateral Administrator. The Collateral Administrator shall not have any duty (i) prepare or compile the Transparency Reports or other Reportable Information, (ii) to verify or investigate on an independent basis the veracity, genuineness, accuracy or completeness of any Reportable Information or whether the Reportable Information is sufficient for any purpose (including without limitation for purposes of, or for compliance with, the Securitisation Regulation), or (iii) to determine whether or not the provision of such Reportable Information and making the same available via the Reporting Website, satisfies the Transparency and Reporting Requirements or the Securitisation Regulation.

(f) Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Loan is in default or in compliance with the Related Contracts governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(g) The Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Services Provider or the Borrower or the Facility Agent to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(h) The Lenders, Intex Solutions, Inc., and Bloomberg Financial shall be entitled to receive or have access to this Agreement (and any amendments thereof), the Collateral Reports, the Quarterly Payment Date Reports and such other available information and reports as are identified by the Collateral Manager on behalf of the Issuer, in each case, by granting access to the Collateral Agent’s website, it being understood that the Collateral Agent shall have no liability for granting such access, including for use of such information by the Intex Solutions, Inc. or Bloomberg Financial Markets, Lenders or their subscribers.

(i) Nothing herein shall obligate the Collateral Administrator to determine independently (i) any characteristic of a Collateral Loan or any Obligor (or domicile thereof), including the determination of whether any item of Collateral (including any Interest Hedge Agreement) is a Bond, Bridge Loan, CCC Collateral Loan, Closing Date Collateral Loan, Cov-Lite Loan, Credit Risk Loan, Current Pay Loan, Defaulted Loan, Delayed Funding Loan, DIP Loan, Discount Loan, Equity Security, First Lien Last-Out Loan, Fixed Rate Obligation, Floating Rate Obligation, Floor Obligation, Long Dated

Loan, Margin Stock, Permitted Deferrable Loan, Participation Interest, Deferrable Loan, Deferring Loan, Real Estate Loan, Revolving Collateral Loan, Second Lien Loan, Senior Secured Loan, Step-Down Loan, Step-Up Loan, Structured Finance Obligation, Subordinated Loan, Synthetic Security, Transferred Loan or Zero Coupon Loan or (ii) the Market Value or Carrying Value, any such determination being based exclusively upon notification the Collateral Administrator receives from the Services Provider and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof. The Collateral Administrator shall be entitled to receive and conclusively rely upon information provided by (i) the Facility Agent with respect to all interest, Capped Amounts, Increased Costs, fees, expenses and other amounts due and payable to the Lenders and the calculation of any benchmark and (ii) the Borrower (or the Services Provider on its behalf) of any amounts owing by the Borrower pursuant to an Interest Hedge Agreement.

(j) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions (or verbal instructions, followed by confirmation) from the Services Provider, acting on behalf of the Borrower, as to the course of action desired by it. If the Collateral Administrator does not receive such instructions within three Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator as promptly as possible notifies the Services Provider and the Borrower which course of action, if any (or refrainment from taking any course of action) it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be protected in any action reasonably taken in good faith if it acts in good faith in accordance with such advice.

(k) On each Collateral Report Determination Date occurring on and after the S&P CDO Monitor Election Date, after receipt by the Borrower of the S&P CDO Monitor, the Services Provider will be required to provide to the Collateral Agent and the Collateral Administrator a report on the portfolio of Collateral Loans containing such information as shall be reasonably necessary to permit the Collateral Administrator to calculate the Default Differential with respect to the Highest Ranking Class on such Collateral Report Determination Date. In the event that the Services Provider’s measurement of compliance and the Collateral Administrator’s measurement of compliance show different results, the Services Provider and the Collateral Administrator shall be required to cooperate promptly in order to reconcile such discrepancy.

(l) To the extent the entity acting as the Collateral Agent is also acting as the Collateral Administrator, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Collateral Administrator.

ARTICLE IX

APPLICATION OF MONIES

Section 9.1 Disbursements of Funds from Payment Account.

(a) Notwithstanding any other provision of this Agreement other than Section 6.4, but subject to the other subsections of this Section 9.1 and Article II (with respect to optional repayment of Loans), on each Quarterly Payment Date, the Collateral Agent shall disburse amounts transferred to the Payment Account from the Collection Account pursuant to Section 8.2(e) in accordance with the related Quarterly Payment Date Report as follows and for application in accordance with the following priorities (the “Priority of Payments”):

(i) On each Quarterly Payment Date, prior to the distribution of any Principal Proceeds, Interest Proceeds shall be applied as follows:

(A) to the payment of the following amounts in the following priority (without duplication): (1) taxes (but not including any accrued and unpaid Increased Costs), governmental, registered office, registration and filing fees then due and owing by the Borrower, (2) accrued and unpaid Administrative Expenses in the order set forth in the definition thereof and (3) on any Quarterly Payment Date other than the final Quarterly Payment Date, to the retention in the Collection Account of an amount equal to the Retained Expense Amount for such Quarterly Payment Date; provided that the aggregate amount of payments under this clause (A)(2) and (3) shall not exceed on any Quarterly Payment Date the sum of (a) the Quarterly Cap plus (b) the Retained Expense Amount determined for such Quarterly Payment Date less (c) Administrative Expenses paid pursuant to Section 8.2(d) during the Due Period relating to such Quarterly Payment Date;

(B) if the Borrower is party to any Interest Hedge Agreements, to the payment of any amounts owing by the Borrower to the Interest Hedge Counterparties thereunder (exclusive of any early termination or liquidation payment owing by the Borrower by reason of the occurrence of an event of default or termination event thereunder with respect to such Interest Hedge Counterparty where such Interest Hedge Counterparty is the sole affected party or the defaulting party);

(C) unless deferred by the Services Provider (or its designee), to the payment to the Services Provider (or its designee) of all due and unpaid Senior Services Fees that have not been deferred on prior Quarterly Payment Dates (provided that no deferred Corporate Services Fees shall be payable pursuant to this clause (C));

(D) to the Class A-R Lenders, the Class A-T Lenders and the Class A-D Lenders on a pari passu and on a pro rata basis, for payment of all accrued and unpaid interest (excluding any Capped Amounts and the additional two percent of interest payable at the Post-Default Rate) and for payment of Commitment Fees solely to the Class A-R Lenders (ratably in proportion to their respective Percentage Shares), as applicable; provided, that after giving effect to such payment, such amount paid to the Class A-D Lenders shall be paid (1) first, to the Class A-D1 Lenders and (2) then, to the Class A-D2 Lenders;

(E) [reserved];

(F) [reserved];

(G) if any of the Senior Coverage Tests are not satisfied as of the related Calculation Date, (x) to the prepayment of principal of the Loans (to be allocated to the Loans according to the Principal Allocation Formula) in an amount necessary to result in the satisfaction of the Senior Coverage Tests (on a pro forma basis as of such Calculation Date) or (y) if such prepayment of principal of the Loans would result in a Commitment Shortfall, to deposit in the Future Funding Reserve Account, in each case in the amount necessary to result in the satisfaction of the Senior Coverage Tests (on a pro forma basis as of such Calculation Date);

(H) to the payment of amounts described in clause (A) above to the extent not paid thereunder (without regard to any cap or limitation) and in the order set forth therein;

(I) (x) first, to the Class A-R Lenders hereunder for payment of all Capped Amounts; and (y) second, to the Class A-R Lenders, the Class A-T Lenders and the Class A-D Lenders on a pari passu basis, for payment hereunder of all interest payable at the Post-Default Rate; provided, in the case of this clause (y), that after giving effect to such payment, such amount paid to the Class A-D Lenders shall be paid (1) first, to the Class A-D1 Lenders and (2) then, to the Class A-D2 Lenders;

(J) to the Class A-R Lenders, the Class A-T Lenders and the Class A-D Lenders on a pari passu basis for the payment of any Increased Costs; provided, that after giving effect to such payment, such amount paid to the Class A-D Lenders shall be paid (1) first, to the Class A-D1 Lenders and (2) then, to the Class A-D2 Lenders;

(K) to the payment to the Services Provider (or its designee) of any previously deferred Senior Services Fees that the Services Provider elects to be paid on such Quarterly Payment Date by notice to the Collateral Agent prior to the related Calculation Date;

(L) unless deferred by the Services Provider (or its designee), to the payment to the Services Provider (or its designee) of (1) all due and unpaid Subordinated Services Fees that have not been deferred on prior Quarterly Payment Dates and (2) any previously deferred Subordinated Services Fees that the Services Provider elects to be paid on such Quarterly Payment Date by notice to the Collateral Agent prior to the related Calculation Date;

(M) first, if the Borrower is party to any Interest Hedge Agreements, to any amounts owing by the Borrower to the Interest Hedge Counterparties under such Interest Hedge Agreements to the extent not paid under clause (B) above (without regard to any cap or limitation); and second, to the payment to each Contributor of a Contribution, pro rata based on the aggregate amounts of Contributions owing to each such Contributor until all such amounts have been paid in full; and

(N) all remaining Interest Proceeds:

(1) during the Reinvestment Period, at the discretion of the Services Provider, either (i) to the Borrower for payment as directed by the Borrower, including as to make a distribution to the Parent; (ii) to the Collection Account to be applied as Principal Proceeds for the purchase or origination of additional Collateral Loans, (iii) to be applied to prepay the principal of the Loans pursuant to Section 2.7(c) in accordance with the Principal Allocation Formula, along with all accrued and unpaid interest and Commitment Fees, and/or (iv) for deposit into the Future Funding Reserve Account; and

(2) after the Reinvestment Period, at the discretion of the Services Provider, to the Borrower or for payment as directed by the Borrower, either to (i) make a distribution to the Parent; or (ii) to be applied to prepay the principal of the Loans pursuant to Section 2.7(c) in accordance with the Principal Allocation Formula, along with all accrued and unpaid interest and Commitment Fees.

(ii) On each Quarterly Payment Date, following the distribution of all Interest Proceeds as set forth in Section 9.1(a)(i) above, Principal Proceeds (other than Principal Proceeds previously reinvested in Collateral Loans or otherwise designated by the Borrower for application pursuant to the parenthetical contained in Section 8.2(a)(ii)) shall be applied as follows; provided that after giving effect to any such payment no Commitment Shortfall would exist (and, to the extent that any Commitment Shortfall would exist, Principal Proceeds shall first be deposited in the Future Funding Reserve Account in the amount needed to eliminate such Commitment Shortfall):

(A) to the payment of unpaid amounts in items (A) through (G) in Section 9.1(a)(i) above (in such order of priority) to the extent not paid thereunder;

(B) during the Reinvestment Period, all remaining Principal Proceeds, at the sole discretion of the Services Provider:

(1) to the Collection Account for the purchase of additional Collateral Loans; and/or

(2) to be applied to prepay the principal of the Loans pursuant to Section 2.7(c) in accordance with the Principal Allocation Formula, along with all accrued and unpaid interest and Commitment Fees; and/or

(3) to be deposited into the Future Funding Reserve Account;

(C)	after the Reinvestment Period,

(1) first, to be applied to the payment of principal (to be allocated to the Loans according to the Principal Allocation Formula) and (without duplication) accrued interest and fees on the Loans until repaid in full;

(2) [reserved];

(3) third, to the payment of amounts referred to in items (H) through (M) of Section 9.1(a)(i) above, in the priority set forth therein but only to the extent not paid in full thereunder;

(4) fourth, to the payment to each Contributor of a Contribution, pro rata based on the aggregate amounts of Contributions owing to each such Contributor until all such amounts have been paid in full; and

(5) fifth, to the Borrower or for payment as directed by the Borrower, including to make a distribution to the Parent.

(b) If on any Quarterly Payment Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required pursuant to any clause in the Priority of Payments, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.1(a) and ratably or in the order provided within a clause, as applicable, in accordance with the respective amounts owing under any such clause to the extent funds are available therefor.

(c) On each Quarterly Payment Date, the Collateral Administrator (on behalf of the Borrower) shall deliver to the Facility Agent and to S&P (so long as S&P is rating the Loans) a report (the “Quarterly Payment Date Report”) containing the information described in Exhibit E hereto pursuant to Section 8.10 specifying the amount of Interest Proceeds (and, of such amount, the amount of Fee Proceeds) and Principal Proceeds received during the preceding Due Period, the amounts to be applied to each purpose set forth in Section 9.1(a), and a calculation of the Portfolio Exposure Amount (which shall be determined based on information provided by the Borrower or the Services Provider to the Collateral Administrator including the Unfunded Amount, any Revolving Collateral Loans and Delayed Funding Loans and the unpaid purchase price of all Collateral Loans that the Borrower entered into binding commitments before the end of the Reinvestment Period to originate or acquire after the end of the Reinvestment Period). The information in each Quarterly Payment Date Report shall be determined as of the Calculation Date immediately preceding the applicable Quarterly Payment Date.

(d) In the event that the Services Provider obtains actual knowledge of or receives written notice that any Interest Hedge Counterparty defaults in the payment of its obligations to the Borrower under any Interest Hedge Agreement on the payment date therefor, the Services Provider shall notify the Borrower which shall (or the Services Provider on behalf of the Borrower shall) make a demand on such Interest Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:00 noon, New York time, on the next Business Day. The Services Provider shall give notice to the Lenders, the Facility Agent, S&P, the Borrower and the Collateral Agent upon the continuing failure by such Interest Hedge Counterparty (or applicable guarantor) to perform its obligations for one Business Day following a demand made by the Borrower (or the Services Provider on behalf of the Borrower) on such Interest Hedge Counterparty.

(e) All amounts to be paid to the Borrower under this Section 9.1 shall be paid to such account as the Borrower may designate and upon such payment will be released from the lien of this Agreement.

ARTICLE X

SALE OF COLLATERAL LOANS; ELIGIBILITY CRITERIA

Section 10.1 Sale of Collateral Loans.

(a) Sales, Substitutions and Assignments. Provided that no Event of Default has occurred and is continuing (except for sales pursuant to clauses (i), (iii), (iv), (vi) or (viii) below which shall be permitted during the continuance of an Event of Default but only so long as the Facility Agent has provided its written consent thereto pursuant to Section 6.2(a)) and subject to the satisfaction of the conditions specified in this Agreement, including without limitation Section 10.1(c), the Borrower or the Services Provider may (in the case of sales to Affiliates, in accordance with Section 5.32) direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell or substitute in the manner directed by the Borrower or the Services Provider in writing, any Collateral Loan or other loan included in the Collateral (including (x) subject to Section 10.1(b), the sale by participation of all or a portion of the Borrower’s interest in any Collateral Loan or other loan and (y) without limitation, the sale by assignment of a portion of the Borrower’s interest in any Collateral Loan or other loan); provided that (x) such sale meets the requirements of any one of clauses (i) through (viii) of this Section 10.1(a) and (y) such substitution shall meet the requirements of clause (vii) of this Section 10.1(a), each of which requirements shall be satisfied upon receipt by the Collateral Agent of a trade ticket or other direction to sell or substitute (which shall be deemed to be a representation and certification from the Borrower or the Services Provider that such conditions are satisfied):

(i) Credit Risk Loans. The Borrower or the Services Provider may direct the Collateral Agent in writing to sell any Credit Risk Loan at any time during or after the Reinvestment Period without restriction.

(ii) Credit Improved Loans. The Borrower or the Services Provider may direct the Collateral Agent in writing to sell any Credit Improved Loan either:

(A) at any time if the Sale Proceeds from such sale are at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan; or

(B) during the Reinvestment Period if the Borrower, or the Services Provider in compliance with the Servicing Standard, reasonably believes prior to such sale that it will be able to enter into binding commitments to reinvest all or a portion of the proceeds of such sale in one or more additional Collateral Loans with an Aggregate Principal Balance (together with any Collateral (which, for the avoidance of doubt, may be Collateral Loans or Cash) contributed (which Contribution shall be irrevocable) by the Borrower or the Services Provider on the Borrower’s behalf prior to such sale) at least equal to the Investment Criteria Adjusted Balance of such Credit Improved Loan by the later of (i) 30 Business Days of the settlement date of such sale and (ii) the next succeeding Collateral Report Determination Date.

(iii) Defaulted Loans. The Borrower or the Services Provider may direct the Collateral Agent in writing to sell any Defaulted Loan at any time during or after the Reinvestment Period without restriction.

(iv) Equity Securities. The Borrower or the Services Provider (A) may direct the Collateral Agent in writing to sell any Equity Security at any time without restriction and (B) shall use its commercially reasonable efforts to effect the sale of any Equity Security within 45 days after receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law, in which case such Equity Security shall be sold as soon as such sale is permitted by Applicable Law.

(v) Discretionary Sales. The Borrower or the Services Provider on behalf of the Borrower may at any time direct the Collateral Agent in writing to sell any Collateral Loan that is not covered by another provision of this Section 10.1; provided that (A) such sale shall be permitted only so long as (x) the sale price of such Collateral Loan is equal to or greater than the purchase price of such Collateral Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof) or (y) if the sale price of such Collateral Loan is less than the purchase price of such Collateral Loan (after adding the amount of any subsequent borrowings and subtracting the amount of any subsequent repayments thereof), the Aggregate Principal Balance of all such Collateral Loans (excluding CCC Collateral Loans that at the time of the commitment to sell constituted CCC Excess and any Collateral Loans sold pursuant to clause (B) below) sold during any 12 calendar month period is not greater than 25.0% of Total Capitalization (provided that this subclause (y) shall not be applicable during any Restricted Trading Period or at any time that the Coverage Tests are not all satisfied) or (B) such sale is in connection with a Take-Out CLO (including, for the avoidance of doubt, sales to an Affiliate of the Borrower that is not the issuer or debtor in the Take-Out CLO in amounts necessary to satisfy sub-clause (x) of clause (b) of the definition of Permitted Distribution); provided, that any sale under this clause (B) shall be at a price not less than the fair market value as reasonably determined by the Services Provider in accordance with the Servicing Standard. Any written direction given by the Borrower or the Services Provider on behalf of the Borrower to the Collateral Agent that pursuant to this clause (v) shall be deemed a representation and certification by the Borrower or the Services Provider on behalf of the Borrower to the Collateral Agent this clause (v) has been satisfied.

(vi) Mandatory Sales. The Borrower or the Services Provider shall use its commercially reasonable efforts to effect the sale of any Collateral Loan (other than Defaulted Loans) that no longer meets the criteria described in clause (n) in the definition of “Collateral Loan,” within 18 months of the failure of such Collateral Loan to meet any such criteria (unless (1) the Rating Condition is satisfied or (2) the Borrower or the Services Provider determines that such sale would not be in the best interests of the Lenders).

(vii) Optional Repurchases or Substitutions by the Seller Pursuant to the Sale and Contribution Agreement; Limitations on Sales of Credit Risk Loans and Defaulted Loans. The Seller may optionally repurchase (or purchase, as applicable) and substitute Credit Risk Loans, Defaulted Loans and Post-Transition S&P CCC Collateral Loans pursuant to and in accordance with the Sale and Contribution Agreement and the Borrower shall sell and transfer Credit Risk Loans, Defaulted Loans and Post-Transition S&P CCC Collateral Loans to the Seller in connection therewith at any time during or after the Reinvestment Period; provided that, as certified to the Collateral Agent and the Facility Agent by an Authorized Officer of the Services Provider, (A) the Aggregate Principal Balance of all Credit Risk Loans, Defaulted Loans (excluding, for avoidance of doubt, Post-Transition S&P CCC Collateral Loans) which are optionally repurchased or substituted by the Seller pursuant to the Sale and Contribution Agreement after the Closing Date may not exceed an amount equal to 25.0% of the Net Purchased Loan Balance as of such date of repurchase or substitution, (B) such substituted loan or loans meets the definition of “Collateral Loan”, (C) such purchase or repurchase complies with the limitations set forth in Section 5.32, (D) such optional repurchase or substitution will not cause a Default or an Event of Default or be permitted during the existence of a Default or Event of Default, (E) each Coverage Test shall be satisfied after giving effect to such repurchase or substitution or if not satisfied, maintained or improved, (F) subject to clause (G) below, each Collateral Quality Test is satisfied (or if not satisfied, maintained or improved) after giving effect to such repurchase or substitution, (G) after the Reinvestment Period, the Weighted Average Life of such substituted loan is less than or equal to the Weighted Average Life of the replaced Collateral Loan, (H) such substituted loan either exceeds or maintains the lien priority of the replaced Credit Risk Loan or Defaulted Loan, as applicable, (I) the Scenario Default Rate of the Proposed Portfolio (after the substituted loans are added and replaced loans are removed) shall be the same or better than the Current Portfolio, (J) the Principal Balance of such substituted loan is not less than the Principal Balance of the replaced Collateral Loan; provided that this clause (J) shall not apply during the Reinvestment Period so long as before and immediately after giving effect to such substitution the Senior Overcollateralization Ratio is not less than 153.85%, (K) the Eligibility Criteria are made no worse after giving effect to such substitution and (L) not more than 15 Collateral Loans in the aggregate may be substituted solely on the basis of becoming a Post-Transition S&P CCC Collateral Loan. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein or in any other Loan Document, the Services Provider shall have no obligation to substitute, repurchase or purchase any Credit Risk Loan, Defaulted Loan or Post-Transition S&P CCC Collateral Loan. For the avoidance of doubt, after the Reinvestment Period, if the sale proceeds from Collateral Loans are not sufficient to purchase Collateral Loans, such purchases may only be made if the Borrower receives cash equity contributions in an amount sufficient to permit such purchase.

(viii) Sales in Connection with Payment in Full and Termination of the Facility. The Borrower, or the Services Provider on behalf of the Borrower, may direct the Collateral Agent in writing to sell, assign or transfer all or any portion of the Collateral in connection with the payment in full of all of the Obligations (other than any unasserted contingent Obligations), the termination of all of the Commitments and the payment of any other amounts required to be paid pursuant to the Priority of Payments; provided that the proceeds from any such sale, assignment or transfer directed pursuant to this Section 10.1(a)(viii) are sufficient to pay in full all of the Obligations (other than any unasserted contingent Obligations) and any other amounts required to be paid pursuant to the Priority of Payments. For the avoidance of doubt, the Borrower, or the Services Provider on behalf of the Borrower, may only direct such sales, assignments or transfers contemplated by this Section 10.1(a)(viii) if no Event of Default has occurred and is continuing at such time.

(ix) Long Dated Loans. The Borrower or the Services Provider may direct the Collateral Agent in writing to sell any Long Dated Loan at any time during or after the Reinvestment Period without restriction.

(b) Participations. The Borrower may not sell a participation interest in a Revolving Collateral Loan or a Delayed Funding Loan.

(c) Rules Generally Applicable to Sales of Collateral Loans.

(i) All sales of Collateral Loans or any portion thereof pursuant to this Section 10.1 shall be for Cash on a non-recourse basis, which shall be deemed Principal Proceeds for all purposes hereunder.

(ii) Anything herein to the contrary notwithstanding, the Borrower shall cause any sale or liquidation of any Collateral Loan or other property or assets to be conducted on an arm’s length basis upon fair and reasonable terms no less favorable to the Borrower than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower and, if such transaction is with an Affiliate, in accordance with Section 5.32; provided that if such sale is in connection with a Take-Out CLO pursuant to Section 10.1(a)(v), a portion of the purchase price equal to the amount of Permitted Distribution that the Borrower may distribute to the Parent in accordance with Section 5.29 may be paid by means of proper accounting entries being entered upon the accounts and records of the Take-Out CLO’s issuer, the Borrower and Parent to evidence the purchase of subordinated notes by the Parent from the Take-Out CLO’s issuer in the amount of such Permitted Distribution, netted against the purchase of Collateral Loans by the Take-Out CLO’s issuer from the Borrower in the amount of such Permitted Distribution netted against such Permitted Distribution by the Borrower to the Parent.

(iii) The Aggregate Principal Balance of the Collateral Loan(s) (excluding Defaulted Loans, Equity Securities and any Post-Transition S&P CCC Collateral Loan) which are the subject of any sale to an Affiliate of the Borrower under this Article X, together with the sum of the Aggregate Principal Balance of all Collateral Loans previously sold to Affiliates since the Closing Date, shall not exceed 20% of the Net Purchased Loan Balance. For the avoidance of doubt, the foregoing limitations shall not apply where Collateral Loans are sold by the Borrower in connection with a Take-Out CLO.

(iv) The delivery by the Services Provider or the Borrower of a trade ticket or other order, instruction or direction evidencing or directing the sale or other disposition of a Collateral Loan shall be deemed to constitute certification by such Person that the requirements to such sale or disposition set forth in this Section 10.1 have been satisfied.

Section 10.2 Eligibility Criteria. On and after the Initial Funding Date but solely during the Reinvestment Period, a debt obligation will be eligible for acquisition or origination (including in connection with a substitution pursuant to Section 10.1(a)(vii)) by the Borrower and inclusion in the Collateral only if as evidenced by an officer’s certificate of an Authorized Officer of the Borrower (or the Services Provider on behalf of the Borrower) delivered to the Collateral Agent (which certificate will be deemed delivered upon receipt by the Collateral Agent of a trade ticket or similar direction), the Eligibility Criteria are satisfied at the time such debt obligation is acquired or originated (on a trade date basis), after giving effect to the inclusion of such debt obligation.

Section 10.3 Conditions Applicable to all Sale and Purchase Transactions. Any transaction effected under this Article X or in connection with the acquisition, disposition or substitution of any asset shall be conducted on an arm’s length basis and, if effected with a Person Affiliated with the Services Provider (or with an account or portfolio for which the Services Provider or any of its Affiliates serves as investment adviser), shall be effected in accordance with Section 5.32.

ARTICLE XI

CHANGE IN CIRCUMSTANCES

Section 11.1 Basis for Determining Interest Rate Inadequate or Unfair.

(a) In the case of SOFR Loans, if on or prior to the first day of any Interest Period:

(i) the Facility Agent is unable to obtain a quotation for Term SOFR as contemplated by Section 2.5, or

(ii) a Majority of Class A-R Lenders of any Class of Class A-R Loans provide written notice to the Facility Agent that as a result of changes arising after the date of this Agreement, Term SOFR as determined by the Facility Agent will not adequately and fairly reflect the cost to such Class A-R Lenders of funding their SOFR Loans for such Interest Period, then, in each case the Facility Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Borrower, S&P, the Collateral Agent and the Class A-R Lenders, whereupon until the Facility Agent notifies the Borrower and the Collateral Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly following the cessation of such circumstances, the obligations (if any) of the Class A-R Lenders to make or maintain SOFR Loans shall be suspended, except in the case of SOFR Loans required to fund Exposure Amounts; provided that such Class A-R Lenders shall instead fund Base Rate Loans and such Base Rate Loans shall convert to SOFR Loans promptly upon the Class A-R Lenders determining that the circumstances giving rise to such suspension no longer exist; provided further, that the Applicable Rate that applies to any then-current Class A-R Loans shall no longer be calculated based upon Term SOFR but rather shall be calculated based upon the Alternate Base Rate, and any future Class A-R Loans shall be Base Rate Loans.

(b) Upon receipt of such written notice from the Facility Agent pursuant to clause (a) of this Section 11.1, the Borrower may request in writing from the Facility Agent an amendment to this Agreement to modify the Applicable Rate (an “Applicable Rate Notice”). After receipt of an Applicable Rate Notice from the Borrower, the Facility Agent and a Majority of Class A-R Lenders of such Class shall make a reasonable and good faith effort to modify the Applicable Rate on mutually agreeable terms with the Borrower.

Section 11.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Class A-R Lender in good faith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Class A-R Lender to make, maintain or fund its SOFR Loans

(if any) and such Class A-R Lender shall so notify the Facility Agent in writing, the Facility Agent shall forthwith give notice thereof (by telephone confirmed in writing) to the Class A-R Lenders, the Collateral Agent and the Borrower, whereupon until such Class A-R Lender notifies the Facility Agent that the circumstances giving rise to such suspension no longer exist, which notice shall be given promptly following the cessation of such circumstances, the obligation of such Class A-R Lender to fund SOFR Loans (if any) shall be suspended (provided that such Class A-R Lender shall instead fund Base Rate Loans and provided further, that the Applicable Rate that applies to any then-current Class A-R Loans shall no longer be calculated based upon Term SOFR but rather shall be calculated based upon the Alternate Base Rate, and any future Class A-R Loans shall be Base Rate Loans). Before giving any notice to the Facility Agent pursuant to this Section 11.2, such Class A-R Lender shall designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and would not be otherwise disadvantageous to such Class A-R Lender. If circumstances subsequently change so that it is no longer unlawful for an affected Class A-R Lender to make or maintain SOFR Loans as contemplated hereunder, such Class A-R Lender will, as soon as reasonably practicable after such Class A-R Lender becomes aware of such change in circumstances, notify the Borrower, the Collateral Agent and the Facility Agent and upon receipt of such notice, the obligations of such Class A-R Lender to fund or continue SOFR Loans shall be reinstated.

Section 11.3 Increased Cost and Reduced Return.

(a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Class A-R Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Federal Reserve Board), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Class A-R Lender (or its Applicable Lending Office) or shall impose on any Class A-R Lender (or its Applicable Lending Office), its Loan Notes evidencing SOFR Loans, or its obligation to fund SOFR Loans, and the result of any of the foregoing is to increase the cost to such Class A-R Lender (or its Applicable Lending Office) of making or maintaining any Class A-R Loan, or to reduce the amount of any sum received or receivable by such Class A-R Lender (or its Applicable Lending Office) under this Agreement or under its Loan Notes with respect thereto (including if any such adoption, change or change in interpretation subjects any Class A-R Lender to Taxes that increase such cost to, or reduce such amount received or receivable by, such Class A-R Lender (other than (i) Indemnified Taxes, (ii) Taxes enumerated as excluded from the definition of Indemnified Taxes in Section 11.4(a)(I)(ii)-(iv), and (iii) Connection Income Taxes, in each case, that are imposed on or with respect to a payment hereunder)) by an amount deemed by such Class A-R Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Class A-R Lender (with a copy to the Facility Agent, the Collateral Agent and S&P), such additional amount or amounts as will compensate such Class A-R Lender for such increased cost or reduction shall constitute Increased Costs payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that, other than with respect to Taxes, such amounts shall be no greater than that which such Class A-R Lender is generally claiming from its other borrowers similarly situated to Borrower, as reasonably evidenced to the Borrower at the time such amount is requested.

(b) If any Class A-R Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Class A-R Lender as a consequence of such Class A-R Lender’s obligations hereunder to a level below that which such Class A-R Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Class A-R Lender to be material, then, upon demand (which demand shall set forth in reasonable detail the basis for such demand for compensation) by such Class A-R Lender (with a copy to the Facility Agent, the Collateral Agent and S&P), such additional amount or amounts as will compensate such Class A-R Lender for such reduction (to the extent funds are available therefor in accordance with the Priority of Payments) shall constitute Increased Costs payable by the Borrower pursuant to Sections 9.1(a) and 6.4; provided that such amount shall be no greater than that which such Class A-R Lender is generally claiming from its other borrowers similarly situated to Borrower, as reasonably evidenced to the Borrower at the time such amount is requested.

(c) Each Class A-R Lender will promptly notify the Borrower, the Collateral Agent and the Facility Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Class A-R Lender to compensation pursuant to this Section 11.3 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Class A-R Lender. A certificate of any Class A-R Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be delivered in connection with any request for compensation and shall be conclusive in the absence of manifest error. In determining such amount, such Class A-R Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Class A-R Lender to demand compensation under this Section 11.3 shall not constitute a waiver of such Class A-R Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Class A-R Lender pursuant to this Section 11.3 for any increased costs or reductions incurred more than six months prior to the earlier of (x) the date on which the applicable Class A-R Lender has actual knowledge of the event giving rise to such increased costs or reductions and (y) the date on which the applicable Class A-R Lender should, in the exercise of reasonable care, have knowledge of the event giving rise to such increased costs or reductions; provided that, if the event giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Notwithstanding anything to the contrary contained herein, all requests, rules, guidelines, requirements and directives promulgated (i) by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), the Committee of European Banking Supervisors or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or similar capital requirements directive existing on the Closing Date impacting European banks and other regulated financial institutions, (ii) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and (iii) in connection with the Securitisation Regulations shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 11.3, regardless of the date enacted, adopted, issued or implemented; provided, however, and notwithstanding anything to the contrary in this Section 11.3 or this Agreement generally, that the Borrower shall not be responsible for any increased costs relating to the Securitisation Regulations so long as the Retention Provider is in compliance with its obligations under in the EU/UK Retention Letter.

(e) If the Borrower is required to pay additional amounts to any Class A-R Lender under this Section 11.3, then the Borrower may, at its own expense and in its sole discretion, require such Class A-R Lender to transfer or assign, in whole, without recourse (in accordance with Section 11.5) all of its interests, rights and obligations under this Agreement and the Loan Notes to an assignee (a “Replacement Lender”) (it being understood that such Class A-R Lender shall have no obligation to search for, seek, designate or otherwise try to find, a Replacement Lender) which shall assume such obligations (and which may be another Class A-R Lender, if such other Class A-R Lender accepts such assignment); provided that

(i) such replaced Class A-R Lender shall have received payment of an amount equal to the outstanding principal of its Class A-R Loans, accrued interest thereon, Commitment Fees relating thereto, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.9) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) such assignment will result in a reduction in such compensation or payments thereafter and (iii) such assignment does not conflict with Applicable Law.

(f) Notwithstanding anything to the contrary in this Section 11.3, the Borrower shall not be required to pay amounts to any Class A-R Lender under this Section 11.3 to the extent such amounts would be duplicative of amounts payable by the Borrower under Section 11.4. To the extent the Borrower is required to pay any Class A-R Lender additional amounts or indemnify any Class A-R Lender in respect of Taxes or Other Taxes, the mechanics provided in provisions of Section 11.4 shall control.

Section 11.4 Taxes.

(a) (I) Except as required by Applicable Law, any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear, of and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”) excluding, in the case of a Lender and the Facility Agent, (i) taxes imposed on or measured by its net income (however denominated), franchise taxes, and branch profits taxes, in each case (A) imposed as a result of any Lender or the Facility Agent (as the case may be) being organized under the laws of, or having its principal office or, in the case of each Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of each Lender, U.S. federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.5) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 11.4, amounts with respect to such taxes were payable either to such Lender’s transferor or assignor, as applicable, immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) taxes attributable to such Lender’s or the Facility Agent’s failure to comply with Section 11.4(e) and (iv) any U.S. federal withholding taxes imposed under FATCA (all such Taxes described in clauses (i) through (v) of this Section 11.4(a)(I) being hereinafter referred to as “Excluded Taxes,” and all Taxes other than Excluded Taxes being hereinafter referred to as “Indemnified Taxes”). (II) If the Borrower shall be required by Applicable Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Loan Document, (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11.4) such Lender or the Facility Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law and the Priority of Payments and (iv) the Borrower shall furnish to the Lender or Facility Agent, at its address set forth on the signature pages hereof, the original or a certified copy of a receipt evidencing payment thereof or, if a receipt is not available, such other evidence of payment as may be reasonably acceptable to the relevant Lender or the Facility Agent.

(b) In addition, the Borrower agrees to timely pay to the relevant Governmental Authority, in accordance with Applicable Law and the Priority of Payments, or at the option of the Facility Agent timely reimburse it for the payment of, any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes and any other excise or property Taxes, or charges or similar levies (and any penalties and interest with respect to any of the foregoing) which arise from any payment made hereunder or under any Loan Document or from the execution or delivery of, the enforcement or registration of, the perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Document (other than Other Connection Taxes arising with respect to an assignment or transfer (other than pursuant to an assignment request by the Borrower under Section 11.5)) or are levied in connection with the Collateral or the attachment or perfection of the security interest granted to the Collateral Agent in any Collateral (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender and the Agents for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 11.4) paid or payable by such Lender or the Agents (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Facility Agent), or by an Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. This indemnification shall be made within 10 days from the date such Lender or the Agents (as the case may be) makes demand therefor accompanied by evidence reasonably satisfactory to the Borrower establishing liability for such Indemnified Taxes or Other Taxes.

(d) Each Lender shall severally indemnify the Facility Agent and the Collateral Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent or Collateral Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Facility Agent or Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent or Collateral Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Facility Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Facility Agent or Collateral Agent to the Lender from any other source against any amount due to the Facility Agent or Collateral Agent under this paragraph (d).

(e)

(i) Each Lender that is a U.S. Person, on or prior to the date of its execution and delivery of this Agreement or on or prior to the date on which it becomes a Lender, and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and such Agent with two executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender that is not a U.S. Person, to the extent it is legally entitled to do so, on or prior to the date of its execution and delivery of this Agreement or on or prior to the date on which it becomes a Lender, and from time to time thereafter if requested in writing by the Borrower or any Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and such Agent with two executed copies of IRS Forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate (or any successor form) either (w) certifying that such Lender is entitled to benefits under an applicable income tax treaty to which the United States is a party which eliminates, or reduces the rate of U.S. federal withholding tax on payments hereunder, (x) certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (y) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, accompanied by a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (z) in the case of a Lender providing a Form W-8IMY (or any successor form), certifying that such Lender is not the beneficial owner of payments hereunder and providing such information and forms as required by Applicable Law to establish the rate of U.S. withholding tax (if any) with respect to such payments. In addition to the foregoing requirements of this Section 11.4(e)(i), each Lender that is not a U.S. Person shall, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with any required supplementary information (but only so long as such Lender remains lawfully able to do so).

(ii) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than (1) an IRS Form W-9, in the case of a Lender that is a “U.S. Person” and (2) the appropriate IRS Form W-8, in the case of a Lender that is not a U.S. Person (but only to the extent such non-U.S. Lender is legally entitled to deliver such IRS Form W-8) (with all applicable attachments)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Facility Agent in writing of its legal inability to do so.

(iii) Each Lender and the Facility Agent, as applicable, shall deliver to the Borrower (with a copy to the Agents, if applicable) documentation reasonably requested by the Facility Agent or the Borrower sufficient for the Facility Agent and the Borrower to comply with their obligations under Tax Account Reporting Rules and to determine whether withholding is required under Tax Account Reporting Rules. Each Lender and the Facility Agent agrees that the Borrower, or agent acting on its behalf, may (1) provide such information and documentation and any other information concerning its investment in the Loans to the IRS and any other relevant tax authority and (2) take such other steps as the Borrower, or agent acting on its behalf, deems necessary or helpful to achieve compliance with Tax Account Reporting Rules.

The Facility Agent, each Lender hereby agrees that if any form or certification such person previously delivered pursuant to this Section 11.4(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or notify the Borrower and the Facility Agent in writing of its legal inability to do so, in each case promptly after such form or certification so expires or becomes obsolete.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 11.4, then such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and is not otherwise disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(g) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified under this Section 11.4 (including by the payment of additional amounts pursuant to this Section 11.4), it shall pay to the Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made under this Section 11.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Class A-R Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will a Lender be required to pay an amount to the Borrower pursuant to this clause (g) the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (g) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(h) Notwithstanding anything to contrary contained in this Section 11.4, all payments made pursuant to this Section 11.4 shall only be made to the extent funds are available in accordance with the Priority of Payments.

(i) Each party’s obligations under this Section 11.4 shall survive the resignation or replacement of the Facility Agent or any assignment or transfer of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 11.5 Replacement of Lenders; Downgraded Lenders; Defaulting Lenders.

(a) (x) If and for so long as any Lender (other than the Initial Revolving Lender) is (1) a Downgraded Lender (subject to clauses (b) and (c) below), (2) a Defaulting Lender, (3) requesting compensation under Section 11.3 or (4) unable to make Loans under Section 11.2, (y) if the Borrower is required to pay any additional amount to such Lender or any authority for the account of such Lender pursuant to Section 11.4 or (z) if and for so long as the obligations of any Lender under this Agreement are the subject of a Bail-In Action, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender, the Agents and S&P, direct such Lender to assign and delegate (and such Lender shall comply with such direction but shall have no obligation to search for, seek, designate or otherwise try to find, an assignee), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the Loan Notes to a financial institution that is (I) in the case of the Class A-R Loans, an Approved Lender

(and is not otherwise a Defaulting Lender), (II) eligible to purchase the replaced Lender’s Loans under the terms hereof and (III) not prohibited by any Applicable Law from making such purchase (such purchaser, an “Approved Purchaser”), which shall assume such obligations (and which may be another Lender, if such other Lender accepts such assignment); provided that:

(i) such assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under its Loan Note, (including any amounts under Section 2.9) from such Approved Purchaser (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment or delegation resulting from a claim for compensation under Section 11.3 or payments required to be made pursuant to Section 11.4, such assignment or delegation will result in a reduction in such compensation or payments thereafter;

(iii) such assignment or delegation does not conflict with any Applicable Law; and

(iv) in the case of an assignment of any Class of Loans, such Approved Purchaser shall deliver to the Borrower a notice of whether such Lender will be a CP Lender and, if so, the basis of the interest payable to such Approved Purchaser.

(b) If and for so long as any Lender is a Downgraded Lender or a Defaulting Lender hereunder:

(i) in the case of a Downgraded Lender, it holds any portion of the Commitments that remain in effect, then, as soon as practicable and in any event within 30 days after becoming a Downgraded Lender, (x) it shall deposit an amount equal to its Undrawn Commitments at such time into the Lender Collateral Account and (y) all principal payments in respect of the Loans which would otherwise be made to such Downgraded Lender shall be diverted to the Lender Collateral Subaccount of such Downgraded Lender in accordance with Section 8.3(c), and any amounts in such Lender Collateral Subaccount shall be applied to any future funding obligations of such Downgraded Lender; and

(ii) in the case of a Defaulting Lender, (x) the Commitment and Loans of any such Defaulting Lender shall not be included in determining whether the Controlling Parties or a Majority of Lenders of any Class or Classes has taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.5); provided that (i) a Defaulting Lender’s vote shall be included with respect to any action hereunder relating to any change that would require the consent of each Lender or each affected Lender under Section 12.5 (to the extent such Defaulting Lender is such an affected Lender) and (ii) a Defaulting Lender shall retain its voting rights if such Defaulting Lender is the only Lender of such Class of Loans, which vote shall not be unreasonably withheld, conditioned or delayed, and (y) no Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which time that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender during such time).

(c) Notwithstanding anything in Section 11.5(a) to the contrary, (i) a Lender shall not be required to make any assignment or delegation referred to in Section 11.5(a) if, prior thereto, as a result of a waiver by such Lender or the Borrower or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and such Lender gives notice thereof to the Borrower and (ii) the Borrower may not require a Downgraded Lender to make any such assignment or delegation during the 30-day period referred to in clause (b)(i) above or at any time that a Downgraded Lender is in compliance with clause (b)(i)(x) above.

(d) Each of the Facility Agent and any replaced Lender will agree to cooperate with all reasonable requests of the Borrower for the purpose of effecting a transfer in compliance with this Section 11.5.

(e) Nothing in this Section 11.5 shall be deemed to release a Defaulting Lender or Downgraded Lender from any liability arising from its failure to fund any Loans it is required to make hereunder.

(f) Notwithstanding anything to the contrary contained herein but subject to the Write-Down and Conversion Powers of any applicable Resolution Authority, the provisions of this Agreement relating to Downgraded Lenders solely due to any such Class A-R Lender failing to be an Approved Lender (including Sections 8.3(c) and 11.5) shall continue to apply after the occurrence of a Bail-In Action, including that any amounts previously deposited in any Lender Collateral Subaccount will remain available in such Lender Collateral Subaccount following the occurrence of a Bail-In Action for the purposes set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, electronic transmission, email or similar writing) and shall be given to such party: (a) in the case of the Borrower, the Facility Agent, the Collateral Administrator, the Custodian, the Document Custodian or the Collateral Agent, at its address, facsimile number and/or email address set forth on the signature pages hereof (or as may be updated from time to time), (b) in the case of the Services Provider, at 399 Park Avenue, 37th Floor, New York, New York 10022, Email: , (c)(1) in the case of the initial Lenders, at its address, facsimile number and/or email address set forth on the signature pages (or as may be updated from time to time) hereof and (2) in the case of any other Lender, at its address, facsimile number and/or email address set forth in its Administrative Questionnaire (which notices shall be solely by facsimile or email if so indicated therein), (d) in the case of S&P, (1) any credit estimate related notifications/requests should be sent to by email to creditestimates@spglobal.com; (2) any S&P CDO Monitor requests should be sent by email to CDOMonitor@spglobal.com and (3) any other requests should be sent by email to cdo_surveillance@spglobal.com or (e) in the case of any party, such other address, facsimile number and/or email address as such party may hereafter specify for such purpose by notice to the Facility Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Document Custodian and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 12.1 and the appropriate answerback is received, (ii) if given by mail, five Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by recognized courier guaranteeing overnight delivery, one Business Day after such communication is delivered to such courier or (iv) if given by any other means, when delivered at the address or email address specified in this Section 12.1; provided that notices to the Facility Agent under Article XI or to the Collateral Agent under Article VIII shall not be effective until received.

Section 12.2 No Waivers. No failure or delay by either Agent or any Lender or the Borrower in exercising any right, power or privilege hereunder, under any Loan Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.3 Expenses; Indemnification.

(a) The Borrower shall pay, subject to and in accordance with the Priority of Payments (except as otherwise provided herein pursuant to Section 8.2(d) and on the Initial Funding Date), (i) all reasonable and documented out-of-pocket expenses of the Agents, the Custodian and the Securities Intermediary, including, without limitation, reasonable and documented fees and disbursements of counsel, agents and experts in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and any documents and instruments referred to therein, and further modifications or syndications of the Loans in connection therewith, the administration of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default hereunder and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent, including reasonable and documented fees and disbursements of one counsel for the Facility Agent, one counsel for the Document Custodian and one counsel for State Street Bank and Trust Company, as Collateral Agent, Custodian and Securities Intermediary (provided that (1) the Facility Agent shall be entitled to reimbursement for a single counsel (plus one local counsel in each applicable jurisdiction if necessary)) and (2) the Document Custodian and State Street Bank and Trust Company, as Collateral Agent, Custodian and Securities Intermediary shall be entitled to reimbursement for a single counsel (plus one local counsel in each applicable jurisdiction if necessary), in connection with the enforcement of the Loan Documents and the instruments referred to therein and such collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify the Facility Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Document Custodian, the Securities Intermediary, the Services Provider and each Class A-R Lender, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (but excluding the fees and expenses of its internal legal counsel and all ordinary internal costs, consisting of overhead and employee costs and expenses incurred by such Indemnitee in connection with its obligations under the Loan Documents), including, without limitation, the reasonable and documented fees and disbursements of counsel (provided that the Facility Agent shall be entitled to reimbursement for a single counsel (plus local counsel if necessary), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) and whether brought by or involving any party to the Loan Documents or any third party) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, or the enforcement of any provision hereunder or thereunder, (ii) the grant to the Secured Parties of any Lien, on the Collateral, (iii) the exercise by the Secured Parties of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien, (iv) the failure of the Collateral Agent to have a valid and perfected Lien on any Collateral, (v) a breach by the Borrower of any representation, warranty or covenant contained in any Loan Document or any document relating to any Collateral or (vi) any loss arising from any action or inaction of the Borrower or any of its Affiliates regarding the administration of any Collateral or otherwise relating to such Collateral (other than an Obligor’s financial inability to make payments with respect to any such Collateral) but excluding, as to any Indemnitee, any such losses, liabilities, damages, expenses or costs incurred by reason of the bad faith, gross negligence, willful misconduct or reckless disregard of the duties of such Indemnitee as finally determined by a court of competent jurisdiction. The amounts owed to the Indemnitees hereunder shall be payable subject to and in accordance with the Priority of Payments and the other terms of this Agreement. The Borrower’s obligations under this Section 12.3 shall survive the termination of this Agreement and the payment of the Obligations and the resignation or removal of the Agents. For the sake of clarity, this Section 12.3(b) shall not impose any indemnification or similar obligation on the Borrower with respect to Taxes, other than Taxes that represent losses, claims, damages, etc., arising from a non-Tax claim.

(c) The Borrower shall pay, and hold the Agents, the Custodian, the Collateral Administrator, the Securities Intermediary and each of the Class A-R Lenders harmless from and against, any and all present and future U.S. stamp, recording, transfer and other similar foreclosure related taxes with respect to the foregoing matters in this Section 12.3 and hold the Agents and each Class A-R Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Class A-R Lender) to pay such taxes. For the avoidance of doubt, any amounts paid pursuant to this Section 12.3(c) shall not be duplicative of amounts paid pursuant to Section 5.26 or Section 11.4. If the Borrower has made any indemnity payment pursuant to this Section 12.3 and the recipient thereof later collects any payments from others (including insurance companies) in respect of such amounts, then the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such amounts net of the recipient’s expenses in collecting such payments and only to the extent that the recipient remains fully indemnified after giving effect to such repayment to the Borrower. All payments pursuant to this Section 12.3(c) shall be subject to and in accordance with the Priority of Payments.

Section 12.4 Sharing of Set-Offs. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender.

Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest, fees and other amounts due with respect to any Loans of its Class held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest, fees and other amounts due with respect to the Loans of its Class held by such other Lender, the Lender receiving such proportionately greater payment shall purchase participations or interests in the Loans of its Class held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal, interest, fees and other amounts with respect to the Loans held of such Class by the Lenders shall be shared by the Lenders of its Class pro rata; provided that nothing in this Section 12.4 shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of Indebtedness of the Borrower other than its Indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under Applicable Law, that any holder of a participation in a Loan, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation. Notwithstanding anything to the contrary contained herein, any Lender may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Lender under this Section 12.4. For the avoidance of doubt, for purposes of this Section 12.4, a pro rata allocation will mean an allocation of the amount received by such set-off or counterclaim and other rights as if such amount had been applied as a prepayment of the Loans under Section 2.7.

Section 12.5 Amendments and Waivers.

(a) Any provision of this Agreement, the Loan Notes or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, the Facility Agent and, if the rights or duties of any Agent are affected thereby, by such Agent, as the case may be, with (x) a fully executed copy thereof provided to the Facility Agent and (y) and notice thereof (including a copy of the proposed amendment or waiver) is provided to S&P prior to execution; provided that:

(i) no such amendment or waiver shall, unless signed by all the Lenders, (1) extend the Reinvestment Period or the Stated Maturity; (2) increase or decrease the Commitment of any Lender (except as provided in this Agreement) or subject any Lender to any additional obligation; (3) change the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 12.5 or any other provision of this Agreement; (4) release any Collateral except as provided in this Agreement or the other Loan Documents; or (5) alter the terms of Section 6.4, Section 9.1 or this Section 12.5 (or any defined term as it is used therein) in a manner adverse to the interests of any Lender;

(ii) no such amendment or waiver shall, unless signed by all Lenders of the Class or Classes affected thereby, postpone the date fixed for any payment of principal of or interest on any Loans of such Class or Classes or any fees or other amounts hereunder or for any reduction or termination of any Commitment of such Class or Classes;

(iii) no such amendment or waiver shall, unless signed by a Lender, reduce the principal of or rate of interest on any Loans held by such Lender or any fees or indemnities payable for the account of such Lender; provided that the foregoing shall not apply to the rescission of interest accruing at the Post-Default Rate, which may be rescinded by the Majority of Lenders of each applicable Class of Loans with interest accruing at the Post-Default Rate; and

(iv) no amendment or waiver of any provision under this Agreement or any other Loan Document that governs the rights and obligations of CP Lenders or their Conduit Support Providers (including this Section 12.5(a)(iv)) (other than amendments and waivers that apply generally to Lenders) or that specifically relates to CP Conduits shall be effective without the written consent of each CP Lender.

(b) In addition to the requirements of clause (a) above, in connection with any proposed amendment or waiver of this Agreement or any other Loan Document pursuant to this Section 12.5 (except to the extent that all Lenders consent to such proposed amendment or waiver), either (1) such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or (2) if, in the Borrower’s reasonable determination, such proposed amendment or waiver does not have a reasonable likelihood of being adverse to the interests of any Lender then the Borrower shall, not later than seven Business Days prior to the execution of such proposed amendment or waiver, deliver to each of the Lenders a copy of such proposed amendment or waiver; provided, in the case of the foregoing clause (2), any Lender may notify the Borrower prior to execution of such proposed amendment or waiver that such proposed amendment or waiver will be effective only upon satisfaction of the Rating Condition or the consent of such Lender.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in connection with an incurrence of Increased Commitments and Additional Loans pursuant to Section 2.14, the Borrower and the Facility Agent may make any amendments to this Agreement and the other Loan Documents in order to effectuate such Increased Commitments and Additional Loans without the consent of any other parties.

(d) The Borrower shall, promptly following the execution of any amendment, waiver or supplement to any Loan Document, provide copies thereof to each Lender, the Facility Agent, the Collateral Agent and S&P.

Section 12.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each of the Lenders except as permitted by this Agreement.

(b)

(i) Any Lender may at any time grant to one or more banks, commercial paper conduits or other institutions (each, a “Participant”) participating interests in its Commitment or any or all of its Loans with (and subject to) the consent of the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent shall be required in the case of a participation that is made (A) during the continuance of an Event of Default or (B) to any Lender, any Affiliate of any Lender, Natixis, any Affiliate of Natixis or any CP Conduit for which Natixis or an Affiliate of Natixis is the Conduit Support Provider or Program Manager; provided, further, that each such Participant represents in writing to such Lender that it (and each account for which it is acquiring such participating interest) is a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Facility Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Facility Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Participant shall be entitled to the benefits of Sections 11.3 and 11.4 as if it were a Lender that acquired its interest by assignment pursuant to Section 12.6(c) (it being understood that such Participant shall require the documentation required in Section 11.4(e) to its participating Lender).

(ii) In the event any Lender sells a participation in its Commitment or any or all of its Loans hereunder, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 11.3 and 11.4 (subject to the requirements and limitations therein, including the requirements under Section 11.4(e) (it being understood that the documentation required under Section 11.4(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 11.3(c) and 11.4(f) as if it were an assignee under paragraph (c) of this Section 12.6; and (B) shall not be entitled to receive any greater payment under Sections 11.3 or 11.4, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 11.5 with respect to any Participant.

(iii) In the event that any Lender sells participations in its Commitment or any or all of its Loans hereunder, such Lender shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all Participants in the Commitments or Loans held by it and the principal amount (and stated interest thereon) of the portion of the Commitments or Loans which is the subject of the participation (the “Participant Register”). A Commitment or Loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such Commitment or Loan may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.

(c)

(i) Any Lender may at any time assign to one or more banks, CP Conduits or other financial institutions (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Loan Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Lender, with (and subject to) the consent of the Borrower and the Facility Agent, which consent in each case shall not be unreasonably withheld, conditioned or delayed; provided that (1) such assignment is in the aggregate in an amount which is at least $5,000,000, a multiple of $1,000,000 or the remainder of such Lender’s Loans or Commitments, it being understood that a Lender may allocate such assignment in smaller amounts of not less than $500,000 between or among separate internal accounts and (2) no such consent of the Borrower shall be required in the case of an assignment that is made (A) during the continuance of an Event of Default or (B) to any Lender, any Affiliate of any Lender, Natixis, any Affiliate of Natixis or any CP Conduit for which Natixis or an Affiliate of Natixis is the Conduit Support Provider or Program Manager.

(ii) Upon recordation of such instrument in the Register and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee (and if the Assignee is a Conduit Assignee, any Related CP Issuer, if such Conduit Assignee does not itself issue commercial paper) shall be a party to this Agreement and shall have all the rights, protections and obligations of a Lender with Commitments as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Facility Agent and the Borrower shall make appropriate arrangements so that, if required, a new Loan Note, is issued to the Assignee. In connection with any such assignment, the transferor Lender shall deliver to the Facility Agent a duly executed Assignment and Assumption and pay to the Facility Agent an administrative fee for processing such assignment in the amount of $2,500 (unless such fee is waived by the Facility Agent). Each Assignee shall deliver to the Borrower and the Facility Agent the relevant form or certification in accordance with Section 11.4(e) and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(d) Any Lender may at any time assign all or any portion of its rights under this Agreement and its Loan Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Promptly upon being notified in writing of such transfer, the Facility Agent shall notify the Borrower thereof.

(e) No Participant of any Lender’s rights shall be entitled to receive any greater payment under Section 11.3 or 11.4 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made by reason of the provisions of Section 11.2, 11.3 or 11.4 requiring such Lender to designate a different Applicable Lending Office under certain circumstances or the circumstances giving rise to such greater payment did not exist at the time of the transfer and except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable interest.

(f) The Facility Agent, acting as non-fiduciary agent (solely for this purpose) of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount (and stated interest thereon) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive evidence of the accuracy thereof, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or Loan Note hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or Loan Note hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. If any assignment or transfer of all or any part of a Loan that is then evidenced by a Loan Note is made, such assignment or transfer shall be registered on the Register only upon surrender for registration of assignment or transfer of the related Loan Note, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the holder thereof, and thereupon one or more new Loan Note(s) in the same aggregate principal amount shall be issued to the designated Assignee(s) (and, if applicable, assignor) and the old Loan Note shall be returned to the Borrower marked “cancelled”. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice. The Facility Agent shall provide to the Collateral Agent from time to time at the written request of the Collateral Agent information related to the Lenders and Commitments.

Section 12.7 Representations and Covenants of Lenders.

(a) Each of the Lenders represents to the Facility Agent and each of the other Lenders that on and as of the Closing Date or the date on which it becomes a Lender hereunder (i) it is a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended, and (ii) it in good faith (and in reliance on the accuracy of the representations contained in the first two sentences of Section 4.9) is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

(b) Each Lender hereby represents and warrants to the Agents, the Borrower and each of the other Lenders that on the Closing Date or the date on which it becomes a Lender hereunder and continuing through the execution and delivery of the other Loan Documents and the making of the Loans and as of the date of each Funding and each Class A-R Conversion Date, that (A) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) if it is a governmental, church, non-U.S. or other plan, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a violation of any Similar Law.

(c) Each Lender agrees, (A) except as prohibited by Applicable Law, to obtain and provide the Borrower with information or documentation, and to update or correct such information or documentation, as may be necessary or helpful (in the sole determination of the Borrower) to achieve compliance with Tax Account Reporting Rules and/or take such other actions necessary (in the sole determination of the Borrower) to avoid the imposition of taxes, fines or penalties on the Borrower under the Tax Account Reporting Rules (the obligations undertaken pursuant to this clause (A), the “Lender Tax Obligations”), (B) that the Borrower, or an agent acting on its behalf, may (1) provide such information and documentation and any other information concerning its investment in the Loans to the IRS and any other relevant tax authority and (2) take such other steps as the Borrower, or an agent acting on its behalf, deems necessary or helpful to achieve compliance with Tax Account Reporting Rules, including withholding on “passthru payments” (as defined in the Code), and (C) that if it fails to comply with its Lender Tax Obligations, the Borrower will have the right, in addition to withholding on passthru payments, to (1) compel it to sell its interest in such Loans, (2) sell such interest on its behalf and/or (3) assign to such Loans a separate CUSIP or CUSIPs.

Section 12.8 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Each party hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to each party hereto at its respective address on the signature pages hereto (or as may be updated from time to time). Each party hereto hereby irrevocably waives, to the extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by Applicable Law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of either Agent, any Lender, or any holder of a Loan Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

Section 12.9 Marshalling; Recapture. Neither the Facility Agent, the Collateral Agent nor any Lender, shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Lender as of the date such initial payment, reduction or satisfaction occurred.

Section 12.10 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Facility Agent of counterparts hereof signed by each of the parties hereto (which counterparts may be delivered by facsimile or email transmission). Delivery of an executed counterpart signature page of this Agreement by email (PDF), electronic signature or facsimile (including .pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Agent) shall be effective as delivery of a manually executed counterpart of this Agreement. Any electronic signature shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar federal or state law, rule or regulation, as the same may be in effect from time to time, and the parties hereby waive any objection to the contrary. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture Services Providers as may be reasonably chosen by a signatory hereto. The Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.11 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE FACILITY AGENT, THE COLLATERAL AGENT, THE COLLATERAL CUSTODIAN AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents, any resignation or removal of an Agent, any assignment pursuant to Section 12.6 and the making and repayment of the Loans hereunder.

Section 12.13 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Lender.

Section 12.14 Limitation of Liability. No claim may be made by the Borrower, the Services Provider or any other Person against any Agent or any Lender or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Services Provider hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.15 Limited Recourse; Non-Petition.

(a) Each Lender and the Agents acknowledge that the Borrower is a special purpose entity and that none of the directors, officers, incorporators, shareholders, partners, agents or employees of the Borrower or the directors, officers, incorporators, shareholders, partners, agent or employees thereof shall be personally liable for any of the obligations of the Borrower under this Agreement. Notwithstanding anything to the contrary contained herein, if the Closing Date does not occur, the Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein (including the Priority of Payments), all obligations of and all claims against the Borrower under this Agreement or under any other Loan Document shall extinguish and shall not thereafter revive. Except as expressly provided herein, there shall be no recourse for the payment of any amount owing by the Borrower hereunder against any other party hereto or any officer, director, employee, shareholder, incorporator or other Affiliate of such Person or any entity controlling such Person. The obligations under this Section 12.15(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b) Each party (other than the Borrower) agrees not to cause the filing of a petition for the winding up of the Borrower for the non-payment of any amounts provided in this Agreement until at least one year (or, if longer, the applicable preference period then in effect) plus one day, after the payment in full of amounts owing to the Secured Parties hereunder and, if the Closing Date shall have occurred, under any securities issued in a Take-Out CLO. The obligations under this Section 12.15(b) shall survive the termination of this Agreement and the payment of the Obligations.

Section 12.16 Confidentiality.

(a) Each of the Lenders and each of the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower obtained from the Borrower pursuant to or in connection with this Agreement or any other Loan Document, provided that the Lenders and the Agents shall not be precluded from making disclosure regarding such information: (i) to the Lenders’ and Agents’ counsel, accountants and other professional advisors (including auditors, actuaries, and consultants) (it being understood that the Persons to whom such disclosure is made (x) will be informed of the confidential nature of such information, and (y) be instructed and obligated to keep such information confidential); (ii) to officers, directors, employees, examiners, agents and partners of each Lender and their respective Affiliates and the Agents and their Affiliates who need to know such information in accordance with customary practices for Lenders of such type (it being understood that the Persons to whom such disclosure is made (x) will be informed of the confidential nature of such information, and (y) be instructed and obligated to keep such information confidential); (iii) in response to a subpoena or order of a court or governmental agency or regulatory authority (including bank and insurance examiners); (iv) to any entity participating or considering participating in any credit made under this Agreement, (provided, the Lenders and Agents shall require that any such entity agree in writing to be subject to this Section 12.16; however, Lenders and Agents shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 12.16); (v) as required by law or legal process, GAAP or applicable regulation (including to banking, insurance or other regulatory entity in connection with a Lender’s or Agent’s ordinary course corporate governance or regulatory obligations); (vi) as reasonably necessary in connection with the exercise of any remedy hereunder or under any other Loan Document to the extent the Person that receives such information agrees to be subject to this Section 12.16; (vii) to any Rating Agency then rating the Loans or any Conduit Rating Agency; (viii) to the National Association of Insurance Commissioners or any similar federal, state or local organization, or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio; or (ix) to any Program Manager, Conduit Support Provider or administrator of a CP Lender or Affiliate thereof who needs to know such information (provided that each such Person referred to in this clause (ix) agrees to be bound by the terms of this confidentiality agreement). In connection with enforcing its rights pursuant to this Section 12.16, the Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Agents, any Lender or any subsequent party that agrees to be bound hereto which shall breach the confidentiality provisions of this Section 12.16. Any Person that proposes to disclose any information pursuant to subclauses (iii) or (v) of this Section 12.16(a) shall, to the extent practical, (1) provide the Borrower and the Services Provider with prompt written notice of such proposed disclosure, (2) at the expense of the Borrower, reasonably cooperate with the Borrower or the Services Provider so that such Person may obtain a protective order or other appropriate remedy with respect to the information to be disclosed or otherwise obtain satisfactory assurances that such information will be treated as confidential and proprietary and (3) disclose only that information that is, in the opinion of counsel (including internal counsel) to such Person, legally required to be disclosed. The foregoing clauses (1) through (3) shall not apply to any Agent to the extent that a disclosure is made by such Agent to any bank examiner, regulatory or self-regulatory authority in the course of such examiner’s or authority’s routine examination or inspection of such Agent’s business or operations which does not specifically target the information to be disclosed.

(b) Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, each of the parties hereto acknowledges and agrees that each CP Lender (or its Program Manager or its funding agent, as applicable), with respect to any Conduit Rating Agency or Conduit Support Provider, may post to a secured password-protected internet website maintained by such CP Lender (or its Program Manager or its funding agent, as applicable) and required by any Conduit Rating Agency in connection with Rule 17g-5, the following information: (i) its Liquidity Facility or Credit Facility, (ii) a copy of this Agreement (including any amendments hereto, but excluding the Schedules and Exhibits hereto), (iii) its monthly transaction surveillance reports (substantially in the form provided to the Borrower on or before the Closing Date), and (iv) such other information as may be requested by such rating agency; provided that such CP Lender or its Program Manager shall take such actions as are necessary to maintain the confidential nature of the documents and information so posted (it being understood that any Conduit Rating Agency or Conduit Support Provider viewing such posted information on such website shall not constitute a breach of this proviso so long as it is informed of the confidential nature of such information on such website or otherwise by such CP Lender or its Program Manager prior to or concurrently with making such information available).

(c) Notwithstanding any contrary agreement or understanding, the Services Provider, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated by this Agreement (and, for the avoidance of doubt, only those transactions contemplated by this Agreement) and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties hereto. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

Section 12.17 Special Provisions Applicable to CP Lenders.

(a) Each of the parties hereto (each, a “Restricted Person”) hereby covenants and agrees that it will not institute against any CP Lender, or encourage, cooperate with or join any other Person in instituting against any CP Lender, any proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, present a petition for the winding up or liquidation of any CP Lender or seek the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for any CP Lender or for all or substantially all of its assets prior to the date that is two years and a day (or, if longer, the applicable preference period then in effect) after the last day on which any Commercial Paper Notes shall have been outstanding. The provisions of this Section 12.17(a) shall survive the termination of this Agreement and the payment of the Obligations.

(b) Provided that a Restricted Person has complied with Section 12.17(a), nothing in clause (a) above shall limit the right of such Restricted Person to file any claim in or otherwise take any action with respect to any proceeding of the type described in clause (a) above that was instituted against any CP Lender by any person other than such Restricted Person.

(c) Notwithstanding anything to the contrary contained herein, the obligations of any CP Lender under this Agreement are solely the corporate obligations of such CP Lender and shall be payable at such time as funds are received by or are available to such CP Lender in excess of funds necessary to pay in full all outstanding Commercial Paper Notes or other short-term funding backing its Commercial Paper Notes and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such CP Lender but shall continue to accrue. Each party hereto agrees that the payment of any claim (as defined in Section 101 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Commercial Paper Notes and other short term funding backing its Commercial Paper Notes. The provisions of this Section 12.17(c) shall survive the termination of this Agreement and the payment of the Obligations.

(d) No recourse under any obligation, covenant or agreement of any CP Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent of such CP Lender or any of their Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of any such CP Lender individually, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, employee or agent of such CP Lender or any agent thereof or any of their Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such CP Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any CP Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement, provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or omissions made by them. The provisions of this Section 12.17(d) shall survive termination of this Agreement and the payment of the Obligations.

(e) Each CP Lender may act hereunder by and through its Program Manager, its administrator or its funding agent, as applicable.

(f) Each of the parties hereto waives any right to set-off and to appropriate and apply any and all deposits and any other indebtedness at any time held or owing thereby to or for the credit or the account of any CP Lender against and on account of the obligations and liabilities of such CP Lender to such party under this Agreement. The provisions of this Section 12.17(f) shall survive the termination of this Agreement and the payment of the Obligations.

(g) Notwithstanding anything to the contrary herein, each CP Lender may disclose (i) to its respective Conduit Support Providers, any Affiliates of any such party and governmental authorities having jurisdiction over such CP Lender, Conduit Support Provider, any Affiliate of such party and any Conduit Rating Agency (including its professional advisors), the identities of (and other material information regarding) the Borrower, any other obligor on, or in respect of, a Loan made by such CP Lender, Collateral for such Loan and any of the terms and provisions of the Loan Documents that it may deem necessary or advisable and (ii) to its commercial paper noteholders, on an anonymized basis, asset performance information.

(h) No pledge and/or collateral assignment by any CP Lender to a Conduit Support Provider of an interest in the rights of such CP Lender in any Loan made by such CP Lender and the Obligations shall constitute an assignment and/or assumption of such CP Lender’s obligations under this Agreement, such obligations in all cases remaining with such CP Lender. Moreover, any such pledge and/or collateral assignment of the rights of such CP Lender shall be permitted hereunder without further action or consent and any such pledgee may foreclose on any such pledge and perfect an assignment of such interest and enforce such CP Lender’s right hereunder notwithstanding anything to the contrary in this Agreement.

Section 12.18 Direction of Collateral Agent. By executing this Agreement, each Lender hereby consents to the terms of this Agreement and to the Collateral Agent’s execution and delivery of this Agreement and the other Loan Documents to which it is a party, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, except as a result of the bad faith, gross negligence or willful misconduct of the Collateral Agent.

Section 12.19 Fundings/Loans Made in the Ordinary Course of Business. The Borrower and each Lender, each as to itself only, represents, warrants and covenants that each payment by the Borrower to such Lender under this Agreement will have been made (i) in payment of a debt incurred by the Borrower or a loan made by such Lender, respectively, in the ordinary course of business or financial affairs of the Borrower and each Lender and (ii) in the ordinary course of business or financial affairs of the Borrower and each Lender.

Section 12.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any parties to any Loan Document, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, other than an Excluded Liability, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability including without limitation a reduction in any accrued or unpaid interest in respect of such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the applicable terms of any relevant agreement governing such liability to give effect to the exercise of the write-down and conversion powers of any Resolution Authority.

The Borrower shall provide notice to the Agents of any Bail-In Action that results in the reduction or termination of the Commitment of any Lender hereunder.

Section 12.21 PATRIOT Act Notice. Each Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Agent or such Lender to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or Agent in order to assist such Lender or Agent, as applicable, in maintaining compliance with the PATRIOT Act. The provisions of this Section 12.21 shall survive termination of this Agreement.

Section 12.22 [Reserved].

Section 12.23 Usury Savings Clause. It is the intention of the parties hereto that interest on any Class of Loans shall not exceed the maximum rate permissible under Applicable Law. Accordingly, notwithstanding anything herein or any Loan Note to the contrary, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders of any Class of Loans pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Lenders of such Class under this Agreement or thereunder (other than in respect of principal of and interest on such Class of Loans) and then to the reduction of the outstanding principal amount of the Loans of such Class.

Section 12.24 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for Interest Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in Section 12.24 (a), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XIII

ASSIGNMENT OF CORPORATE SERVICES AGREEMENT AND SALE AND CONTRIBUTION AGREEMENT

Section 13.1 Assignment of Corporate Services Agreement and Sale and Contribution Agreement.

(a) The Borrower hereby acknowledges that its Grant pursuant to the Granting Clause hereof includes all of the Borrower’s estate, right, title and interest in, to and under the Corporate Services Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to take any legal action upon the breach of an obligation of the Services Provider under the Corporate Services Agreement, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the Grant until the occurrence of an Event of Default hereunder and such authority shall terminate at such time, if any, as such Event of Default is cured or waived (so long as the exercise of remedies has not commenced or such Event of Default has been waived following the commencement of the exercise of remedies). From and after the occurrence and continuance of an Event of Default, the Services Provider shall continue to perform and be bound by the provisions of the Corporate Services Agreement and this Agreement. The Collateral Agent shall be entitled to rely and be protected in relying upon all actions and omissions to act of the Services Provider thereafter as fully as if no Event of Default had occurred.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Corporate Services Agreement or the other documents referred to in clause (a) above, nor shall any of the obligations contained in the Corporate Services Agreement or such other documents be imposed on the Agents.

(c) Upon the occurrence of the Stated Maturity (or, if earlier, the payment in full of all of the Obligations and the termination of all of the Commitments), the payment of all amounts required to be paid pursuant to the Priority of Payments and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Corporate Services Agreement and the other documents referred to in this Section 13.1 shall revert to the Borrower and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that it has not executed any other assignment of the Corporate Services Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(f) The Borrower hereby agrees, and hereby undertakes to obtain the agreement and consent of the Services Provider in the Corporate Services Agreement, to the following:

(i) The Services Provider shall consent to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Services Provider subject to the terms of the Corporate Services Agreement.

(ii) The Services Provider shall acknowledge that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Corporate Services Agreement to the Collateral Agent for the benefit of the Secured Parties subject to the proviso in Section 13.1(a).

(iii) The Services Provider shall deliver to the Agents copies of all notices, statements, communications and instruments delivered or required to be delivered by the Services Provider to the Borrower pursuant to the Corporate Services Agreement.

(iv) Neither the Borrower nor the Services Provider will enter into any agreement amending, modifying or terminating the Corporate Services Agreement without complying with the applicable terms thereof.

(v) Except as otherwise set forth herein and therein (including pursuant to Sections 12 and 13 of the Corporate Services Agreement), the Services Provider shall continue to serve as Services Provider under the Corporate Services Agreement notwithstanding that the Services Provider shall not have received amounts due it under the Corporate Services Agreement because sufficient funds were not then available hereunder to pay such amounts in accordance with the Priority of Payments. The Services Provider agrees not to cause the filing of a petition in bankruptcy against the Borrower for the nonpayment of the fees or other amounts payable by the Borrower to the Services Provider under the Corporate Services Agreement until the payment in full of all of the Obligations and the termination of all of the Commitments and the expiration of a period equal to one year (or, if longer, the applicable preference period) and a day following such payment. Nothing in this Section 13.1 shall preclude, or be deemed to stop, the Services Provider (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or Proceeding voluntarily filed or commenced by the Borrower or (B) any involuntary insolvency Proceeding filed or commenced by a Person other than the Services Provider or any of its Affiliates, or (ii) from commencing against the Borrower or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.

(vi) Except with respect to transactions contemplated by the Corporate Services Agreement, if the Services Provider determines that it or any of its Affiliates has a conflict of interest between the Lenders and any other account or portfolio for which the Services Provider or any of its Affiliates is serving as investment adviser which relates to any action to be taken with respect to any Collateral, then the Services Provider will give written notice to the Agents, who shall promptly forward such notice to the relevant Lender, briefly describing such conflict and the action it proposes to take. The provisions of this clause (vi) shall not apply to any transaction permitted by the terms of the Corporate Services Agreement.

ARTICLE XIV

THE DOCUMENT CUSTODIAN.

Section 14.1 The Document Custodian.

(a) Appointment. State Street Bank and Trust Company is hereby appointed as Document Custodian in accordance for the terms herein. The Document Custodian hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein for the benefit of the Secured Parties until its removal or resignation as Document Custodian pursuant to the terms hereof. The Facility Agent hereby designates and appoints the Document Custodian to act as its agent and hereby authorizes the Document Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Document Custodian by this Agreement. The rights, protections, immunities and indemnities afforded to the Collateral Agent under this Agreement shall also be afforded to the Document Custodian.

(b) Delivery of Related Contracts. In connection with each Collateral Loan included in the Collateral as of the Closing Date, and promptly following the acquisition of a Collateral Loan after the date hereof, the Borrower shall deliver, or cause to be delivered, to the Document Custodian the Related Contracts in respect of each Collateral Loan in physical or electronic form, as applicable; provided that for the avoidance of doubt, any Related Contracts which constitute securities required to be delivered by the Borrower under Section 8.8(b) or (c) shall be delivered to the Custodian in accordance with such Section. In connection with delivery of any Related Contracts to the Document Custodian for any Collateral Loan, the Borrower (or the Services Provider on behalf of the Borrower) shall deliver a Document Checklist (or, if applicable, an updated Document Checklist) for such Collateral Loan. All Related Contracts that are delivered to the Document Custodian shall be delivered to the Document Custodian in electronic form to the following address: blue_owl_doc_custodian@statestreet.com, provided that any originally executed underlying notes shall be physically delivered to the Document Custodian at its document custody office located at State Street Bank and Trust Company, 1776 Heritage Drive, Mail Stop: JAB0527, Attention: StructuredTrustandAnalytics@StateStreet.com, Ref: Core Income Funding VIII LLC, or at such other office as shall be specified to the Borrower, the Services Provider, the Collateral Agent and the Facility Agent by the Document Custodian in a written notice prior to such change (such office, the “Document Custodian Office”). The Document Custodian shall have no obligation to review or monitor any Related Contracts but shall only be required to hold those Related Contracts received by it in safekeeping.

(c) Duties. From the Closing Date until its resignation or removal pursuant to Section 14.9, the Document Custodian shall perform the following duties and obligations:

(i) The Document Custodian shall accept delivery and retain custody of the Related Contracts listed on the related Document Checklist delivered by the Borrower pursuant to clause (b) above in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. All Related Contracts shall be kept in fire resistant vaults, rooms or cabinets at the Document Custodian Office. All Related Contracts delivered in physical form shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Document Custodian shall segregate the Related Contracts on its inventory system and will not commingle the physical Related Contracts with any other files of the Document Custodian other than those, if any, relating to the Borrower and its subsidiaries.

(ii) In taking and retaining custody of the Related Contracts, the Document Custodian shall be deemed to be acting as the agent of the Secured Parties; provided that, the Document Custodian makes no representations as to the existence, perfection, enforceability or priority of any Lien on the Related Contracts or the instruments therein or as to the adequacy or sufficiency of such Related Contracts; provided further that the Document Custodian’s duties shall be limited to those expressly contemplated herein.

(iii) On and after the Closing Date, the Document Custodian shall provide the Collateral Agent, the Facility Agent, the Borrower and the Services Provider access to an electronic database maintained by the Document Custodian, which such database shall identify the Related Contracts delivered to the Document Custodian per the Document Checklist.

(iv) Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Document Custodian shall not have or be deemed to have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Loan Documents or otherwise exist against the Document Custodian. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Document Custodian shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility. The Document Custodian shall not be deemed to assume any obligations or liabilities of the Borrower, the Facility Agent or Collateral Agent hereunder or under any other Loan Document.

(v) After the occurrence and during the continuance of an Event of Default, the Document Custodian agrees to cooperate with the Collateral Agent (acting at the direction of the Controlling Parties) and promptly deliver any Related Contracts to the Collateral Agent as requested in order to take any action that the Controlling Parties deem necessary or desirable in order for the Collateral Agent to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder. In the event the Document Custodian receives instructions from the Services Provider or the Borrower which conflict with any instructions received from the Collateral Agent (acting at the direction of the Controlling Parties) at any time other than following the occurrence and during the continuance of an Event of Default, the Document Custodian shall rely on and follow the instructions given by the Collateral Agent. After the occurrence and during the continuance of an Event of Default, the Document Custodian shall rely on and follow only the instructions given by the Collateral Agent and shall not follow any instructions given by the Borrower or the Services Provider.

(vi) The Collateral Agent or the Facility Agent (each acting at the direction of the Controlling Parties) may direct the Document Custodian in writing to take any action incidental to its duties hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Document Custodian hereunder, the Document Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Collateral Agent or Facility Agent, as applicable; provided that the Document Custodian shall not be required to take any such action at the direction of the Facility Agent, the Collateral Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Document Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Document Custodian to liability hereunder (unless it has been provided with an indemnity agreement (including the indemnity provisions contained herein and in the other Loan Documents) which it reasonably deems to be satisfactory with respect thereto). In the event the Document Custodian requests the consent of the Facility Agent or Collateral Agent, as applicable, and the Document Custodian does not receive a consent (either positive or negative) from the Facility Agent or the Collateral Agent, as applicable, within 10 Business Days of its receipt of such request, then the Facility Agent or the Collateral Agent, as applicable, shall be deemed to have declined to consent to the relevant action.

(vii) The Document Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Document Custodian or the Facility Agent or Collateral Agent. The Document Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Administrative Officer of the Document Custodian has received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default, and stating that such notice is a “Notice of Event of Default.” In the absence of receipt of such notice, the Document Custodian may conclusively assume that there is no Event of Default.

Section 14.2 Document Custodian Compensation.

As compensation for its custodial activities hereunder, the Document Custodian shall be entitled to compensation from the Borrower as set forth in the Collateral Agent Fee Letter. The Document Custodian’s entitlement to receive such compensation shall cease on the earlier to occur of (i) the effective date of its removal as Document Custodian pursuant to Section 14.9 of this Agreement, (b) the effective date of its resignation as Document Custodian pursuant to Section 14.9 of this Agreement or (c) the termination of this Agreement; provided that, for the avoidance of doubt, the Document Custodian shall remain entitled to receive, as and when such amounts are payable under the terms of this Agreement, any unpaid fees prior to the release of all Related Contracts from the custody of the Document Custodian.

Section 14.3 Limitation on Liability.

(a) The Document Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, instruction, statement, request, waiver, consent, report, letter or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Document Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement certificate, request, waiver, consent, opinion, report, receipt or other paper or document. The Document Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of the Facility Agent or the Collateral Agent, as applicable, and no party shall have any right of action whatsoever against the Document Custodian as a result of the Document Custodian acting or (where so instructed) refraining from acting hereunder in accordance with the instructions of the Facility Agent or the Collateral Agent. The Document Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(b) Neither the Document Custodian nor any of its directors, officers, agents, or employees shall be liable for any error of judgment, or for any action taken or omitted to be taken by it or them as Document Custodian under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct (each as determined in a final, non-appealable judgment by a court of competent jurisdiction).

(c) The Document Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Related Contracts, the Collateral Loans or any other Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral.

(d) It is expressly agreed and acknowledged that the Document Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any other Loan Document. In case any reasonable question arises as to its duties hereunder, the Document Custodian may, prior to the occurrence of an Event of Default, request instructions from the Borrower or the Services Provider and may, after the occurrence of an Event of Default, request instructions from the Facility Agent or the Collateral Agent (each on behalf of the Controlling Parties), and shall be entitled at all times to refrain from taking any action unless it has received instructions from such Persons, as applicable. The Document Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Facility Agent or the Collateral Agent. In no event shall the Document Custodian be liable for punitive, special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Document Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e) The Document Custodian shall have no responsibilities or duties with respect to any Related Contract while such Related Contract is not in its possession.

Section 14.4 Document Custodian Resignation.

Upon the effective date of the Document Custodian’s resignation pursuant to Section 14.9, or if the Document Custodian is given written notice of an earlier termination hereof pursuant to Section 14.9, the Document Custodian shall (i) deliver all of the Related Contracts in the possession of Document Custodian to the successor Document Custodian, and (ii) be reimbursed for any costs and expenses Document Custodian shall incur in connection with the termination of its duties under this Agreement.

Section 14.5 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Related Contracts or the related Collateral, so long as no Event of Default then exists, the Document Custodian is hereby authorized (unless and until such authorization is revoked by the Facility Agent), upon written receipt from an authorized representative of the Services Provider of a request for release of original documents in physical form and receipt in the form annexed hereto as Exhibit H, to release to the Services Provider within five Business Days of receipt of such request, the relevant original documents set forth in such request. All documents so released to the Services Provider shall be held by the Services Provider in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Services Provider shall return to the Document Custodian such original documents when the Services Provider’s need therefor in connection with such enforcement or servicing no longer exists, unless the relevant Collateral shall be liquidated, in which case, an authorized representative of the Services Provider shall deliver an additional request for release of such original documents to the Document Custodian and receipt certifying such liquidation from the Services Provider to the Collateral Agent and the Document Custodian, all in the form annexed hereto as Exhibit H.

(b) Limitation on Release. During the occurrence and continuance of an Event of Default, the foregoing clause (a) with respect to the release to the Services Provider of the Related Contracts by the Document Custodian upon written receipt from an authorized representative of the Services Provider of a request for release of documents and receipt in the form annexed hereto as Exhibit H, shall be operative only to the extent that the Facility Agent (acting at the direction of the Controlling Parties) has consented to such release by signing such request. Promptly after delivery to the Document Custodian of any request for release of documents in the form of Exhibit H, the Services Provider shall provide notice of the same to the Facility Agent.

(c) Release for Payment. Upon receipt by the Document Custodian of the Services Provider’s request for release of documents and receipt in the form annexed hereto as Exhibit H (which certification shall include a statement to the effect that all amounts received in connection with any liquidation have been credited to the Collection Account), the Document Custodian shall promptly release the relevant Related Contracts to the Services Provider.

(d) Shipment of Related Contracts. Written instructions as to the method of shipment and shipper(s) the Document Custodian is requesting to utilize in connection with the transmission of Related Contracts in the performance of the Document Custodian’s duties hereunder shall be delivered by the Borrower, the Services Provider or the Controlling Parties to the Document Custodian prior to any shipment of any Related Contracts hereunder. The Services Provider shall arrange for the provision of such services at the cost and expense of the Borrower (or, at the Document Custodian’s option, the Borrower shall reimburse the Document Custodian for all reasonable and documented costs and expenses of the Document Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Related Contracts as the Services Provider deems appropriate.

Section 14.6 Return of Related Contracts.

An authorized representative of the Services Provider (as listed on Exhibit I, as such exhibit may be amended from time to time by the Services Provider with notice to the Facility Agent, the Collateral Agent and the Document Custodian) may request that the Document Custodian return each Related Contract that is (a) delivered to the Document Custodian in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to the terms of this Agreement, in each case by submitting to the Document Custodian and the Collateral Agent a written request in the form of Exhibit H hereto (signed by both the Borrower and the Facility Agent) specifying the Related Contracts to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Document Custodian shall upon its receipt of each such request in the form of Exhibit H promptly, but in any event within five Business Days, return the Related Contracts so requested to the Services Provider.

Section 14.7 Access to Certain Documentation and Information Regarding the Related Contracts.

The Document Custodian shall provide to the Controlling Parties, the Facility Agent and the Collateral Agent access to the Related Contracts including in such cases where the Collateral Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded at the expense of the Borrower pursuant to the this Agreement and only (a) upon two Business Days prior written request, (b)

during normal business hours and (c) subject to the Document Custodian’s normal security and confidentiality procedures. Without limiting the foregoing provisions of this Section 14.7, from time to time on request of the Facility Agent, the Document Custodian shall permit certified public accountants or other auditors acceptable to the Facility Agent (acting at the direction of the Controlling Parties) to conduct, at the expense of the Borrower, a review of the Related Contracts; provided that prior to the occurrence of an Event of Default, such review shall be conducted no more than once in any calendar year.

Section 14.8 Custodian Agent.

The Document Custodian agrees that, with respect to any Related Contracts at any time or times in its possession, the Document Custodian shall be the agent of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

Section 14.9 Removal and Resignation.

(a) Document Custodian may be removed, with or without cause, by the Facility Agent upon 30 days prior written notice to the Document Custodian (the “Document Custodian Termination Notice”); provided that, notwithstanding its receipt of a Document Custodian Termination Notice, the Document Custodian shall continue to act in such capacity (and, for the avoidance of doubt, so long as it continues to act in such capacity, shall continue to receive any fees and any other amounts to which it is entitled to receive in such capacity under the terms of this Agreement and the Collateral Agent Fee Letter) until a successor Document Custodian has been appointed and has agreed to act as Document Custodian hereunder.

(b) Document Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than thirty (30) days after delivery to the Facility Agent of written notice of such resignation specifying a date when such resignation shall take effect. If no successor collateral custodian has accepted appointment as the Document Custodian by the date thirty (30) days following a resigning Document Custodian’s notice of resignation, the resigning Document Custodian’s resignation shall nevertheless thereupon become effective, and the Collateral Agent (or its designee) shall perform the duties of the Document Custodian hereunder until such time, if any, as the Collateral Agent appoints a successor Document Custodian. Upon the effective date of such resignation, or if the Facility Agent gives Document Custodian written notice of an earlier termination hereof, Document Custodian shall (i) be reimbursed for any costs and expenses Document Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the required Loan Documents in the possession of Document Custodian to the Facility Agent or to such Person as the Facility Agent may designate to Document Custodian in writing upon the receipt of a request in the form of Exhibit H.

For the avoidance of doubt, the Document Custodian shall be entitled to receive, as and when such amounts are payable in accordance with this Agreement, any fees accrued through the effective date of its resignation pursuant to and in accordance with this Section 14.9.

ARTICLE XV

THE INFORMATION AGENT

Section 15.1 The Information Agent. The Lenders hereby irrevocably appoint the Collateral Agent to act as the Information Agent (in such capacity, the “Information Agent”).

(a) The sole duty of the Information Agent shall be to forward via e-mail, or cause to be forwarded via e-mail, and to provide email or oral confirmation to the party delivering the Information that such items have been forwarded, but only to the extent such items are received by it in accordance with clause (c) below, to the Borrower’s e-mail address account at cifviii@17g5.com (the “Posting Email Account”) for posting on the Borrower’s website, initially at www.17g5.com (the “17g-5 Website”), solely to S&P and to any other nationally recognized statistical rating organization (as the term is used in federal securities laws) (an “NRSRO”) who delivers a certification in the form attached hereto as Exhibit G (an “NRSRO Certification”) to the Borrower and the Facility Agent, with a copy to the Information Agent (which certification may be submitted electronically via the 17g-5 Website), the following items to the extent that any such item is delivered to it via electronic mail to the email address and in the manner provided for in this Article XV, the following items (collectively hereinafter referred to as the “Information”):

(i) Event of Default or acceleration notices required to be provided to S&P pursuant to Article VI of this Agreement;

(ii) reports, information or statements required to be provided to S&P pursuant to Article V of this Agreement;

(iii) any notices, information, requests or responses required to be delivered by the Borrower or the Collateral Agent to S&P pursuant to this Agreement;

(iv) copies of amendments or supplements to this Agreement and amendments to the Corporate Services Agreement and the Account Control Agreement, in each case, provided by or on behalf of the Lenders to the Information Agent; and

(v) any additional items provided by the Borrower, the Lenders or the Facility Agent to the Information Agent for posting to the 17g-5 Website.

Notwithstanding anything herein or any other document to the contrary, in no event shall the Information Agent be responsible for (i) posting any information other than the Information in accordance herewith or (ii) preparing any audio or video recordings in connection with the Information.

(b) The Information Agent shall cause to be forwarded via e-mail to the Posting Email Account the Information on the same Business Day of receipt, provided that such information is received by 12:00 p.m. (Eastern Time) or, if received after 12:00 p.m. (Eastern Time), on the next Business Day. Promptly after forwarding such information to the 17g-5 Website, the Information Agent shall send a written response (which may be in the form of e-mail) to the entity that provided such information confirming that such information has been forwarded to the 17g-5 Website. The Information Agent shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the Information Agent may request its removal from the 17g-5 Website. Except to the extent such information is prepared by the Collateral Agent in accordance with this Agreement, neither the Collateral Agent nor the Information Agent (acting in such capacity) shall be deemed to have obtained actual knowledge of any information solely by receipt and forwarding to the 17g-5 Website. Questions regarding delivery of information to the Information Agent may be directed to the telephone number and e-mail address of the Collateral Agent set forth on the signature pages hereof (or as may be updated from time to time). The Information Agent shall promptly forward all Information it receives in accordance with this Section 15.1 in the manner required by Section 15.1(c).

(c) The parties hereto agree that any Information required to be provided to the Information Agent under this Agreement shall be sent to the Information Agent at the following e-mail address: StructuredTrustandAnalytics@StateStreet.com, with (i) the subject line specifically referring to “17g-5 Information” and “Core Income Funding VIII LLC” (or such other e-mail address or subject line specified by the Information Agent in writing to the Borrower, the Services Provider, the Lenders, the Facility Agent and the Collateral Agent) and (ii) an indication of the type of Information being provided in the body of such e-mail. All e-mails sent to the Information Agent pursuant to this Agreement shall only contain the Information and no other information, documents, requests or communications. Each e-mail sent to the Information Agent pursuant to this Agreement failing to be sent to the e-mail address or which does not contain a subject line conforming to the requirements of the first sentence of this Section 15.1(c) shall be deemed incomplete and the Information Agent shall have no obligations with respect thereto.

(d) Absent fraud, bad faith, willful misconduct, reckless disregard or gross negligence, the Information Agent shall not be responsible for and shall not be in default under this Agreement, or incur any liability for any act or omission, failure, error, malfunction or delays in carrying out any of its duties which results from (i) any party’s failure to deliver all or a portion of the Information to the Information Agent; (ii) defects in the Information supplied by any party to the Information Agent; (iii) the Information Agent acting in accordance with Information prepared or supplied by any party; (iv) the failure or malfunction of the 17g-5 Website; or (v) any other circumstances beyond the reasonable control of the Information Agent. The Information Agent shall be under no obligation to make any determination as to the veracity or applicability of any Information provided to it hereunder, or whether any such Information is required to be maintained on the 17g-5 Website pursuant to this Agreement or under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended (or any successor provision to such rule) (“Rule 17g-5”).

(e) In no event shall the Information Agent be deemed to make any representation in respect of the content of the 17g-5 Website or compliance of the 17g-5 Website with this Agreement, Rule 17g-5, or any other law or regulation.

(f) The Information Agent shall not be responsible or liable for the dissemination of any identification numbers or passwords for the 17g-5 Website, including by the Lenders, S&P, the NRSROs, any of their agents or any other party. Additionally, the Information Agent shall not be liable for the use of any information posted on the 17g-5 Website, whether by the Lenders, the Borrower, the Facility Agent, S&P, the NRSROs or any other third party that may gain access to the 17g-5 Website or the information posted thereon. The Information Agent shall not be liable for unauthorized disclosure of any information that it disseminates in accordance with this Agreement and makes no representations or warranties as to the accuracy or completeness of information made available on the 17g-5 Website. The Information Agent shall not be liable for its failure to make any information available to a Rating Agency or NRSRO.

(g) In no event shall the Information Agent be responsible for creating or maintaining the 17g-5 Website or the Posting Email Account, or providing access to either, or ensuring the 17g-5 Website complies with the requirements of this Agreement, Rule 17g-5 or any other law or regulation. The Information Agent shall have no liability for any failure, error, malfunction, delay, or other circumstances beyond the reasonable control of the Information Agent, associated with the 17g-5 Website.

(h) Upon request of the Borrower or S&P, the Information Agent shall forward to the 17g-5 Website any additional information requested by the Borrower or S&P to the extent such information is delivered to the Information Agent electronically in accordance with this Article XV. In no event shall the Information Agent disclose on the 17g-5 Website which Person requested such additional information.

(i) The Information Agent shall have no obligation to engage in or respond to any oral communications, in connection with the initial credit rating of the Loans or the credit rating surveillance of the Loans, with any NRSRO or any of their respective officers, directors, employees, agents or attorneys.

(j) To the extent the entity acting as the Collateral Agent is also acting as the Information Agent, the rights, privileges, immunities and indemnities of the Collateral Agent set forth in this Agreement shall also apply to it in its capacity as the Information Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CORE INCOME FUNDING VIII LLC, as Borrower

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: President

Address for notices:

Core Income Funding VIII LLC 399 Park Avenue, 37th Floor
New York, New York 10022
Attention: Jonathan Lamm
Email:

with a copy to the Services Provider

[Signature page to Core Income Funding VIII LLC Credit Agreement]

Agents:

NATIXIS, NEW YORK BRANCH, as Facility Agent

By:	/s/ Yazmin Vasconez
Name: Yazmin Vasconez
Title: Director

By:	/s/ Manan Deoja
Name: Manan Deoja
Title: Vice President

Address for notices:

Natixis, New York Branch 1251 Avenue of the Americas
New York, New York 10020
Attention: Yazmin Vasconez
Telephone No.: 212-891-6176
Email: adminagency@natixis.com

[Signature page to Core Income Funding VIII LLC Credit Agreement]

STATE STREET BANK AND TRUST COMPANY, as Collateral Agent, Collateral Administrator and Custodian

By:	/s/ Scott Berry
Name: Scott Berry
Title: Vice President

Address for notices:

State Street Bank and Trust Company
Attention: Structured Trust & Analytics
Mail Stop: JAB0527 1776 Heritage Drive
North Quincy, MA 02171
Tel.: (617) 662-9840
Email: scott.berry@statestreet.com

[Signature page to Core Income Funding VIII LLC Credit Agreement]

STATE STREET BANK AND TRUST COMPANY, as Document Custodian

By:	/s/ Scott Berry
Name: Scott Berry
Title: Vice President

Address for notices to Document Custodian:

State Street Bank and Trust Company
Attention: Structured Trust & Analytics
Mail Stop: JAB0527 1776 Heritage Drive
North Quincy, MA 02171
Tel.: (617) 662-9840
Email: scott.berry@statestreet.com

[Signature page to Core Income Funding VIII LLC Credit Agreement]

VERSAILLES ASSETS LLC, as Class A-R Lender

CLASS A-R COMMITMENT AMOUNT: $100,000,000

By:	/s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

Address for notices:

c/o Global Securitization Services LLC 68 South Service Road, Suite 120
Melville, New York 11747
Attention: Bernard J. Angelo
Telephone No.: (631) 930-7223
Facsimile No.: (212) 302-8767
Email: Versailles_transactions@us.natixis.com and VersallesOps@gssnyc.com

With a copy to:

Natixis North America LLC 1251 Avenue of the Americas, 3rd Floor
New York, NY 10020
Attention: Office of the General Counsel
Email: legal.notices@natixis.com

[Signature page to Core Income Funding VIII LLC Credit Agreement]

THE NORINCHUKIN BANK, as Class A-D1 Lender

CLASS A-D1 COMMITMENT AMOUNT: $332,000,000

By:	/s/ Shunsuke Goto
Name: Shunsuke Goto
Title: Head of Structured Credit

Address for notices:

1-2-1, Otemachi
Chiyoda-Ku, Tokyo 100-8155, Japan

Email: shunsukegoto@nochubank.or.jp; k-kojima@nochubank.or.jp; pf@nochubank.or.jp; credit2@nochubank.or.jp

[Signature page to Core Income Funding VIII LLC Credit Agreement]

THE NORINCHUKIN BANK, as Class A-D2 Lender

CLASS A-D2 COMMITMENT AMOUNT: $68,000,000

By:	/s/ Shunsuke Goto
Name: Shunsuke Goto
Title: Head of Structured Credit

Address for notices:

1-2-1, Otemachi
Chiyoda-Ku, Tokyo 100-8155, Japan

Email: shunsukegoto@nochubank.or.jp; k-kojima@nochubank.or.jp; pf@nochubank.or.jp; credit2@nochubank.or.jp

[Signature page to Core Income Funding VIII LLC Credit Agreement]

SCHEDULE A

Approved Appraisal Firms

1.	Houlihan Lokey, Inc.

2.	Kroll (formerly known as Duff & Phelps)

3.	Murray, Devine and Company

4.	Lincoln Advisors

5.	Valuation Research Corporation

SCHEDULE B

S&P Industry Classifications

Industry Code	Description	Industry Code	Description
1020000	Energy Equipment & Services	5220000	Personal Products
1030000	Oil, Gas & Consumable Fuels	6020000	Health Care Equipment & Supplies
1033403	Mortgage Real Estate Investment Trusts (REITs)	6030000	Health Care Providers & Services
2020000	Chemicals	9551729	Health Care Technology
2030000	Construction Materials	6110000	Biotechnology
2040000	Containers & Packaging	6120000	Pharmaceuticals
2050000	Metals & Mining	9551727	Life Sciences Tools & Services
2060000	Paper & Forest Products	7011000	Banks
3020000	Aerospace & Defense	7020000	Thrifts & Mortgage Finance
3030000	Building Products	7110000	Diversified Financial Services
3040000	Construction & Engineering	7120000	Consumer Finance
3050000	Electrical Equipment	7130000	Capital Markets
3060000	Industrial Conglomerates	7210000	Insurance
3070000	Machinery	7311000	Equity REITs
3080000	Trading Companies & Distributors	7310000	Real Estate Management & Development
3110000	Commercial Services & Supplies	8030000	IT Services
9612010	Professional Services	8040000	Software
3210000	Air Freight & Logistics	8110000	Communications Equipment
3220000	Airlines	8120000	Technology Hardware, Storage & Peripherals
3230000	Marine	8130000	Electronic Equipment, Instruments & Components
3240000	Road & Rail	8210000	Semiconductors & Semiconductor Equipment
3250000	Transportation Infrastructure	9020000	Diversified Telecommunication Services
4011000	Auto Components	9030000	Wireless Telecommunication Services
4020000	Automobiles	9520000	Electric Utilities
4110000	Household Durables	9530000	Gas Utilities
4120000	Leisure Products	9540000	Multi-Utilities
4130000	Textiles, Apparel & Luxury Goods	9550000	Water Utilities
4210000	Hotels, Restaurants & Leisure	9551702	Independent Power and Renewable Electricity Producers
9551701	Diversified Consumer Services	PF1	Project Finance: Industrial Equipment
4310000	Media	PF2	Project Finance: Leisure and Gaming
4300001	Entertainment	PF3	Project Finance: Natural Resources and Mining
4300002	Interactive Media and Services	PF4	Project Finance: Oil and Gas
4410000	Distributors	PF5	Project Finance: Power
4420000	Internet and Direct Marketing Retail	PF6	Project Finance: Public Finance and Real Estate
4430000	Multiline Retail	PF7	Project Finance: Telecommunications
4440000	Specialty Retail	PF8	Project Finance: Transport
5020000	Food & Staples Retailing	IPF	International Public Finance
5110000	Beverages
5120000	Food Products

Industry Code	Description	Industry Code	Description
5130000	Tobacco
5210000	Household Products

SCHEDULE C

Diversity Score Calculation

The Diversity Score is calculated as follows:

(a) An “Issuer Par Amount” is calculated for each issuer of a Collateral Loan, and is equal to the Aggregate Maximum Principal Balance of all the Collateral Loans issued by that issuer and all affiliates.

(b) An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all such issuers, and dividing by the number of such issuers.

(c) An “Equivalent Unit Score” is calculated for each issuer of a Collateral Loan, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each S&P Industry Classification group, shown on Schedule B, and is equal to the sum of the Equivalent Unit Scores for each such issuer in such S&P Industry Classification group.

(e) An “Industry Diversity Score” is then established for each S&P Industry Classification group, shown on Schedule B, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores:

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f) The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each S&P Industry Classification group shown on Schedule B.

For purposes of calculating the Diversity Score, affiliated issuers in the same industry are deemed to be a single issuer (provided that an issuer will not be considered an affiliate of another issuer solely because they are controlled by the same Financial Sponsor) except as otherwise agreed to by S&P.

SCHEDULE D

S&P Recovery Rate and Default Rate Tables

Section 1 S&P Recovery Rate.

(a)	(i)	If a Collateral Loan has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows:

S&P Recovery Rating of a Collateral Loan (and Recovery Point Estimate)	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B”	“CCC” or below
1+ (100)	75.0%	85.0%	88.0%	90.0%	92.0%	95.0%	95.0%
1 (95)	70.0%	80.0%	84.0%	87.5%	91.0%	95.0%	95.0%
1 (90)	65.0%	75.0%	80.0%	85.0%	90.0%	95.0%	95.0%
2 (85)	62.5%	72.5%	77.5%	83.0%	88.0%	92.0%	92.0%
2 (80)	60.0%	70.0%	75.0%	81.0%	86.0%	89.0%	89.0%
2 (75)	55.0%	65.0%	70.5%	77.0%	82.5%	84.0%	84.0%
2 (70)	50.0%	60.0%	66.0%	73.0%	79.0%	79.0%	79.0%
3 (65)	45.0%	55.0%	61.0%	68.0%	73.0%	74.0%	74.0%
3 (60)	40.0%	50.0%	56.0%	63.0%	67.0%	69.0%	69.0%
3 (55)	35.0%	45.0%	51.0%	58.0%	63.0%	64.0%	64.0%
3 (50)	30.0%	40.0%	46.0%	53.0%	59.0%	59.0%	59.0%
4 (45)	28.5%	37.5%	44.0%	49.5%	53.5%	54.0%	54.0%
4 (40)	27.0%	35.0%	42.0%	46.0%	48.0%	49.0%	49.0%
4 (35)	23.5%	30.5%	37.5%	42.5%	43.5%	44.0%	44.0%
4 (30)	20.0%	26.0%	33.0%	39.0%	39.0%	39.0%	39.0%
5 (25)	17.5%	23.0%	28.5%	32.5%	33.5%	34.0%	34.0%
5 (20)	15.0%	20.0%	24.0%	26.0%	28.0%	29.0%	29.0%
5 (15)	10.0%	15.0%	19.5%	22.5%	23.5%	24.0%	24.0%
5 (10)	5.0%	10.0%	15.0%	19.0%	19.0%	19.0%	19.0%
6 (5)	3.5%	7.0%	10.5%	13.5%	14.0%	14.0%	14.0%
6 (0)	2.0%	4.0%	6.0%	8.0%	9.0%	9.0%	9.0%
	Recovery rate

*	From S&P’s published reports. If a recovery point estimate is not available for a given loan; the lower range for the applicable recovery rating should be assumed.

(ii)

If (x) a Collateral Loan does not have an S&P Recovery Rating, and such Collateral Loan is a senior unsecured loan or second lien loan and (y) the issuer of such Collateral Loan has issued another debt instrument that is outstanding and senior to such Collateral Loan (a “Senior Debt Instrument”) that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows:

For Collateral Loans Domiciled in Group A

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	18%	20%	23%	26%	29%	31%
1	18%	20%	23%	26%	29%	31%
2	18%	20%	23%	26%	29%	31%
3	12%	15%	18%	21%	22%	23%
4	5%	8%	11%	13%	14%	15%
5	2%	4%	6%	8%	9%	10%
6	0%	0%	0%	0%	0%	0%
	Recovery rate

For Collateral Loans Domiciled in Group B

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	13%	16%	18%	21%	23%	25%
1	13%	16%	18%	21%	23%	25%
2	13%	16%	18%	21%	23%	25%
3	8%	11%	13%	15%	16%	17%
4	5%	5%	5%	5%	5%	5%
5	2%	2%	2%	2%	2%	2%
6	0%	0%	0%	0%	0%	0%
	Recovery rate

For Collateral Loans Domiciled in Group C

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	10%	12%	14%	16%	18%	20%
1	10%	12%	14%	16%	18%	20%
2	10%	12%	14%	16%	18%	20%

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
3	5%	7%	9%	10%	11%	12%
4	2%	2%	2%	2%	2%	2%
5	0%	0%	0%	0%	0%	0%
6	0%	0%	0%	0%	0%	0%
	Recovery rate

(iii)

If (x) a Collateral Loan does not have an S&P Recovery Rating and such Collateral Loan is a subordinated loan and (y) the issuer of such Collateral Loan has issued another debt instrument that is outstanding and senior to such Collateral Loan that is a Senior Debt Instrument that has an S&P Recovery Rating, the S&P Recovery Rate for such Collateral Loan shall be determined as follows:

For Collateral Loans Domiciled in Groups A and B

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	8%	8%	8%	8%	8%	8%
1	8%	8%	8%	8%	8%	8%
2	8%	8%	8%	8%	8%	8%
3	5%	5%	5%	5%	5%	5%
4	2%	2%	2%	2%	2%	2%
5	0%	0%	0%	0%	0%	0%
6	0%	0%	0%	0%	0%	0%
	Recovery rate

For Collateral Loans Domiciled in Group C

S&P Recovery Rating of the Senior Debt Instrument	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
1+	5%	5%	5%	5%	5%	5%
1	5%	5%	5%	5%	5%	5%
2	5%	5%	5%	5%	5%	5%
3	2%	2%	2%	2%	2%	2%
4	0%	0%	0%	0%	0%	0%
5	0%	0%	0%	0%	0%	0%
6	0%	0%	0%	0%	0%	0%
	Recovery rate

(b)	If a recovery rate cannot be determined using clause (a), the recovery rate shall be determined using the following table.

Recovery rates for obligors Domiciled in Group A, B or C:

Priority Category	Initial Liability Rating
	“AAA”	“AA”	“A”	“BBB”	“BB”	“B” and below
Senior Secured Loans*
Group A	50%	55%	59%	63%	75%	79%
Group B	39%	42%	46%	49%	60%	63%
Group C	17%	19%	27%	29%	31%	34%
Senior Secured Loans (Cov-Lite Loans)*
Group A	41%	46%	49%	53%	63%	67%
Group B	32%	35%	39%	41%	50%	53%
Group C	17%	19%	27%	29%	31%	34%
Second Lien Loans, First Lien Last-Out Loans, unsecured loans
Group A	18%	20%	23%	26%	29%	31%
Group B	13%	16%	18%	21%	23%	25%
Group C	10%	12%	14%	16%	18%	20%
Subordinated loans
Group A	8%	8%	8%	8%	8%	8%
Group B	8%	8%	8%	8%	8%	8%
Group C	5%	5%	5%	5%	5%	5%

Recovery rate

Group A:	Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Luxembourg, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, U.K., U.S.
Group B:	Brazil, the Czech Republic, Mexico, Poland, South Africa **
Group C:	Greece, India, Indonesia, Kazakhstan, Romania, Russia, Turkey, Ukraine, United Arab Emirates, Vietnam and others not in Group A or Group B**

*

Solely for the purpose of determining the S&P Recovery Rate for such loan, no loan will constitute a “Senior Secured Loan” unless such loan (a) is secured by a valid first priority security interest in collateral, (b) in the Services Provider’s commercially reasonable judgment (with such determination being made in good faith by the Services Provider at the time of such loan’s purchase and based upon information reasonably available to the Services Provider at such time and without any requirement of additional investigation beyond the Services Provider’s customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal amount of all loans senior or pari passu to such loans and (ii) the outstanding principal balance of such loan, which value may be derived from, among other things, the enterprise value of the issuer of such loan, excluding any loan secured primarily by equity or goodwill and (c) is not secured primarily by common stock or other equity interests (provided that the terms of this footnote may be amended or revised at any time by a written agreement of the Borrower, the Services Provider and the Facility Agent (without the consent of any Lender), subject to satisfaction of the Rating Condition, in order to conform to S&P then current criteria for such loans). For the avoidance of doubt, if a Cov-Lite Loan is also a First Lien Last-Out Loan, a Second Lien Loan or an unsecured loan, the S&P Recovery Rate for such loan will be determined in accordance with “Second Lien Loans, First Lien Last-Out Loans, unsecured loans” hereunder.

**

In each case, or such other countries identified as such by S&P in a press release, written criteria or other public announcement from time to time or as may be notified by S&P to the Services Provider from time to time.

Section 2 S&P Region Classifications.

c	Region Name	Country Code	Country Name
17	Africa: Eastern	253	Djibouti
17	Africa: Eastern	291	Eritrea
17	Africa: Eastern	251	Ethiopia
17	Africa: Eastern	254	Kenya
17	Africa: Eastern	252	Somalia
17	Africa: Eastern	249	Sudan
12	Africa: Southern	247	Ascension
12	Africa: Southern	267	Botswana
12	Africa: Southern	266	Lesotho
12	Africa: Southern	230	Mauritius
12	Africa: Southern	264	Namibia
12	Africa: Southern	248	Seychelles
12	Africa: Southern	27	South Africa
12	Africa: Southern	290	St. Helena
12	Africa: Southern	268	Swaziland
13	Africa: Sub-Saharan	244	Angola
13	Africa: Sub-Saharan	226	Burkina Faso
13	Africa: Sub-Saharan	257	Burundi
13	Africa: Sub-Saharan	225	Cote d’lvoire
13	Africa: Sub-Saharan	240	Equatorial Guinea
13	Africa: Sub-Saharan	241	Gabonese Republic
13	Africa: Sub-Saharan	220	Gambia
13	Africa: Sub-Saharan	233	Ghana
13	Africa: Sub-Saharan	224	Guinea

c	Region Name	Country Code	Country Name
13	Africa: Sub-Saharan	245	Guinea-Bissau
13	Africa: Sub-Saharan	231	Liberia
13	Africa: Sub-Saharan	261	Madagascar
13	Africa: Sub-Saharan	265	Malawi
13	Africa: Sub-Saharan	223	Mali
13	Africa: Sub-Saharan	222	Mauritania
13	Africa: Sub-Saharan	258	Mozambique
13	Africa: Sub-Saharan	227	Niger
13	Africa: Sub-Saharan	234	Nigeria
13	Africa: Sub-Saharan	250	Rwanda
13	Africa: Sub-Saharan	239	Sao Tome & Principe
13	Africa: Sub-Saharan	221	Senegal
13	Africa: Sub-Saharan	232	Sierra Leone
13	Africa: Sub-Saharan	255	Tanzania/Zanzibar
13	Africa: Sub-Saharan	228	Togo
13	Africa: Sub-Saharan	256	Uganda
13	Africa: Sub-Saharan	260	Zambia
13	Africa: Sub-Saharan	263	Zimbabwe
13	Africa: Sub-Saharan	229	Benin
13	Africa: Sub-Saharan	237	Cameroon
13	Africa: Sub-Saharan	238	Cape Verde Islands
13	Africa: Sub-Saharan	236	Central African Republic
13	Africa: Sub-Saharan	235	Chad
13	Africa: Sub-Saharan	269	Comoros
13	Africa: Sub-Saharan	242	Congo-Brazzaville
13	Africa: Sub-Saharan	243	Congo-Kinshasa
3	Americas: Andean	591	Bolivia
3	Americas: Andean	57	Colombia
3	Americas: Andean	593	Ecuador
3	Americas: Andean	51	Peru
3	Americas: Andean	58	Venezuela
4	Americas: Mercosur and Southern Cone	54	Argentina
4	Americas: Mercosur and Southern Cone	55	Brazil
4	Americas: Mercosur and Southern Cone	56	Chile
4	Americas: Mercosur and Southern Cone	595	Paraguay
4	Americas: Mercosur and Southern Cone	598	Uruguay
1	Americas: Mexico	52	Mexico
2	Americas: Other Central and Caribbean	1264	Anguilla
2	Americas: Other Central and Caribbean	1268	Antigua
2	Americas: Other Central and Caribbean	1242	Bahamas
2	Americas: Other Central and Caribbean	246	Barbados
2	Americas: Other Central and Caribbean	501	Belize
2	Americas: Other Central and Caribbean	441	Bermuda
2	Americas: Other Central and Caribbean	284	British Virgin Islands
2	Americas: Other Central and Caribbean	345	Cayman Islands
2	Americas: Other Central and Caribbean	506	Costa Rica
2	Americas: Other Central and Caribbean	809	Dominican Republic
2	Americas: Other Central and Caribbean	503	El Salvador

c	Region Name	Country Code	Country Name
2	Americas: Other Central and Caribbean	473	Grenada
2	Americas: Other Central and Caribbean	590	Guadeloupe
2	Americas: Other Central and Caribbean	502	Guatemala
2	Americas: Other Central and Caribbean	504	Honduras
2	Americas: Other Central and Caribbean	876	Jamaica
2	Americas: Other Central and Caribbean	596	Martinique
2	Americas: Other Central and Caribbean	505	Nicaragua
2	Americas: Other Central and Caribbean	507	Panama
2	Americas: Other Central and Caribbean	869	St. Kitts/Nevis
2	Americas: Other Central and Caribbean	758	St. Lucia
2	Americas: Other Central and Caribbean	784	St. Vincent & Grenadines
2	Americas: Other Central and Caribbean	597	Suriname
2	Americas: Other Central and Caribbean	868	Trinidad& Tobago
2	Americas: Other Central and Caribbean	649	Turks & Caicos
2	Americas: Other Central and Caribbean	297	Aruba
2	Americas: Other Central and Caribbean	53	Cuba
2	Americas: Other Central and Caribbean	599	Curacao
2	Americas: Other Central and Caribbean	767	Dominica
2	Americas: Other Central and Caribbean	594	French Guiana
2	Americas: Other Central and Caribbean	592	Guyana
2	Americas: Other Central and Caribbean	509	Haiti
2	Americas: Other Central and Caribbean	664	Montserrat
101	Americas: U.S. and Canada	2	Canada
101	Americas: U.S. and Canada	1	USA
7	Asia: China, Hong Kong, Taiwan	86	China
7	Asia: China, Hong Kong, Taiwan	852	Hong Kong
7	Asia: China, Hong Kong, Taiwan	886	Taiwan
5	Asia: India, Pakistan and Afghanistan	93	Afghanistan
5	Asia: India, Pakistan and Afghanistan	91	India
5	Asia: India, Pakistan and Afghanistan	92	Pakistan
6	Asia: Other South	880	Bangladesh
6	Asia: Other South	975	Bhutan
6	Asia: Other South	960	Maldives
6	Asia: Other South	977	Nepal
6	Asia: Other South	94	Sri Lanka
8	Asia: Southeast, Korea and Japan	673	Brunei
8	Asia: Southeast, Korea and Japan	855	Cambodia
8	Asia: Southeast, Korea and Japan	62	Indonesia
8	Asia: Southeast, Korea and Japan	81	Japan
8	Asia: Southeast, Korea and Japan	856	Laos
8	Asia: Southeast, Korea and Japan	60	Malaysia
8	Asia: Southeast, Korea and Japan	95	Myanmar
8	Asia: Southeast, Korea and Japan	850	North Korea
8	Asia: Southeast, Korea and Japan	63	Philippines
8	Asia: Southeast, Korea and Japan	65	Singapore
8	Asia: Southeast, Korea and Japan	82	South Korea
8	Asia: Southeast, Korea and Japan	66	Thailand
8	Asia: Southeast, Korea and Japan	84	Vietnam

c	Region Name	Country Code	Country Name
8	Asia: Southeast, Korea and Japan	670	East Timor
105	Asia-Pacific: Australia and New Zealand	61	Australia
105	Asia-Pacific: Australia and New Zealand	682	Cook Islands
105	Asia-Pacific: Australia and New Zealand	64	New Zealand
9	Asia-Pacific: Islands	679	Fiji
9	Asia-Pacific: Islands	689	French Polynesia
9	Asia-Pacific: Islands	686	Kiribati
9	Asia-Pacific: Islands	691	Micronesia
9	Asia-Pacific: Islands	674	Nauru
9	Asia-Pacific: Islands	687	New Caledonia
9	Asia-Pacific: Islands	680	Palau
9	Asia-Pacific: Islands	675	Papua New Guinea
9	Asia-Pacific: Islands	685	Samoa
9	Asia-Pacific: Islands	677	Solomon Islands
9	Asia-Pacific: Islands	676	Tonga
9	Asia-Pacific: Islands	688	Tuvalu
9	Asia-Pacific: Islands	678	Vanuatu
15	Europe: Central	420	Czech Republic
15	Europe: Central	372	Estonia
15	Europe: Central	36	Hungary
15	Europe: Central	371	Latvia
15	Europe: Central	370	Lithuania
15	Europe: Central	48	Poland
15	Europe: Central	421	Slovak Republic
16	Europe: Eastern	355	Albania
16	Europe: Eastern	387	Bosnia and Herzegovina
16	Europe: Eastern	359	Bulgaria
16	Europe: Eastern	385	Croatia
16	Europe: Eastern	383	Kosovo
16	Europe: Eastern	389	Macedonia
16	Europe: Eastern	382	Montenegro
16	Europe: Eastern	40	Romania
16	Europe. Eastern	381	Serbia
16	Europe: Eastern	90	Turkey
14	Europe: Russia & CIS	374	Armenia
14	Europe: Russia & CIS	994	Azerbaijan
14	Europe: Russia & CIS	375	Belarus
14	Europe: Russia & CIS	995	Georgia
14	Europe: Russia & CIS	8	Kazakhstan
14	Europe: Russia & CIS	996	Kyrgyzstan
14	Europe: Russia & CIS	373	Moldova
14	Europe: Russia & CIS	976	Mongolia
14	Europe: Russia & CIS	7	Russia
14	Europe: Russia & CIS	992	Tajikistan
14	Europe: Russia & CIS	993	Turkmenistan
14	Europe: Russia & CIS	380	Ukraine
14	Europe: Russia & CIS	998	Uzbekistan
102	Europe: Western	376	Andorra

c	Region Name	Country Code	Country Name
102	Europe: Western	43	Austria
102	Europe: Western	32	Belgium
102	Europe: Western	357	Cyprus
102	Europe: Western	45	Denmark
102	Europe: Western	358	Finland
102	Europe: Western	33	France
102	Europe: Western	49	Germany
102	Europe: Western	30	Greece
102	Europe: Western	354	Iceland
102	Europe: Western	353	Ireland
102	Europe: Western	101	Isle of Man
102	Europe: Western	39	Italy
102	Europe: Western	102	Liechtenstein
102	Europe: Western	352	Luxembourg
102	Europe: Western	356	Malta
102	Europe: Western	377	Monaco
102	Europe: Western	31	Netherlands
102	Europe: Western	47	Norway
102	Europe: Western	351	Portugal
102	Europe: Western	386	Slovenia
102	Europe: Western	34	Spain
102	Europe: Western	46	Sweden
102	Europe: Western	41	Switzerland
102	Europe: Western	44	United Kingdom
10	Middle East: Gulf States	973	Bahrain
10	Middle East: Gulf States	98	Iran
10	Middle East: Gulf States	964	Iraq
10	Middle East: Gulf States	965	Kuwait
10	Middle East: Gulf States	968	Oman
10	Middle East: Gulf States	974	Qatar
10	Middle East: Gulf States	966	Saudi Arabia
10	Middle East: Gulf States	971	United Arab Emirates
10	Middle East: Gulf States	967	Yemen
11	Middle East: MENA	213	Algeria
11	Middle East: MENA	20	Egypt
11	Middle East: MENA	972	Israel
11	Middle East MENA	962	Jordan
11	Middle East: MENA	961	Lebanon
11	Middle East: MENA	212	Morocco
11	Middle East: MENA	970	Palestinian Settlements
11	Middle East: MENA	963	Syrian Arab Republic
11	Middle East: MENA	216	Tunisia
11	Middle East: MENA	1212	Western Sahara
11	Middle East: MENA	218	Libya

SCHEDULE E

Lender Commitment Amounts

Lender	Loan	Commitment Amount
Versailles Assets LLC	Class A-R Lender	$100,000,000
The Norinchukin Bank	Class A-D1 Lender	$332,000,000
The Norinchukin Bank	Class A-D2 Lender	$68,000,000
N/A	Class A-T Lender	$0

EXHIBIT A

EXHIBIT A-1

[FORM OF LOAN NOTE FOR CLASS A-R LOANS]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, Core Income Funding VIII LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [_____________] (the “Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the lesser of (a) the principal amount of [___________________] DOLLARS and (b) the aggregate unpaid amount of the Class A-R Loans made to the Borrower by the Lender or any predecessor Lender pursuant to the Credit Agreement (as defined below). The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The obligations of the Borrower under this Loan Note and the Credit Agreement are limited recourse obligations of the Borrower. The Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein (including the Priority of Payments), all obligations of and all claims against the Borrower under this Agreement or under any other Loan Document shall extinguish and shall not thereafter revive.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Loan Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Class A-R Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Class A-R Loan.

This Loan Note (a) is a revolving Loan Note and evidences the Class A-R Loans made by the Lender under, and is one of the Loan Notes referred to in, the Credit Agreement, dated as of December 17, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Facility Agent and State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Loan Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Loan Note in respect thereof.

- Exhibit A-1-1 -

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Loan Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Loan Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Loan Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Loan Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Loan Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Loan Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

- Exhibit A-1-2 -

THIS LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

CORE INCOME FUNDING VIII LLC

By:
Name:
Title:

- Exhibit A-1-3 -

SCHEDULE I

This Loan Note evidences the Class A-R Loans made by [___________] (the “Lender”) to Core Income Funding VIII LLC (the “Borrower”) under the Credit Agreement dated as of December 17, 2024 among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Facility Agent, and State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT LOANED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

- Exhibit A-1-4 -

EXHIBIT A-2

[Form of Loan Note for Class A-D1 Loans, Class A-D2 Loans or Class A-T Loans]

$__________	_________, ____

FOR VALUE RECEIVED, the undersigned, Core Income Funding VIII LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to [ ] (the “Lender”), or registered assigns, in lawful money of the United States of America and in immediately available funds, the principal amount of [___________________] DOLLARS. The principal amount shall be paid in the amounts and on the dates specified in the Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The obligations of the Borrower under this Loan Note and the Credit Agreement are limited recourse obligations of the Borrower. The Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein (including the Priority of Payments), all obligations of and all claims against the Borrower under this Agreement or under any other Loan Document shall extinguish and shall not thereafter revive.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The holder of this Loan Note is authorized to endorse on Schedule I annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Class [A-D1][A-D2][A-T] Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Class [A-D1][A-D2][A-T] Loan.

This Loan Note (a) is a term Loan Note and evidences the Class [A-D1][A-D2][A-T] Loans made by the Lender under, and is one of the Loan Notes referred to in, the Credit Agreement, dated as of December 17, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Facility Agent, State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Loan Note is secured as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Loan Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Loan Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

- Exhibit A-2-1 -

All parties now and hereafter liable with respect to this Loan Note, whether maker, principal, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Except as permitted by Section 12.6 of the Credit Agreement, this Loan Note may not be participated by the Lender to any other Person. Without limiting the generality of the foregoing, this Loan Note may be participated in whole or in part only by registration of such participation on the Participant Register.

Except as permitted by Section 12.6 of the Credit Agreement, this Loan Note may not be assigned by the Lender to any other Person. Without limiting the generality of the foregoing, this Loan Note may be assigned in whole or in part only by registration of such assignment or sale on the Register.

- Exhibit A-2-2 -

THIS LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

CORE INCOME FUNDING VIII LLC

By:
Name:
Title:

- Exhibit A-2-3 -

SCHEDULE I

This Loan Note evidences the Class [A-D1][A-D2][A-T] Loans made by [___________] (the “Lender”) to Core Income Funding VIII LLC (the “Borrower”) under the Credit Agreement dated as of December 17, 2024 among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Facility Agent, State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian, in the principal amounts and on the dates set forth below, subject to the payments and prepayments of principal set forth below:

DATE	PRINCIPAL AMOUNT LOANED	PRINCIPAL AMOUNT PAID OR PREPAID	PRINCIPAL BALANCE OUTSTANDING	NOTATION BY

- Exhibit A-2-4 -

EXHIBIT B

[FORM OF NOTICE OF FUNDING]

[Date]

Natixis, New York Branch,

as Facility Agent

1251 Avenue of the Americas

New York, NY 10020

State Street Bank and Trust Company,

as Collateral Agent

Attention: Structured Trust & Analytics

Mail Stop: JAB0527

1776 Heritage Drive

North Quincy, MA 02171

Tel.: (617) 662-9840

Email: scott.berry@statestreet.com

NOTICE OF FUNDING

This Notice of Funding is made pursuant to Section 2.2 of that certain Credit Agreement dated as of December 17, 2024 (as the same may from time to time be amended, supplemented, waived or modified, the “Credit Agreement”) among Core Income Funding VIII LLC, as borrower (the “Borrower”), the Lenders parties thereto from time to time (collectively, the “Lenders”), Natixis, New York Branch, as Facility Agent (the “Facility Agent”), State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

1.

The Borrower hereby requests that on ______________, ____ (the “Funding Date”) it receive Fundings of the Class [A-R][A-D1][A-D2] Loans under the Credit Agreement in an aggregate principal amount of _____________ Dollars ($_______) (the “Requested Amount”).

2.

The Borrower hereby gives notice of its request for such Class [A-R][A-D1][A-D2] Loans in the aggregate principal amount equal to the Requested Amount to the Lenders and the Facility Agent pursuant to Section 2.2 of the Credit Agreement and requests the Lenders to remit, or cause to be remitted, the proceeds thereof to the Collection Account in its respective Percentage Share of the Requested Amount.

3.	The Borrower certifies that attached hereto is the schedule or other document required pursuant to Section 3.2(b)(y) of the Credit Agreement.

4.

The Borrower certifies that immediately after giving effect to the proposed Funding on the Funding Date each of the applicable conditions precedent set forth in Section 3.2 of the Credit Agreement is satisfied, including:

(1)	in the case of the initial Funding under the Credit Agreement:

- Exhibit B-1 -

(i)

the conditions precedent set forth in Section 3.1 of the Credit Agreement shall have been fully satisfied and the Borrower shall be in compliance with Section 5.34 of the Credit Agreement on or prior to the Funding Date referred to above;

(ii)

the Agents have received evidence satisfactory to the Facility Agent and the Lenders that (x) the grant of security pursuant to the Granting Clause herein of all of the Borrower’s right, title and interest in and to the Collateral pledged to the Collateral Agent shall be effective in all relevant jurisdictions, (y) delivery of such Collateral in accordance with Section 8.7 of the Credit Agreement to the Custodian or the Document Custodian, as applicable, shall have been effected, (y) the Borrower (or the Services Provider on behalf of the Borrower) will deliver copies of all Related Contracts in its possession to the Document Custodian in accordance with Section 14.1(b) of the Credit Agreement and (z) the Collateral Agent (for the benefit of the Secured Parties) shall have a security interest in such Collateral;

(iii)

the Agents have received a certificate of an Authorized Officer of the Services Provider (which certificate shall include a schedule listing the Collateral Loans owned by the Borrower on the Initial Funding Date), to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Initial Funding Date and immediately prior to the delivery thereof on or prior to the Initial Funding Date, (A) (w) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for Permitted Liens; (x) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (w) above; (y) the Borrower has not assigned, pledged or otherwise encumbered any interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than pursuant to the Credit Agreement; and (z) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and (B) upon grant by the Borrower, the Collateral Agent has a first priority perfected security interest in the Collateral, except in respect of any Permitted Lien or as otherwise permitted by the Credit Agreement;

(iv)

the Facility Agent shall have received evidence reasonably satisfactory to it that all amounts required to be deposited in any of the Covered Accounts as of the Closing Date pursuant to Section 8.3 shall have been so deposited and evidence of the payment by the Borrower of all fees and expenses due and payable in connection with the Closing Date and the Initial Funding Date;

(v)

immediately after giving effect to such Funding, (A) the Aggregate Principal Balance of the Collateral Loans (excluding any Defaulted Loans) plus the aggregate amount of funds on deposit in the Future Funding Reserve Account, plus the aggregate amount of funds on deposit in the Collection Account, including Eligible Investments, constituting Principal Proceeds is equal to or greater than $307,700,000, (B) the Diversity Score is greater than 15 and (C) the Borrower owns Collateral Loans with a total of at least 20 different Obligors; and

(vi)

the Borrower shall have paid all reasonable and documented fees and out-of-pocket fees (including any agreed arrangement fee payable to the Arranger), costs and expenses of the Agents, the Lenders, S&P, respective legal counsel and each other Person (other than the Arranger) as mutually agreed upon by the parties hereto, in connection with the preparation, execution and delivery of the Credit Agreement and the other Loan Documents.

- Exhibit B-2 -

(2)	immediately after giving effect to such Funding (and, for the avoidance of doubt, if any of the following limits would be exceeded on a pro forma basis, such Funding shall not be permitted):

(i)

in the case of a Class A-R Borrowing, (a) the aggregate outstanding principal amount of the Class A-R Loans shall not exceed the Total Class A-R Commitment as in effect on such Funding Date and (b) the Senior Advance Rate Test is satisfied;

(ii)

in the case of a Class A-D1 Borrowing, (a) the aggregate outstanding principal amount of the Class A-D1 Loans shall not exceed (x) the Total Class A-D1 Commitment as in effect on such Funding Date, (y) on the Closing Date, $166,000,000 (with respect to the Class A-D1 Borrowing on such date) and (z) on each Class A-D Funding Date after the Closing Date, $83,000,000 (with respect to the Class A-D1 Borrowing on such date) and (b) the Senior Advance Rate Test is satisfied; and

(iii)

in the case of a Class A-D2 Borrowing, (a) the aggregate outstanding principal amount of the Class A-D2 Loans shall not exceed (x) the Total Class A-D2 Commitment as in effect on such Funding Date, (y) on the Closing Date, $34,000,000 (with respect to the Class A-D2 Borrowing on such date) and (z) on each Class A-D Funding Date after the Closing Date, $17,000,000 (with respect to the Class A-D2 Borrowing on such date) and (b) the Senior Advance Rate Test is satisfied;

(3)	[reserved];

(4)	no Commitment Shortfall shall exist after giving effect to such Funding;

(5)	[no Default shall have occurred and be continuing both before and after giving effect to the funding of such Loans;

(6)

each of the representations and warranties of the Borrower contained in the Credit Agreement and each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Funding (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) both before and after giving effect to the funding of such Loans;

(7)

no law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or, to the actual knowledge of a Senior Authorized Officer of the Borrower, threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the funding or repayment of the Loans or the consummation of the transactions among the Borrower, the Services Provider, the Lenders and the Agents contemplated by the Credit Agreement;

- Exhibit B-3 -

(8)

each of the Loan Documents remains in full force and effect and is the binding and enforceable obligation of the Borrower and the Services Provider, in each case, to the extent such Person is a party thereto (except for those provisions of any Loan Document not material, individually or in the aggregate with other affected provisions, to the interests of any of the Lenders); and

(9)	immediately before and after giving effect to the requested Funding, the Eligibility Criteria shall be satisfied (as demonstrated in a writing attached hereto).][1]

WITNESS my hand on this ____________ day of ___________________, ________.

Core Income Funding VIII LLC

By:
Name:
Title:

[1]	Omit paragraphs 5 through 9 in the case of Class A-R Loans obtained to fund Unfunded Amounts.

- Exhibit B-4 -

Schedule I

to Notice of Funding

Calculation of the Eligibility Criteria

- Exhibit B-5 -

Schedule II

to Notice of Funding

Collateral Loan Schedule

- Exhibit B-6 -

EXHIBIT C

[FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT]

Dated as of [_____]

Reference is made to the Credit Agreement, dated as of December 17, 2024 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Core Income Funding VIII LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, Natixis, New York Branch, as Facility Agent thereunder (in such capacity, the “Facility Agent”), State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

(i) The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases [for an agreed consideration] [for a purchase price of [____]]1 and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described on Schedule I hereto (the “Assigned Interest”).

(ii) The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interests being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Services Provider or the performance or observance by the Borrower or the Services Provider of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches all Loan Notes held by it evidencing the Assigned Interest and (1) requests that the Facility Agent, upon request by the Assignee, exchange the attached Loan Notes for a new Loan Note or Loan Notes payable to the Assignee and (2) if the Assignor has retained any Loans, requests that the Facility Agent exchange the attached Loan Notes for a new Loan Note or Loan Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

(iii) The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and other information delivered pursuant to Section 5.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (c) agrees that, except as may be otherwise expressly agreed in writing between the Assignee, on the one hand, and the Assignor, an Agent or a Lender, as the case may be, on the other hand, it will, independently and without reliance upon the Assignor, such Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or

[1]	Insert the applicable formulation, based on the parties’ preference.

- Exhibit C-1 -

not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Facility Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement (including Section 11.4(e) thereof) and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (f) represents and warrants that it (and each account for which it is acquiring the Assigned Interest) is a qualified purchaser for purposes of Section 3(c)(7) of the Investment Company Act of 1940, as amended; (g) (1) if it is, or is acting on behalf of, a Benefit Plan Investor, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (2) if it is a governmental, church, non-U.S. or other plan, its acquisition, holding and disposition of the Loans (or any interest therein) do not and will not constitute or result in a violation of any Similar Law; and (h) represents and warrants that:

(1) Please check the correct statement.

______ It is, or is acting on behalf of, a Benefit Plan Investor;

______ It is not, and is not acting on behalf of, a Benefit Plan Investor;

“Benefit Plan Investor” means (A) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (B) any “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, or (C) any entity whose underlying assets are treated as “plan assets” (for purposes of ERISA or Section 4975 of the Code) by reason of any such employee benefit plan’s or plan’s investment in the entity.

(iv) The effective date of this Assignment and Assumption Agreement shall be the Effective Date of Assignment described on Schedule I hereto (the “Effective Date”). Following the execution of this Assignment and Assumption Agreement, it will be delivered to the Facility Agent for acceptance by it and recording by the Facility Agent pursuant to the Credit Agreement, effective as of the Effective Date.

(v) Upon such acceptance and recording, from and after the Effective Date, the Facility Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date]2. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Facility Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

(vi) From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

[2]

Insert the applicable formulation, based on the agreement of the parties. If the latter formulation is used, consider including the amount of accrued interest and, if applicable, Commitment Fees, payable by the Assignee to the Assignor.

- Exhibit C-2 -

(vii) This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(viii) This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. This Assignment and Assumption Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Pages Follow]

- Exhibit C-3 -

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers.

[INSERT NAME OF ASSIGNOR], as Assignor

By:
Authorized Signatory

[INSERT NAME OF ASSIGNEE] as Assignee

By:
Authorized Signatory

[Accepted this ___ day of _______________, ____

NATIXIS, NEW YORK BRANCH, as Facility Agent

By:
Authorized Signatory

By:
Authorized Signatory][3]

[Consented to this ___ day of _______________, ____

[3]	Insert in an Assignment and Assumption Agreement if Facility Agent consent is required (see Section 12.6(c) of the Credit Agreement).

- Exhibit C-4 -

CORE INCOME FUNDING VIII LLC, as Borrower

By:
Name:
Title:][4]

[4]	Insert in an Assignment and Assumption Agreement if Borrower consent is required (see Section 12.6(c) of the Credit Agreement).

- Exhibit C-5 -

Schedule I

to Assignment and Assumption Agreement

Name of Assignor:

Name and address of Assignee:

Effective Date of Assignment:

Principal Amount of Class [A-R][A-D1][A-D2][A-T] [Loans] [Commitments] Assigned: $ ______

Percentage of Class [A-R][A-D1][A-D2][A-T] [Loans] [Commitments] Assigned: ___%

- Exhibit C-6 -

EXHIBIT D

Scope of Collateral Report

1.	The Aggregate Principal Balance of all Collateral Loans and Equity Securities

2.	The balance of all Eligible Investments and Cash in each of:

a.	The Collection Account

b.	The Payment Account

c.	The Future Funding Reserve Account

d.	The Custodial Account

e.	The Lender Collateral Account (and each Lender Collateral Subaccount)

f.	The Closing Expense Account

g.	The Interest Reserve Account

3.	Commitment, S&P Rating of and the principal balance for each Class of Loans

4.

The nature, source and amount of any proceeds in the Collection Account (including Principal Proceeds and Interest Proceeds received since the date of determination of the last Collateral Report or Quarterly Payment Date Report) and the Future Funding Reserve Account

5.	Compliance level of Coverage Tests vs. test level then in effect

a.	Calculation of Senior Overcollateralization Ratio

b.	Calculation of Senior Interest Coverage Ratio

6.	Compliance with Collateral Quality Test

a.	the Minimum Average Spread Test

b.	the Maximum Weighted Average Life Test

c.	the Minimum S&P Recovery Rate Test

d.	the Minimum Average Coupon Test

e.	the S&P CDO Monitor Test

7.	Compliance with Concentration Limitations

a.	S&P Industry Classification

b.	Obligor concentrations

- Exhibit D-1 -

c.	First Lien/Last Out Loans and Second Lien Loans

d.	Fixed Rate Obligations;

e.	Cov-Lite Loans;

f.	Aggregate Participation Exposure (other than Closing Date Participation);

g.	DIP Loans;

h.	Current Pay Loans;

i.	Collateral Loans that permit the payment of interest to be made less frequently than quarterly;

j.	CCC Collateral Loans;

k.	Permitted Deferrable Loans (Type 1);

l.	Permitted Deferrable Loans (Type 2);

m.	Discount Loans;

n.	Revolving Collateral Loans and the unfunded portion of Delayed Funding Loans;

o.	The country of Domicile; and

p.

Collateral Loans whose Obligors have a trailing twelve month EBITDA of less than $15,000,000 as measured at the time of such acquisition, origination or contribution based on the most recent financial information provided by the Obligor and relied upon for the Services Provider’s investment decision.

8.	Listing of all Collateral Loans with attributes including

a.	Obligor name

b.	Maximum Principal Balance (commitment amount)

c.	Principal Balance (outstanding amount)

d.	Exposure Amount

e.	Unsettled Amount

f.	S&P Industry Classification

g.	Whether each loan is fixed or floating

h.	Spread over the applicable index or benchmark rate (for Floating Rate Obligations)

i.	Interest coupon (for Fixed Rate Obligations)

- Exhibit D-2 -

j.	Maturity date

k.

S&P Rating, unless such rating is based on an S&P Credit Estimate unpublished by S&P (and, in the event of a downgrade or withdrawal of the applicable S&P Rating, the prior rating and the date such S&P Rating was changed)

l.	S&P Recovery Rate

m.	S&P Weighted Average Rating Factor

n.

Whether such Collateral Loan is a Credit Risk Loan, Credit Improved Loan, Defaulted Loan, Current Pay Loan, DIP Loan, Long Dated Loan, Discount Loan, S&P CCC Collateral Loan, Second Lien Loan or First Lien/Last Out Loan;

o.	Country of Domicile

p.	Frequency of interest payment

q.	Revolving Collateral Loans or Delayed Funding Loans

r.	Whether such Collateral Loan is a DIP Loan, is owned via Participation Interest or is an Eligible Cov-Lite Loan

s.	The benchmark rate floor in effect (if any) for each Collateral Loan

t.

Whether the Obligor has a trailing twelve month EBITDA of less than $15,000,000 as measured at the time of such acquisition, origination or contribution based on the most recent financial information provided by the Obligor and relied upon for the Services Provider’s investment decision

9.	Collateral Loan rating status (listing of all Collateral Loans)

a.	Obligor name

b.	Collateral Loan purchase date

c.

S&P Rating, unless such rating is based on an S&P Credit Estimate unpublished by S&P (and, in the event of a downgrade or withdrawal of the applicable S&P Rating, the prior rating and the date such S&P Rating was changed)

d.	Moody’s rating (if public)

e.	S&P Credit Estimate issue date (if applicable)

10.	For Defaulted Loans

a.	Default date

b.	Days in Default

c.	Principal Balance

- Exhibit D-3 -

d.	Appraised Value or Market Value

e.	Principal Collateralization Amount (and the method of calculation thereof)

f.	Whether any default of the type specified in clauses (a) and (b) of the definition of “Defaulted Loan” is unrelated to credit-related issues.

11.	Participations

a.	All loans owned via Participation Interest

b.	Selling Institution for each Participation Interest

c.	S&P Rating for each Selling Institution

12.	Weighted Average S&P Recovery Rate

13.	Diversity Score

14.	List of all First Lien Last-Out Loans, and Long Dated Loans

15.	List all Discount Loans and applicable purchase price

16.	List all Defaulted Loans

17.	List all Cov-Lite Loans

18.	Calculation of Senior Overcollateralization Ratio

19.	Calculation of Senior Interest Coverage Ratio

20.	S&P Rating

21.	Calculation of the CCC Excess and CCC Excess Adjustment Amount

22.	List of all unelevated participations

23.	Loan Assets purchased or sold within the Due Period including

a.	Facility Name

b.	Trade/Settlement Dates

c.	Reason for sale/ Transaction Motivation (e.g. Discretionary, Credit Risk, Credit Improved)

d.	Whether the purchaser or seller is an Affiliate of the Borrower

e.	Par amount

f.	Price

g.	Proceeds

- Exhibit D-4 -

h.	Accrued interest

24.	List all Collateral Loans rated “CCC+” or below

25.	The Senior Advance Rate.

26.

The results of the S&P CDO Monitor Test (with a statement as to whether it is passing or failing), including the S&P Weighted Average Rating Factor, the Default Rate Dispersion, the Obligor Diversity Measure, the Industry Diversity Measure, the Regional Diversity Measure, the Weighted Average Life, and the Default Differentials, the Break-even Default Rates and the Scenario Default Rate for the Highest Ranking Class of Loans, and, as applicable, the Weighted Average Spread that is calculated for purposes of the S&P CDO Monitor Test, the characteristics of the Current Portfolio and the benchmark rating levels used in connection with the related S&P CDO Monitor.

27.	Calculation of each Collateral Loan in excess of the Concentration Limitations

- Exhibit D-5 -

EXHIBIT E

Scope of Quarterly Payment Date Report

1.	Quarterly Payment Date waterfall list application of all Interest Proceeds and Principal Proceeds

2.	Beginning and ending balance of each Class of Loans

3.	Beginning and ending balance of all Covered Accounts

4.	Calculations of the Collateral Quality Test and Coverage Tests

- Exhibit E-1 -

EXHIBIT F

[Form of Retention Letter]

Blue Owl Credit Income Corp.

399 Park Avenue, 37th Floor

New York, New York 10022

Attention: Bryan Cole

[DATE]

Core Income Funding VIII LLC, as Borrower

399 Park Avenue, 37th Floor

New York, New York 10022

Attention: Bryan Cole

Email:

Blue Owl Credit Income Corp., as Services Provider

399 Park Avenue, 37th Floor

New York, New York 10022

Attention: Bryan Cole

Email:

Natixis, New York Branch, as Facility Agent for the Lenders

1251 Avenue of the Americas

New York, NY 10020

Attention: Yazmin Vasconez

Telephone No.: 212-891-6176

Email: adminagency@natixis.com

[Affected Holder(s)]

Re:	Retention of Net Economic Interest Letter

This letter is being delivered in connection with the Credit Agreement dated as of December 17, 2024 (the “Credit Agreement”) among Core Income Funding VIII LLC, as borrower (the “Borrower”), the financial institutions referred to as “Lenders” in the Credit Agreement, State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian and Natixis, New York Branch, as Facility Agent for the Lenders. Pursuant to the terms of the Credit Agreement, Blue Owl Credit Income Corp., a Maryland corporation (the “Retention Provider”) will act as retention provider for the purposes of the Securitisation Regulations.

All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement.

It is acknowledged that Section 5.8(c) and 5.34 of the Credit Agreement contain requirements to the effect that the Borrower may not acquire (or commit to acquire) or originate any Collateral Loan unless the Originator Requirement is satisfied.

- Exhibit F-1 -

1.

The Retention Provider hereby agrees and confirms for the benefit of the Borrower, each Affected Holder and the Facility Agent for so long as the Loans and any other Obligations (other than any Obligation that expressly survives the termination of the Credit Agreement) remain outstanding (as in force on the Closing Date):

a.

at all times since the Closing Date, as an originator, it has retained and will retain, on an ongoing basis (as set forth in clauses (b) and (c) below), a material net economic interest in the securitisation position constituted by the Credit Agreement which, in any event, shall not be less than 5% (or such lower amount, including 0%, if such lower amount is required or allowed under each Securitisation Regulation as a result of amendment, repeal or otherwise) of the nominal value of (i) the Collateral Loans and (ii) Eligible Investments (the “EU/UK Retention Requirement”);

b.

for the purposes of the EU/UK Retention Requirement it will retain in the form specified in Article 6(3)(d) of the Securitisation Regulations, by holding 100% of all Equity Interests in the Borrower, being the first loss tranche and having the same or a more severe risk profile than those transferred or sold to investors, in a nominal amount at least equal to 5% of the nominal value of all the Collateral Loans and of the Eligible Investments that constitute Principal Proceeds (the “Retained Equity Interest”);

c.

that its Retained Equity Interest shall not be sold, transferred, assigned, novated, or subject to any credit risk mitigation or hedging in respect of a credit risk, unless expressly permitted by the Securitisation Regulations;

d.

that it has a strategy and the capacity to meet payment obligations consistent with a broader business model that involves material support from capital, assets, fees or other sources of income, by virtue of which it does not rely on the exposures to be securitised, on any interests retained or proposed to be retained in accordance with the Securitisation Regulation or on any corresponding income from such exposures and interests as its sole or predominant source of revenue;

e.	that it was not established and does not operate for the sole purpose of securitizing exposures;

f.	that it established the transaction contemplated by the Credit Agreement and the other Loan Documents; and

g.

that in relation to every Collateral Loan originated by the Retention Provider in accordance with the Originator Requirement, it reasonably believes, based upon the information available to it, that the original lender(s) such Collateral Loans granted such credits on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing such credits, and that such original lender(s) had effective systems in place to apply those criteria and processes to ensure that credit was granted based on a thorough assessment of the obligor’s creditworthiness.

2.	The Retention Provider additionally agrees:

a.	that it will confirm its continued compliance (which may be by way of an email) with the requirements set forth in Section 1 above:

- Exhibit F-2 -

i.	on a monthly basis (concurrent with the delivery of each Collateral Report), pursuant to Section 5.1(c) of the Credit Agreement;

ii.

upon any written request therefor by or on behalf of the Borrower or any Affected Holder delivered as a result of a material change in (a) the performance of the Loans, (b) the risk characteristics of the transaction, or (c) the Collateral Loans and/or the Eligible Investments from time to time pursuant to Section 5.1(c) of the Credit Agreement; and

iii.	promptly upon the Borrower and/or the Retention Provider becoming aware of any material breach of the obligations included in any Loan Document;

b.

that it will, promptly following a request by any Affected Holder, provide a refreshed EU/UK Retention Letter in substantially the form hereof, which is received in connection with a material amendment of any Loan Document (including in connection with any increase in the Commitments), pursuant to Section 5.1(c) of the Credit Agreement;

c.

that it will, promptly upon an Authorized Officer of the Retention Provider becoming aware of the occurrence thereof, provide a written notice of any breach of (i) the EU/UK Retention Requirement at any time; (ii) the covenants set out in the EU/UK Retention Letter at any time in any material way, or (iii) any representation given by the Retention Provider in the EU/UK Retention Letter at any time in any material way, in each case pursuant to Section 5.1(c) of the Credit Agreement; and

d.

that it will provide, promptly following a request by any Affected Holder, such additional information regarding the Collateral Loans or the transactions contemplated in the Credit Agreement and/or the other Loan Documents which is either in the possession of the Retention Provider or can be obtained at no material cost to the Retention Provider and is not subject to any national law governing the protection of confidentiality of information, unless such confidential information is anonymised or aggregated as such Affected Holder may reasonably request prior to the Stated Maturity in order for such Affected Holder to comply with any of its obligations under or satisfy the Securitisation Regulations.

3.	The Retention Provider hereby confirms that it has reviewed the Loan Documents and has participated in the selection of the Collateral Loans transferred to the Borrower prior to the Closing Date.

4.

The Retention Provider hereby agrees and confirms that it is and shall at all times remain the direct or indirect 100% owner of all of the equity interests in the Borrower. The Retention Provider further agrees and undertakes to be the sole beneficial owner of the Borrower.

5.

This letter may not be amended or any provision hereof waived, supplemented, repudiated or modified except by an instrument in writing signed by the Retention Provider, and consented to in writing by the Facility Agent and each Affected Holder.

6.

As used in this letter, the terms “material net economic interest”, “originator”, “securitisation position”, “ongoing basis”, “nominal value”, “established”, “for its own account” and “tranche” shall have the meanings given thereto in the Securitisation Regulations.

- Exhibit F-3 -

7.

This letter (a) shall not be assignable by the Borrower, the Facility Agent or any Lender (except for any such assignment to one or more of such entity’s successors in interest under the Loan Documents) without the prior written consent of the Retention Provider, (b) shall not be assignable by the Retention Provider, (c) is intended to be solely for the benefit of the Borrower, the Facility Agent (solely in its capacity as Facility Agent for the Affected Holders), and each Affected Holder, and is not intended to confer any benefits upon, or create any rights in favor of, any other Person, and (d) is not intended to create a fiduciary relationship between or among the parties hereto or any addressee or beneficiary of this letter. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This letter supersedes all prior understandings, whether written or oral, between us with respect to the matters set forth herein. This letter replaces all prior letters regarding retention of a net economic interest from the Retention Provider addressed to the Facility Agent (on behalf of each Affected Holder) and the Borrower, and all such prior letters are hereby terminated and shall no longer be in effect.

8.

THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto and, by its acceptance hereof, each addressee of this letter hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York City in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter or the transactions contemplated hereby in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.	EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS LETTER.

10.

Each of the parties hereto hereby acknowledges and agrees that the obligations of each other party hereunder will be solely the corporate obligations of such party, and that no party hereto will have any recourse to any of the managers, directors, officers, employees, partners, members, equity holders or Affiliates of any other party hereto with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby.

- Exhibit F-4 -

11.

Each addressee of this letter and each Affected Holder is required to independently assess and determine the sufficiency of this letter for the purposes of complying with the Securitisation Regulations. None of the Borrower, the Services Provider, the Retention Provider or any of their respective Affiliates, makes any representation or provides any assurance to the effect that the terms of this letter are sufficient in all circumstances for such purposes or that compliance by the Retention Provider with the agreements and undertakings set forth herein would render the transactions described herein compliant with the Securitisation Regulations. Each Affected Holder should consult with its own legal, accounting and other advisors and/or its national regulator in determining the extent to such information is sufficient for such purpose. Any Person accepting the benefits of this letter shall be deemed to have agreed to the terms set forth in this Section 9 and to have represented that it is not relying on the Borrower, the Services Provider, the Retention Provider or any of their respective Affiliates, for any financial, tax, legal, accounting or regulatory advice in connection with the matters set forth herein.

[Remainder of page intentionally left blank]

- Exhibit F-5 -

Very Truly Yours,

Blue Owl Credit Income Corp., as Retention Provider

By:
Name:
Title:

- Exhibit F-6 -

Agreed and Accepted, for the purpose of acknowledging the benefit of the covenants, representations and undertakings described herein, by:

Core Income Funding VIII LLC, as Borrower

By:
Name:
Title:

- Exhibit F-7 -

NATIXIS, NEW YORK BRANCH, as Facility Agent for the Lenders

By:
Name:
Title:

By:
Name:
Title:

- Exhibit F-8 -

EXHIBIT G

Form of NRSRO Certification

[Date]

[•]

c/o [•]

[•]

Email: [•]

Natixis, New York Branch, as Facility Agent

1251 Avenue of the Americas

New York, NY 10020

cc:

State Street Bank and Trust Company,

as Information Agent

Attention: Structured Trust & Analytics

Mail Stop: JAB0527

1776 Heritage Drive

North Quincy, MA 02171

Tel.: (617) 662-9840

Email: scott.berry@statestreet.com

Email: [•]

Attention:  [•]

In accordance with the requirements for obtaining certain information pursuant to the Credit Agreement, dated as of December 17, 2024 (the “Credit Agreement”), among Core Income Funding VIII LLC, as Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Facility Agent, and State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian, the undersigned hereby certifies and agrees as follows:

1.	The undersigned, a Nationally Recognized Statistical Rating Organization, has provided the Borrower with the appropriate certifications under Rule 17g-5(e) as promulgated under the Exchange Act.

2.	The undersigned has access to the 17g-5 Website.

3.	The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the 17g-5 Information on the 17g-5 Website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

- Exhibit G-1 -

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year written above.

Nationally Recognized Statistical Rating Organization

Name:

Title:

Company:

Phone:

Email:

- Exhibit G-2 -

EXHIBIT H

Form of Related Contract Document Request

[Delivery Date]

With a copy to:

State Street Bank and Trust Company,

as Collateral Agent and as Document Custodian

Attention: Structured Trust & Analytics

Mail Stop: JAB0527

1776 Heritage Drive

North Quincy, MA 02171

Tel.: (617) 662-9840

Email: scott.berry@statestreet.com

Re:

Credit Agreement, dated as of December 17, 2024 (as amended, modified, waived, supplemented or restated from time to time, the “Credit Agreement”), by and among Core Income Funding VIII LLC, as the borrower (in such capacity, the “Borrower”), Natixis, New York Branch, as the Facility Agent (the “Facility Agent”), State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian (the “Custodian”) and State Street Bank and Trust Company as Document Custodian (the “Document Custodian”) and each of the Lenders from time to time party thereto (the “Lenders”).

Greetings:

Pursuant to Article XIV of the Credit Agreement and in connection with the custody of the Related Contracts held by State Street Bank and Trust Company as the Document Custodian, for the benefit of the Secured Parties, under the Credit Agreement, we request the release of the Related Contracts (or such documents as specified below) for the Collateral Loans described below or in the attached Excel spreadsheet, for the reason indicated below.1 In connection with such request, the Services Provider hereby confirms that [no Event of Default has occurred and is continuing] [an Event of Default has occurred and is continuing and the Facility Agent has consented to the release of the documents specified below], all amounts received in connection with any liquidation of the Collateral Loans described below or in the attached Excel spreadsheet have been credited to the Collection Account and the conditions to release have been met as specified in Section 14.5 of the Credit Agreement. All capitalized terms used but not defined herein shall have the meaning provided in the Credit Agreement.

Obligor’s Name, Address & Zip Code:

Collateral Loan Number:

Collateral Loan File:

Reason for Requested Documents (check one)

____ 1. Pledged Collateral Paid in Full.

[1]	Please specify the Related Contracts to be returned and recite reason for such return.

- Exhibit H-1 -

____ 2. Pledged Asset Being Sold in Whole (and Not in Part).

____ 3. Other (explain)

If box 1 or 2 above is checked, and if all or part of the Related Contracts were previously released to us, please release to us the Related Contracts, requested in our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Collateral Loan.

Delivery Instructions – Address Needed:

[Remainder intentionally left blank]

[Remainder of Page Left Intentionally Blank]

- Exhibit H-2 -

CORE INCOME FUNDING VIII LLC, as Borrower

By:
Name:
Title:

BLUE OWL CREDIT INCOME CORP., as Services Provider

By:
Name:
Title:

Date:

- Exhibit H-3 -

EXHIBIT I

DOCUMENT CHECKLIST

Collateral Loan: ______________

Obligor Name:_____________________

Date:_______________________

Description of Related Contract	Original or Copy

The undersigned certifies that the above Related Contracts have been delivered to Alter Domus (US) LLC, as Document Custodian, on the date referenced above.

[Borrower] or [Services Provider]

By:__________________________

Name:________________________

Title:_________________________

- Exhibit I-1 -

EXHIBIT J

Form of [Prepayment][Commitment Reduction]1 Notice

Natixis, New York Branch.

as Facility Agent and Initial Revolving Lender

1251 Avenue of the Americas, 4th Floor

New York, New York 10020

Attention: Yazmin Vasconez

Telephone No.: 212-891-6176

Email: adminagency@natixis.com

State Street Bank and Trust Company,

as Collateral Agent

Attention: Structured Trust & Analytics

Mail Stop: JAB0527

1776 Heritage Drive

North Quincy, MA 02171

Tel.: (617) 662-9840

Email: scott.berry@statestreet.com

S&P Global Ratings

55 Water Street, 41st Floor

New York, New York 10041-0003

Email: cdo_surveillance@spglobal.com

[Other Lenders]

Date: [•]/20[•]

RE: [Voluntary Prepayment][Commitment Reduction]2

Reference is made to the Credit Agreement, dated as of December 17, 2024, among Core Income Funding VIII LLC, as Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Facility Agent, State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company, as Document Custodian, as amended from time to time in accordance with its terms, (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

In accordance with Section 2.7 of the Credit Agreement, we hereby provide notice that as of [•], 20[•], the [Class A-R Loans][Class A-D1 Loans][Class A-D2 Loans] [Class A-T Loans]3 will be prepaid in the principal amount of $[•] together with accrued interest thereon to the date of prepayment [and the Class A-R Commitment Reduction Amount shall be $[•]]4.

[1]	Delete as appropriate
[2]	Delete as appropriate
[3]	Delete as appropriate
[4]	Insert if there is a reduction of the Total Class A-R Commitment.

- Exhibit J-1 -

I, the undersigned, an Authorized Officer of the Borrower hereby certifies that the requirements set forth in Section 2.7(d) of the Credit Agreement with respect to such proposed prepayment of the [Class A-R Loans][Class A-D1 Loans][Class A-D2 Loans] [Class A-T Loans]5 have been satisfied.

[Signature page follows]

[5]	Delete as appropriate

- Exhibit J-2 -

Core Income Funding VIII LLC, as Borrower

By:
Name:
Title:

- Exhibit J-3 -

EXHIBIT K

STRUCTURE CHART

[Provided Separately]

Exhibit K-1 -

EXHIBIT L

TRANSACTION SUMMARY

[Provided Separately]

Exhibit L-1 -

EXHIBIT M

FORM OF TRANSPARENCY REPORT CERTIFICATION

State Street Bank and Trust Company,

as Collateral Administrator

Attention: Structured Trust & Analytics

Mail Stop: JAB0527

1776 Heritage Drive

North Quincy, MA 02171

Tel.: (617) 662-9840

Email: scott.berry@statestreet.com

Reference is made to the Loans (collectively, the “Debt”) incurred or issued by Core Income Funding VIII LLC (the “Borrower”) pursuant to Credit Agreement, dated as of December 17, 2024, among the Borrower, the Lenders party thereto from time to time, Natixis, New York Branch, as Facility Agent, State Street Bank and Trust Company, as Collateral Agent, Collateral Administrator and Custodian and State Street Bank and Trust Company as Document Custodian, as amended from time to time in accordance with its terms, (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

We hereby certify that we are a “Relevant Recipient” (as defined in the Credit Agreement) and hereby request the Collateral Administrator, on behalf of the Borrower, to grant us access to the Reporting Website in order to view postings of certain information, documentation and reports (the “Information”) which, inter alia, are being disclosed by the Borrower pursuant to Article 7 of the Securitisation Regulation.

We agree that we (a) will not use Information for any purpose other than to monitor and administer the financial condition of the Borrower and the Collateral and to appropriately treat or report the transactions, (b) will keep confidential all such Information and will not communicate or transmit any such Information to any person other than our officers or employees or our agents, auditors or affiliates who need to know the same in order to monitor and administer the financial condition of the Borrower and the Collateral and to appropriately treat or report the transactions and (c) will use reasonable efforts to maintain procedures to ensure that no such Information is used by our directors, officers or employees or any of our affiliates (other than those in a supervisory or operational capacity) who are trading, in each case with trading strategies substantially the same as any of the Borrower, with respect to Collateral of the type owned by the Borrower; except that such Information may be disclosed by us (i) by reason of the exercise of any supervisory or examining authority of any governmental agency having jurisdiction over us, (ii) to the extent required by laws or regulations applicable to us or pursuant to any subpoena or similar legal process served on us, (iii) to provide to a credit protection provider or prospective transferee, (iv) in connection with any suit, action or proceeding brought by us to enforce any of our rights under the Loans while an Event of Default has occurred and is continuing or (v) with the consent of the Borrower or the Services Provider.

We acknowledge and agree that (i) the Information is being made available on behalf of the Borrower in its capacity as the Designated Reporting Entity under the Transparency and Reporting Requirements and (ii) the Collateral Administrator has no responsibility or liability to any person for the Information nor for the adequacy, accuracy, reasonableness and/or completeness of such Information, which is provided in its capacity as Collateral Administrator under the Loan Documents. The Information has been provided to the Collateral Administrator by the Borrower or third parties on its behalf, and has not been independently verified by the Collateral Administrator or at all. The undersigned must independently assess and determine whether the Information is sufficient to permit it to comply with its due diligence obligations under the applicable Securitisation Regulation.

Exhibit M-1 -

We acknowledge and agree that the none of the Borrower, the Services Provider, the Collateral Administrator or any other person, has made or makes any express or implied representation or warranty in respect of the Information, whether written, oral, by conduct, arising from statute, or arising otherwise in law, as to the accuracy or completeness of such Information, including but not limited to the past, current or future performance of the Collateral.

The Information does not constitute or form part of, and should not be construed as, an offer, inducement or recommendation by the Borrower, the Services Provider, the Collateral Administrator or any other person for sale, exchange or subscription of, or a solicitation of any offer to buy, exchange or subscribe for, any Debt or securities of the Borrower or any other entity in any jurisdiction and any potential investors should consult with their legal, financial and other professional advisors.

THIS CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

The undersigned hereby irrevocably submits, to the fullest extent permitted by applicable law, to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this certification, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. The undersigned hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at its address set forth herein. The undersigned agrees that a final and non appealable judgment by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[REQUESTING PARTY]

By:

Name:

Title:

Exhibit M-2 -